As filed with the Securities and Exchange Commission on November 5, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AMBIT BIOSCIENCES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	2834	33-0909648
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

4215 Sorrento Valley Boulevard

San Diego, California 92121

(858) 334-2100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alan J. Lewis, Ph.D.

President and Chief Executive Officer

Ambit Biosciences Corporation

4215 Sorrento Valley Blvd.

San Diego, California 92121

(858) 334-2100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas A. Coll, Esq. Kenneth J. Rollins, Esq. Cooley LLP 4401 Eastgate Mall San Diego, California 92121 (858) 550-6000	Alan F. Denenberg, Esq. Davis Polk & Wardwell LLP 1600 El Camino Real Menlo Park, California 94025 (650) 752-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price (1)	Amount of registration fee (2)
Common Stock, $0.001 par value per share	$86,250,000	$6,150

(1)

Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes the offering price of shares that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 5, 2010

             Shares

COMMON STOCK

This is the initial public offering of common stock of Ambit Biosciences Corporation. We are selling              shares of common stock. Prior to this offering, there has been no public market for our common stock. The initial public offering price of our common stock is expected to be between $             and $             per share.

We expect to apply for listing of our common stock on the Nasdaq Global Market under the symbol AMBT.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions	$	$
Proceeds to Ambit, before expenses	$	$

We have granted the underwriters an option to purchase up to              additional shares of common stock to cover over-allotments.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                     , 2011.

J.P.Morgan		Credit Suisse

Leerink Swann
Wedbush PacGrow Life Sciences

                    , 2011

We have not authorized anyone to provide you with any information other than that contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may only be used where it is legal to offer and sell shares of our common stock. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our common stock.

Until                      , 2011 (25 days after the commencement of this offering), all dealers that buy, sell or trade shares of our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

For investors outside the United States: We have not and the underwriters have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 9 and our consolidated financial statements and the related notes beginning on page F-1, before making an investment decision.

Overview

Ambit Biosciences Corporation is a biotechnology company engaged in discovering, developing and commercializing targeted small molecule therapeutics for the treatment of cancer. Our drug candidates are directed against an important family of enzymes called kinases, known to be involved in a range of human diseases. We are developing our lead drug candidate, quizartinib (formerly AC220), for the treatment of acute myeloid leukemia, or AML, under our global collaboration with Astellas Pharma Inc. and Astellas US LLC, collectively Astellas. Quizartinib is a once-daily, orally-administered, potent and selective kinase inhibitor currently in a pivotal Phase 2 clinical trial as monotherapy in relapsed/refractory AML. According to the American Cancer Society, approximately 13,000 adults were newly diagnosed with AML in 2009 in the United States with approximately 9,000 expected to die of the disease in that year. Quizartinib is being developed in concert with a companion diagnostic test to identify and treat the approximately one-third of AML patients with activating mutations in the FLT3 gene that drive a particularly aggressive and deadly form of this disease. We believe a targeted and personalized medicine approach to the treatment of AML has significant potential to improve patient outcomes and may transform what is an aggressive and deadly disease into a manageable condition. Novartis’ Gleevec (imatinib), a targeted kinase inhibitor, accomplished a similar transformation in the treatment of chronic myeloid leukemia. In addition to quizartinib, we have a pipeline of kinase inhibitors aimed at addressing significant unmet medical needs with potential advantages over existing therapeutics.

Based on the positive efficacy and tolerability observed in our 76-patient Phase 1/2 clinical trial and subsequent discussions with the United States Food and Drug Administration, or FDA, in November 2009 we initiated a single-arm, open-label pivotal Phase 2 clinical trial of quizartinib as monotherapy in relapsed/refractory AML patients. This trial is designed to evaluate the efficacy and safety of quizartinib in relapsed/refractory AML patients with internal tandem duplication, or ITD, mutations in the FLT3 gene, which we refer to as FLT3-ITD positive. ITD mutations account for the majority of activating mutations in FLT3. We plan to enroll at least 180 patients worldwide and have enrolled 100 patients as of November 1, 2010. The trial is designed to measure the rate of complete response, or CR, complete response rate with incomplete platelet recovery, or CRp, complete response rate with incomplete neutrophil recovery, or CRi, and partial response, or PR. The co-primary endpoints of the trial are (1) CR and (2) composite complete response, or CR + CRp + CRi. Secondary endpoints include duration of remission, disease-free survival and overall survival.

Our pivotal Phase 2 clinical trial included an interim data analysis once 60 patients received at least one cycle of treatment, which occurred in September 2010. Clinical trial site-read data from this interim analysis has shown that 52% of patients exhibited a composite complete response, consisting of 5% CR, 7% CRp and 40% CRi. An additional 25% exhibited a partial response. These data are preliminary and may vary following central pathology review. A drug safety monitoring committee meeting will be held in the fourth quarter of 2010 to discuss any modifications to the trial. We anticipate enrollment in the trial will be completed during the first half of 2011 and expect to report data within six months of completion of enrollment. If successful, this trial is expected to form the basis for a new drug application, or NDA, to be submitted to the FDA for the accelerated approval of quizartinib as monotherapy for relapsed/refractory AML patients.

In addition to our ongoing pivotal Phase 2 clinical trial of quizartinib in relapsed/refractory AML, we plan to initiate trials to evaluate the efficacy of quizartinib when combined with chemotherapy and subsequently as monotherapy maintenance in newly diagnosed AML patients, and as monotherapy in AML patients without the

FLT3-ITD mutation. Since quizartinib is a potent inhibitor of a second receptor tyrosine kinase, KIT, we are also planning to explore the use of quizartinib as a treatment for certain solid tumors, including gastrointestinal stromal tumors, or GIST, and melanoma.

Beyond quizartinib, we have a pipeline of kinase inhibitors in development for the treatment of various cancers. In October 2007, we licensed from Bristol-Myers Squibb Company, or BMS, exclusive worldwide rights to AC480, a once-daily, orally-administered, potent and selective inhibitor of the HER family of receptors. We are studying the oral formulation of AC480 in a Phase 1 clinical trial in patients with glioblastoma multiforme, or GBM. We also expect to advance an intravenous, or IV, formulation of AC480 into Phase 1 clinical trials in the fourth quarter of 2010 for the treatment of various solid tumors, including metastatic breast cancer and non-small cell lung cancer, or NSCLC. Our preclinical pipeline includes AC430, an orally-administered, potent and selective inhibitor of JAK2, AC710, an orally-administered, potent inhibitor of CSF1R, and CEP-32496, a B-raf kinase inhibitor being developed by Cephalon. An investigational new drug application, or IND, for AC430 was filed in September 2010 and we expect to initiate a Phase 1 clinical trial for AC430 in the fourth quarter of 2010. We expect to initiate IND-enabling studies for AC710 in 2011.

We believe our drug discovery capability, coupled with the panel of 442 kinase assays developed by us, provides a distinct competitive advantage that enables us to advance kinase inhibitors into clinical development more quickly and efficiently than our competitors. Since 2005, we have selected and advanced five kinase inhibitor drug candidates into preclinical and clinical development: quizartinib, AC480, AC430, AC710, and CEP-32496.

Our Pipeline of Targeted Therapies

The following table summarizes the status of our product pipeline:

Our Strategy

Our objective is to develop and commercialize products that treat serious unmet medical needs in patients suffering from cancer. The key components of our business strategy are:

•	Develop and commercialize our lead drug candidate, quizartinib, in AML and certain solid tumors in partnership with Astellas.

•	Advance our pipeline of clinical and preclinical drug candidates.

•	Establish strategic partnerships to accelerate development timelines and maximize the commercial potential of our drug candidates.

•	Leverage our discovery capabilities and our understanding of the human kinome to be a leading company in the discovery and development of targeted kinase drugs.

•	Build capabilities to allow us to effectively commercialize our drug candidates.

Our Collaboration with Astellas

In December 2009, we entered into a worldwide agreement with Astellas to jointly research, develop and commercialize FLT3 kinase inhibitors. As partial consideration for the exclusive license rights granted to Astellas, we received an upfront payment of $40.0 million. In addition, we may receive payments of up to $350.0 million upon the achievement of development and regulatory milestones. We are also entitled to receive tiered double-digit royalty payments on sales as well as annual sales-based milestones. The agreement provides that we and Astellas will conduct a joint five-year research program related to certain designated follow-on compounds to quizartinib. We share development costs in the United States and European Union and research costs on follow-on compounds equally with Astellas. Astellas is responsible for all other development costs and costs associated with commercialization of products covered by the agreement. We retain the right to co-promote and share profits with Astellas on both quizartinib and any follow-on drugs in the United States.

Risks Associated with Our Business

Our business is subject to a number of risks of which you should be aware before making an investment decision. These risks are discussed more fully in the “Risk Factors” section of this prospectus beginning on page 9. In particular:

•

We are dependent on the success of our lead product candidate, quizartinib, which is still in clinical development, and we cannot give any assurance that it, or any other product candidates, will receive regulatory approval, which is necessary before they can be commercialized.

•	We share oversight of the development of quizartinib globally with Astellas and therefore depend upon Astellas in our efforts to obtain regulatory approval and to commercialize quizartinib.

•	Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

•

The FDA regulatory approval process is lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for quizartinib, our business will be substantially harmed.

•	We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

•	We have a limited operating history, have incurred significant operating losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

•	If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

•

If we fail to obtain additional financing we may be unable to complete the development and commercialization of quizartinib or other product candidates, or continue our research and development programs.

Our Corporate Information

We were incorporated as Aventa Biosciences Corporation in Delaware in May 2000. We changed our name to Ambit Biosciences Corporation in November 2001. Our principal executive offices are located at 4215 Sorrento Valley Blvd., San Diego, California 92121, and our telephone number is (858) 334-2100. Our website address is www.ambitbio.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. Investors should not rely on any such information in deciding whether to purchase our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

Unless the context indicates otherwise, as used in this prospectus, the terms “Ambit,” “Ambit Biosciences” “we,” “us” and “our” refer to Ambit Biosciences Corporation, a Delaware corporation, and its subsidiaries taken as a whole, unless otherwise noted.

We use “AMBIT” as a registered trademark in the United States, European Union and Japan. This prospectus also includes references to trademarks and service marks of other entities, and those trademarks and service marks are the property of their respective owners.

THE OFFERING

Common stock offered	shares
Common stock to be outstanding after this offering	shares

Over-allotment option	shares

Use of proceeds

We estimate that the net proceeds from this offering will be approximately $             million, or approximately $             million if the underwriters exercise their over-allotment option in full, assuming an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect to use the net proceeds from this offering to fund development and commercialization of quizartinib, our lead product candidate, to fund the development of our other product candidates and for working capital and other general corporate purposes. See “Use of Proceeds” on page 37 for a more complete description of the intended use of proceeds from this offering.

Risk Factors	You should read the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed Nasdaq Global Market symbol	AMBT

The number of shares of our common stock to be outstanding after this offering is based on                  shares of common stock outstanding as of October 31, 2010 after giving effect to the conversion of all of our convertible preferred stock into common stock upon the closing of this offering and excludes:

•	5,839,779 shares of common stock issuable upon exercise of stock options outstanding as of October 31, 2010 at a weighted-average exercise price of $1.14 per share;

•

an aggregate of 452,470 shares of common stock reserved for future issuance under our 2001 equity incentive plan as of October 31, 2010 and an aggregate of              additional shares of common stock that will be available under our 2010 equity incentive plan, our 2010 non-employee directors’ stock award plan and our 2010 employee stock purchase plan upon the closing of this offering; and

•	3,189,163 shares of common stock issuable upon the exercise of warrants outstanding as of October 31, 2010 at a weighted-average exercise price of $1.79 per share.

Unless otherwise noted, the information in this prospectus assumes:

•	a - for - reverse stock split of our common stock to be effected prior to the closing of this offering;

•	the filing of our restated certificate of incorporation and the adoption of our restated bylaws as of the closing date of this offering;

•	no exercise by the underwriters of their option to purchase shares of common stock to cover over-allotments;

•

the issuance by us of 1,538,461 shares of our Series C-2 redeemable convertible preferred stock and 612,649 shares of Series D redeemable convertible preferred stock prior to the closing of this offering upon exercise of a put right held by GrowthWorks Canadian Fund Ltd., or the GrowthWorks put right;

•

the conversion of all of our outstanding shares of convertible preferred stock, including the shares issued upon exercise of the GrowthWorks put right, into an aggregate of 24,608,183 shares of common stock upon the closing of this offering;

•	the adjustment of all outstanding warrants to purchase shares of our convertible preferred stock into warrants to purchase 649,573 shares of common stock upon the closing of this offering;

•

the issuance of              shares of our common stock upon the closing of this offering as a result of the automatic conversion of $13.3 million of secured convertible notes (including accrued interest thereon) that we issued in September 2010 assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and assuming the conversion occurs on                     , 2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock); and

•

the issuance of              shares of our common stock upon the closing of this offering as a result of the automatic exercise of a warrant that we issued in September 2010 in connection with the issuance by Ambit Canada of a note for $1.7 million, which note will be cancelled concurrently with the automatic exercise of the warrant, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and assuming the exercise occurs on                     , 2011 (for purposes of calculating the accrued interest on the note and the associated number of exercise shares).

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following summary consolidated financial information should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The summary financial data in this section are not intended to replace our financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

The summary statement of operations data for the years ended December 31, 2007, 2008 and 2009 are derived from our audited financial statements appearing elsewhere in this prospectus. The summary statement of operations data for the six months ended June 30, 2009 and 2010 are derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial information in those statements.

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands except share and per share data)
Statement of Operations Data:
Revenues:
Collaboration arrangements	$3,621	$3,621	$3,466	$1,810	$9,993
Kinase profiling services (held-for-sale)	10,692	24,480	14,647	6,917	3,860

Total revenues	14,313	28,101	18,113	8,727	13,853

Operating expenses:
Research and development	19,386	26,884	29,280	13,512	18,494
General and administrative	6,466	6,581	5,788	2,991	4,501
In-process research and development	25,000	—	—	—	—
Cost of kinase profiling services revenue (held-for-sale)	2,993	4,194	3,777	1,821	882

Total operating expenses	53,845	37,659	38,845	18,324	23,877

Loss from operations	(39,532)	(9,558)	(20,732)	(9,597)	(10,024)
Other income (expense):
Interest expense	(1,874)	(1,736)	(4,899)	(701)	(9,185)
Other income (expense)	946	1,202	(364)	(77)	(1)
Change in fair value of redeemable convertible preferred stock warrant liabilities	278	258	(658)	(132)	(90)

Total other income (expense)	(650)	(276)	(5,921)	(910)	(9,276)

Loss before income taxes	(40,182)	(9,834)	(26,653)	(10,507)	(19,300)
Provision for (benefit from) income taxes	196	—	(191)	—	—

Consolidated net loss	(40,378)	(9,834)	(26,462)	(10,507)	(19,300)
Net loss attributable to redeemable non-controlling interest	411	86	2,177	698	1,184

Net loss attributable to Ambit Biosciences Corporation	(39,967)	(9,748)	(24,285)	(9,809)	(18,116)
Accretion to redemption value of redeemable convertible preferred stock	(3,867)	(61)	(61)	(31)	(31)
Change in fair value of redeemable non-controlling interest	(180)	1,737	(7,567)	(1,753)	(1,414)

Net loss attributable to common stockholders	$(44,014)	$(8,072)	$(31,913)	$(11,593)	$(19,561)

Net loss per share attributable to common stockholders, basic and diluted(1)	$(47.30)	$(8.38)	$(15.47)	$(11.97)	$(6.03)

Weighted-average shares outstanding, basic and diluted(1)	930,465	963,390	2,063,489	968,123	3,242,898

Pro forma net loss per share, basic and diluted (unaudited)(1)			$(1.37)		$(0.91)

Weighted-average pro forma shares outstanding, basic and diluted (unaudited)(1)			18,828,136		21,139,162

(1)

Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate the historical and pro forma net loss per share attributable to common stockholders and the number of shares used in computation of the per share amounts.

The following table sets forth our summary balance sheet data as of June 30, 2010 (unaudited):

•	on an actual basis;

•	on a pro forma basis to give effect to:

(1)

the issuance by us of 1,538,461 shares of our Series C-2 redeemable convertible preferred stock and 612,649 shares of Series D redeemable convertible preferred stock prior to the closing of this offering upon exercise of the GrowthWorks put right and the resultant reclassification of our redeemable non-controlling interest to additional paid-in capital, a component of stockholders’ deficit;

(2)

the conversion of all of our outstanding shares of convertible preferred stock, including the shares issued upon the exercise of the GrowthWorks put right, into an aggregate of 24,608,183 shares of common stock upon the closing of this offering; and

(3)

the adjustment of all of our outstanding warrants to purchase convertible preferred stock into warrants to purchase 649,573 shares of common stock upon the closing of this offering, and the resultant reclassification of our redeemable convertible preferred stock warrant liabilities to additional paid-in capital, a component of stockholders’ deficit;

•

on a pro forma as adjusted basis to additionally give effect to the sale of              shares of common stock in this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	As of June 30, 2010
	Actual	Pro Forma	Pro Forma as Adjusted
	(unaudited, in thousands)
Balance Sheet Data:

Cash and cash equivalents	$31,287	$31,287	$
Working capital	23,195	23,195
Total assets	40,791	40,791
Redeemable convertible preferred stock warrant liabilities	2,441	—
Redeemable non-controlling interest	11,419	—
Notes payable	11,158	11,158
Redeemable convertible preferred stock	95,893	—
Convertible preferred stock	13,752	—
Accumulated deficit	(158,679)	(158,679)
Total stockholders’ deficit	(138,074)	(14,569)

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below together with all of the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus, before deciding to invest in our common stock. If any of the following risks actually occurs, our business, prospects, operating results and financial condition could suffer materially, the trading price of our common stock could decline and you could lose all or part of your investment.

Risks Related to Our Business and Industry

We are dependent on the success of our lead product candidate, quizartinib, which is still in clinical development, and we cannot give any assurance that it, or any other product candidates, will receive regulatory approval, which is necessary before they can be commercialized.

Our future success is substantially dependent on our ability to obtain regulatory approval for, and then successfully commercialize quizartinib, our lead product candidate, which is currently in a pivotal Phase 2 clinical trial. Our other drug candidates are in earlier stages of development. Our business depends entirely on the successful development and commercialization of our product candidates. We currently generate no revenues from sales of any drugs, and we may never be able to develop a marketable drug.

Quizartinib will require additional clinical development, evaluation of clinical, preclinical and manufacturing activities, regulatory approval in multiple jurisdictions, substantial investment and significant marketing efforts before we generate any revenues from product sales. The United States Food and Drug Administration, or FDA, has also informed us that an approved companion diagnostic is required in order to support the approval of quizartinib. We are not permitted to market or promote quizartinib, or any other product candidates, before we receive regulatory approval from the FDA, or comparable foreign regulatory authorities.

We expect to file for initial regulatory approval of quizartinib for the treatment of certain patients with acute myeloid leukemia, or AML, based on our current pivotal Phase 2 clinical trial and our planned initiation of a Phase 3 clinical trial in the second half of 2011. We cannot anticipate when or if we will seek regulatory review of quizartinib for any other indications. We have not previously submitted a New Drug Application, or NDA, to the FDA, or similar foreign authorities, for quizartinib or received marketing approval for quizartinib, and we cannot be certain that this product candidate will be successful in clinical trials or receive regulatory approval. If we do not receive regulatory approvals and successfully commercialize quizartinib, we may not be able to continue our operations. Even if we successfully obtain regulatory approvals to market quizartinib, our revenues will be dependent, in part, upon the size of the markets in the territories for which we gain regulatory approval and have commercial rights. If the markets for the treatment of AML are not as significant as we estimate, our business and prospects will be harmed.

We, with our partners Astellas Pharma Inc. and Astellas US LLC, or collectively Astellas, plan to seek regulatory approval to commercialize quizartinib both in the United States and in some foreign countries. While the scope of regulatory approval is similar in other countries, in some countries there are additional regulatory risks and we cannot predict success in these jurisdictions.

We share oversight of the development of quizartinib globally with Astellas and therefore depend upon Astellas in our efforts to obtain regulatory approval and to commercialize quizartinib.

We jointly research and develop FLT3 kinase inhibitors, including quizartinib, in oncology and non-oncology indications with Astellas. Astellas plays a significant role in the conduct of the clinical trials and the subsequent collection and analysis of data. Employees of Astellas are not our employees, and we have limited ability to control the amount of time or resources they devote to quizartinib or other compounds covered by our collaboration. If Astellas is unable to perform in a manner consistent with the standard contemplated by our agreement, it may delay the potential approval of our regulatory applications as well as the potential commercialization and manufacturing of quizartinib. A material breach by Astellas of our collaboration agreement may also delay potential regulatory approval and commercialization of quizartinib. Moreover, although we have non-compete restrictions in place with Astellas, Astellas may have relationships with other commercial entities, some of which may compete with us. Astellas may also elect to focus its resources and priorities on other programs that it is pursuing rather than on quizartinib. If Astellas assists our competitors or fails to adequately support the quizartinib program, it could harm our competitive position.

We will rely on Genoptix, Inc. to obtain marketing clearance or approval of the companion diagnostic test for quizartinib. There is no guarantee that the FDA will grant timely clearance or approval of this test, if at all, and failure to obtain such timely clearance or approval would adversely affect our ability to obtain approval for quizartinib.

We are initially seeking approval of quizartinib in relapsed/refractory AML patients with internal tandem duplication, or ITD, mutations in the FLT3 gene, which we refer to as FLT3-ITD positive. The initial proposed drug label being sought for quizartinib specific to this patient population would indicate a potential for enhanced efficacy and/or a greater likelihood of a positive response in patients that carry the FLT3-ITD positive genotype. Accordingly, the pivotal trial designed to obtain marketing approval for quizartinib uses a diagnostic test to select patients that are FLT3-ITD positive. In the United States, the FDA requires that the diagnostic test used to select patients in a pivotal trial be approved in parallel with the drug candidate as a “companion diagnostic.” As a result, we believe it will be critical to the approval of quizartinib to develop a companion genetic test to test for the FLT3-ITD positive genotype. Companion diagnostic tests are subject to regulation by the FDA and may, in the future, become subject to regulation by comparable agencies in various foreign countries. The process of complying with the requirements of the FDA and possibly of comparable agencies is costly, time consuming and burdensome.

We have entered into an agreement with Genoptix, Inc., or Genoptix, pursuant to which Genoptix will be responsible for determining the appropriate regulatory pathway for the companion diagnostic and obtaining market clearance or approval from the FDA. Based on FDA guidance, Genoptix will need to submit a Pre Market Approval application, or PMA, for such test, which we anticipate will happen in parallel with our submission of an NDA for quizartinib. We do not believe that any clinical trials other than the quizartinib pivotal trial will be required for the companion diagnostic test PMA. However, the FDA may require Genoptix to perform further tests requiring access to patient samples for the test submission and/or future products. We intend to provide access to patient samples to Genoptix for such purposes and our informed consents with clinical trial sites allow us to permit a third-party to test these samples, as required.

Despite the time and expense expended, regulatory clearance or approval is never guaranteed. If regulatory clearance or approval is delayed, or if Genoptix is unable to obtain FDA approval of the companion diagnostic test at all or in parallel with the approval of quizartinib, or is unable to commercialize the test successfully and in a manner that effectively supports our commercial efforts, or if the information concerning the differential response to quizartinib resulting from certain genetic variation is not included in the approved label for quizartinib, the commercial launch of quizartinib may be significantly and adversely affected.

Clinical drug development involves a lengthy and expensive process with an uncertain outcome, and results of earlier studies and trials may not be predictive of future trial results.

Clinical testing is expensive and can take many years to complete, and its outcome is uncertain. Failure can occur at any time during the clinical trial process. The results of preclinical studies and early clinical trials of our product candidates may not be predictive of the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy traits despite having progressed through preclinical studies and initial clinical trials.

We may experience delays in clinical trials of our product candidates. Quizartinib has completed a Phase 1/2 clinical trial for the treatment of AML. We initiated a pivotal Phase 2 clinical trial of quizartinib in patients with relapsed/refractory AML in the fourth quarter of 2009 and anticipate completing enrollment in the first half of

2011. We anticipate that enrollment in this trial will be completed during the first half of 2011 and expect to report data within six months of completion of enrollment. We plan to initiate additional clinical trials in AML and other indications. We do not know whether planned clinical trials will begin on time, need to be redesigned, enroll patients on time or be completed on schedule, if at all. Clinical trials can be delayed for a variety of reasons, including delays related to:

•	obtaining regulatory approval to commence a trial;

•

reaching agreement on acceptable terms with prospective contract research organizations, or CROs, and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

•	obtaining institutional review board approval at each site;

•	recruiting suitable patients to participate in a trial;

•	having patients complete a trial or return for post-treatment follow-up;

•	clinical sites deviating from trial protocol or dropping out of a trial;

•	adding new sites; or

•	manufacturing sufficient quantities of product candidate for use in clinical trials.

Patient enrollment, a significant factor in the timing of clinical trials, is affected by many factors including the size and nature of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the trial, the design of the clinical trial, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the drug being studied in relation to other available therapies, including any new drugs that may be approved for the indications we are investigating. Furthermore, we rely on CROs and clinical trial sites to ensure the proper and timely conduct of our clinical trials and while we have agreements governing their committed activities, we have limited influence over their actual performance.

We could encounter delays if prescribing physicians encounter unresolved ethical issues associated with enrolling patients in clinical trials of our product candidates in lieu of prescribing existing treatments that have established safety and efficacy profiles. Further, a clinical trial may be suspended or terminated by us, our collaborators, the FDA or other regulatory authorities due to a number of factors, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, inspection of the clinical trial operations or trial site by the FDA or other regulatory authorities resulting in the imposition of a clinical hold, unforeseen safety issues or adverse side effects, failure to demonstrate a benefit from using a drug, changes in governmental regulations or administrative actions or lack of adequate funding to continue the clinical trial. If we experience delays in the completion of, or termination of, any clinical trial of our product candidates, the commercial prospects of our product candidates will be harmed, and our ability to generate product revenues from any of these product candidates will be delayed. In addition, any delays in completing our clinical trials will increase our costs, slow down our product development and approval process and jeopardize our ability to commence product sales and generate revenues. Any of these occurrences may harm our business, financial condition and prospects significantly. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.

The FDA regulatory approval process is lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval for quizartinib, our business will be substantially harmed.

The time required to obtain approval by the FDA and similar foreign authorities is unpredictable but typically takes many years following the commencement of clinical trials, depending upon numerous factors. In addition, approval policies, regulations, or the type and amount of clinical data necessary to gain approval may change during the course of a product’s clinical development. We have not obtained regulatory approval for any product candidate.

Our product candidates could fail to receive regulatory approval for many reasons, including the following:

•	the FDA or comparable foreign regulatory authorities may disagree with the design or implementation of our clinical trials;

•	we may be unable to demonstrate to the satisfaction of the FDA or comparable foreign regulatory authorities that a product candidate is safe and effective for any indication;

•	the results of clinical trials may not meet the level of statistical significance required by the FDA or comparable foreign regulatory authorities for approval;

•	we may be unable to demonstrate that a product candidate’s clinical and other benefits outweigh its safety risks;

•	the FDA or comparable foreign regulatory authorities may disagree with our interpretation of data from preclinical studies or clinical trials;

•

the data collected from clinical trials of our product candidates may not be sufficient to support the submission of an NDA or other submission or to obtain regulatory approval in the United States or elsewhere;

•

the FDA or comparable foreign regulatory authorities may fail to approve the manufacturing processes or facilities of third-party manufacturers with which we or our collaborators contract for clinical and commercial supplies;

•	the FDA may fail to approve the PMA for the companion diagnostic, and this may apply in other jurisdictions, if applicable; and

•	the approval policies or regulations of the FDA or comparable foreign regulatory authorities may significantly change in a manner rendering our clinical data insufficient for approval.

Based on our consultation with the FDA and in light of the serious unmet need for the treatment of AML, we designed our current quizartinib pivotal Phase 2 clinical trial for AML patients with a FLT3 mutation as an open-label trial to be used as a registration trial for NDA approval. An open-label trial allows for rapid patient enrollment and therefore a potentially faster regulatory approval process. However, open-label studies carry with them certain regulatory risks. In particular, results are determined based on the qualitative judgment of the FDA rather than pure statistics and the FDA’s acceptance of the trial results to support NDA approval is uncertain.

We may be required to suspend or discontinue clinical trials due to adverse side effects or other safety risks that could preclude approval of quizartinib or any of our future product candidates.

Our clinical trials may be suspended or terminated at any time by us, our collaborators, institutional review boards, the FDA or other regulatory authorities for a number of reasons, including failure to conduct the clinical trial in accordance with regulatory requirements or our clinical protocols, unforeseen safety issues or adverse side effects for participants, failure to demonstrate a benefit from using the investigational drug, or negative or equivocal findings of the Data Safety Monitoring Board, or DSMB, or the institutional review board for a clinical trial. If we elect or are forced to suspend or terminate any clinical trial of any product candidates that we develop, the commercial prospects of such product candidates will be harmed and our ability to generate product revenues from any of these product candidates will be delayed or eliminated. Any of these occurrences may harm our business, financial condition and prospects significantly.

To date, patients treated with quizartinib have experienced drug-related side effects including nausea, diarrhea, dysgeusia (the distortion of the sense of taste), peripheral edema (swelling of the legs), fever, vomiting, anemia, fatigue, headache, and abdominal pain. In addition, changes in ECG pattern called QTc prolongation have been observed. Such QTc prolongation may be associated with changes in electric conduction in the heart and may cause irregularities of the heart beat which could be potentially serious, life-threatening or fatal and require ECG monitoring and treatment. Results of our trials could reveal a high and unacceptable severity and prevalence of these or other side effects. In such an event, our trials could be suspended or terminated and the FDA or comparable foreign regulatory authorities could order us to cease further development of or deny approval of our product candidates for any or all targeted indications. The drug-related side effects could affect patient recruitment or the ability of enrolled patients to complete the trial or result in potential product liability claims. Any of these occurrences may harm our business, financial condition and prospects significantly.

Additionally if quizartinib receives marketing approval, and we or others later identify undesirable side effects caused by the product, a number of potentially significant negative consequences could result, including:

•	regulatory authorities may withdraw approvals of quizartinib;

•	regulatory authorities may require additional warnings on the label;

•	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

•	we could be sued and held liable for harm caused to patients; and

•	our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of quizartinib and could significantly harm our business, results of operations and prospects.

If we, along with our partner, Astellas, fail to gain and maintain approval from regulatory authorities in international markets for quizartinib and any future product candidates for which we have rights in international markets, our market opportunities will be limited and our business will be adversely impacted.

Sales of our product candidates outside of the United States will be subject to foreign regulatory requirements governing clinical trials and marketing approval. Even if the FDA grants marketing approval for a product candidate, comparable regulatory authorities of foreign countries must also approve the manufacturing and marketing of our product candidates in those countries. Approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional preclinical studies or clinical trials. In many countries outside the United States, a product candidate must be approved for reimbursement before it can be approved for sale in that country. In some cases, the price that we intend to charge for our product is also subject to approval. Obtaining foreign regulatory approvals and compliance with foreign regulatory requirements could result in significant delays, difficulties and costs for us and our partner, Astellas, and could delay the introduction of our products in certain countries. Further, clinical trials conducted in one country may not be accepted by regulatory authorities in other countries, and regulatory approval in one country does not ensure approval in any other country. In addition, the failure to obtain regulatory approval in any country may delay or have negative effects on the process for regulatory approval in others. None of our product candidates is approved for sale in any international market. If Astellas fails to comply with regulatory requirements in our international markets or to obtain and maintain required approvals, our target market will be reduced and our ability to generate revenues will be diminished, which would significantly harm our business, results of operations and prospects.

If we are unable to obtain FDA approval of our product candidates, we will not be able to commercialize them in the United States and our business will be adversely impacted.

We need FDA approval prior to marketing our product candidates in the United States. If we fail to obtain FDA approval to market our product candidates, we will be unable to sell our product candidates in the United States, which will significantly impair our ability to generate any revenues.

This regulatory review and approval process, which includes evaluation of preclinical studies and clinical trials of our product candidates as well as the evaluation of our manufacturing processes and our third-party contract manufacturers’ facilities, is lengthy, expensive and uncertain. To receive approval, we must, among other things, demonstrate with substantial evidence from clinical trials that the product candidate is both safe and effective for each indication for which approval is sought, and failure can occur in any stage of development. Satisfaction of the approval requirements typically takes several years and the time needed to satisfy them may vary substantially, based on the type, complexity and novelty of the pharmaceutical product. We cannot predict if or when we might receive regulatory approvals for any of our product candidates currently under development. Moreover, any approvals that we obtain may not cover all of the clinical indications for which we are seeking approval, or could contain significant limitations in the form of narrow indications, warnings, precautions or contra-indications with respect to conditions of use. In such event, our ability to generate revenues from such products would be greatly reduced and our business would be harmed.

The FDA has substantial discretion in the approval process and may either refuse to consider our application for substantive review or may form the opinion after review of our data that our application is insufficient to allow approval of our product candidates. If the FDA does not consider or approve our application, it may require that we conduct additional clinical, preclinical or manufacturing validation studies and submit that data before it will reconsider our application. Depending on the extent of these or any other studies, approval of any applications that we submit may be delayed by several years, or may require us to expend more resources than we have available. It is also possible that additional studies, if performed and completed, may not be successful or considered sufficient by the FDA for approval or even to make our applications approvable. If any of these outcomes occur, we may be forced to abandon one or more of our applications for approval, which might significantly harm our business and prospects.

Even if we do receive regulatory approval to market a product candidate, any such approval may be subject to limitations on the indicated uses for which we may market the product. It is possible that none of our existing product candidates or any product candidates we may seek to develop in the future will ever obtain the appropriate regulatory approvals necessary for us or our collaborators to commence product sales. Any delay in obtaining, or an inability to obtain, applicable regulatory approvals would prevent us from commercializing our product candidates, generating revenues and achieving and sustaining profitability.

Even if we receive regulatory approval for any of our product candidates, we will be subject to ongoing FDA obligations and continued regulatory review, which may result in significant additional expense. Additionally, our product candidates, if approved, could be subject to labeling and other restrictions and market withdrawal and we may be subject to penalties if we fail to comply with regulatory requirements or experience unanticipated problems with our products.

Any regulatory approvals that we or our strategic partners receive for our product candidates may also be subject to limitations on the approved indicated uses for which the product may be marketed or to the conditions of approval, or contain requirements for potentially costly post-marketing testing, including Phase 4 clinical trials, and surveillance to monitor the safety and efficacy of the product candidate. In addition, if the FDA approves any of our product candidates, the manufacturing processes, labeling, packaging, distribution, adverse event reporting, storage, advertising, promotion and recordkeeping for the product will be subject to extensive and ongoing regulatory requirements. These requirements include submissions of safety and other post-marketing information and reports, registration, as well as continued compliance with current good manufacturing practices and good clinical practices for any clinical trials that we conduct post-approval. Later discovery of previously unknown problems with a product, including adverse events of unanticipated severity or frequency, or with our third-party manufacturers or manufacturing processes, or failure to comply with regulatory requirements, may result in, among other things:

•	restrictions on the marketing or manufacturing of the product, withdrawal of the product from the market, or voluntary or mandatory product recalls;

•	fines, warning letters or holds on clinical trials;

•	refusal by the FDA to approve pending applications or supplements to approved applications filed by us or our strategic partners, or suspension or revocation of product license approvals;

•	product seizure or detention, or refusal to permit the import or export of products; and

•	injunctions or the imposition of civil or criminal penalties.

The FDA’s policies may change and additional government regulations may be enacted that could prevent, limit or delay regulatory approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability, which would adversely affect our business.

We and our collaborators rely on third parties to conduct our preclinical and clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we and our collaborators may not be able to obtain regulatory approval for or commercialize our product candidates and our business could be substantially harmed.

We have agreements with third-party CROs to provide monitors for and to manage data for our ongoing preclinical and clinical programs. We rely heavily on these parties for execution of our preclinical and clinical trials, and control only certain aspects of their activities. Nevertheless, we are responsible for ensuring that each of our studies is conducted in accordance with the applicable protocol. We and our CROs are required to comply with current good clinical practices, which are regulations and guidelines enforced by the FDA for all of our products in clinical development. The FDA enforces these good clinical practices regulations through periodic inspections of trial sponsors, principal investigators and trial sites. If we or any of our CROs fails to comply with applicable good clinical practices regulations, the clinical data generated in our clinical trials may be deemed unreliable and the FDA may require us to perform additional clinical trials before approving our marketing applications. We cannot assure you that, upon inspection, the FDA will determine that any of our clinical trials comply with good clinical practices regulations. In addition, our clinical trials must be conducted with product produced under good manufacturing practices regulations, and will require a large number of test subjects. Our failure to comply with these regulations may require us to repeat clinical trials, which would delay the regulatory approval process.

Our CROs have the right to terminate their agreements with us in the event of an uncured material breach. In addition, some of our CROs have an ability to terminate their respective agreements with us if it can be reasonably demonstrated that the safety of the subjects participating in our clinical trials warrants such termination, if we make a general assignment for the benefit of our creditors or if we are liquidated.

If any of our relationships with these third-party CROs terminate, we may not be able to enter into arrangements with alternative CROs or to do so on commercially reasonable terms. If CROs do not successfully carry out their contractual duties or obligations or meet expected deadlines, if they need to be replaced or if the quality or accuracy of the clinical data they obtain is compromised due to the failure to adhere to our clinical protocols, regulatory requirements or for other reasons, our clinical trials may be extended, delayed or terminated and we may not be able to obtain regulatory approval for or successfully commercialize our product candidates. As a result, our financial results and the commercial prospects for our product candidates would be harmed, our costs could increase and our ability to generate revenues could be delayed.

Switching or adding additional CROs involves substantial cost and requires extensive management time and focus. In addition, there is a natural transition period when a new CRO commences work. As a result, delays occur, which can materially impact our ability to meet our desired clinical development timelines. Though we carefully manage our relationships with our CROs, there can be no assurance that we will not encounter similar challenges or delays in the future or that these delays or challenges will not have a material adverse impact on our business, financial condition and prospects.

We will rely on Genoptix to develop the quizartinib companion diagnostic test and the product sales and profitability of quizartinib will suffer if Genoptix fails to do so.

We have contracted with Genoptix to develop a companion diagnostic test for quizartinib. If Genoptix or its third-party suppliers were to cease or interrupt production of or otherwise fail to perform the companion diagnostic test, or the materials required to perform it, in a timely manner or at all, we could be unable to obtain a replacement laboratory for an indeterminate period of time. This could adversely affect our ability to satisfy demand for quizartinib, which could cause product sales and profitability of quizartinib to suffer and could have an adverse effect on our business, financial condition and prospects.

We rely completely on third parties to manufacture our preclinical and clinical drug supplies and we intend to rely on third parties to produce commercial supplies of any approved product candidate, and our commercialization of any of our product candidates, including quizartinib, could be stopped, delayed or made less profitable if those third parties fail to obtain approval of the FDA, fail to provide us with sufficient quantities of drug product or fail to do so at acceptable quality levels or prices.

The facilities used by our contract manufacturers to manufacture our product candidates must be approved by the FDA pursuant to inspections that will be completed after we submit our NDA to the FDA. We do not control the manufacturing process of quizartinib and are completely dependent on our contract manufacturing partners for compliance with the FDA’s requirements for manufacture of finished quizartinib drug product. If our contract manufacturers cannot successfully manufacture material that conforms to our specifications and the FDA’s strict regulatory requirements, they will not be able to secure and/or maintain FDA approval for the manufacturing facilities. In addition, we have no control over the ability of our contract manufacturers to maintain adequate quality control, quality assurance and qualified personnel. If the FDA does not approve these facilities for the manufacture of our product candidates or if it withdraws any such approval in the future, we may need to find alternative manufacturing facilities, which would significantly impact our ability to develop, obtain regulatory approval for or market our product candidates.

We rely on our manufacturers to purchase from third-party suppliers the materials necessary to produce our product candidates for our clinical trials. There are a small number of suppliers for certain capital equipment and raw materials that we use to manufacture our drugs. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical trial unless we believe we have a sufficient supply of a product candidate to complete the clinical trial, any significant delay in the supply of a product candidate or the raw material components thereof for an ongoing clinical trial due to the need to replace a third- party manufacturer could considerably delay completion of our clinical trials, product testing and potential regulatory approval of our product candidates. If our manufacturers or we are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply, which would impair our ability to generate revenues from the sale of our product candidates.

In addition, we do not have the capability to package quizartinib finished drug product for distribution to hospitals and other customers. Consequently, we have entered into an agreement with a contract manufacturer to supply us with finished product. Prior to commercial launch, we intend to enter into a similar agreement with an alternate fill/finish drug product supplier for quizartinib so that we can ensure proper supply chain management once we are authorized to make commercial sales of quizartinib. Once finalized, we expect that the selected alternate supplier will provide us with finished drug product. If we receive marketing approval from the FDA, we intend to sell drug product finished and packaged by either our current contract manufacturer or this alternate supplier.

We have not entered into long-term agreements with our current contract manufacturers or with any alternate fill/finish suppliers, and though we intend to do so prior to commercial launch of quizartinib in order to ensure that we maintain adequate supplies of finished drug product, we may be unable to enter into such an agreement or do so on commercially reasonable terms, which could have a material adverse impact upon our business.

We believe we have sufficient quantities of manufactured drug substance to support planned development activities. Further, we plan to have our existing contract manufacturers and any alternate suppliers later identified manufacture and package additional bulk drug substance and finished drug product in connection with commercial launch in the event quizartinib is approved for sale by regulatory authorities. If we are unable to do so in a timely manner, the commercial introduction of quizartinib, if approved by the FDA, would be adversely affected.

Obtaining Fast Track designation from the FDA for our product candidate quizartinib does not guarantee faster approval.

We have applied for Fast Track designation for our product candidate quizartinib for the treatment of AML. Fast track designation is a process designed to facilitate the development and expedite the review of new drugs to treat serious or life-threatening conditions and that have the potential to address an unmet medical need. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. For a Fast Track product, the FDA may consider for review on a rolling basis sections of the NDA before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA. Even if we receive Fast Track designation for quizartinib, the FDA may later decide that quizartinib no longer meets the conditions for qualification. In addition, obtaining Fast Track designation may not provide us with a material commercial advantage.

We currently have no marketing and sales organization and have no experience in marketing drug products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, we may not be able to generate product revenues.

We currently do not have a sales organization for the marketing, sales and distribution of pharmaceutical products. In order to commercialize any products, we must build our marketing, sales, distribution, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. We contemplate establishing our own sales force to promote quizartinib in the United States, together with Astellas. However, the establishment and development of our own sales force to market any products we may develop will be expensive and time-consuming and could delay any product launch. Moreover, we cannot be certain that we will be able to successfully develop this capability. We will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. We also face competition in our search for collaborators and co-promoters. To the extent we rely on third parties to commercialize our approved products, if any, we may have little or no control over the marketing and sales efforts of such third parties and our revenues from product sales may be lower than if we had commercialized these products ourselves. In the event we are unable to develop our own marketing and sales force or collaborate with a third-party marketing and sales organization, we would not be able to commercialize our product candidates.

In addition to being reliant on Astellas to co-commercialize quizartinib in the United States, if appropriate regulatory approvals are obtained, we will be reliant on Astellas for commercializing quizartinib in international markets. In the event Astellas fails to adequately commercialize quizartinib because it fails to gain regulatory approvals, lacks adequate financial or other resources or decides to focus on other initiatives, our ability to successfully commercialize quizartinib would be limited, which would adversely affect our business, financial condition, results of operations and prospects.

If we fail to develop and commercialize other products or product candidates, we may be unable to grow our business.

A key element of our strategy is to commercialize a portfolio of other product candidates in addition to quizartinib. As a significant part of our growth strategy, we intend to develop and commercialize additional products and product candidates through our research program using our scientific expertise and experience in kinase drug discovery. The success of this strategy depends upon our ability to identify, select and acquire pharmaceutical product candidates and products that fit into our development plans on terms that are acceptable to us.

Any product candidate we identify will require additional, time-consuming development efforts prior to commercial sale, including preclinical studies, extensive clinical trials and approval by the FDA and applicable foreign regulatory authorities. All product candidates are prone to the risks of failure that are inherent in pharmaceutical product development, including the possibility that the product candidate will not be shown to be sufficiently safe and/or effective for approval by regulatory authorities. In addition, we cannot assure you that any such products that are approved will be manufactured or produced economically, successfully commercialized or widely accepted in the marketplace or be more effective than other commercially available alternatives.

A significant portion of the research that we are conducting involves new and unproven technologies. Research programs to identify new disease targets and product candidates require substantial technical, financial and human resources whether or not we ultimately identify any candidates. If we are unable to develop suitable potential product candidates through internal research programs or by obtaining rights to novel therapeutics from third parties, our business and prospects will suffer.

We cannot be certain that our product candidates will produce commercially viable drugs that safely and effectively treat cancer or other diseases. To date, our technology platform has yielded only a small number of product candidates other than quizartinib. In addition, we have limited clinical data with respect to any of these other potential product candidates. Even if we are successful in completing clinical development and receiving regulatory approval for one commercially viable drug for the treatment of one disease, we cannot be certain that we will also be able to develop and receive regulatory approval for other drug candidates for the treatment of other forms of that disease or other diseases. If we fail to develop and commercialize viable drugs, we will not be successful in developing a pipeline of potential product candidates to follow quizartinib, and our business prospects would be harmed significantly.

Our commercial success depends upon attaining significant market acceptance of our product candidates, if approved, including quizartinib, among physicians, patients, healthcare payors and, in the cancer market, acceptance by the major operators of cancer clinics.

Even if we obtain regulatory approval for quizartinib or any other product candidate that we may develop or acquire in the future, the product may not gain market acceptance among physicians, health care payors, patients and the medical community. Market acceptance of quizartinib or any other product candidates for which we receive approval depends on a number of factors, including:

•	the efficacy and safety as demonstrated in clinical trials;

•	the clinical indications for which the drug is approved;

•	acceptance by physicians, major operators of cancer clinics and patients of the drug as a safe and effective treatment;

•	the potential and perceived advantages of product candidates over alternative treatments;

•	the safety of product candidates seen in a broader patient group, including its use outside the approved indications;

•	the cost of treatment in relation to alternative treatments;

•	the availability of adequate reimbursement and pricing by third parties and government authorities;

•	relative convenience and ease of administration;

•	the prevalence and severity of adverse side effects; and

•	the effectiveness of our sales and marketing efforts.

If our approved drugs fail to achieve market acceptance, we will not be able to generate significant revenues.

We face significant competition from other biotechnology and pharmaceutical companies and our operating results will suffer if we fail to compete effectively.

The biotechnology and pharmaceutical industries are intensely competitive. We have competitors both in the United States and internationally, including major multinational pharmaceutical companies, biotechnology companies and universities and other research institutions. Many of our competitors have substantially greater financial, technical and other resources, such as larger research and development staff and experienced marketing and manufacturing organizations. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Competition may increase further as a result of advances in the commercial applicability of technologies and greater availability of capital for investment in these industries. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis drug products that are more effective or less costly than quizartinib or any drug candidate that we are currently developing or that we may develop.

Currently there are no approved therapies for relapsed/refractory AML beyond traditional chemotherapy. Quizartinib may face competition in the United States from commercially available kinase inhibitors such as Bayer and Onyx’s Nexavar (sorafenib) and Pfizer’s Sutent (sunitinib), two multi-kinase inhibitors that inhibit the FLT3 kinase approved for the treatment of certain solid tumors. However, these multi-kinase inhibitors are not currently approved for the treatment of AML. In addition, several other companies have small molecule and biologic drug candidates in development that target the FLT3 pathway and, if approved, could compete with quizartinib, including Novartis’ PKC-412.

Our ability to compete successfully will depend largely on our ability to leverage our experience in drug discovery and development to:

•	discover and develop medicines that are superior to other products in the market;

•	attract qualified scientific, product development and commercial personnel;

•	obtain patent and/or other proprietary protection for our medicines and technologies;

•	obtain required regulatory approvals; and

•	successfully collaborate with pharmaceutical companies in the discovery, development and commercialization of new medicines.

The availability of our competitors’ products could limit the demand, and the price we are able to charge, for quizartinib. We will not achieve our business plan if the acceptance of quizartinib is inhibited by price competition or the reluctance of physicians to switch from existing drug products to quizartinib, or if physicians switch to other new drug products or choose to reserve quizartinib for use in limited circumstances. The inability to compete with existing or subsequently introduced drug products would have a material adverse impact on our business, financial condition and prospects.

Established pharmaceutical companies may invest heavily to accelerate discovery and development of novel compounds or to in-license novel compounds that could make our product candidates less competitive. In addition, any new product that competes with an approved product must demonstrate compelling advantages in efficacy, convenience, tolerability and safety in order to overcome price competition and to be commercially successful. Accordingly, our competitors may succeed in obtaining patent protection, receiving FDA approval or discovering, developing and commercializing medicines before we do, which would have a material adverse impact on our business.

Reimbursement may be limited or unavailable in certain market segments for our product candidates, which could make it difficult for us to sell our products profitably.

We and our partner, Astellas, intend to seek approval to market our future products in both the United States and in selected foreign jurisdictions. If we obtain approval in one or more foreign jurisdictions, we will be subject to rules and regulations in those jurisdictions relating to our product. In some foreign countries, particularly in the European Union, the pricing of prescription pharmaceuticals and biologics is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take considerable time after the receipt of marketing approval for a product candidate. In addition, market acceptance and sales of our product candidates will depend significantly on the availability of adequate coverage and reimbursement from third-party payors for any of our product candidates and may be affected by existing and future health care reform measures.

Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which drugs they will pay for and establish reimbursement levels. Reimbursement by a third-party payor may depend upon a number of factors, including the third-party payor’s determination that use of a product is:

•	a covered benefit under its health plan;

•	safe, effective and medically necessary;

•	appropriate for the specific patient;

•	cost-effective; and

•	neither experimental nor investigational.

Obtaining coverage and reimbursement approval for a product from a government or other third-party payor is a time consuming and costly process that could require us to provide supporting scientific, clinical and cost-effectiveness data for the use of our products to the payor. We may not be able to provide data sufficient to gain acceptance with respect to coverage and reimbursement. If reimbursement of our future products is unavailable or limited in scope or amount, or if pricing is set at unsatisfactory levels, we may be unable to achieve or sustain profitability.

In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the health care system that could impact our ability to sell our products profitably. In particular, the Medicare Modernization Act of 2003 revised the payment methodology for many products under Medicare in the United States. This has resulted in lower rates of reimbursement. In 2010, the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, collectively, the Healthcare Reform Act, was enacted. The Heathcare Reform Act contains a number of provisions, including those governing enrollment in federal healthcare programs, the increased use of comparative effectiveness research on healthcare products, reimbursement and fraud and abuse changes, which will impact existing government healthcare programs and will result in the development of new programs. An expansion in the government’s role in the U.S. healthcare industry may further lower rates of reimbursement for pharmaceutical products.

There have been, and likely will continue to be, legislative and regulatory proposals at the federal and state levels directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. We cannot predict the initiatives that may be adopted in the future. The continuing efforts of the government, insurance companies, managed care organizations and other payors of healthcare services to contain or reduce costs of healthcare may adversely affect:

•	the demand for any drug products for which we may obtain regulatory approval;

•	our ability to set a price that we believe is fair for our products;

•	our ability to generate revenues and achieve or maintain profitability;

•	the level of taxes that we are required to pay; and

•	the availability of capital.

In addition, governments may impose price controls, which may adversely affect our future profitability.

We may form strategic alliances in the future, and we may not realize the benefits of such alliances.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties that we believe will complement or augment our existing business. We face significant competition in seeking appropriate strategic partners and the negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for any future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early of a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy. If we license products or businesses, we may not be able to realize the benefit of such transactions if we are unable to successfully integrate them with our existing operations and company culture. We cannot be certain that, following a strategic transaction or license, we will achieve the revenues or specific net income that justifies such transaction. Any delays in entering into new strategic partnership agreements related to our product candidates could also delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market.

If we are not successful in attracting and retaining highly qualified personnel, we may not be able to successfully implement our business strategy.

Our ability to compete in the highly competitive biotechnology and pharmaceuticals industries depends upon our ability to attract and retain highly qualified managerial, scientific and medical personnel. We are highly dependent on our management, scientific and medical personnel, including our President and Chief Executive Officer, Dr. Alan J. Lewis, our Executive Vice President of Research and Development, Dr. Wendell Wierenga, our Chief Operating Officer, Christopher J. Morl and our Chief Medical Officer and Senior Vice President, Clinical Development, Dr. Robert Corringham. In order to induce valuable employees to remain at Ambit, we have provided incentive stock options that vest over time. The value to employees of stock options that vest over time is significantly affected by movements in our stock price that are beyond our control, and may at any time be insufficient to counteract more lucrative offers from other companies.

Our scientific team has expertise in many different aspects of drug discovery and development. We conduct our operations at our facility in San Diego, California. This region is headquarters to many other biopharmaceutical companies and many academic and research institutions. As a result, currently there is a shortage of experienced scientists, which is likely to continue. Competition for skilled personnel in our market is very intense and competition for experienced scientists may limit our ability to hire and retain highly qualified personnel on acceptable terms.

Despite our efforts to retain valuable employees, members of our management, scientific and development teams may terminate their employment with us on short notice. Although we have employment agreements with all of our employees, these employment arrangements provide for at-will employment, which means that any of our employees could leave our employment at any time, with or without notice. The loss of the services of any of our executive officers or other key employees and our inability to find suitable replacements could potentially harm our business, financial condition and prospects. Our success also depends on our ability to continue to attract, retain and motivate highly skilled junior, mid-level, and senior managers as well as junior, mid-level, and senior scientific and medical personnel.

Many of the other biotechnology and pharmaceutical companies that we compete against for qualified personnel have greater financial and other resources, different risk profiles and a longer history in the industry than we do. They also may provide more diverse opportunities and better chances for career advancement. Some of these characteristics may be more appealing to high quality candidates than what we have to offer. If we are unable to continue to attract and retain high quality personnel, the rate and success at which we can discover, develop and commercialize drug candidates will be limited.

We will need to grow the size of our organization, and we may experience difficulties in managing this growth.

As of October 31, 2010, we employed 77 employees. As our development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and other resources. Future growth would impose significant added responsibilities on members of management, including:

•	managing our clinical trials effectively;

•	identifying, recruiting, maintaining, motivating and integrating additional employees;

•	managing our internal development efforts effectively while complying with our contractual obligations to licensors, licensees, contractors, collaborators and other third parties; and

•	improving our operational, financial and management controls, reporting systems and procedures.

Our management may also have to divert a disproportionate amount of its attention away from day-to-day activities and devote a substantial amount of time to managing these growth activities. Our future financial performance and our ability to commercialize quizartinib and other product candidates will depend, in part, on our ability to effectively manage any future growth.

Business disruptions could seriously harm our future revenues and financial condition and increase our costs and expenses.

Our operations could be subject to earthquakes, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, fires, extreme weather conditions, medical epidemics and other natural or manmade disasters or business interruptions, for which we are predominantly self-insured. The occurrence of any of these business disruptions could seriously harm our operations and financial condition and increase our costs and expenses. Our corporate headquarters is located in California and other critical business operations and some of our suppliers are located in California near major earthquake faults and fire zones. The ultimate impact on us, our significant suppliers and our general infrastructure of being located near major earthquake faults and fire zones and being consolidated in certain geographical areas is unknown, but our operations and financial condition could suffer in the event of a major earthquake, fire or other natural disaster.

A variety of risks associated with marketing our product candidates internationally could materially adversely affect our business.

If approved for commercialization, we expect quizartinib to be marketed worldwide. Consequently, we expect that we will be subject to additional risks related to operating in foreign countries including:

•	differing regulatory requirements for drug approvals in foreign countries;

•

the potential for so-called parallel importing, which is what happens when a local seller, faced with high or higher local prices, opts to import goods from a foreign market (with low or lower prices) rather than buying them locally;

•	unexpected changes in tariffs, trade barriers and regulatory requirements;

•	economic weakness, including inflation, or political instability in particular foreign economies and markets;

•	compliance with tax, employment, immigration and labor laws for employees living or traveling abroad;

•	foreign taxes, including withholding of payroll taxes;

•	foreign currency fluctuations, which could result in increased operating expenses and reduced revenues, and other obligations incident to doing business in another country;

•	workforce uncertainty in countries where labor unrest is more common than in the United States;

•	production shortages resulting from any events affecting raw material supply or manufacturing capabilities abroad; and

•	business interruptions resulting from geo-political actions, including war and terrorism.

These and other risks associated with our international operations may materially adversely affect our ability to attain or maintain profitable operations.

Our employees may engage in misconduct or other improper activities, including noncompliance with regulatory standards and requirements.

We are exposed to the risk of employee fraud or other misconduct. Misconduct by employees could include intentional failures to comply with FDA regulations, provide accurate information to the FDA, comply with manufacturing standards we have established, comply with federal and state health-care fraud and abuse laws and regulations, report financial information or data accurately or disclose unauthorized activities to us. In particular, sales, marketing and business arrangements in the healthcare industry are subject to extensive laws and regulations intended to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, sales commission, customer incentive programs and other business arrangements. Employee misconduct could also involve the improper use of information obtained in the course of clinical trials, which could result in regulatory sanctions and serious harm to our reputation. We have adopted a Code of Business Conduct and Ethics, but it is not always possible to identify and deter employee misconduct, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses or in protecting us from governmental investigations or other actions or lawsuits stemming from a failure to be in compliance with such laws or regulations. If any such actions are instituted against us, and we are not successful in defending ourselves or asserting our rights, those actions could have a significant impact on our business, including the imposition of significant fines or other sanctions.

If product liability lawsuits are brought against us, we may incur substantial liabilities and may be required to limit commercialization of our product candidates.

We face an inherent risk of product liability as a result of the clinical testing of our product candidates and will face an even greater risk if we commercialize any products. For example, we may be sued if any product we develop allegedly causes injury or is found to be otherwise unsuitable during product testing, manufacturing, marketing or sale. Any such product liability claims may include allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability, and a breach of warranties. Claims could also be asserted under state consumer protection acts. If we cannot successfully defend ourselves against product liability claims, we may incur substantial liabilities or be required to limit commercialization of our product candidates. Even successful defense would require significant financial and management resources. Regardless of the merits or eventual outcome, liability claims may result in:

•	decreased demand for our product candidates or products that we may develop;

•	injury to our reputation;

•	withdrawal of clinical trial participants;

•	initiation of investigations by regulators;

•	costs to defend the related litigation;

•	a diversion of management’s time and our resources;

•	substantial monetary awards to trial participants or patients;

•	product recalls, withdrawals or labeling, marketing or promotional restrictions;

•	loss of revenues; and

•	the inability to commercialize our product candidates.

Our inability to obtain and retain sufficient product liability insurance at an acceptable cost to protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. We currently carry product liability insurance covering our clinical trials. Although we maintain such insurance, any claim that may be brought against us could result in a court judgment or settlement in an amount that is not covered, in whole or in part, by our insurance or that is in excess of the limits of our insurance coverage. Our insurance policies also have various exclusions, and we may be subject to a product liability claim for which we have no coverage. We will have to pay any amounts awarded by a court or negotiated in a settlement that exceed our coverage limitations or that are not covered by our insurance, and we may not have, or be able to obtain, sufficient capital to pay such amounts.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including chemical, biological and radioactive materials. In addition, our operations produce medical, radioactive and hazardous waste products. Federal, state and local laws and regulations in the United States govern the use, manufacture, storage, handling and disposal of medical, radioactive and hazardous materials. Although we believe that our procedures for use, handling, storing and disposing of these materials comply with legally prescribed standards, we may incur significant additional costs to comply with applicable laws in the future. Also, even if we are in compliance with applicable laws, we cannot completely eliminate the risk of contamination or injury resulting from medical, radioactive or hazardous materials. As a result of any such contamination or injury we may incur liability or local, city, state or federal authorities may curtail the use of these materials and interrupt our business operations. In the event of an accident, we could be held liable for damages or penalized with fines, and the liability could exceed our resources. We do not have any insurance for liabilities arising from medical radioactive or hazardous materials. Compliance with applicable environmental laws and regulations is expensive, and current or future environmental regulations may impair our research, development and production efforts, which could harm our business, financial condition and prospects.

Risks Related to Our Financial Position and Capital Requirements

We have a limited operating history, have incurred significant operating losses since our inception and anticipate that we will continue to incur losses for the foreseeable future.

Our operations began in 2000 and we have only a limited operating history upon which you can evaluate our business and prospects. In addition, as an early stage company, we have limited experience and have not yet demonstrated an ability to successfully overcome many of the risks and uncertainties frequently encountered by companies in new and rapidly evolving fields, particularly in the pharmaceutical area. We have financed our consolidated operations primarily through private placements of convertible debt and preferred stock, venture debt and our collaboration and license arrangements, and have incurred significant operating losses since our inception, including consolidated net losses of $40.4 million, $9.8 million and $26.5 million for the years ended December 31, 2007, 2008 and 2009, respectively and $10.5 million and $19.3 million for the six months ended June 30, 2009 and 2010, respectively. As of June 30, 2010, we had an accumulated deficit of $158.7 million. We do not know whether or when we will become profitable. Our prior losses, combined with expected future losses, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. Our losses have resulted principally from costs incurred in our discovery and development activities. We anticipate that our operating losses will substantially increase over the next several years as we execute our plan to expand our discovery, research, development and commercialization activities, including the clinical development and planned commercialization of our lead product candidate, quizartinib.

We have limited sources of revenues and have not generated any revenues to date from product sales. We may never achieve or sustain profitability, which would depress the market price of our common stock, and could cause you to lose all or a part of your investment.

Our ability to become profitable depends upon our ability to generate revenues from drug sales. To date, we have no products approved for commercial sale and have not generated any revenues from drug sales and we may never be able to develop marketable drugs. Thus far, substantially all of our revenues have been generated from fees for research services, from license or collaboration agreements and from our screening business which we sold in October 2010. We do not anticipate generating revenues, if any, from sales of quizartinib until 2012 at the earliest and we will never generate revenues from quizartinib if we do not obtain regulatory approval. Our ability to generate future revenues depends heavily on our success in:

•	developing and securing United States and/or foreign regulatory approvals for quizartinib;

•	commercializing quizartinib and any other product candidates for which we receive approval; and

•	generating a pipeline of innovative product candidates utilizing our drug discovery platform or through licensing strategies.

Even if we do generate product sales, we may never achieve or sustain profitability on a quarterly or annual basis. Our failure to become and remain profitable would depress the market price of our common stock and could impair our ability to raise capital, expand our business, diversify our product offerings or continue our operations.

If we fail to obtain additional financing, we may be unable to complete the development and commercialization of quizartinib or other product candidates, or continue our other research and development programs.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts to:

•	continue the clinical development of quizartinib and other product candidates;

•	launch and commercialize any product candidates for which we receive regulatory approval, including building our own sales force to address certain markets; and

•	continue our research and development programs to advance our internal product pipeline.

We estimate that our net proceeds from this offering will be approximately $             million, based upon an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover of this prospectus) after deducting underwriting discounts and commissions and offering expenses payable by us. We expect that the net proceeds from this offering, together with our existing cash, cash equivalents and short-term investments will be sufficient to fund our capital requirements for at least the next 12 months. We will require additional capital to complete the development and commercialization of our lead product candidate quizartinib and may also need to raise additional funds sooner if we choose to expand more rapidly than we presently anticipate.

We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us we may have to significantly delay, scale back or discontinue the development or commercialization of one or more of our product candidates or one or more of our other research and development initiatives. We also could be required to:

•	significantly delay, scale back or discontinue the development or commercialization of quizartinib or our other clinical and preclinical programs;

•

seek collaborators for one or more of our current or future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available;

•	relinquish or license on unfavorable terms our rights to technologies or product candidates that we otherwise would seek to develop or commercialize ourselves; or

•	license or acquire additional product candidates.

Any of the above events could significantly harm our business, financial condition and prospects.

Raising additional capital may cause dilution to our existing stockholders, restrict our operations or require us to relinquish rights to our technologies or product candidates.

We may seek additional capital through a combination of private and public equity offerings, debt financings, strategic partnerships and alliances and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. The incurrence of indebtedness would result in increased fixed payment obligations and could also result in certain restrictive covenants, such as limitations on our ability to incur additional debt, limitations on our ability to acquire or license intellectual property rights and other operating restrictions that could adversely impact our ability to conduct our business. If we raise additional funds through strategic partnerships and alliances and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

The timing of the milestone and royalty payments we are required to make to BMS are uncertain and could adversely affect our business, financial condition and prospects.

We are party to license agreements with Bristol-Myers Squibb Company, or BMS, pursuant to which we acquired an exclusive license to certain intellectual property related to our AC480 product candidate. We are obligated to make certain cash milestone payments to BMS upon completion of certain development milestones and the receipt of certain regulatory approvals of such product candidate. In addition, we are required to make certain cash royalty payments upon our achievement of target levels of commercial sales of such product candidate. The timing of our achievement of the events that trigger milestone payments to BMS are subject to factors relating to the preclinical, clinical and regulatory development and commercialization of the programs, many of which are beyond our control. Though we believe that these royalty rates and milestone payments are reasonable in light of our business plan, we will require large amounts of capital to satisfy these obligations. We may become obligated to make a milestone payment when we do not have the cash on hand to make such payment, which could require us to delay our clinical trials, curtail our operations, scale back our commercialization and marketing efforts or seek funds to meet these obligations on terms unfavorable to us. In addition, if we are unable to make any payment when due or if we fail to use commercially reasonable efforts to achieve certain development and commercialization milestones within the timeframes required by our license agreements, the other parties may have the right to terminate the agreement and all of our rights to develop and commercialize the associated product candidate.

We are substantially dependent on milestone and other payments due to us under our collaboration agreements with our partners.

Pursuant to the collaboration agreement we entered into with Astellas in December 2009, we and Astellas share oversight of the research and development of quizartinib and other FLT3 kinase inhibitor candidates and are each obligated to use commercially reasonable efforts to perform the tasks and activities assigned to us under each research and development plan. Astellas paid us an upfront, non-refundable fee of $40.0 million, and upon the successful achievement of clinical development and regulatory milestones, we are eligible to receive from Astellas up to an additional $350.0 million. Further, we are entitled to receive from Astellas tiered, double-digit royalty payments calculated as a percentage of aggregate net sales and additional annual sales milestone payments. If quizartinib or the other collaboration compounds fail to meet clinical development or regulatory milestones or if we or Astellas fail to meet our respective obligations under the agreement our ability to achieve the milestones may be impacted and potential milestone payments due to us may be delayed or forfeited which would materially adversely affect our business, operating results and financial condition.

Pursuant to the collaboration agreement we entered into with Cephalon in November 2006 we licensed collaboration compounds including CEP-32496 to Cephalon. We have received a $1.0 million milestone payment under the agreement to date and we may be entitled to receive up to $46.5 million in additional payments upon the achievement of certain development, regulatory and sales milestones along with tiered royalty payments calculated as a percentage of net sales of the collaboration compounds. If the collaboration compounds fail to meet development, regulatory or sales milestones or if we or Cephalon fail to meet our respective obligations under the agreement, we may not receive the milestone payments which would adversely impact our business, operating results and financial condition.

Our ability to utilize our net operating loss carryforwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three year period), the corporation’s ability to use its pre-change net operating loss carryforwards and other pre-change tax attributes to offset its post-change income may be limited. We believe that, as a result of this initial public offering, our most recent private placement and other transactions that have occurred over the past three years, we have experienced or may, upon completion of this offering, experience an “ownership change.” We may also experience ownership changes in the future as a result of subsequent shifts in our stock ownership.

Unstable market and economic conditions may have serious adverse consequences on our business, financial condition and stock price.

As widely reported, global credit and financial markets have been experiencing extreme disruptions in the past several years, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, increases in unemployment rates, and uncertainty about economic stability. There can be no assurance that further deterioration in credit and financial markets and confidence in economic conditions will not occur. Our general business strategy may be adversely affected by the recent economic downturn and volatile business environment and continued unpredictable and unstable market conditions. If the current equity and credit markets deteriorate further, or do not improve, it may make any necessary debt or equity financing more difficult, more costly, and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon clinical development plans. In addition, there is a risk that one or more of our current service providers, manufacturers and other partners may not survive these difficult economic times, which could directly affect our ability to attain our operating goals on schedule and on budget.

At June 30, 2010, we had $31.3 million of cash. While as of the date of this prospectus, we are not aware of any downgrades, material losses, or other significant deterioration in the fair value of our cash equivalents or marketable securities since June 30, 2010, no assurance can be given that further deterioration in conditions of the global credit and financial markets would not negatively impact our current portfolio of cash equivalents or marketable securities or our ability to meet our financing objectives. Further dislocations in the credit market may adversely impact the value and/or liquidity of marketable securities owned by us.

There is a possibility that our stock price may decline, due in part to the volatility of the stock market and the general economic downturn.

Risks Related to Our Intellectual Property

If our efforts to protect the proprietary nature of the intellectual property related to our technologies are not adequate, we may not be able to compete effectively in our market.

We rely upon a combination of patents, trade secret protection and confidentiality agreements to protect the intellectual property related to our technologies. Any disclosure to or misappropriation by third parties of our confidential proprietary information could enable competitors to quickly duplicate or surpass our technological achievements, thus eroding our competitive position in our market.

The strength of patents in the biotechnology and pharmaceutical field involves complex legal and scientific questions and can be uncertain. The patent applications that we own or license may fail to result in issued patents in the United States or in other foreign countries. Even if the patents do successfully issue, third parties may challenge the validity, enforceability or scope thereof, which may result in such patents being narrowed, invalidated or held unenforceable. Furthermore, even if they are unchallenged, our patents and patent applications, including those that we license to Cephalon and Astellas, may not adequately protect our intellectual property or prevent others from designing around our claims. If the breadth or strength of protection provided by the patent applications we hold with respect to quizartinib or the patents we hold or pursue with respect to other product candidates is threatened, it could dissuade companies from collaborating with us to develop, and threaten our ability to commercialize, our product candidates. Further, if we encounter delays in our clinical trials, the period of time during which we could market our drug candidates under patent protection would be reduced. Since patent applications in the United States and most other countries are confidential for a period of time after filing, we cannot be certain that we were the first to file any patent application related to quizartinib or our other candidates. Furthermore, an interference proceeding can be provoked by a third-party or instituted by the United States Patent and Trademark Office, or the U.S. PTO, to determine who was the first to invent any of the subject matter covered by the patent claims of our applications.

In addition to the protection afforded by patents, we seek to rely on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable, processes for which patents are difficult to enforce and any other elements of our drug discovery and development processes that involve proprietary know-how, information or technology that is not covered by patents. Although we require all of our employees to assign their inventions to us, and all of our employees, consultants, advisors and any third parties who have access to our proprietary know-how, information or technology to enter into confidentiality agreements, we cannot be certain that our trade secrets and other confidential proprietary information will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Further, the laws of some foreign countries do not protect proprietary rights to the same extent or in the same manner as the laws of the United States. As a result, we may encounter significant problems in protecting and defending our intellectual property both in the United States and abroad. If we are unable to prevent material disclosure of the intellectual property related to our technologies to third parties, we will not be able to establish or maintain a competitive advantage in our market, which could materially adversely affect our business, operating results and financial condition.

Third-party claims of intellectual property infringement may prevent or delay our drug discovery and development efforts.

Our commercial success depends in part on our and our collaborators’ avoiding infringement of the patents and proprietary rights of third parties. There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and pharmaceutical industries, including interference and reexamination proceedings before the U.S. PTO or oppositions and other comparable proceedings in foreign jurisdictions. Numerous United States and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we and our collaborators are developing drug candidates. As the biotechnology and pharmaceutical industries expand and more patents are issued, the risk increases that our drug candidates may give rise to claims of infringement of the patent rights of others.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents of which we are currently unaware with claims to materials, formulations, methods of manufacture or methods for treatment related to the use or manufacture of quizartinib and/or our other product candidates. Because patent applications can take many years to issue, there may be currently pending patent applications which may later result in issued patents that our product candidates may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents. If any third-party patents were held by a court of competent jurisdiction to cover the manufacturing process of any of our drug candidates, any molecules formed during the manufacturing process or any final product itself, the holders of any such patents may be able to block our ability to commercialize such drug candidate unless we obtained a license under the applicable patents, or until such patents expire or they are finally determined to be held invalid or unenforceable. Similarly, if any third-party patent were held by a court of competent jurisdiction to cover aspects of our formulations, processes for manufacture or methods of use, including combination therapy or patient selection methods, the holders of any such patent may be able to block our ability to develop and commercialize the applicable drug candidate unless we obtained a license or until such patent expires or is finally determined to be held invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

We are aware of a third party patent that relates to an inactive ingredient that we use in quizartinib, as well as a third party patent related to diagnostic testing for certain FLT3 mutations. We cannot predict whether we or our partners would be able to obtain a license to either of the above, or if a license were available, whether it would be available on commercially reasonable terms. If such patents have a valid claim relating to our use of the inactive ingredient or diagnostic testing required to detect FLT3 mutations and, in either case, a license under the applicable patent is unavailable on commercially reasonable terms, or at all, our ability to commercialize quizartinib may be impaired or delayed, which could in turn significantly harm our business.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our product candidates. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, obtain one or more licenses from third parties, pay royalties or redesign our infringing products, which may be impossible or require substantial time and monetary expenditure. We cannot predict whether any such license would be available at all or whether it would be available on commercially reasonable terms. Furthermore, even in the absence of litigation, we may need to obtain licenses from third parties to advance our research or allow commercialization of our product candidates, and we have done so from time to time. We may fail to obtain any of these licenses at a reasonable cost or on reasonable terms, if at all. In that event, we would be unable to further develop and commercialize one or more of our product candidates, which could harm our business significantly.

We may be involved in lawsuits to protect or enforce our patents or the patents of our licensors, which could be expensive, time consuming and unsuccessful.

Competitors may infringe our patents or the patents of our licensors. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. In addition, in an infringement proceeding, a court may decide that a patent of ours or our licensors is not valid or is unenforceable, or may refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology in question. An adverse result in any litigation or defense proceedings could put one or more of our patents at risk of being invalidated, held unenforceable, or interpreted narrowly and could put our patent applications at risk of not issuing.

Interference proceedings provoked by third parties or brought by the U.S. PTO may be necessary to determine the priority of inventions with respect to our patents or patent applications or those of our collaborators or licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. We may not be able to prevent, alone or with our licensors, misappropriation of our trade secrets or confidential information, particularly in countries where the laws may not protect those rights as fully as in the United States.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock.

We may be subject to claims that our employees, consultants or independent contractors have wrongfully used or disclosed confidential information of entities that disclose such information to us as part of our past providing screening services or of other third parties.

Prior to our sale of our profiling services screening business in October 2010, customers for our screening services provided confidential and proprietary information to us for screening. In addition, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies. We may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed confidential information of our customers or our employees’ former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial cost and be a distraction to our management and other employees.

Risks Related to This Offering and Ownership of our Common Stock

We do not know whether an active, liquid and orderly trading market will develop for our common stock or what the market price of our common stock will be and as a result it may be difficult for you to sell your shares of our common stock.

Prior to this offering there has been no market for shares of our common stock. Although we expect that our common stock will be approved for listing on The Nasdaq Global Market, an active trading market for our shares may never develop or be sustained following this offering. The initial public offering price for our common stock was determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. This initial public offering price may vary from the market price of our common stock after the offering. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price. Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of common stock as consideration.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, these factors include:

•

any delay in filing our NDA for quizartinib and any adverse development or perceived adverse development with respect to the FDA’s review of the NDA, including without limitation the FDA’s issuance of a “refusal to file” letter or a request for additional information;

•	failure to meet or exceed revenues and financial projections we provide to the public;

•	actual or anticipated variations in quarterly operating results;

•	failure to meet or exceed the estimates and projections of the investment community;

•	overall performance of the equity markets;

•	adverse regulatory decisions;

•	adverse results or delays in clinical trials;

•	changes in laws or regulations applicable to our products, including but not limited to clinical trial requirements for approvals;

•	our decision to initiate a clinical trial, not to initiate a clinical trial or to terminate an existing clinical trial;

•	inability to obtain adequate product supply for any approved drug product or inability to do so at acceptable prices;

•	developments concerning our collaborations, including but not limited to those with our sources of manufacturing supply;

•	the termination of a collaboration or the inability to establish additional collaborations;

•	unanticipated serious safety concerns related to the use of quizartinib or any of our other product candidates;

•	introduction of new products or services offered by us or our competitors;

•	announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments by us or our competitors;

•	our ability to maintain an adequate rate of growth;

•	our ability to effectively manage our growth;

•	our ability to successfully enter new markets;

•	disputes or other developments relating to proprietary rights, including patents, litigation matters and our ability to obtain patent protection for our technologies;

•	our failure to commercialize quizartinib, develop additional drug candidates and commercialize additional drug products;

•	termination of our collaboration agreement by Astellas;

•	additions or departures of key scientific or management personnel;

•	issuances of debt or equity securities;

•	significant lawsuits, including patent or stockholder litigation;

•	changes in the market valuations of similar companies;

•	sales of our common stock by us or our stockholders in the future;

•	trading volume of our common stock;

•	publication of research reports about us or our industry or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	ineffectiveness of our internal controls;

•	general political and economic conditions;

•	effects of natural or man-made catastrophic events; and

•	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and The Nasdaq Global Market and biotechnology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against companies. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources, which would harm our business, operating results or financial condition.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never declared or paid any cash dividend on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. In addition, our ability to pay cash dividends is currently prohibited by the terms of one of our debt financing arrangements, and any future debt financing arrangement may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

Our principal stockholders and management own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Prior to this offering, our executive officers, directors, 5% stockholders and their affiliates owned approximately     % of our voting stock and, upon the closing of this offering, that same group will hold approximately     % of our outstanding voting stock (assuming no exercise of the underwriters’ over-allotment option) in each case assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus) and a conversion date of              2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock and the number of shares to be issued upon the automatic exercise of a warrant to purchase common stock). Therefore, even after this offering these stockholders will have the ability to influence us through this ownership position. These stockholders may be able to determine all matters requiring stockholder approval. For example, these stockholders may be able to control elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price is substantially higher than the net tangible book value per share of our common stock. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the book value of our tangible assets after subtracting our liabilities. As a result, investors purchasing common stock in this offering will incur immediate dilution of $             per share, based on an initial public offering price of $             per share. Further, investors purchasing common stock in this offering will contribute approximately     % of the total amount invested by stockholders since our inception, but will own only approximately     % of the shares of common stock outstanding after giving effect to this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less than the price offered to the public in this offering when they purchased their shares and the exercise of stock options granted to our employees. In addition, as of June 30, 2010, options to purchase 3,487,051 shares of our common stock at a weighted-average exercise price of $0.85 per share and warrants exercisable for up to 2,596,321 shares of our common stock at a weighted-average price of $1.84 per share were outstanding. The exercise of any of these options or warrants would result in additional dilution. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

We will incur significant increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, the Sarbanes-Oxley Act of 2002, as well as rules subsequently adopted by the SEC and The Nasdaq Global Market to implement provisions of the Sarbanes-Oxley Act, impose significant requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. If these requirements divert the attention of our management and personnel from other business concerns, they could have a material adverse effect on our business, financial condition and results of operations. The increased costs will decrease our net income or increase our consolidated net loss, and may require us to reduce costs in other areas of our business or increase the prices of our products or services. For example, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to incur substantial costs to maintain the same or similar coverage. We cannot predict or estimate the amount or timing of additional costs we may incur to respond to these requirements. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

The Sarbanes-Oxley Act requires, among other things, that we maintain effective internal controls for financial reporting and disclosure controls and procedures. In particular, we will be required to perform system and process evaluation and testing of our internal controls over financial reporting to allow management and our independent registered public accounting firm to report, commencing in our annual report on Form 10-K for the year ending December 31, 2012, on the effectiveness of our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Our compliance with Section 404 will require that we incur substantial accounting expense and expend significant management efforts. We currently do not have an internal audit group, and we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner or if we or our independent registered public accounting firm identifies deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities, which would require additional financial and management resources.

New laws and regulations as well as changes to existing laws and regulations affecting public companies, including the provisions of the Sarbanes-Oxley Act of 2002 and rules adopted by the SEC and by Nasdaq, would likely result in increased costs to us as we respond to their requirements.

Sales of a substantial number of shares of our common stock in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the lock-up and other legal restrictions on resale discussed in this prospectus lapse, the trading price of our common stock could decline. Based on shares of common stock outstanding as of June 30, 2010, upon the closing of this offering, we will have outstanding a total of              shares of common stock, assuming no exercise of the underwriters’ overallotment option and no exercise of outstanding options and warrants. Of these shares, only the              shares of common stock sold in this offering by us, plus any shares sold upon exercise of the underwriters’ overallotment option, will be freely tradable, without restriction, in the public market immediately following this offering. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, however, may, in their sole discretion, permit our officers, directors and other stockholders who are subject to these lock-up agreements to sell shares prior to the expiration of the lock-up agreements.

We expect that the lock-up agreements pertaining to this offering will expire 180 days from the date of this prospectus (subject to extension upon the occurrence of specified events). After the lock-up agreements expire, up to an additional              shares of common stock will be eligible for sale in the public market,             of which shares are held by directors, executive officers and other affiliates and will be subject to volume limitations under Rule 144 under the Securities Act of 1933, as amended, or the Securities Act, assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus) and a conversion date of                 , 2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock and the number of shares to be issued upon the automatic exercise of a warrant to purchase common stock). In addition,              shares of common stock that are either subject to outstanding options or reserved for future issuance under our employee benefit plans will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules, the lock-up agreements and Rule 144 and Rule 701 under the Securities Act. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

After this offering, the holders of              shares of our common stock, or     % of our total outstanding common stock as of June 30, 2010, will be entitled to rights with respect to the registration of their shares under the Securities Act of 1933, as amended (or the Securities Act), subject to the 180-day lock-up agreements described above and assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus) and a conversion date of                 , 2011 (for purposes of calculating the accrued interest on the notes to be converted to shares of common stock and the number of shares to be issued upon the automatic exercise of a warrant to purchase common stock). Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock.

Future sales and issuances of our common stock or rights to purchase common stock, including pursuant to our equity incentive plans, could result in additional dilution of the percentage ownership of our stockholders and could cause our stock price to fall.

We expect that significant additional capital will be needed in the future to continue our planned operations. To raise capital, we may sell common stock, convertible securities or other equity securities in one or more transactions at prices and in a manner we determine from time to time. If we sell common stock, convertible securities or other equity securities in more than one transaction, investors may be materially diluted by subsequent sales. Such sales may also result in material dilution to our existing stockholders, and new investors could gain rights, preferences and privileges senior to those of holders of our common stock, including shares of common stock sold in this offering.

Pursuant to our 2010 equity incentive plan, our management is authorized to grant stock options to our employees, directors and consultants. The number of shares available for future grant under our 2010 equity incentive plan will automatically increase each year by an amount equal to             % of all shares of our capital stock outstanding as of January 1st of each year, subject to the ability of our board of directors to take action to reduce the size of such increase in any given year.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds in ways that ultimately increase the value of your investment. We expect to use the net proceeds from this offering to fund clinical trials and other research and development activities for quizartinib and other drug candidates and for working capital, capital expenditures and general corporate purposes. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing securities. These investments may not yield a favorable return to our stockholders. If we do not invest or apply the net proceeds from this offering in ways that enhance stockholder value, we may fail to achieve expected financial results, which could cause our stock price to decline.

Some provisions of our charter documents and Delaware law may have anti-takeover effects that could discourage an acquisition of us by others, even if an acquisition would be beneficial to our stockholders and may prevent attempts by our stockholders to replace or remove our current management.

Provisions in our amended and restated certificate of incorporation and bylaws, as well as provisions of Delaware law, could make it more difficult for a third-party to acquire us or increase the cost of acquiring us, even if doing so would benefit our stockholders or remove our current management. These provisions include:

•	authorizing the issuance of “blank check” preferred stock, the terms of which may be established and shares of which may be issued without stockholder approval;

•	limiting the removal of directors by the stockholders;

•	creating a staggered board of directors;

•	prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders;

•	eliminating the ability of stockholders to call a special meeting of stockholders;

•	permitting our board of directors to accelerate the vesting of outstanding option grants upon certain transactions that result in a change of control; and

•	establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon at stockholder meetings.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. We are also subject to certain anti-takeover provisions under Delaware law which may discourage, delay or prevent someone from acquiring us or merging with us whether or not it is desired by or beneficial to our stockholders. Under Delaware law, a corporation may not, in general, engage in a business combination with any holder of 15% or more of its capital stock unless the holder has held the stock for three years or, among other things, the board of directors has approved the transaction. Any provision of our certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this prospectus, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

The forward-looking statements in this prospectus include, among other things, statements about:

•	the success and timing of our preclinical studies and clinical trials;

•	our ability to obtain and maintain regulatory approval of our product candidates, including quizartinib, and the labeling under any approval we may obtain;

•	our plans to develop and commercialize our product candidates, including quizartinib;

•	the loss of key scientific or management personnel;

•	the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•	regulatory developments in the United States and foreign countries;

•	the rate and degree of market acceptance of any future products;

•	our use of the proceeds from this offering;

•	the accuracy of our estimates regarding expenses, future revenues and capital requirements;

•	our ability to obtain and maintain intellectual property protection for our product candidates;

•	the successful development of our sales and marketing capabilities;

•	the success of competing drugs that are or become available; and

•	the performance of third-party manufacturers.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. We have included important factors in the cautionary statements included in this prospectus, particularly in the “Risk Factors” section, that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

This prospectus also contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of              shares of common stock in this offering will be approximately $             million, assuming an initial public offering price of $             per share (the midpoint of the price range listed on the cover page of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share would increase (decrease) our net proceeds from this offering by approximately $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds from this offering will be approximately $             million, assuming an initial public offering price of $             per share (the midpoint of the price range listed on the cover page of this prospectus) and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering to fund development and commercialization of quizartinib, our lead product candidate, to fund the development of our other product candidates and for working capital and other general corporate purposes.

The expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures depend on numerous factors, including the ongoing status of and results from clinical trials and other studies, as well as any strategic partnerships that we may enter into with third parties for our product candidates and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

Pending use of the proceeds from this offering, we intend to invest the proceeds in a variety of capital preservation investments, including short-term, investment-grade and interest-bearing instruments.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings to support our operations and finance the growth and development of our business. We do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination related to dividend policy will be made at the discretion of our board of directors. In addition, unless waived, the terms of our Venture Loan and Security Agreement with Compass Horizon Funding Company LLC and Oxford Finance Corporation prohibit us from paying dividends on our common stock.

INDUSTRY AND MARKET DATA

We obtained the industry, market and competitive position data in this prospectus from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions we use are appropriate, neither such research nor these definitions have been verified by any independent source.

CAPITALIZATION

The following table sets forth our cash, current portion of debt and capitalization as of June 30, 2010 (unaudited):

•	on an actual basis;

•	on an a pro forma basis to give effect to:

•	a -for- reverse stock split of our common stock to be effected prior to the closing of this offering;

•	the filing of our restated certificate of incorporation and the adoption of our restated bylaws as of the closing date of this offering;

•	no exercise by the underwriters of their option to purchase shares of common stock to cover over-allotments;

•

the issuance by us of 1,538,461 shares of our Series C-2 redeemable convertible preferred stock and 612,649 shares of Series D redeemable convertible preferred stock prior to the closing of this offering upon exercise of a put right held by GrowthWorks Canadian Fund Ltd., or the GrowthWorks put right;

•

the conversion of all of our outstanding shares of convertible preferred stock, including the shares issued upon exercise of the GrowthWorks put right, into an aggregate of 24,608,183 shares of common stock upon the closing of this offering; and

•	the adjustment of all outstanding warrants to purchase shares of our convertible preferred stock into warrants to purchase 649,573 shares of common stock upon the closing of this offering.

•

on a pro forma as adjusted basis to additionally give effect to the sale of              shares of common stock in this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Our cash, current portion of debt and capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table together with our consolidated financial statements and the related notes appearing at the end of this prospectus, the sections entitled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information contained in this prospectus.

	As of June 30, 2010
	Actual	Pro Forma	Pro Forma as Adjusted(1)
	(unaudited, in thousands except share and per share data)
Cash and cash equivalents	$31,287	$31,287	$

Current portion of notes payable, net of debt discount	$1,257	$1,257	$

Capitalization:
Notes payable, net of current portion	$9,901	$9,901
Redeemable convertible preferred warrant liabilities	2,441	—
Redeemable non-controlling interest	11,419	—
Series A convertible preferred stock, $0.001 par value: 162,519 shares authorized; 46,666 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	445	—
Series B convertible preferred stock, $0.001 par value: 1,975,677 shares authorized; 1,549,128 shares issued and outstanding actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	13,307	—
Series C redeemable convertible preferred stock, $0.001 par value: 7,076,718 shares authorized, 5,139,734 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	—	—
Series C-2 redeemable convertible preferred stock, $0.001 par value: 1,538,462 shares authorized; no shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	21,899	—
Series D redeemable convertible preferred stock, $0.001 par value: 17,950,000 shares authorized; 15,721,545 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	73,994	—
Preferred stock, $0.001 par value: no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—	—
Common stock, $0.001 par value: 38,200,000 shares authorized, 3,255,405 shares issued and outstanding, actual; 200,000,000 shares authorized, 27,863,588 shares issued and outstanding, pro forma; 200,000,000 shares authorized and shares issued and outstanding, pro forma as adjusted	3	28
Additional paid-in capital	20,434	143,914
Accumulated other comprehensive income	168	168
Accumulated deficit	(158,679)	(158,679)

Total stockholders’ deficit	(138,074)	(14,569)

Total capital deficit	$(4,668)	$(4,668)	$

(1)

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share (which is the midpoint of the price range listed on the cover page of this prospectus) would increase (decrease) the pro forma as adjusted amount of each of cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity (deficit) and total capitalization by approximately $             million,

assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 27,863,588 shares of common stock outstanding as of June 30, 2010 and excludes:

•	3,487,051 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2010 at a weighted-average exercise price of $0.85 per share;

•

649,573 shares of convertible preferred stock issuable upon the exercise of warrants outstanding as of June 30, 2010 at a weighted-average exercise price of $4.64 per share (such warrants will be adjusted into warrants to purchase 649,573 shares of common stock upon the consummation of this offering);

•	1,946,748 shares of common stock issuable upon the exercise of warrants outstanding as of June 30, 2010 at a weighted-average exercise price of $0.91 per share; and

•

an aggregate of 1,105,989 shares of common stock reserved for future issuance under our 2001 equity incentive plan as of June 30, 2010 and an aggregate of              additional shares of common stock that will be available under our 2010 equity incentive plan, our 2010 non-employee directors’ stock award plan and our 2010 employee stock purchase plan upon the closing of this offering.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book deficit of our common stock as of June 30, 2010 was approximately $138.1 million, or approximately $42.41 per share, based on the number of shares of common stock outstanding as of June 30, 2010. Historical net tangible book deficit per share is determined by dividing the number of shares of common stock outstanding as of June 30, 2010 into our total tangible assets (total assets less intangible assets) less total liabilities and convertible preferred stock.

On a pro forma basis, after giving effect to the conversion of all outstanding shares of convertible preferred stock into 24,608,183 shares of common stock, including the shares issued upon exercise of the GrowthWorks put right, the exercise of the GrowthWorks put rights, with the resulting reclassification of our redeemable non-controlling interest to additional paid-in capital, a component of stockholders’ deficit, and the reclassification of our redeemable convertible preferred stock warrant liabilities to additional paid-in capital, a component of stockholders’ deficit, our net tangible book deficit per share as of June 30, 2010 would have been approximately $14.6 million, or approximately $0.52 per share.

Investors participating in this offering will incur immediate, substantial dilution. After giving effect to the sale of common stock offered by us in this offering at an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) net of underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2010 would have been approximately $             million, or approximately $             per share of common stock. This represents an immediate increase in pro forma as adjusted net tangible book value of $             per share to existing stockholders, and an immediate dilution of $             per share to investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Historical net tangible book value (deficit) per share as of June 30, 2010 (unaudited)	$(42.41)
Pro forma decrease in net tangible book deficit per share attributable to conversion of convertible preferred stock and the exercise of our redeemable convertible preferred stock put liabilities	41.89

Pro forma net tangible book value (deficit) per share as of June 30, 2010 (unaudited)	(0.52)
Pro forma increase in net tangible book value per share attributable to investors participating in this offering

Pro forma as adjusted net tangible book value per share after this offering

Pro forma dilution per share to investors participating in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value as of June 30, 2010 by approximately $             million, the pro forma as adjusted net tangible book value per share after this offering by $             and the dilution in pro forma as adjusted net tangible book value to new investors in this offering by $             per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their over-allotment option in full to purchase              additional shares of common stock in this offering, the pro forma as adjusted net tangible book value per share after the offering would be $             per share, the increase in the pro forma net tangible book value per share to existing stockholders would be $             per share and the dilution to new investors purchasing common stock in this offering would be $             per share.

The following table summarizes, on a pro forma as adjusted basis as of June 30, 2010, the differences between the number of shares of common stock purchased from us, the total consideration and the average price per share paid to us by existing stockholders and by investors participating in this offering, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus):

	Shares purchased		Total consideration		Average price per share
	Number	Percentage	Amount	Percentage
Existing stockholders before this offering		%	$	%	$
Investors participating in this offering

Total		100%	$	100%	$

A $1.00 increase (decrease) in the assumed initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) would increase (decrease) total consideration paid to us by investors participating in this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

Except as otherwise indicated, the discussion and tables above assume no exercise of the underwriters’ over-allotment option or any outstanding options or warrants. If the underwriters’ over-allotment option is exercised in full, the number of shares of common stock held by existing stockholders will be reduced to     % of the total number of shares of common stock to be outstanding after this offering, and the number of shares of common stock held by investors participating in this offering will be further increased to             , or     % of the total number of shares of common stock to be outstanding after this offering.

The number of shares of our common stock outstanding as of June 30, 2010 was 27,863,588 shares and excludes:

•	3,487,051 shares of common stock issuable upon the exercise of outstanding options under our 2001 Equity Incentive Plan as of June 30, 2010 having a weighted-average exercise price of $0.85 per share;

•

649,573 shares of convertible preferred stock issuable upon the exercise of warrants outstanding as of June 30, 2010 at a weighted-average exercise price of $4.64 per share (such warrants will be adjusted into warrants to purchase 649,573 shares of common stock upon the consummation of this offering);

•	1,946,748 shares of common stock issuable upon the exercise of outstanding warrants having a weighted-average exercise price of $0.91 per share; and

•

an aggregate of 1,105,989 shares of common stock reserved for future issuance under our 2001 equity incentive plan as of June 30, 2010 and an aggregate of              additional shares of common stock that will be available under our 2010 equity incentive plan, our 2010 non-employee directors’ stock award plan and our 2010 employee stock purchase plan upon the closing of this offering.

Effective immediately upon the signing of the underwriting agreement for this offering, an aggregate of              shares of our common stock will be reserved for issuance under our 2010 equity incentive plan, 2010 non-employee directors’ stock option plan and 2010 employee stock purchase plan, respectively, which includes              shares of common stock reserved for future issuance under our 2001 Equity Incentive Plan that will be allocated to our 2010 equity incentive plan, and these share reserves will also be subject to automatic annual increases in accordance with the terms of the plans. Furthermore, we may choose to raise additional capital through the sale of equity or convertible debt securities due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that any of these options or warrants is exercised, new options are issued under our equity incentive plans or we issue additional shares of common stock, other equity securities or convertible debt securities in the future, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected financial data should be read together with our financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” appearing elsewhere in this prospectus. The selected financial data in this section are not intended to replace our financial statements and the related notes. Our historical results are not necessarily indicative of our future results.

The selected statement of operations data for the years ended December 31, 2007, 2008 and 2009 and the selected balance sheet data as of December 31, 2008 and 2009 are derived from our audited financial statements appearing elsewhere in this prospectus. The selected statement of operations data for the years ended December 31, 2005 and 2006 and the selected balance sheet data as of December 31, 2005, 2006 and 2007 are derived from our audited financial statements which are not included in this prospectus. The selected statement of operations data for the six months ended June 30, 2009 and 2010 and the selected balance sheet data as of June 30, 2010 are derived from our unaudited financial statements appearing elsewhere in this prospectus. The unaudited financial statements have been prepared on a basis consistent with our audited financial statements included in this prospectus and include, in our opinion, all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of the financial information in those statements.

Statement of Operations Data:

	Years Ended December 31,					Six Months Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
						(unaudited)
	(in thousands except share and per share data)
Revenues:
Collaboration arrangements	$—	$604	$3,621	$3,621	$3,466	$1,810	$9,993
Kinase profiling services (held-for-sale)	3,481	7,401	10,692	24,480	14,647	6,917	3,860

Total revenues	3,481	8,005	14,313	28,101	18,113	8,727	13,853
Operating expenses:
Research and development	12,022	15,061	19,386	26,884	29,280	13,512	18,494
General and administrative	4,259	4,438	6,466	6,581	5,788	2,991	4,501
In-process research and development	—	—	25,000	—	—	—	—
Cost of kinase profiling services revenue (held-for-sale)	—	2,658	2,993	4,194	3,777	1,821	882

Total operating expenses	16,281	22,157	53,845	37,659	38,845	18,324	23,877

Loss from operations	(12,800)	(14,152)	(39,532)	(9,558)	(20,732)	(9,597)	(10,024)
Other income (expense):
Interest expense	(400)	(1,717)	(1,874)	(1,736)	(4,899)	(701)	(9,185)
Other income (expense)	521	705	946	1,202	(364)	(77)	(1)
Change in fair value of redeemable convertible preferred stock warrant liabilities	—	297	278	258	(658)	(132)	(90)

Total other income (expense)	121	(715)	(650)	(276)	(5,921)	(910)	(9,276)

Loss before income taxes	(12,679)	(14,867)	(40,182)	(9,834)	(26,653)	(10,507)	(19,300)
Provision for (benefit from) income taxes	—	38	196	—	(191)	—	—

Consolidated net loss	(12,679)	(14,905)	(40,378)	(9,834)	(26,462)	(10,507)	(19,300)
Net loss attributable to redeemable non-controlling interest	49	260	411	86	2,177	698	1,184

Net loss attributable to Ambit Biosciences Corporation	(12,630)	(14,645)	(39,967)	(9,748)	(24,285)	(9,809)	(18,116)
Accretion to redemption value of redeemable convertible preferred stock	(4,359)	(4,627)	(3,867)	(61)	(61)	(31)	(31)
Change in fair value of redeemable non-controlling interest	1,615	1,602	(180)	1,737	(7,567)	(1,753)	(1,414)

Net loss attributable to common stockholders	$(15,374)	$(17,670)	$(44,014)	$(8,072)	$(31,913)	$(11,593)	$(19,561)

Net loss per share attributable to common stockholders, basic and diluted(1)	$(17.20)	$(19.64)	$(47.30)	$(8.38)	$(15.47)	$(11.97)	$(6.03)

Weighted-average shares outstanding, basic and diluted(1)	893,848	899,825	930,465	963,390	2,063,489	968,123	3,242,898

Pro forma net loss per share, basic and diluted (unaudited)(1)					$(1.37)		$(0.91)

Weighted-average pro forma shares outstanding, basic and diluted (unaudited)(1)					18,828,136		21,139,162

(1)

Please see Note 1 to our consolidated financial statements for an explanation of the method used to calculate the historical and pro forma net loss per share attributable to common stockholders and the number of shares used in computation of the per share amounts.

Balance Sheet Data:

	As of December 31,					As of June 30, 2010
	2005	2006	2007	2008	2009
						(unaudited)
	(in thousands)
Cash, cash equivalents and short-term investments	$18,631	$23,141	$55,392	$15,364	$40,798	$31,287
Working capital (deficit)	15,580	9,930	14,505	(4,240)	26,712	23,195
Total assets	25,501	31,997	64,366	26,169	48,762	40,791
Total debt	7,069	13,856	13,547	8,320	25,868	11,158
Redeemable convertible preferred stock	35,963	40,590	75,635	75,696	67,081	95,893
Convertible preferred stock	18,283	18,283	18,283	18,283	13,752	13,752
Accumulated deficit	(49,438)	(66,563)	(106,530)	(116,278)	(140,563)	(158,679)
Total stockholders’ deficit	(48,953)	(66,426)	(94,851)	(104,289)	(120,838)	(138,074)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes appearing at the end of this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. You should read the “Risk Factors” section of this prospectus for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a biotechnology company engaged in discovering, developing and commercializing targeted small molecule therapeutics for the treatment of cancer. Our drug candidates are directed against an important family of enzymes called kinases, known to be involved in a range of human diseases. We are developing our lead drug candidate, quizartinib (formerly AC220), for the treatment of acute myeloid leukemia, or AML, under our global collaboration with Astellas Pharma Inc. and Astellas US LLC, collectively Astellas. Quizartinib is a once-daily, orally-administered, potent and selective kinase inhibitor currently in a pivotal Phase 2 clinical trial as monotherapy in relapsed/refractory AML. Quizartinib is being developed in concert with a companion diagnostic test to identify and treat the approximately one-third of AML patients with activating mutations in the FLT3 gene that drive a particularly aggressive and deadly form of this disease. We believe a targeted and personalized medicine approach to the treatment of AML has significant potential to improve patient outcomes and may transform what is an aggressive and deadly disease into a manageable condition. Novartis’ Gleevec (imatinib), a targeted kinase inhibitor, accomplished a similar transformation in the treatment of chronic myeloid leukemia. In addition to quizartinib, we have a pipeline of kinase inhibitors aimed at addressing significant unmet medical needs with potential advantages over existing therapeutics.

In December 2009, we entered into a worldwide agreement with Astellas to jointly research, develop and commercialize FLT3 kinase inhibitors. As partial consideration for the exclusive license rights granted to Astellas, we received an upfront payment of $40.0 million. In addition, we may receive payments of up to $350.0 million upon the achievement of development and regulatory milestones. We are also entitled to receive tiered double-digit royalty payments on sales as well as annual sales-based milestones. The agreement provides that we and Astellas will conduct a joint five-year research program related to certain designated follow-on compounds to quizartinib. We and Astellas share development costs in the United States and European Union and the research costs on follow-on compounds equally. Astellas is responsible for all other development costs and the costs associated with commercialization of products covered by the agreement. We retain the right to co-promote quizartinib and any follow-on drugs in the United States, in which case we and Astellas will share equally any commercialization costs in the United States.

We were incorporated in Delaware and commenced operations in 2000. Since 2005, most of our activities have related to the research and development of our product candidates. Prior to 2005, we were focused on the development of a kinase screening platform and services related to that platform. In order to focus on drug discovery and development, in October 2010 we sold all of the assets relating to our kinase profiling services business to DiscoveRx Corporation, or DiscoveRx, pursuant to an asset purchase agreement. In consideration for the sale of such assets, DiscoveRx paid us $7.3 million at the closing of the transaction and may be required to pay us up to an additional $4.9 million upon the achievement of certain sales and operational milestones. In the event of certain changes of control of DiscoveRx prior to December 31, 2012, up to $4.5 million of any unpaid milestones could become immediately due and payable to us. We are obligated to purchase from DiscoveRx a minimum of $0.6 million of screening services during each calendar quarter through December 31, 2012. As part of the asset purchase agreement we have acquired from DiscoveRx a non-exclusive, worldwide, sublicensable and royalty-free license to the intellectual property related to our former kinase profiling services business, as such intellectual property rights existed as of the date of their sale to DiscoveRx. We have agreed with DiscoveRx only to grant sublicenses to such intellectual property rights to third parties that have agreed to conduct research and development programs regarding products to which we have substantial rights and/or material interests other than royalties, or which result from our internal development efforts. We have further agreed that we will not utilize such licensed intellectual property rights other than in connection with such research and development programs.

To date, we have not generated any revenues from product sales and we have incurred significant operating losses since our inception. We have generated revenues from upfront payments associated with our collaboration agreements and from our former kinase profiling services business. We have incurred consolidated net losses of approximately $40.4 million, $9.8 million and $26.5 million in the years ended December 31, 2007, 2008 and 2009, respectively, and approximately $10.5 million and $19.3 million during the six months ended June 30, 2009 and 2010 respectively. As of June 30, 2010 we had an accumulated deficit of approximately $158.7 million.

We expect to incur significant and increasing operating losses for the foreseeable future as we advance our product candidates from discovery through preclinical studies and clinical trials, seek regulatory approval and pursue eventual commercialization. We will need additional financing to support our operating activities. We will seek to fund our operations through public or private equity or debt financings or other sources, such as strategic partnerships. Adequate additional funding may not be available to us on acceptable terms, or at all. We expect that research and development expenses will increase along with general and administrative costs, as we grow and operate as a public company. We will need to generate significant revenues to achieve profitability and we may never do so.

We conduct the majority of our activities through our parent company, Ambit Biosciences Corporation, from our primary facility in San Diego, California. Additionally, we own 50% of Ambit Biosciences (Canada) Corporation, or Ambit Canada, which conducts some of our research and development activities in Toronto. As discussed further in Note 2 to our consolidated financial statements, Ambit Canada is consolidated for financial reporting purposes.

The following information is presented on a consolidated basis to include the accounts of us, our wholly owned subsidiary Ambit Europe Limited (Ambit Europe), located in the United Kingdom, and our controlled subsidiary, Ambit Canada, each of which have limited operations. All intercompany transactions and balances are eliminated in consolidation.

Financial Overview

Revenues

To date, we have not generated any revenues from product sales. We have generated revenues from two primary sources: (i) payments from collaboration arrangements and (ii) kinase profiling services fees through October 2010, at which time the service business was sold. Collaboration arrangements typically include payment to us of one or more of the following: nonrefundable, upfront license fees; milestone payments; sponsored research payments (fees for research and development services rendered); and royalty payments on product sales. We currently have no products approved for sale, and we have not generated any revenues from product sales or product royalties and do not expect to receive any revenues from any product candidates unless and until they obtain regulatory approval. To date, we have not submitted any drug candidate for regulatory approval. Kinase profiling services relate to our former use of our panel of kinase assays for third parties.

In the future, we may generate revenues from a combination of product sales, license fees, milestone payments and research and development payments and royalties in connection with strategic partnerships. We expect that any revenues we generate will fluctuate from quarter to quarter as a result of the timing and amount of license fees, research and development reimbursements, milestone and other payments received under our strategic partnerships, and the payments that we receive upon the sale of our products, to the extent any are approved and successfully commercialized. If we or our strategic partners fail to complete the development of our drug candidates in a timely manner or obtain regulatory approval for them, our ability to generate future revenues, and our results of operations and financial position, would be materially adversely affected.

Additionally, we do not expect future revenues from kinase profiling services as we sold the service portion of our business in October 2010 to focus on drug discovery and development.

Research and Development

Research and development expenses relate to the discovery and development of our product candidates. Our business model is dependent upon our continuing to conduct a significant amount of research and development. Product candidates in late stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of late stage clinical trials. We plan to increase our research and development expenses for the foreseeable future as we seek to complete development of our most advanced product candidate, quizartinib, and to further advance the earlier-stage research and development programs in our pipeline. Quizartinib represents the largest portion of our research and development expense. Under our agreement with Astellas, we share quizartinib development costs in the United States and European Union and research costs on follow-on compounds equally with Astellas. Astellas is responsible for all other development costs. Our research and development expenses consist primarily of:

•

expenses incurred under agreements with contract research organizations, or CROs, investigative sites and consultants that conduct our clinical trials and a substantial portion of our preclinical studies;

•	employee-related expenses, which include salaries and benefits;

•	the cost of acquiring and manufacturing clinical trial materials;

•	facilities, depreciation and other allocated expenses, which include direct and allocated expenses for rent and maintenance of facilities and equipment, and depreciation of fixed assets;

•	stock-based compensation expense to employees and consultants; and

•	costs associated with other research activities and regulatory approvals.

Research and development costs are expensed as incurred.

The following table indicates our research and development expense by project/category for the periods indicated:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)	(unaudited)
	(in thousands)
Quizartinib	$2,669	$5,493	$12,276	$4,966	$9,285
AC430	1,562	2,613	2,361	859	2,202
Discovery projects	8,515	9,798	3,030	1,685	2,169
Kinase profiling services	4,388	3,096	3,150	1,638	1,901
AC480	1,744	3,968	3,565	1,712	1,095
R&D administration	508	1,916	1,974	1,243	953
AC710	—	—	2,924	1,409	889

Total	$19,386	$26,884	$29,280	$13,512	$18,494

At this time, due to the inherently unpredictable nature of preclinical and clinical development and given the early stage of our preclinical programs, we are unable to estimate with any certainty the costs we will incur in the continued development of quizartinib and our other clinical and preclinical programs. Clinical development timelines, the probability of success and development costs can differ materially from expectations. While we are currently focused on advancing quizartinib and our preclinical program, our future research and development expenses will depend on the preclinical and clinical success of each product candidate that we develop, as well as ongoing assessments of the commercial potential of such product candidates. In addition, we cannot forecast with any degree of certainty which product candidates may be subject to future collaborations, when such arrangements will be secured, if at all, and to what degree such arrangements would affect our development plans and capital requirements.

We expect to incur increased research and development expenses as we continue to enroll patients in our current pivotal Phase 2 clinical trial of quizartinib as monotherapy in relapsed/refractory AML patients with internal tandem duplication, or ITD, mutations in the FLT3 gene, which we refer to as FLT3-ITD positive patients. In addition, we expect to incur significant research and development costs as we initiate future trials including a Phase 2 clinical trial to evaluate the efficacy of quizartinib in relapsed/refractory patients without ITD mutations in FLT3 and a confirmatory Phase 3 clinical trial of quizartinib in FLT3-ITD positive patients, both expected to begin in the first half and second half of 2011, respectively. Research and development expenditures will continue to increase as we advance the development of our proprietary pipeline of novel drug candidates, including AC480, AC430 and AC710.

The costs of clinical trials may vary significantly over the life of a project owing to but not limited to the following:

•	per patient trial costs;

•	the number of sites included in the trials;

•	the countries in which the trial is conducted;

•	the length of time required to enroll eligible patients;

•	the number of patients that participate in the trials;

•	the number of doses that patients receive;

•	the drop-out or discontinuation rates of patients;

•	potential additional safety monitoring or other studies requested by regulatory agencies;

•	the duration of patient follow-up; and

•	the efficacy and safety profile of the product candidate.

General and Administrative Expenses

General and administrative expenses consist principally of salaries and related costs for personnel in executive, finance, business development, information technology, marketing, and legal functions. Other general and administrative expenses include facility costs (not otherwise included in cost of kinase profiling services or research and development expenses), patent filing costs, and professional fees for legal, consulting, auditing and tax services.

We anticipate that our general and administrative expenses will increase for, among others, the following reasons:

•

as a result of increased payroll, expanded infrastructure and higher consulting, legal, accounting and investor relations costs, and director and officer insurance premiums associated with being a public company;

•	to support our research and development activities, which we expect to expand as we continue the development of our product candidates; and

•	to build a sales and marketing team before we receive regulatory approval of a product candidate in anticipation of commercial launch.

In-Process Research and Development

In October 2007, we and Bristol-Myers Squibb Company, or BMS, entered into: (i) a license agreement pursuant to which we acquired an exclusive license to certain patents and other intellectual property related to AC480, and (ii) a licensing and profiling services agreement. Under the terms of the agreements, we received a

$6.0 million upfront payment and received the worldwide product rights to AC480. In exchange for the cash payment and the worldwide product rights to AC480, we were obligated to provide kinase profiling services to BMS for which we would not receive additional compensation. This obligation was fulfilled in the first half of 2010.

We recorded the receipt of the worldwide product rights to AC480 based on their fair value. The fair value of the AC480 compound was determined utilizing the market approach, assuming that the fair value of the AC480 compound rights can be determined by a review of available valuations of identified comparable compounds to approximate the value of the AC480 compound. The market approach makes use of publicly available information on assets that are deemed to be similar to the AC480 compound. In selecting comparable compounds, we targeted then-approved kinase inhibitors or kinase inhibitors under clinical development as comparable compounds to AC480. After selecting comparable compounds, a review of license agreements involving the comparable compounds was conducted. For purposes of the application of this method, only upfront cash payments and committed cash R&D support were used to determine the implied value of the comparables. Milestone, royalty, or profit splits were excluded from the fair value calculation due to the early nature of these compounds and the uncertainty regarding the timing and achievability of any milestone, royalty, or profit split terms. Under the methodology described above, we identified four comparable Phase 1 cancer licensing deals whose upfront payments and R&D support payments were in the range of $20.0 million to $30.0 million. We estimated that the midpoint of the range, or $25.0 million, was the appropriate basis for assigning a fair value to the AC480 compound. Because the acquired AC480 compound is in the early stage of the development cycle, the in-process R&D project was expensed immediately upon receipt from BMS.

Cost of Kinase Profiling Services (held-for-sale)

Cost of kinase profiling services represents expenses associated with the delivery of kinase profiling services to third parties. Cost of kinase profiling services consists primarily of raw materials, compensation, benefits and other employee related expenses, as well as an allocation of facility costs. We do not expect these costs to continue in the future as we sold the kinase profiling service portion of our business in October 2010 to focus on drug discovery and development.

Interest Expense

Interest expense consists primarily of coupon interest, amortization of debt discount, beneficial conversion charges, accretion to principal repayment premiums and amortization of deferred financing costs associated with our loans payable.

Other Income (Expense)

Other income (expense) consists primarily of: (i) interest income earned on our cash and cash equivalents and marketable securities and (ii) exchange rate gains and losses on transactions denominated in a currency other than the functional currency.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liabilities

For redeemable convertible preferred stock warrants and put instruments that are accounted for as liabilities, the value of such instruments is re-measured at each financial reporting period. As the value of such instruments is primarily related to the fair value of our stock, in periods where the underlying stock value has gone up, a non-operating expense is recorded. Conversely, if our stock price declines, the decrease in the liability results in non-operating other income being recorded.

Critical Accounting Policies and Significant Judgments and Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ from these estimates under different assumptions or conditions.

While our significant accounting policies are more fully described in Note 1 to our consolidated financial statements appearing elsewhere in this prospectus, we believe that the following accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

Revenue Recognition

Our revenues generally consist of: (i) payments from collaboration arrangements and (ii) kinase profiling services fees through October 21, 2010, at which point the kinase profiling service business was sold. Revenues are recognized when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the selling price is fixed or determinable; and (iv) collectability is reasonably assured. Additional information on each revenue type is outlined below.

Collaboration Arrangements

We have entered into various collaboration arrangements, including those with Astellas, BMS and Cephalon, Inc., which contain multiple elements. A variety of factors are considered in determining the appropriate method of revenue recognition under these arrangements, such as whether the various elements can be considered separate units of accounting, whether there is objective and reliable evidence of fair value for these elements and whether there is a separate earnings process associated with a particular element of an agreement.

Where there are multiple deliverables that do not have stand-alone value to the collaborator, the non-contingent consideration from these deliverables are combined into separate units of accounting based on their relative fair values. Applicable revenue recognition criteria are considered separately for each unit of accounting. Non-contingent revenues from the combined unit of accounting are deferred and recognized over the period that we remain obligated to perform services or deliver product. The specific methodology for the recognition of the revenues (e.g., straight-line or according to specific performance criteria) is determined on a case-by-case basis according to the facts and circumstances applicable to a given contract.

Specifically, the revenue recognition methodology for the various elements in our multiple element arrangements is as follows:

Upfront licensing fees.    The Company recognizes revenues from nonrefundable, upfront license fees for which the separation criteria were not met, due to continuing involvement in the performance of research and development services on a straight-line basis over the contracted or estimated period of performance, which is typically the research or development term.

Milestones.    Milestone payments are derived from the achievement of predetermined events under collaboration arrangements and are assessed on an individual basis. Revenues are not recognized for milestones that are subject to contingencies until the revenues are earned, as evidenced by acknowledgment from the collaborator, provided that (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, (ii) the milestone represents the culmination, or progress towards the culmination, of an earnings process and (iii) the milestone payment is non-refundable. Where separate milestones do not meet these criteria, we default to a performance-based model, with revenue recognition following delivery of effort as compared to an estimate of total expected effort. Milestones that are received after all substantive deliverables have occurred are considered to be bonus payments and are recognized upon receipt of the cash, assuming all of the other revenue recognition criteria are met.

Collaborative research payments.    Collaborative research payments are primarily based on (i) time worked using a contractual cost per full-time equivalent employee working on the project and (ii) direct costs associated with the project. We recognize revenues related to these payments as the services are performed and costs are incurred over the related funding periods for each agreement, assuming all other revenue recognition criteria have been met. Payments received in excess of revenue recognized are recorded as deferred revenues until (i) sufficient time billable to the project has been incurred and/or (ii) related project costs have been expended.

Collaboration arrangements also include potential payments for product royalty, commercial product supply, and sharing of operating profits. To date, we have not received payments or recorded revenues from any of these sources.

Kinase Profiling Services (held-for-sale)

Kinase profiling services were provided on a fee-for-service basis through October 21, 2010, the date we sold this business, and were billed when the profiling results data was provided to the customers. We recognized revenues upon delivery of the profiling data to the customer, assuming all other revenue recognition criteria have been met. Amounts received in advance of services performed were recorded as deferred revenues until earned.

Accrued Clinical Expenses

As part of the process of preparing our financial statements, we are required to estimate our accrued expenses. This process involves reviewing open contracts and purchase orders, communicating with our applicable personnel to identify services that have been performed on our behalf and estimating the level of service performed and the associated cost incurred for the service when we have not yet been invoiced or otherwise notified of actual cost. The majority of our service providers invoice us monthly in arrears for services performed. We make estimates of our accrued expenses as of each balance sheet date in our financial statements based on facts and circumstances known to us at that time. We periodically confirm the accuracy of our estimates with the service providers and make adjustments if necessary.

Examples of estimated accrued clinical expenses include:

•	fees paid to CROs in connection with clinical trials;

•	fees paid to investigative sites in connection with clinical trials;

•	fees paid to contract manufacturers in connection with the production of clinical trial materials; and

•	fees paid to vendors in connection with the preclinical development activities.

We base our expenses related to clinical trials on our estimates of the services received and efforts expended pursuant to contracts with research institutions and CROs that conduct and manage clinical trials on our behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. Payments under some of these contracts depend on factors such as the successful enrollment of patients and the completion of clinical trial milestones. In accruing service fees, we estimate the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from our estimate, we adjust the accrual accordingly. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed relative to the actual status and timing of services performed may vary and may result in us reporting amounts that are too high or too low in any particular period.

Stock-Based Compensation

We account for stock-based compensation by measuring and recognizing compensation expense for all stock-based payments made to employees and directors based on estimated grant date fair values. We use the straight-line method to allocate compensation cost to reporting periods over each optionee’s requisite service period, which is generally the vesting period. We estimate the fair value of our stock-based awards to employees and directors using the Black-Scholes option-valuation model. The Black-Scholes model requires the input of subjective assumptions, including the expected stock price, volatility, the calculation of expected term and the fair value of the underlying common stock on the date of grant, among other inputs.

The following table summarizes our weighted-average assumptions used in the Black-Scholes model:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
Risk-free interest rate	4.5%	3.0%	2.3%	2.2%	2.6%
Expected dividend yield	—	—	—	—	—
Expected volatility	63.2%	59.5%	61.0%	61.0%	61.7%
Forfeiture rate	14.8%	13.7%	12.2%	12.2%	12.2%
Expected term of options (years)	6.1	6.2	6.1	6.1	6.1

Risk-free Interest Rate.     The risk-free interest rate assumption was based on zero coupon United States Treasury instruments that had terms consistent with the expected term of our stock option grants.

Expected Dividend Yield.     We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future.

Expected Volatility.     The expected volatility rate used to value stock option grants is based on volatilities of a peer group of similar companies whose share prices are publicly available. The peer group was developed based on companies in the pharmaceutical and biotechnology industry in a similar stage of development.

Forfeiture Rate.     We estimate forfeitures based on historical experience at the time of grant and revise our estimate, if necessary, in subsequent periods if actual forfeitures differ from such estimates.

Expected Term.     We elected to utilize the “simplified” method for “plain vanilla” options to estimate the expected term of stock option grants. Under this approach, the weighted-average expected term is presumed to be the average of the vesting term and the contractual term of the option.

Common Stock Fair Value.     From inception through June 30, 2010, due to the absence of an active market for our common stock, the exercise prices for all options granted were at the estimated fair value as determined contemporaneously on the date of grant by our board of directors prepared in accordance with methodologies outlined in the AICPA Practice Aid, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our board of directors, which includes members who are experienced in valuing the securities of biotechnology/pharmaceutical companies, considered a number of subjective and objective factors including:

•

the prices of our convertible preferred stock sold to outside investors in arms-length transactions, and the rights, preferences and privileges of our convertible preferred stock as compared to those of our common stock, including the conversion rights and liquidation preferences of our convertible preferred stock;

•	our results of operations, financial position and the status of our research and development efforts, including results from our clinical trials;

•	our stage of development and business strategy;

•	the composition of and changes to our management team;

•	the market value of a comparison group of publicly-held pharmaceutical and biotechnology companies that are in a stage of development similar to ours;

•	the lack of liquidity of our common stock as a private company;

•	contemporaneous valuation data provided by management;

•	the likelihood of achieving a liquidity event for the shares of our common stock and underlying stock options, such as an initial public offering, given prevailing market conditions; and

•	the material risks related to our business.

Based on these factors, our board of directors granted options at exercise prices that have ranged from a low of $0.50 per share in 2004 up to a high of $1.54 per share in October 2010.

In connection with the preparation of the financial statements necessary for inclusion in the registration statement related to this offering, we reassessed the estimated fair value of our common stock during each quarterly period in 2009 and 2010. The reassessment included both the determination of the appropriate valuation model and related inputs. For grants made between January 1, 2009 and February 4, 2009, we concluded that the reassessed fair value of common stock was lower than the exercise price of options granted. For option grants made February 5, 2009 through June 30, 2010, we concluded that the reassessed fair value of common stock was higher than the exercise price of options granted. We used these fair value reassessments to determine stock-based compensation expense which is recorded in our financial statements.

Our reassessment analysis was based on a methodology that first estimated the fair value of our business as a whole, or enterprise value. The determination of enterprise value was based on three primary factors: (i) a market approach using publicly traded comparables, (ii) a market approach using mergers and acquisitions, or M&A, transaction comparables, and (iii) an income approach using discounted cash flow analysis. The market approach using publicly traded comparables is based on revenue multiples derived from already public companies that are focused on oncology and have other similar characteristics, including size and business model. The market approach using M&A transaction comparables is based on revenue and other multiples derived from M&A transactions for companies in the oncological pharmaceutical industry. The income approach using a discounted cash flow analysis is based on the residual value and free cash flow from our multi-year forecast discounted to present value based on our calculated weighted-average cost of capital.

Once our enterprise value was determined under each method, we adjusted for our interest bearing debt, and then allocated such value to our different classes of equity using the option pricing method. The option pricing method utilizes the conversion rights and liquidation preferences of each class of stock and the Black-Scholes options pricing model to calculate the fair value of each class of stock based on each security’s relative right to our enterprise value, as adjusted for outstanding interest bearing debt, and the lack of marketability of our common stock. We selected the option pricing method to allocate our enterprise value from several alternative methods, including the probability weighted expected return method, or PWERM, due to our lack of clarity as to the timing and form of a potential liquidity event at the time the reassessed valuations were prepared. These analyses were performed prior to receiving the results from our pivotal Phase 2 clinical trial for quizartinib. Since the option pricing method utilizes conversion rights and liquidation preferences to allocate our enterprise value, such methodology allocates a large portion of our enterprise value to our convertible preferred stock. The disparity in preferred and common stock values is reflective of the significant development risks outstanding at the date of each reassessment.

The following table summarizes the fair values of our common stock on a quarterly basis:

Reassessed Fair Value
March 31, 2009	$0.61
June 30, 2009	0.81
September 30, 2009	0.96
December 31, 2009	1.54
June 30, 2010 (unaudited)	1.62

The aggregate $0.35 per share increase in the fair value of our common stock during the second and third quarters of 2009 is representative of modest increases in our overall enterprise value as we advanced our business model, particularly the progression towards our obtaining FDA clearance to initiate our pivotal Phase 2 clinical trial for quizartinib. Within the second quarter of 2009, we did not reflect any increase in valuation until June when we received additional financing from our investors. Prior to that time, we had significant liquidity risk as we continued to operate with very limited cash reserves. There were no identifiable milestones or events from an operating perspective that would have offset the increasing liquidity risk and increased overall intrinsic value. The $0.58 per share increase in the fair value of our common stock between September 30, 2009 and December 31, 2009 is primarily attributed to the increase in our enterprise value in connection with our global collaboration agreement with Astellas which was executed on December 18, 2009. The collaboration agreement resulted in a $40.0 million upfront cash payment and provides for cost sharing and potential milestone and royalty payments going forward. The $0.08 increase in the fair value of our common stock from December 31, 2009 to June 30, 2010 reflects an increase in our enterprise value consistent with our continued enrollment in our pivotal Phase 2 clinical trial, and the filing with the FDA of our IND for AC480 in April 2010.

Determining the fair market value of our common stock involves complex and subjective judgments including estimates of revenues, assumed market growth rates and estimated costs, as well as appropriate discount rates. At the time of each valuation, the significant estimates used in the discounted cash flow approach included estimates of our revenues and revenue growth rates for several years into the future. Although each time we prepared such forecasts for use in the preparation of a valuation report, we did so based on assumptions that we believed to be reasonable and appropriate, there can be no assurance that any such estimates for earlier periods or for future periods will prove to be accurate.

Summary of Stock Option Grants

The following table compares the originally determined fair value (exercise price) and reassessed fair value:

Grant Date	Shares Subject to Options Granted	Exercise Price per Share	Reassessed Fair Value of Common Stock per Share at Date of Grant	Intrinsic Value Per Share at Date of Grant
February 4, 2009	291,613	$0.91	$0.63	$—
March 31, 2009	30,000	0.59	0.61	0.02
April 30, 2009	30,000	0.59	0.61	0.02
May 21, 2009	200,000	0.59	0.61	0.02
May 29, 2009	20,000	0.59	0.61	0.02
November 3, 2009	45,000	0.59	0.96	0.37
November 30, 2009	56,500	0.59	0.95	0.36
June 29, 2010 (unaudited)	507,500	1.54	1.62	0.08

Subsequent to June 30, 2010 we granted an aggregate of 2,532,380 options to purchase our common stock at an exercise price of $1.54 per share. As a result of our initiation of the initial public offering process and our greater clarity as to the form and timing of potential liquidity events, we will use a PWERM based valuation to determine the fair value of our common stock for grants subsequent to June 30, 2010.

Total stock-based compensation expense included in the statement of operations was allocated as follows:

	Year Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Research and development	$59	$128	$125	$59	$85
General and administrative	25	112	114	45	119

Total	$84	$240	$239	$104	$204

Total share-based compensation expense related to unvested stock option grants not yet recognized as of June 30, 2010 was approximately $0.8 million and the weighted-average period over which these grants are expected to vest is 2.61 years.

Based on the assumed initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this preliminary prospectus), the intrinsic value of stock options outstanding as of June 30, 2010 would be $            , of which $             and $             would have been related to stock options that were vested and unvested, respectively, at that date.

Equity instruments issued to non-employees are recorded at their fair values and are periodically revalued as the options vest and are recognized as expense over the related service period. We recorded share-based compensation for options granted to non-employees of approximately $4,000 and $15,000 for the years ended December 31, 2007 and 2008. No non-employee share-based compensation expense was recorded for the year ended December 31, 2009 or the six month periods ended June 30, 2009 and 2010.

Common Stock Warrants

We have estimated the fair value of all outstanding common stock warrants as of the date of grant. Such values were estimated using the Black-Scholes option-pricing model and an estimated term equal to each warrant’s contractual term of ten years. The value is included as a component of stockholders’ deficit.

Redeemable Convertible Preferred Stock Warrant Liabilities

We have issued freestanding warrants to purchase shares of our redeemable convertible preferred stock. The redeemable convertible preferred stock warrants are exercisable for shares of Series C and Series D redeemable convertible preferred stock and are classified as liabilities in the accompanying consolidated balance sheets, as the terms for redemption of the underlying security are outside our control. The redeemable convertible preferred stock warrants are recorded at fair value using either the Black-Scholes option pricing model or a binomial model, depending on the characteristics of the warrants. The fair value of these warrants is re-measured at each financial reporting period with any changes in fair value being recognized in change in fair value of redeemable convertible preferred stock warrant and put liabilities, a component of other income (expense), in the accompanying consolidated statements of operations. We will continue to re-measure the fair value of the warrant liability until: (i) exercise, (ii) expiration of the related warrant, or (iii) upon conversion of the redeemable convertible preferred stock underlying the security into common stock in connection with an initial public offering.

Redeemable Non-Controlling Interest

The redeemable non-controlling interest in our subsidiary Ambit Canada was created through the issuance of redeemable convertible preferred stock put obligations, or the puts, which have elements similar to a liability instrument and are classified as liabilities in the accompanying consolidated balance sheets at fair value. At each reporting period, we adjust the carrying value of the redeemable non-controlling interest by the net loss attributable to the redeemable non-controlling interest. Any difference between the fair value and the adjusted carrying value of the redeemable non-controlling interest is recorded as an adjustment to additional paid-in capital and presented as a component of net loss attributable to common stockholders in the accompanying consolidated statements of operations. The redeemable non-controlling interest will continue to be measured at fair value until the earlier of: (i) exercise of the underlying put rights or (ii) the time at which GrowthWorks no longer holds Class C and Class D shares in Ambit Canada, at which time the redeemable non-controlling interest will be reclassified to additional paid-in capital.

The above listing is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by United States generally accepted accounting principles, GAAP. There are also areas in which our management’s judgment in selecting any available alternative would not produce a materially different result. Please see our audited financial statements and notes thereto included elsewhere in this prospectus, which contain accounting policies and other disclosures required by GAAP.

Results of Operations

Comparison of the Six Months Ended June 30, 2009 and 2010 (unaudited)

Revenues

The following table summarizes our revenues for the six months ended June 30, 2009 and 2010:

	Six Months Ended June 30,		Increase (Decrease)
	2009	2010
	(in thousands)
Collaboration arrangements	$1,810	$9,993	$8,183
Kinase profiling services	6,917	3,860	(3,057)

	$8,727	$13,853	$5,126

Collaboration Arrangements Revenues.    In December 2009, we entered into a collaboration arrangement with Astellas, which resulted in revenues during the six-month period ended June 30, 2010 of approximately $9.0 million. In addition, we recognized a milestone payment of $1.0 million under our collaboration with Cephalon in February 2010. Revenues from collaboration arrangements in 2009 were primarily related to our 2006 agreement with Cephalon, which terminated in November 2009 resulting in no revenues from this agreement during the six-month period ended June 30, 2010.

Kinase Profiling Services Revenues.    Services revenues decreased primarily due to decreases of $3.4 million and $0.4 million in screening activity for BMS and Cephalon, respectively, as obligations under these contracts were met. These decreases were partially offset by a $0.7 million increase in commercial fees for services provided to several other customers. We do not expect future revenues from kinase profiling services as we sold the service portion of our business in October 2010.

Operating Expenses

The following table summarizes our operating expenses for the six months ended June 30, 2009 and 2010:

	Six Months Ended June 30,		Increase (Decrease)
	2009	2010
	(in thousands)
Research and development	$13,512	$18,494	$4,982
General and administrative	2.991	4,501	1,510
Cost of kinase profiling services	1,821	882	(939)

	$18,324	$23,877	$5,553

Research and Development Expense.    Research and development expenses in the six months ended June 30, 2009 and 2010, respectively, related primarily to the continued development of quizartinib and other preclinical programs. The increase in 2010 was primarily driven by (i) a $4.3 million increase in quizartinib costs associated with clinical trial expenses, and (ii) a $1.3 million increase in AC430 costs associated with preclinical testing and a $0.5 million increase in discovery projects for potential commercialization. These increases were partially offset by decreases of $0.6 million and $0.5 million in AC480 and AC710 costs, respectively, due to increased focus on quizartinib. We expect research and development costs to increase as a result of the clinical trial program for quizartinib and the continued development of AC480, AC430, AC710 and our ongoing research activities.

General and Administrative Expense.    General and administrative expenses increased primarily due to: (i) a severance charge of approximately $1.3 million associated with a former officer, (ii) $0.4 million in professional services, including completion of our 2009 financial audit and related costs to prepare for reporting as a public company, and (iii) an increase of approximately $0.1 million associated with stock-based compensation. These increases were partially offset by a (i) $0.1 million decrease in salaries and related benefits associated with the former officer’s departure and (ii) approximately a $0.1 million decrease in legal expenses.

Cost of Kinase Profiling Services Revenues.    Cost of services consists primarily of compensation, benefits and other employee related expenses, as well as an allocation of facility costs. The decrease in cost of profiling revenues was driven by a corresponding decrease in services revenues and related activities. We do not expect these costs to continue in the future as we sold the service portion of our business in October 2010.

Other Income (Expense)

The following table summarizes our other income (expense) activity for the six months ended June 30, 2009 and 2010:

	Six Months Ended June 30,		(Increase) Decrease
	2009	2010
	(in thousands)
Interest expense	$(701)	$(9,185)	$(8,484)
Other income (expense)	(77)	(1)	76
Change in fair value of redeemable convertible preferred stock warrant liabilities	(132)	(90)	42

	$(910)	$(9,276)	$(8,366)

Interest Expense.    The increase in interest expense was primarily due to: (i) accretion of the June 2009 bridge loan to settlement value resulting in an additional $6.1 million in non-cash expense during the six months ended June 30, 2010 compared to the prior year, (ii) $1.0 million in amortization expense associated with the common stock warrants issued in connection with the closing of the July 2009 bridge loan, and (iii) approximately a $1.0 million increase in interest expense associated with the interest on our outstanding debt.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liabilities.    The change in fair value of the redeemable convertible preferred stock warrant liabilities in 2010 as compared to 2009 was due primarily to the change in the fair value of the underlying securities. The fair value of the Series C and Series D redeemable convertible preferred stock increased 0.6% and 4.8%, respectively, during the six-month period ended June 30, 2010 compared to increases of 21.8% and 12.3%, respectively, during the six-month period ended June 30, 2009. This favorable change was partially offset by the issuance of 284,584 Series D redeemable convertible preferred stock warrants during the first six months of 2010.

Comparison of the Years Ended December 31, 2008 and 2009

Revenues

The following table summarizes our revenues for the years ended December 31, 2008 and 2009:

	Year Ended December 31,		Increase (Decrease)
	2008	2009
	(in thousands)
Collaboration arrangements	$3,621	$3,466	$(155)
Kinase profiling services	24,480	14,647	(9,833)

	$28,101	$18,113	$(9,988)

Collaboration Agreement Revenues.    In 2008 and for most of 2009, our revenues from collaboration arrangements, including revenues from license arrangements, were generated solely from our 2006 collaboration agreement with Cephalon. In November 2009, the contract research program under this agreement terminated, resulting in a decrease in revenues, of approximately $0.6 million compared to 2008. This decrease was partially offset by revenues of $0.4 million associated with the Astellas agreement signed in December 2009.

Kinase Profiling Services Revenues.    Kinase profiling services revenues decreased primarily as a result of a reduction in screening activity performed under our 2005 and 2007 kinase profiling service agreements with BMS. Services revenues recorded under the BMS agreement was approximately $17.1 million and $9.7 million for the years ended December 31, 2008 and 2009, respectively.

Operating Expenses

The following table summarizes our operating expenses for the years ended December 31, 2008 and 2009:

	Year Ended December 31,		Increase (Decrease)
	2008	2009
	(in thousands)
Research and development	$26,884	$29,280	$2,396
General and administrative	6,581	5,788	(793)
Cost of kinase profiling services	4,194	3,777	(417)

	$37,659	$38,845	$1,186

Research and Development Expense.    Research and development expenses in 2009 primarily related to the continued development of quizartinib, compared to 2008 when research and development expense was more evenly allocated between development of quizartinib and other discovery projects. The increase in 2009 was primarily driven by costs associated with the quizartinib clinical trials, representing a $6.8 million increase over the prior year, and the commencement of work on AC710 resulting in an additional increase of $3.0 million. These increases were principally offset by decreases of $6.8 million in discovery projects, $0.4 million in AC480 costs and $0.3 million in AC430 costs due to increased focus on quizartinib.

General and Administrative Expense.    The decrease in general and administrative expenses in 2009 primarily related to: (i) a $0.3 million severance accrual for a former officer in 2008, with no similar accrual in 2009, (ii) a $0.2 million reduction in travel and related expenses, (iii) a $0.2 million saving in outside professional fees, including legal expenses and (iv) a reduction in the average number of employees.

Cost of Kinase Profiling Services Revenues.    The decrease in the cost of services revenues from 2008 to 2009 was driven by a corresponding decrease in service revenues and related activities.

Other Income (Expense)

The following table summarizes our other income (expense) activity for the years ended December 31, 2008 and 2009:

	Year Ended December 31,		(Increase) Decrease
	2008	2009
	(in thousands)
Interest expense	$(1,736)	$(4,899)	$(3,163)
Other income (expense)	1,202	(364)	(1,566)
Change in fair value of redeemable convertible preferred stock warrant liabilities	258	(658)	(916)

	$(276)	$(5,921)	$(5,645)

Interest Expense.    The increase in interest expense was primarily due to: (i) accretion of the June 2009 bridge loan to settlement value resulting in additional expense of $3.1 million, with no comparable expense in 2008, and (ii) $0.2 million in amortization expense associated with the amortization of common stock warrants issued in connection with the July 2009 bridge loan.

Other Income (Expense).    The overall decrease in other income (expense) was primarily due to: (i) a $0.8 million reduction, in other income, compared to 2008, associated with our investments, which matured in early 2009 and (ii) a net $0.4 million foreign currency loss on a $3.8 million intercompany loan (from our Canadian subsidiary to our U.S. parent company) and the 2009 Canadian bridge loan. The intercompany loan was repaid in December 2009 and the bridge loan converted to stock in June 2010. No similar loans existed in 2008.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liabilities.    The overall change in fair value of the redeemable convertible preferred stock warrant liabilities is due to an increase in the fair value of the underlying securities compared to the prior year. The fair value of the Series C and Series D redeemable convertible preferred stock increased 105.1% and 73.0%, respectively, during the year ended December 31, 2009 compared to decreases in fair value during the year ended December 31, 2008 of 20.4% and 29.1%, respectively. The increase in fair value during 2009 was primarily due to the execution of the Astellas collaboration agreement for quizartinib in December 2009.

Comparison of the Years Ended December 31, 2007 and 2008

Revenues

The following table summarizes our revenues for the years ended December 31, 2007 and 2008:

	Year Ended December 31,		Increase (Decrease)
	2007	2008
	(in thousands)
Collaboration arrangements	$3,621	$3,621	$—
Kinase profiling services	10,692	24,480	13,788

	$14,313	$28,101	$13,788

Collaboration Agreement Revenues.    For both 2007 and 2008, collaboration agreement revenues related exclusively to the November 2006 collaboration agreement with Cephalon. As part of the collaboration agreement, we provided contract research services over a three year period, ending November 2009. The upfront cash payment attributable to this activity was deferred and recognized on a straight-line basis over the three-year term of the agreement, resulting in an equal amount of revenue recognition in 2007 and 2008.

Kinase Profiling Services Revenues.    The increase in kinase profiling services revenues from 2007 to 2008 was attributable to: (i) an increase in screening activity performed under the 2007 kinase profiling service agreement with BMS, resulting in additional revenues of approximately $14.0 million, and (ii) an increase of approximately $2.6 million in screening services performed for our retail customers. These increases were partially offset by a $2.8 million decrease in screening revenues from Cephalon due to timing of screening demand.

Operating Expenses

The following table summarizes our operating expenses for the years ended December 31, 2007 and 2008:

	Year Ended December 31,		Increase (Decrease)
	2007	2008
	(in thousands)
Research and development	$19,386	$26,884	$7,498
General and administrative	6,466	6,581	115
In-process research and development	25,000	—	(25,000)
Cost of kinase profiling services	2,993	4,194	1,201

	$53,845	$37,659	$(16,186)

Research and Development Expense.    Research and development expenses in 2008 primarily related to development of quizartinib and other discovery projects. In 2007, the focus was primarily related to discovery projects for potential commercialization. The increase in 2008 was primarily due to: (i) costs associated with our quizartinib, AC480 and AC430 studies, representing increases of $2.8 million, $2.2 million, and $1.1 million, respectively, and (ii) $1.4 million in research and development administration costs associated with our various discovery and development efforts.

General and Administrative Expense.    The increase in general and administrative expenses during 2008 primarily related to: (i) a $0.2 million increase in consulting services associated with a study related to the profiling business, and (ii) $0.1 million in costs associated with recruiting. These increases were partially offset by a $0.1 million reduction in travel costs.

In-Process Research and Development.    As a result of our collaboration agreement with BMS, we acquired in-process research and development, or IPR&D, projects with a fair value of $25.0 million. Due to the early stages within the development cycle and the lack of future alternative uses, the amount allocated to IPR&D was recorded as expense upon execution of the agreement with BMS.

Cost of Kinase Profiling Services Revenues.    The increase in costs is directly attributable to the increase in services revenues for the corresponding period.

Other Income (Expense)

The following table summarizes our other income (expense) activity for the years ended December 31, 2007 and 2008:

	Year Ended December 31,		(Increase) Decrease
	2007	2008
	(in thousands)
Interest expense	$(1,874)	$(1,736)	$138
Other income (expense)	946	1,202	256
Change in fair value of redeemable convertible preferred stock warrant liabilities	278	258	(20)

	$(650)	$(276)	$374

Interest Expense.    Interest expense decreased in 2008 as compared to 2007 as a result of a decrease in the overall principal balance for our various debt facilities. This decrease of approximately $0.2 million was partially offset by approximately a $59,000 increase in amortization of convertible debt issuance costs.

Other Income (Expense).    Other income (expense) increased compared to 2007 primarily as a result of a $0.2 million increase in investment income during 2008 associated with interest paid to us on cash received in the fourth quarter of fiscal 2007 from the issuance of Series D preferred stock.

Change in Fair Value of Redeemable Convertible Preferred Stock Warrant Liabilities.    During 2007, the number of shares subject to Series C redeemable convertible preferred stock from outstanding warrants increased by approximately 98,000 shares. During 2008, there were no changes in the number of shares subject to Series C redeemable convertible preferred stock warrants outstanding. The increase in the change in fair value of redeemable convertible preferred stock warrant liabilities resulted from a decrease in the fair value of the underlying security, offset by nine months of additional expense, during 2008, related to the issuance of warrants for 98,000 shares in 2007.

Liquidity and Capital Resources

We have incurred losses since our inception and, as of June 30, 2010, we had an accumulated deficit of $158.7 million. We anticipate that we will continue to incur net losses for the foreseeable future as we incur expenses for the development and commercialization of quizartinib, work to discover and develop additional product candidates through our research and development programs and expand our corporate infrastructure, including costs associated with being a public company. As a result, we will seek to fund our operations through public or private equity or debt financings or other sources, such as strategic partnership agreements. Our failure to raise capital as and when needed would have a negative impact on our financial condition and our ability to pursue our business strategies. Management believes that with cash on hand and proceeds from the offering it has sufficient funds for operations for at least 12 months.

From our inception through June 30, 2010, we have funded our consolidated operations primarily through the private placements of approximately $126.6 million of equity securities, including amounts from bridge notes that have been converted to equity, and approximately $61.5 million in upfront payments from our collaboration arrangements. Additionally, we have funded a portion of our operations from debt, service revenues, and additional funding under our collaboration arrangements. As of June 30, 2010, we had cash and cash equivalents of approximately $31.3 million. Cash in excess of immediate requirements is invested in accordance with our investment policy which places primary emphasis on capital preservation and liquidity.

The following table sets forth a summary of the net cash flow activity for each of the periods set forth below:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
	(in thousands)
Net cash (used in) provided by operating activities	$(16,015)	$(31,094)	$10,491	$(14,666)	$(17,316)
Net cash (used in) provided by investing activities	(24,161)	27,842	1,036	1,196	(304)
Net cash provided by (used in) financing activities	48,698	(5,558)	14,546	2,777	8,190
Effect of exchange rate on cash	662	(1,426)	611	245	(81)

Net increase (decrease) in cash and cash equivalents	$9,184	$(10,236)	$26,684	$(10,448)	$(9,511)

The use of cash in operating activities primarily resulted from our consolidated net losses and changes in our working capital accounts. The cash used in operations increased for the six-month period ended June 30, 2010 as compared to the six-month period ended June 30, 2009 primarily as a result of: (i) recording of a $2.8 million receivable from Astellas related to cost sharing under our collaboration agreement, (ii) a $1.0 million increase in external clinical trial costs for quizartinib due to the initiation of our pivotal Phase 2 clinical trial. In 2009, cash generated from operating activities was primarily as a result of a $40.0 million upfront payment from our collaboration partner Astellas, received in December 2009. The increase in cash used in operations in 2008 as compared to 2007 was due primarily to an increase in research and development activities related to the development of our lead product candidate, quizartinib.

During the six-month period ended June 30, 2010, cash used in investing activities related to the purchase of property and equipment, primarily computer equipment and software. During the six-month period ended June 30, 2009, the inflow of cash related to the maturity of our remaining short-term investments, which proceeds were not reinvested. Purchases of property and equipment during the six-month period ended June 30, 2009, were insignificant. Cash generated from investing activities during 2008 and 2009 was attributable primarily to the sale or maturity of short-term investments that were not reinvested. During 2007, our net investing activities resulted in a cash use of $24.2 million primarily for the purpose of investing excess cash into short-term investments.

During the six-month period ended June 30, 2010, we incurred new debt of approximately $12.0 million, compared to $6.0 million during the six-month period ended June 30, 2009. Principal debt payments remained flat at $3.2 million. Cash provided by financing activities in 2009 was a result of the sale and issuance of secured convertible promissory notes in a private placement to certain of our existing investors for net proceeds of $19.4 million, offset by $4.9 million in cash payments on debt to third parties. During 2008, there were no significant financing inflows of cash through debt or equity resulting in net cash used in financing activities for scheduled loan payments under our debt facilities. Cash provided by financing activities in 2007 was primarily a result of the sale and issuance of 9.1 million shares of Series D redeemable convertible preferred stock for net proceeds of $45.8 million.

The financial statements of our Canadian subsidiary are measured using the local currency as the functional currency. The effect of exchange rate on cash relates to the fluctuation in exchange rate of the Canadian dollar to the U.S. dollar.

Operating Capital Requirements.    We anticipate that we will continue to incur net losses for the next several years as we incur expenses for our clinical trials and nonclinical studies for quizartinib, complete preclinical trials and initiate clinical development of other programs, build commercial capabilities and expand our corporate infrastructure. We may not be able to complete the development and initiate commercialization of these programs if, among other things, our preclinical research and clinical trials are not successful, the FDA does not approve quizartinib or any product candidates arising out of our current clinical and preclinical programs when we expect, or at all or Astellas discontinues its funding under our collaboration agreement with them.

We believe that the net proceeds from this offering and our existing cash and cash equivalents, committed research and development funding and milestone payments that we expect to receive under our existing partnership and license agreements, will be sufficient to fund our operations through at least the next 12 months. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. If we are unable to raise sufficient additional capital we may need to substantially curtail our planned operations. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties, and actual results could vary as a result of a number of factors, including the factors discussed in “Risk Factors.”

The net proceeds from this offering alone will not be sufficient to fund our long-term strategic plan, which includes development and commercialization of quizartinib as well as other product candidates in our pipeline. As a result, we will need to raise substantial additional capital following this offering to fund our operations and continue to conduct clinical trials to support potential regulatory approval of quizartinib and our other product candidates. To raise additional capital, we may seek to sell additional equity or debt securities or incur indebtedness. The sale of additional equity and convertible debt securities may result in additional dilution to our stockholders. If we raise additional funds through the issuance of convertible debt securities or preferred stock, these securities could have rights senior to those of our common stock and could contain covenants that would restrict our operations. We may also seek funding through collaborations or other similar arrangements with third parties.

Because of the numerous risks and uncertainties associated with research, development and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our working capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

•	the number and characteristics of the product candidates we pursue;

•	the scope, progress, results and costs of researching and developing our product candidates, and conducting preclinical and clinical trials;

•	the costs and timing of obtaining regulatory approvals for our product candidates;

•	the costs and timing of clinical and commercial manufacturing supply arrangements for our product candidates;

•	the costs of establishing sales or distribution capabilities;

•	the success of the commercialization of our products;

•	our ability to establish and maintain strategic collaborations, including licensing and other arrangements;

•	the costs involved in enforcing or defending patent claims or other intellectual property rights; and

•	the timing, receipt and amount of sales of, or royalties on, our future products, if any.

Contractual Obligations.    Under our collaborative agreement with Astellas, we share equally with Astellas all development costs related to quizartinib in the United States and European Union, and research costs on other compounds under the agreement. The actual amounts that we pay Astellas will depend on numerous factors outside of our control, including the success of our clinical development efforts with respect to quizartinib, the content and timing of decisions made by the FDA.

Our most significant clinical trial expenditures are to CROs. The contracts with CROs generally are cancellable, with notice, at our option and do not have any cancellation penalties. These items are not included in the table below.

The following table summarizes our contractual obligations at June 30, 2010 (unaudited) including interest.

	Payments Due by Period
	Total	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years
	(in thousands)
Long-term debt	$16,304	$1,084	$10,191	$5,029	$—
Operating lease obligations	7,483	890	3,601	2,992	—

Total contractual obligations	$23,787	$1,974	$13,792	$8,021	$—

Our commitment for long-term debt relates primarily to a $12.0 million venture loan, executed in March 2010. Additionally, long-term debt includes various facilities for working capital as well as the financing of purchases of laboratory and other equipment. As of June 30, 2010, there were no funds available for additional borrowing under any of the various loan facilities.

Our commitments for operating leases relate to our lease of office and laboratory space in San Diego, California.

Redeemable Convertible Preferred Stock.    We are obligated to redeem the outstanding shares of Series D redeemable convertible preferred stock, if after October 30, 2012, the holders of at least 67% of the shares elect to cause us to redeem the stock. The redemption would occur over 12 equal quarterly installments at a price of $5.06 per share. Immediately prior to the closing of this offering, all of our outstanding shares of redeemable convertible preferred stock will convert into shares of common stock and the redemption right will terminate.

We are obligated to redeem the outstanding shares of Series C redeemable convertible preferred stock and Series C-2 redeemable convertible preferred stock if all of the outstanding shares of Series D redeemable convertible preferred stock had been redeemed and the holders of at least 67% of the Series C redeemable convertible preferred stock and the Series C-2 redeemable convertible preferred stock shares elect to cause us to redeem the stock. The redemption would occur over 12 equal quarterly installments beginning after Series D redemptions have been satisfied. The redemption price of the Series C redeemable convertible preferred stock is $4.30 per share and the redemption price of the Series C-2 redeemable convertible preferred stock is $3.25 per share. Immediately prior to the closing of this offering, all of our outstanding shares of preferred stock will convert into shares of common stock and the redemption right will terminate.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities that would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in those types of relationships.

Related Party Transactions

For a description of our related party transactions, see “Related Party Transactions” beginning on page 129.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

Our cash and cash equivalents as of June 30, 2010 consisted of cash and money market funds. Our primary exposure to market risk is interest income sensitivity, which is affected by changes in the general level of United States interest rates. However, because of the short-term nature of the instruments in our portfolio, a sudden change in market interest rates would not be expected to have a material impact on our financial condition and/or results of operation.

Our long-term debt and capital lease obligations bear interest at a fixed rate and therefore have minimal exposure to changes in interest rates.

Foreign Currency Risk

Our balance sheet as of June 30, 2010 includes cash and cash equivalent balances of $2.8 million, which are denominated in Canadian dollars through our Canadian subsidiary, Ambit Canada. The majority of Ambit Canada’s operational activities are denominated in Canadian Dollars with the exception of intercompany loans which are denominated in U.S. Dollars. We do not participate in any foreign currency hedging activities and we do not have any other derivative financial instruments. During the year ended December 31, 2009 and the six months ended June 30, 2009 and 2010, exchange rate losses recognized in the consolidated statement of operations totaled $0.4 million, $0.1 million and $2,000, respectively. There were no recognized losses due to exchange rate fluctuations for the year ended December 31, 2008.

Effects of Inflation

We do not believe that inflation and changing prices had a significant impact on our results of operations for any periods presented herein.

Recent Issued Accounting Standards

In February 2010, new accounting guidance was issued which requires evaluation of subsequent events through the date the financial statements are issued for SEC filers, amends the definition of an SEC filer, and changes required disclosures. The new accounting guidance became effective on February 24, 2010 and did not have a material financial impact on our financial statements.

In January 2010, new accounting guidance was issued which amended the existing fair value measurements and disclosures guidance to require additional disclosures regarding fair value measurements. Specifically, the new guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfer in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuance and settlements on a gross basis. In addition, the new guidance also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for additional disclosures related to Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010. We do not expect adoption of the new guidance to have a material impact on its financial statements or results of operations.

In October 2009, new accounting guidance was issued to require companies to allocate revenues in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third- party evidence of value is not available. The new accounting guidance is effective for us beginning January 1, 2011. Earlier application is permitted. We are currently evaluating both the timing and the impact of the pending adoption of the new accounting guidance on its financial statements.

BUSINESS

Overview

Ambit Biosciences Corporation is a biotechnology company engaged in discovering, developing and commercializing targeted small molecule therapeutics for the treatment of cancer. Our drug candidates are directed against an important family of enzymes called kinases, known to be involved in a range of human diseases. We are developing our lead drug candidate, quizartinib (formerly AC220), for the treatment of acute myeloid leukemia, or AML, under our global collaboration with Astellas Pharma Inc. and Astellas US LLC, collectively Astellas. Quizartinib is an orally-administered, potent and selective kinase inhibitor currently in a pivotal Phase 2 clinical trial as monotherapy in relapsed/refractory AML. According to the American Cancer Society, approximately 13,000 adults were newly diagnosed with AML in 2009 in the United States with approximately 9,000 expected to die of the disease in that year. Quizartinib is being developed in concert with a companion diagnostic test to identify and treat the approximately one-third of AML patients with activating mutations in the FLT3 gene that drive a particularly aggressive and deadly form of this disease. We believe a targeted and personalized medicine approach to the treatment of AML has significant potential to improve patient outcomes and may transform what is an aggressive and deadly disease into a manageable condition. Novartis’ Gleevec (imatinib), a targeted kinase inhibitor, accomplished a similar transformation in chronic myeloid leukemia, or CML. In addition to quizartinib, we have a pipeline of kinase inhibitors aimed at addressing significant unmet medical needs with potential advantages over existing therapeutics.

Based on the positive efficacy and tolerability observed in our 76-patient Phase 1/2 clinical trial and subsequent discussions with the United States Food and Drug Administration, or FDA, in November 2009 we initiated a single-arm, open-label pivotal Phase 2 clinical trial of quizartinib as monotherapy in relapsed/refractory AML patients. This trial is designed to evaluate the efficacy and safety of quizartinib in relapsed/refractory AML patients with internal tandem duplication, or ITD, mutations in the FLT3 gene, which we refer to as FLT3-ITD positive. ITD mutations account for the majority of activating mutations in FLT3. We plan to enroll at least 180 patients worldwide and have enrolled 100 patients as of November 1, 2010. This trial is designed to measure the rate of complete response, or CR, complete response rate with incomplete platelet recovery, or CRp, complete response rate with incomplete neutrophil recovery, or CRi, and partial response, or PR. The co-primary endpoints of the trial are (1) CR and (2) composite complete response, or CR + CRp + CRi. Secondary endpoints include duration of remission, disease-free survival and overall survival.

Our pivotal Phase 2 clinical trial included an interim data analysis once 60 patients received at least one cycle of treatment, which occurred in September 2010. Clinical trial site-read data from this interim analysis has shown that 52% of patients exhibited a complete response, consisting of 5% CR, 7% CRp and 40% CRi. An additional 25% exhibited a partial response. These data are preliminary and may vary following central pathology review. A drug safety monitoring committee meeting will be held in the fourth quarter of 2010 to discuss any modifications to the trial. We anticipate enrollment in the trial will be completed during the first half of 2011 and expect to report data within six months of completion of enrollment. If successful, this trial is expected to form the basis for a new drug application, or NDA, to be submitted to the FDA for the accelerated approval of quizartinib as monotherapy for relapsed/refractory AML patients.

In December 2009, we entered into a worldwide agreement with Astellas to jointly research, develop and commercialize FLT3 kinase inhibitors. As partial consideration for the exclusive license rights granted to Astellas, we received an upfront payment of $40.0 million to us. In addition, we may receive payments of up to $350.0 million upon the achievement of certain development and regulatory milestones. We are also entitled to receive tiered double-digit royalty payments on sales as well as annual sales-based milestones. The agreement provides that we and Astellas will conduct a joint five-year research program related to certain designated follow-on compounds to quizartinib. We share development costs in the United States and European Union and the research costs on follow-on compounds equally with Astellas. Astellas is responsible for all other development costs and the costs associated with commercialization of products covered by the agreement. We retain the right to co-promote and share profits with Astellas on both quizartinib and any follow-on drugs in the United States.

In addition to our ongoing pivotal Phase 2 clinical trial of quizartinib in relapsed/refractory AML, we plan to initiate trials to evaluate the efficacy of quizartinib when combined with chemotherapy, as monotherapy maintenance in newly diagnosed AML patients, and as monotherapy in AML patients without the FLT3-ITD mutation. Since quizartinib is a potent inhibitor of a second receptor tyrosine kinase, KIT, we are also planning to explore the use of quizartinib as a treatment for certain solid tumors, including gastrointestinal stromal tumors, or GIST, and melanoma.

Beyond quizartinib, we have a pipeline of kinase inhibitors in development for the treatment of various cancers. In October 2007 we licensed from Bristol-Myers Squibb Company, or BMS, exclusive worldwide rights to AC480, a once-daily, orally-administered, potent and selective inhibitor of the HER family of receptors. We are studying the oral formulation of AC480 in a Phase 1 clinical trial in patients with glioblastoma multiforme, or GBM. We also expect to advance an intravenous, or IV, formulation of AC480 into Phase 1 clinical trials in the fourth quarter of 2010 for the treatment of various solid tumors including metastatic breast cancer and non-small cell lung cancer, or NSCLC. Our preclinical pipeline includes both AC430, an orally-administered, potent inhibitor of JAK2, AC710, an orally-administered, potent and an inhibitor of CSF1R and CEP-32496, a B-raf inhibitor being developed by Cephalon. An investigational new drug application, or IND, for AC430 was filed in September 2010, and we expect to initiate a Phase 1 clinical trial for AC430 in the fourth quarter of 2010. We expect to initiate IND-enabling studies for AC710 in 2011.

We believe our drug discovery capability, coupled with the use of the panel of 442 kinase assays developed by us, provides a distinct competitive advantage that enables us to advance kinase inhibitors into clinical development more quickly and efficiently than our competitors. Since 2005, we have selected and advanced five kinase inhibitor drug candidates into preclinical and clinical development: quizartinib, AC480, AC430, AC710, and CEP-32496.

Our Strategy

Our objective is to develop and commercialize products that treat serious unmet medical needs in patients suffering from cancer. The key components of our business strategy are:

•

Develop and commercialize our lead drug candidate, quizartinib, in AML and certain solid tumors in partnership with Astellas.    We are developing quizartinib, our internally-discovered, potent and selective inhibitor of FLT3 and KIT, in multiple cancer types, with our partner Astellas. We are initially targeting relapsed/refractory AML, which represents a significant market opportunity that we believe is not adequately addressed by existing therapies. Quizartinib is the subject of a pivotal Phase 2 clinical trial as monotherapy in relapsed/refractory FLT3-ITD positive AML patients. In addition, we intend to initiate a confirmatory, randomized Phase 3 clinical trial of quizartinib in FLT3-ITD positive AML patients in the second half of 2011. Based on its ability to also inhibit KIT, we are conducting a Phase 1 clinical trial of quizartinib as monotherapy for the treatment of certain solid tumors.

•

Advance our pipeline of clinical and preclinical drug candidates.    Our expertise in kinase drug discovery and development is demonstrated by our pipeline of targeted kinase inhibitors for the treatment of cancer. In addition to quizartinib, we have selected and advanced AC480, AC430 and AC710 as drug candidates. AC480 oral, a pan-HER inhibitor, has completed a Phase 2 clinical trial for the treatment of various solid tumors and a Phase 1 clinical trial of AC480 IV in combination with sanofi-aventis’ Taxotere (docetaxel) is expected to commence in the fourth quarter of 2010. We filed an IND in September 2010 for AC430 and plan to initiate a Phase 1 clinical trial in the fourth quarter of 2010. We expect to initiate IND-enabling studies for AC710 in 2011.

•

Establish strategic partnerships to accelerate development timelines and maximize the commercial potential of our drug candidates.    We currently have worldwide rights to AC480, AC430, AC710 and other early stage drug candidates. We intend to continue to pursue strategic partnerships for our drug candidates that add the development, regulatory and commercial strengths of our partners to our own, while retaining selected rights primarily in oncology indications in the United States to co-commercialize our drug candidates.

•

Leverage our discovery capabilities and our understanding of the human kinome to be a leading company in the discovery and development of targeted kinase drugs.    Of the more than 500 human kinases, currently-marketed selective kinase inhibitor drugs target fewer than 10. As a result, we believe a significant opportunity exists to discover and develop additional targeted kinase inhibitors. Our drug candidate discovery capability, coupled with the panel of 442 kinase assays developed by us, accelerates our discovery and development of potent and selective kinase inhibitors. We believe that our capabilities position us to be a leader in the discovery and development of targeted kinase inhibitors.

•

Build capabilities to allow us to effectively commercialize our drug candidates.    We intend to build a targeted, specialty sales force in the United States to support the commercialization of our drug candidates. Assuming we exercise our co-promotion option under our agreement with Astellas, we initially intend to focus our efforts on co-promoting with Astellas our lead drug candidate, quizartinib. Astellas has sole responsibility for the cost of commercialization of quizartinib outside of the United States.

Background

Existing Cancer Therapies and Opportunities for Targeted Therapies

According to the World Health Organization, cancer is a leading cause of death worldwide. Chemotherapy, radiation and surgical resection of tumors are the most common approaches for treating cancer. While heightened vigilance, new diagnostic tests, combination therapies and improved treatment regimens have resulted in improvements in quality of life and overall survival for many cancer patients, we believe the treatment of cancer remains inadequate because currently available treatments typically address each cancer as a single disease as opposed to a collection of different disease subtypes. We believe that in order to advance the treatment of cancer, targeted therapeutics are required to address the underlying targeted gene driving the particular disease subtypes present in particular patient populations within different cancers.

We believe that for most types of cancer, targeted therapies, or the tailoring of a disease treatment to a specific tumor or disease profile, will be more effective and have fewer side effects than traditional chemotherapy drugs, which kill healthy cells along with cancer cells. Targeted therapies impact the underlying mechanisms of the disease in contrast to indiscriminately killing cancerous and normal cells. Examples of successful targeted therapies include Gleevec for the treatment of CML and Roche’s Herceptin (trastuzumab) for the treatment of breast cancer. We believe that the use of targeted therapies, often in combination with other targeted agents and chemotherapy, will be an important component in the evolution of the treatment of cancer. Physicians administering targeted therapies, where possible, rely on the use of a diagnostic test to identify patients that are most likely to respond favorably to the particular therapy. For example, Gleevec and Herceptin, both of which are prescribed for cancer in patients that have tumors driven by a particular genetic signature, are often administered following a diagnostic test designed to select patients most likely to respond favorably based on the genetic signature of their cancer.

The use of diagnostic tests as enrollment criteria in clinical trials allows for patients to be selected and enrolled who are more likely to respond given the genetic signature of their cancer. This approach has the potential to improve the likelihood of a positive trial outcome and reduce both the number of patients and the time otherwise needed to successfully complete the trial. Targeted therapies and companion diagnostics are at the heart of personalized medicine and together offer the prospect of a patient-tailored approach to the treatment of cancers and potentially other diseases that is characterized by improved outcomes with lower overall healthcare costs.

Kinases—A Rich Source for Targeted Therapies

Kinases are a large enzyme family with central roles in regulating and promoting cell growth and other cellular processes. In many diseases, kinases function abnormally, making them an important source of therapeutic targets. Over the last decade, the sequencing of the human genome and advances in molecular biology have made it possible to identify more than 500 members of this protein family. This facilitated the discovery of abnormal kinase activity in many cancers. Several of these kinase targets were validated by studying genetic differences between cancerous and normal tissues to identify tumor-specific mutations that may be implicated in the onset of disease. Kinases have also been implicated as targets in a number of other diseases including inflammatory and autoimmune diseases.

Since 2001, 11 small molecule kinase inhibitors have been approved by the FDA for the treatment of various cancer indications. Combined sales of these therapies in 2009 were approximately $8.4 billion. Gleevec alone generated sales of more than $3.9 billion and has revolutionized the outlook for patients with CML. Notably, Gleevec has increased the five-year survival rate of patients with CML and has resulted in CML being treated as a chronic condition for most patients.

Our Pipeline of Targeted Therapies

We have developed a pipeline of small molecule targeted therapies using our expertise in kinase drug discovery and development. The panel of 442 kinase assays developed by us has allowed us to assemble a broad catalog of potential drug candidates screened against more than 80% of known human kinases for potential interaction and activity. Our approach has made it possible for us to move projects from inception to the nomination of high quality candidates for development in 18 months or less, yielding the following pipeline of kinase inhibitor drugs.

The following table summarizes the status of our product pipeline:

Our Lead Clinical Development Program—Quizartinib

Our lead drug candidate, quizartinib, is a once-daily, orally-administered, potent and selective kinase inhibitor initially in development for the treatment of AML. There is a significant unmet need for more effective treatment of AML, particularly for the subset of patients that do not respond well to existing therapies. Based on the single-agent activity observed in our Phase 1/2 clinical trial, we advanced quizartinib into a pivotal Phase 2 clinical trial. We currently have Orphan Drug designation in the United States and European Union and in September 2010 applied for Fast Track designation in the United States for quizartinib for the treatment of AML. Quizartinib is being developed in concert with a companion diagnostic to identify FLT3-ITD positive patients. In addition to the companion diagnostic which will help us overcome the challenge of patient selection, quizartinib is distinguished from earlier FLT3 inhibitors by a combination of potency, selectivity and favorable pharmacokinetic properties that allow for once-daily dosing.

Role of FLT3 and KIT Inhibition in the Treatment of Leukemia and Solid Tumors

FLT3 and KIT are both receptor tyrosine kinases involved in growth signaling. Signaling through FLT3 plays an important role in the survival, proliferation and differentiation of progenitor cells into mature, functioning lymphocytes, such as T cells and B cells. Mutations in FLT3 are believed to play an important role in the development of certain cancers such as AML. ITD mutations in the FLT3 gene are the most common mutations associated with AML and are a prognostic for particularly poor disease outcomes. Similar to FLT3 mutations in AML, mutations in KIT can lead to certain cancers including GIST.

Several drugs targeting KIT have been approved as monotherapies to treat GIST, including Gleevec and Pfizer’s Sutent (sunitinib). Several investigational drugs that target FLT3, including Novartis’ PKC-412 and Cephalon’s CEP-701, have shown some degree of promise in the treatment of AML patients, but only when combined with chemotherapy. However, these agents all have one or more drawbacks, including (a) insufficient potency, which requires high doses that can increase the likelihood of side effects due to inhibiting unintended targets, referred to as off-target toxicities, (b) poor selectivity, or promiscuity, which can also cause off-target toxicities that result in poor tolerability, which, in turn, can make continuous dosing problematic and make the agent difficult to combine with chemotherapies, which are themselves poorly tolerated and (c) short half-life, which requires multiple doses per day and makes it difficult to continuously inhibit signaling through the targeted receptor tyrosine kinase.

Advantages of Quizartinib

Based on our preclinical studies and clinical trials conducted to date, we believe that the properties of quizartinib offer a number of potential advantages over both currently available therapies and those in development. These include:

•	Targeted Activity. Quizartinib specifically inhibits two potentially cancer-causing targets, FLT3 and KIT.

•

Companion Diagnostic.    Initially, we are developing quizartinib as a targeted therapy and, in conjunction with our partner, Genoptix, Inc., we are developing a laboratory diagnostic test to identify FLT3-ITD positive patients. Our ability to focus on the patients most likely to benefit from quizartinib enabled us to obtain the support of the FDA to conduct an open-label, single-arm pivotal Phase 2 clinical trial in FLT3-ITD positive patients.

•

Potent and Selective.    Based on published data (Zarrinkar, et al. Blood, 2009) of approved drugs and drug candidates in both preclinical and clinical settings, we believe quizartinib is the most potent and selective FLT3 and KIT inhibitor. We believe these characteristics will enable quizartinib to demonstrate a high degree of efficacy with reduced off-target toxicities.

•

Active as Monotherapy.    Quizartinib has shown promise as monotherapy in relapsed/refractory AML patients. While other agents showed some ability to clear leukemia from the circulating blood, quizartinib has shown significant ability to clear leukemic cells from the bone marrow, where the disease originates.

•	Well-tolerated; Suitable for Combination Therapy. In our clinical trials to date, quizartinib has been shown to be well-tolerated, with the most common side effects being gastrointestinal in nature,

including mild nausea and vomiting, which are well-controlled by other medications. As a result, we believe that quizartinib has the potential to be combined with other treatments, such as chemotherapy.

•

Convenient to Dose.    We believe quizartinib’s potency and selectivity for inhibiting FLT3 and KIT signaling and its long half-life will allow for once-daily oral dosing. We believe that continuous and sustained inhibition of FLT3 is required for single-agent activity in AML.

As a result of these properties, we believe that quizartinib is positioned to transform the treatment of certain cancers in which FLT3 and KIT play an important role. Our most advanced clinical program for quizartinib is focused on AML patients that have the FLT3-ITD mutation; however, we are also exploring treatment with quizartinib in other AML patient populations and solid tumors.

Development of Quizartinib in Acute Myeloid Leukemia

AML Background. AML, the most common type of acute leukemia in adults representing 29% of all new leukemia cases in 2009, results in uncontrolled growth and accumulation of malignant cells, or “blasts,” which fail to function normally and inhibit the production of normal blood cells. According to the American Cancer Society, approximately 13,000 adults were newly diagnosed with AML in 2009 in the United States with approximately 9,000 expected to die of the disease in that year. AML is generally a disease of older people and is uncommon before the age of 40. The average age of a patient with AML is 67 and median survival for these patients is less than six months.

Standard-of-care treatment for AML has not changed appreciably for decades. However, factors such as age, cytogenetics and other prognostic factors, including FLT3-ITD status, play a critical role in determining the appropriate course of treatment. Therapy typically begins with induction chemotherapy followed by post-remission, or consolidation, chemotherapy. Currently approved therapies for AML include chemotherapy drugs such as cytarabine, daunorubicin and mitoxantrone. However, these therapies have low cure rates, usually lead to relatively short disease remissions and can have life-threatening side effects such as severe neutropenia, especially in older patients. Although most adult AML patients may respond to initial treatment, the majority will relapse within five years and those that are FLT3-ITD positive often relapse in less than one year. Due to the high relapse rate and poor long-term survival, the treatment goal for healthier AML patients is tumor eradication for a period of at least three months to permit time for the identification of a suitable donor and preparation of patients for procedures such as BMT. However, although BMT may offer a higher probability of cure, it is not an option for many patients due to potential toxicity of this procedure or the absence of an appropriate donor. Accordingly, we believe there is a significant need for well-tolerated, targeted therapies for patients who cannot tolerate or are unlikely to benefit from chemotherapy or BMT.

Targeted therapies have the potential to improve the prognosis for AML patients as they have for patients with other leukemias. Prior to 2001, CML was treated with chemotherapy and, like AML, had poor long-term survival rates. Following the approval in 2001 of Gleevec, the first targeted therapy for the treatment of CML, long-term patient survival rates improved dramatically. Today, patients diagnosed with CML no longer have to endure arduous chemotherapy regimens that are associated with nausea, fatigue, hair loss and potential death. Instead, patients are prescribed a well-tolerated, once-daily pill that selectively inhibits the enzyme responsible for their cancer.

Role of FLT3 in AML. Both FLT3 and KIT are highly expressed on hematopoietic progenitor cells (immature blood cells) and play a critical role during the maturation and differentiation of immune system cells in the blood. Mutations in FLT3 that lead to inappropriate and constant activation of the kinase activity of the receptor have been identified in approximately one-third of AML patients. Most activating mutations are internal tandem duplications, or ITDs. AML is particularly aggressive and deadly in patients with FLT3-ITD mutations, and the prognosis for these patients is significantly worse. Clinical evidence suggests that, in some patients without mutations in FLT3, the disease is nevertheless driven through this receptor, likely due to genetic abnormalities in other genes that also result in a hyperactive FLT3 receptor kinase.

The following table is a compilation of historical clinical outcomes between 1995 and 2005 stratified by FLT3-ITD mutation status (adapted from Gale et al., Blood, vol. 111, No. 5, p. 2776, March 2008). These data are for adult AML; for elderly AML patients the relapsed rate, time to relapse, and survival are typically half of these values.

	High ITD	Intermediate ITD	Low ITD	ITD Negative
Complete Response Rate (following initial treatment)	85%	83%	82%	84%
Overall Survival (at 5 years)	15%	28%	31%	42%
Relapse Rate (at 5 years)	82%	64%	69%	49%

Median Time to Relapse (months)	7.3	12.9	13.7	> 60
Median Survival (months)	9.9	14.6	17.6	29.6

Several kinase inhibitors with activity against FLT3 have been evaluated as single agents in AML patients, including CEP-701, PKC-412, Sutent, and Nexavar. In Phase 1 and Phase 2 clinical trials, conducted primarily in relapsed or refractory AML patients, reduction in peripheral blasts were consistently observed with each of these drugs, however, these reductions were generally limited and not durable. However, these studies demonstrated a correlation between the likelihood of observing a clinical response and the extent and duration of FLT3 inhibition, highlighting the importance of substantial and sustained inhibition of FLT3. None of the earlier inhibitors were capable of producing sustained or substantial inhibition of FLT3, most commonly due to side-effects that precluded chronic dosing of the compounds at high enough doses to completely inhibit FLT3. Of these, we believe that only PKC-412 is still in development for the treatment of AML (in combination with chemotherapy as part of a cooperative group trial). As a result, there is a significant unmet need for a well-tolerated FLT3 inhibitor that can be dosed as a continuous, once-daily, orally-administered treatment to produce complete responses in AML patients.

Phase 1/2 Clinical Trial in AML. We evaluated quizartinib in an open-label Phase 1/2 dose-escalation trial of quizartinib as monotherapy in 76 AML patients. The primary objectives of the trial were to determine the safety and tolerability, including dose limiting toxicity, of oral quizartinib when administered daily to patients with relapsed or refractory AML, and to determine the pharmacokinetic parameters of quizartinib. The secondary objectives of the trial were to determine the pharmacodynamic and biological activities and parameters of orally-administered quizartinib and to demonstrate any preliminary evidence of anti-leukemic activity. The trial utilized a standard dose escalation scheme with 50% dose increments. Dosing initially was on a 14-day-on, 14-day-off schedule, with a starting dose of 12 mg/day. The patients in this trial had undergone an average of four prior treatment regimens. During the course of the trial the protocol was amended to provide for continuous dosing due to observed tolerability and efficacy and because of marked disease progression during drug holidays. The maximum tolerated dose, or MTD, with continuous dosing was determined to be 200 mg/day.

The most commonly reported adverse events were gastrointestinal events, peripheral edema (swelling of lower legs), and dysguesia (taste impairment), which were Grade 1 or 2 and were not, we believe, dose related. The dose limiting toxicity was Grade 3, asymptomatic QTc prolongation, or changes in the patients’ electrocardiogram pattern. The following table summarizes the response data from the Phase 1/2 trial:

	ITD Positive	ITD Negative	ITD Undetermined	Total
Response
Composite Complete Response (CR + CRi + CRp)	5 (28%)	3 ( 7%)	2 (15%)	10 (13%)
Partial Response (PR)	5 (28%)	6 (13%)	2 (15%)	13 (17%)

Total Responses	10 (56%)	9 (20%)	4 (31%)	23 (30%)

Total Patients (Responders + Non-responders)	18(100%)	45(100%)	13(100%)	76(100%)

CR is complete response; CRp is complete response rate with incomplete platelet recovery; CRi is complete response rate with incomplete neutrophil recovery; PR is partial response. Responses were observed in 23 (30%) patients. PRs and composite complete responses were observed as low as the 18 and 40 mg cohorts, respectively, with most responses occurring by the end of the first cycle of 28 days. Of those with a response,

10 (13%) had a composite complete response (2 CR, 6 CRi, 2 CRp) and 13 (17%) had a PR. The median duration of response was 16 weeks, and median survival was 14 weeks. Median duration of survival was longer in responders (27 weeks) compared to non-responders (nine weeks), for FLT3-ITD positive patients.

Ten (56%) of 18 FLT3-ITD positive patients responded (1 CR, 4 CRi, 5 PR), compared to nine (20%) of 45 FLT3-ITD negative patients (1 CRi, 2 CRp, 6 PR) and four (31%) of 13 with undetermined FLT3 status (1 CR, 1 CRi, 2 PR). The median duration of response for patients with and without FLT3-ITD was 12 weeks and 32 weeks, respectively. At 200 mg continuous dose, four of six patients with FLT3-ITD responded (1 CR, 2 CRi, 1 PR). Interestingly, two of these patients had failed prior therapy with Nexavar and the two non-responding patients had received six and eight prior lines of therapy, respectively.

Based on the single-agent activity we observed in the heavily-pretreated Phase 1/2 clinical trial patient population and the safety and tolerability profile of quizartinib, we initiated discussions with the FDA on the design of a clinical trial to facilitate accelerated enrollment. After extensive discussions with the FDA, we finalized the protocol for a single-arm, open label pivotal Phase 2 clinical trial to evaluate the efficacy and safety of quizartinib as monotherapy in FLT3-ITD positive AML patients.

Ongoing Pivotal Phase 2 Clinical Trial. We initiated the pivotal Phase 2 clinical trial of quizartinib as monotherapy in FLT3-ITD positive AML patients in November 2009. We expect to enroll a minimum of 180 patients worldwide in two equal cohorts and the trial is designed as a single-arm, open label trial. A single-arm, open-label trial allows for rapid patient enrollment and therefore a potentially faster regulatory approval process. The first cohort consists of patients 60 years of age or older who have relapsed or did not respond after one induction chemotherapy regimen. The second cohort consists of patients 18 years of age or older who experienced a second relapse, or did not respond or relapsed after BMT. Initially, quizartinib was orally-administered at up to 200 mg once daily on a continuous basis. In the first 20 patients, there was a significant proportion of patients where asymptomatic QTc prolongation was observed. Asymptomatic QTc prolongation was also observed at a higher rate in females compared to males. After reviewing safety data from the first 20 patients in the pivotal Phase 2 clinical trial, the independent drug safety monitoring committee concurred with our recommendation that the quizartinib dose should be reduced to 135 mg/day and 90 mg/day for males and females, respectively. This dose reduction was applied to all subsequent patients and successfully decreased the extent of asymptomatic QTc prolongation observed at the 200 mg dose, while maintaining inhibition of FLT3. The trial is designed to measure the rate of CR, CRp and CRi. The co-primary endpoints of the trial are (1) CR and (2) composite complete response, or CR + CRp + CRi. Secondary endpoints include duration of remission, disease-free survival and overall survival.

Our pivotal Phase 2 clinical trial includes an interim data analysis once 60 patients received at least one cycle of treatment, which occurred in September 2010. The following table summarizes preliminary clinical trial site-read response data from the interim data analysis. These data are preliminary and subject to central pathology review.

Starting Dose
	90 mg/day	135 mg/day	200 mg/day	Total
Response
CR	3 (18%)	—	—	3 ( 5%)
CRi	5 (29%)	12 (46%)	7 (41%)	24 (40%)
CRp	1 ( 6%)	2 ( 8%)	1 ( 6%)	4 ( 7%)

Composite Complete Response (CR + CRi + CRp)	9 (53%)	14 (54%)	8 (47%)	31 (52%)
Partial Response (PR)	2 (12%)	7 (27%)	6 (35%)	15 (25%)

Total Responses	11 (65%)	21 (81%)	14 (82%)	46 (77%)

Total Patients (Responders + Non-responders)	17(100%)	26(100%)	17(100%)	60(100%)

We expect to meet with the independent drug safety monitoring committee in the fourth quarter of 2010 to discuss any modifications to the trial. We anticipate that enrollment in the trial will be complete during the first half of 2011 and expect to report data within six months of completion of enrollment. If successful, this trial is expected to form the basis for an NDA to be submitted to the FDA for the accelerated approval of quizartinib as monotherapy for relapsed/refractory AML patients.

Companion Phase 2 Clinical Trial. We intend to initiate a companion Phase 2 clinical trial in AML patients without the FLT3-ITD mutation in the first half of 2011. This trial will explore the activity of quizartinib in patients without FLT3-ITD mutations, a population in which some responses were observed in our Phase 1/2 clinical trial, albeit at a lower rate than in the FLT3-ITD positive population. The design of this companion trial, including the patient population and endpoints, mirrors that of our ongoing pivotal Phase 2 clinical trial, with the exception of the FLT3-ITD status of patients. Sixty patients will be enrolled in this companion trial. Enrollment is anticipated to be complete during the first half of 2011 and we expect to have results in the second half of 2011. If we see efficacy of quizartinib in this patient population, we intend to seek approval from the FDA for use in this broader population, in which the FDA would likely require a follow up trial.

Confirmatory Phase 3 Clinical Trial. We and our partner Astellas also intend to initiate a confirmatory, randomized Phase 3 clinical trial of quizartinib in FLT3-ITD positive AML patients in the second half of 2011. Initiation of this trial, but not completion, is required by the FDA to support the accelerated approval of quizartinib in the United States. This trial is expected to be conducted to support marketing approval submissions to be made by Astellas in the European Union, Japan and potentially other countries.

Other Opportunities in AML. FLT3 inhibitors currently on the market or in development have not demonstrated effectiveness as monotherapy for the treatment of AML. However, many of them exhibit some degree of efficacy in combination with chemotherapy. Despite these observations, one challenge of combining these agents with chemotherapy is the increased toxicity that results from the combination. We believe a better-tolerated FLT3 inhibitor, such as quizartinib, combined with chemotherapy will improve outcomes for patients relative to treatment with chemotherapy alone.

We are also planning to explore the use of quizartinib in combination with standard chemotherapy and as single-agent maintenance for newly diagnosed AML patients following chemotherapy. We expect to initiate a Phase 1 clinical trial to assess the safety of quizartinib when given in combination with chemotherapy in the first half of 2011. In the first half of 2012, we plan to initiate a Phase 3 clinical trial of quizartinib as front-line therapy following chemotherapy. In addition, a Phase 1/2 clinical trial in FLT3-ITD positive patients post bone marrow transplant is in the planning stages. The goal of this trial will be to evaluate the durability of remission using quizartinib monotherapy as maintenance treatment. The role of FLT3 in pediatric leukemia is also well documented and one of the pediatric leukemia cooperative groups has secured funding for a Phase 1 clinical trial of quizartinib in combination for front-line pediatric AML.

Opportunities for Quizartinib in Solid Tumors

We believe that quizartinib has utility in indications in which inhibition of KIT is known or suspected to yield a therapeutic benefit, including GIST and KIT-mutant positive melanoma. Existing KIT inhibitors are generally effective in GIST patients, although the duration of response is limited. As a result, there is need for new treatments for relapsed and non-responding GIST patients.

We initiated a Phase 1 clinical trial of quizartinib in patients with advanced solid tumors in January 2010. This trial is designed to assess the safety and tolerability of quizartinib in patients not known to have compromised bone marrow and hematopoiesis in order to determine the MTD of quizartinib in these patients. The trial uses a standard 3+3 dose escalation scheme with 50% dose increments. Once an MTD has been determined, the trial will focus on patients with tumors in which KIT mutations are commonly found, particularly GIST.

AC480: A pan-HER Inhibitor

AC480 is a small molecule kinase inhibitor that selectively inhibits the HER family of receptors, HER1, HER2, HER3 and HER4. It has potent preclinical activity and appears to be more active in mouse tumors compared to GlaxoSmithKline’s Tykerb (lapatinib), approved for use in breast cancer. Preclinical and preliminary data from a Phase 1 clinical trial in GBM patients also suggest significant brain penetration with AC480, indicating the potential of AC480 for development to treat brain cancers. Published data indicate that other oral HER inhibitors, such as Roche’s Tarceva (erlotinib) have poor brain penetration in GBM. We are developing AC480 in both an oral and an IV formulation. BMS completed multiple Phase 1 and Phase 2 clinical trials evaluating oral AC480 in various solid tumors and we have recently completed a Phase 2 open-label, dose- finding and efficacy trial in advanced solid tumors. Our IND for the IV formulation of AC480 was filed in April 2010 and we plan to initiate a Phase 1 clinical trial in the fourth quarter of 2010. This trial will explore safety and pharmacokinetics of AC480 IV as high-dose pulsed administration as both monotherapy and in combination with Taxotere in patients with advanced solid tumors, including metastatic breast cancer and NSCLC. We believe this approach will allow us to determine early signs of activity when AC480 IV is used in combination with Taxotere. We licensed worldwide rights to AC480 from BMS in October 2007.

Importance of pan-HER Signaling in Cancer. Excessive HER signaling has been associated with the development of a wide variety of types of solid tumors, including those found in lung, breast, head and neck and brain cancers. As key signaling proteins involved in the regulation of cell growth, the HER family of receptors is believed to play a key role in the development and malignancy of these tumors. Currently marketed HER inhibitors inhibit only one or two of the HER family members. We believe that a drug that inhibits all of the HER receptors would be effective in more cancer types.

AC480 Intravenous Development. We developed AC480 IV to test the hypothesis that high, pulsatile doses of a HER inhibitor administered in combination with chemotherapeutic agents, such as a taxane, can have significant anti-tumor activity. Published data with oral HER inhibitors administered in combination with taxanes, such as docetaxel and abraxane, demonstrated activity in clinical studies. These clinical data are supported by preclinical data demonstrating that combining HER inhibitors with taxanes produces synergistic anti-tumor activity. However, currently-approved oral HER inhibitors, such as Tarceva and Tykerb, are difficult to administer at the high doses required to show this synergy, since such dosing regimens can involve ingesting more than twenty tablets per day and which may not be adequately absorbed. We believe AC480 IV is the only intravenous formulation of a pan-HER inhibitor in development suitable for delivering high, pulsatile doses in combination with taxanes. The AC480 IV IND was filed in April 2010, and we expect to initiate a Phase 1 clinical trial of AC480 IV in combination with docetaxel in patients with advanced solid tumors, including lung and breast cancer, in the fourth quarter of 2010.

AC480 Oral Development

Oral AC480 has been evaluated in multiple Phase 1 clinical trials and a Phase 2 clinical trial was recently completed. In the completed Phase 1 clinical trials, oral AC480 was generally safe and well tolerated at doses up to 600 mg/day, with most treatment-related adverse events being mild to moderate in severity, including nausea, vomiting, diarrhea, fatigue, cough, elevation of the liver enzymes, and rash. Investigators’ assessments of efficacy across these clinical trials indicated 25 (42%) patients had stable disease from three to 14 months and 17 patients (30%) had stable disease greater than five months.

We evaluated oral AC480 in a Phase 2, open-label, dose-ranging and efficacy trial in advanced solid tumors. Results indicate that oral AC480 is generally safe and well tolerated in patients taking a total of up to 600 mg/day administered on a twice-daily, or BID, schedule. Dose limiting toxicity characterized by Grade 3 hyperbilirubinemia, or a condition in which there is excessive bilirubin in the blood, was declared at 800 mg and the MTD is 600 mg (300 mg BID). Of the 26 patients treated, 62% had stable disease and 14% had stable disease for more than four months.

We are also conducting a Phase 1 clinical trial of oral AC480 in patients with GBM. In this trial, oral AC480 is administered at 300 mg BID. Our objective is to explore the intra-tumoral and plasma pharmacokinetics of oral AC480 and to evaluate the anti-proliferative activity of oral AC480 after two weeks of dosing, determined by PET scan prior to surgery. This Phase 1 clinical trial has enrolled five patients and preliminary data from three patients indicates that AC480 can be detected in surgically resected GBM tumor. Results reported for Tarceva suggest a very low glioblastoma tumor to plasma ratio. If these results are confirmed in the ongoing GBM trial, then oral AC480 may represent a significant advance in the treatment for both GBM and brain metastases, which can be a consequence of other cancers, including lung or breast cancer.

AC430: A JAK2 Inhibitor

AC430 is a potent and specific small molecule inhibitor of JAK2. In preclinical studies, AC430 is well-tolerated with favorable oral pharmacokinetic properties. JAK2 has been implicated as a target for therapy in both oncology and autoimmune disease. Activating mutations in JAK2 are found in patients with myeloproliferative disorders, or MPDs, conditions characterized by inappropriate proliferation of hematopoietic progenitor cells. Currently there are no approved treatments for the underlying causes of MPDs.

Importance of JAK2

JAK2 is a receptor tyrosine kinase that, like FLT3 and KIT, plays an important role during the maturation and differentiation of hematopoietic cells. The discovery of activating mutations in JAK2 highlights the parallels between MPDs, where these mutations are predominantly found, and CML, driven by the activating mutations in the BCR-ABL kinase, as well as AML, driven by activating mutations in FLT3. The inhibition of mutant kinases is emerging as an effective treatment for many cancers and proliferative disorders. Given its role in promoting immune responses, JAK2 is the target of several compounds being developed for autoimmune diseases. Several JAK2 inhibitors have demonstrated promising efficacy in early clinical trials including Pfizer’s CP-690550 (tasocitinib) in rheumatoid arthritis, Incyte’s INCB-28050 in rheumatoid arthritis, and Incyte’s INCB-18424 in MPDs. The compounds have shown activity in both cancer and autoimmune indications, and several are currently in registration trials.

AC430 Development

AC430 was specifically developed to be a best-in-class JAK2 inhibitor. In preclinical studies, AC430 has exhibited potency against JAK2 in cell-based models that is at least equivalent, and in most cases superior to, competing JAK2 inhibitors, and also has excellent oral pharmacokinetic properties. In preclinical oncology and autoimmune models, AC430 is well tolerated and has significant efficacy at oral doses as low as 10 mg/kg/day.

IND-enabling studies with AC430, including 28-day toxicology studies in monkeys and rats, were recently completed. Results indicate that AC430 is well tolerated at significant multiples of doses exhibiting efficacy, given orally once-a-day. We filed an IND for AC430 in September 2010 and anticipate initiating a Phase 1 clinical trial to determine the safety, tolerability and pharmacokinetics of AC430 in healthy volunteers in the fourth quarter of 2010.

Other Preclinical Programs

AC710

AC710 is a small molecule protein kinase inhibitor that is highly selective for the receptor tyrosine kinases: CSF1R, FLT3, KIT and PDGFR. Inhibiting CSF1R is a novel strategy for the treatment of cancer, and should complement existing standards of care. CSF1R regulates the differentiation, proliferation, and survival of monocyte-derived lineages such as macrophages and osteoclasts, and in doing so provides multiple possibilities for a therapeutic effect with a single point of intervention. Inhibition of osteoclasts is an established strategy for the treatment of bone metastases, with drugs such as RANKL inhibitors like Amgen’s Prolia (denosumab) and bisphosphonates such as Novartis’ Zometa (zoledronic acid). Separately, and more recently, tumor-associated macrophages, or TAMs, have been identified as key promoters of tumor cell survival and malignant behavior, and the presence of TAMs in certain tumors have been strongly associated with increased likelihood of refractory disease and poorer patient prognosis. Additionally, there is some evidence that CSF1R expression in certain types of tumors has a direct impact in driving tumor cell survival, proliferation and malignancy. Thus, we believe a small molecule CSF1R inhibitor may have therapeutic utility across a wide range of cancers including solid tumors such as ovarian and breast cancers and hematological malignancies such as non-Hodgkin’s lymphoma and multiple myeloma, and may provide therapeutic benefit by inhibiting not just one, but multiple, pathological processes associated with tumor malignancy.

AC710 is orally-administered with a pharmacokinetic profile that has shown pharmacological inhibition of the CSF1R target for up to 72 hours after a single oral dose. In preclinical studies, AC710 has shown potent preclinical activity in tumor xenografts using cell lines driven by CSF1R signaling, and on pharmacodynamic endpoints evaluating effects on skin macrophages. We expect to initiate IND-enabling studies in 2011. We intend to pursue development of AC710 for oncology indications.

CEP-32496

CEP-32496 is a small molecule B-raf kinase inhibitor being developed by our partner, Cephalon. Mutations in the B-raf gene are among the most commonly identified mutations in human cancers including melanoma, thyroid, colon, ovarian and lung cancers. We believe that CEP-32496 shows particular potential in these cancers because, in addition to targeting B-raf mutations, it also targets related family members thereby maximizing inhibition of the pathway that drives the disease. CEP-32496 is currently in IND-enabling studies.

Other Research Programs

Through our discovery efforts we have built a library of compounds that has been screened against the vast majority of human kinases, providing significant opportunities for the development of novel kinase inhibitors. We have the ability to pursue additional validated kinase targets with the intent to produce best-in-class drugs.

Our Approach to Kinase Drug Discovery

Our integrated approach to drug discovery and development combines our libraries of kinase-focused compounds and proprietary analytical tools with expertise in medicinal chemistry, molecular and cellular biology, pharmacology and pharmacokinetics. This approach has enabled us to build a pipeline of potent and selective drug candidates and we intend to continue to leverage our tools and expertise to discover and develop small molecule kinase inhibitors.

Scientific Background

All 500 human protein kinases share a similarly-shaped active site. Since most kinase inhibitors target this active site, they have the potential to interact with a significant portion of the kinase protein family. While Gleevec is quite selective and well tolerated, most approved kinase-targeted drugs are quite non-selective, or promiscuous. Historically, promiscuity has been a characteristic of kinase inhibitors as a class and it has been argued that these drugs are effective in cancer because they have activity against many kinases. While targeting more than one kinase may have benefit in certain conditions, the role of the majority of the kinases inhibited by these promiscuous drugs remains unknown. Such inhibitors are generally poorly tolerated and their nonselective inhibition of kinases significantly increases their development risk as off-target toxicities can quickly outweigh any potential clinical benefit. We believe our approach and competency in kinase drug discovery enables us to create kinase inhibitors that have controlled and designed inhibition profiles. As more kinase inhibitors are advanced into clinical development for the treatment of cancers and non life-threatening conditions such as autoimmune and inflammatory disorders, we believe selectivity will become paramount and key to competitive differentiation.

The Conventional Approach to Kinase Inhibitor Discovery

Conventional kinase inhibitor discovery is largely a linear process that addresses one kinase at a time and requires significant serial investment of time and resources for each target. Traditionally, compounds are screened against the kinase of interest to identify “hits”, which are optimized to generate lead compounds until ultimately a candidate for clinical development is identified. Kinase selectivity is typically monitored only sporadically throughout the optimization process. This strategy has at least two significant drawbacks. First, targets are addressed one at a time, and the entire process has to be repeated for each new target of interest. Second, decisions about which targets to pursue are based on biology alone, with minimal upfront knowledge about the availability or quality of hits against the designated target within the available chemical library.

Our Accelerated Approach to Kinase Drug Discovery

We have adopted an approach to kinase drug discovery that we believe is significantly more productive and efficient than the conventional process. This approach entails screening an entire compound library against a full panel of kinase assays. A conventional high-throughput screen against a single target only yields hits against that one target, and only one parameter, potency, defines those hits. In contrast, a single library profiling screen reveals hits against virtually all biologically interesting kinase targets, and delivers two critical parameters to define each of the hits, potency and selectivity. Decisions about which targets to pursue can then be made based on much more complete information. Projects may be chosen, and precious resources committed, based not only on the level of biological interest in a specific kinase target, but also on knowledge about the quality of chemical hits for each target.

Once medicinal chemistry optimization is initiated, we continue to screen compounds synthesized against the kinase assay panel. This approach accomplishes two objectives. First, the selectivity of each compound is established upfront, and becomes a driver for optimization along with usual parameters such as potency and pharmacokinetics. Secondly, because kinase interaction patterns can change dramatically with relatively minor changes in chemical structure, new compounds produced for an established program may represent a lead compound for a new target of interest. Using this approach, we have captured and continue to capture the entire kinase interaction for each compound in an expanding database.

This database represents an extensive annotation of our collection of kinase-focused compounds and obviates the need to initiate each new project with a new screening campaign, thereby accelerating the drug discovery process. We have developed a quantitative description of kinase interaction patterns that provides a conceptual framework for analyzing the compounds within our database. By utilizing a suite of proprietary computational tools, we are able to efficiently interrogate our database and identify the most promising lead compounds, providing a significant competitive advantage for rapidly exploiting new targets. Using this approach we have, in the last five years, advanced five drug candidates from discovery into clinical development.

We have accumulated a library of over 6,000 kinase-focused compounds. Each compound has been screened using our accelerated approach, and the results are readily accessible within the database. Mining our database yielded the starting points for our current programs, including quizartinib, AC480, AC430, AC710, and CEP-32496.

Our Strategic Alliances and Commercial Agreements

Our Collaboration with Astellas Pharma Inc. and Astellas US LLC

In December 2009, we entered into an agreement with Astellas to jointly research, develop and commercialize FLT3 kinase inhibitors in oncology and non-oncology indications. Under the agreement, we granted Astellas an exclusive, worldwide license, with limited rights to sublicense, to quizartinib and certain metabolites and derivatives of those compounds. In addition, the agreement provides that we and Astellas will conduct a five-year joint research program related to the preclinical development of certain designated follow-on compounds to quizartinib. Astellas has sole ownership of all regulatory materials and approvals related to the compounds in exchange for certain payments described below and their commitment to jointly develop, and then commercialize and promote products based on the licensed technology.

The parties share oversight of the research and development programs through a joint committee to which we and Astellas contribute equal representation. Under the agreement, both parties are obligated to use commercially reasonable efforts to perform the tasks and activities assigned to us under each research and development plan. We share the development costs in the United States and European Union and research costs on the follow-on compounds equally with Astellas, including, among others, costs related to manufacturing, labor, materials and services provided by third parties. Astellas is solely responsible for development costs associated with the products covered by the agreement outside the United States and European Union and 100% of worldwide commercialization costs. However, we retain an option, exercisable during certain periods, to co-promote within the United States any product licensed to Astellas under the agreement, foregoing royalties on sales in exchange for a 50% share of profits or losses. We also have operational responsibility for the manufacturing and supply of all quantities of quizartinib to Astellas for a limited period of time to ensure the successful transfer of manufacturing technology to Astellas. Astellas has the sole right and option, at its own expense, to make regulatory filings outside the United States and to determine the contents of such filings.

Pursuant to the agreement, in December 2009, Astellas paid us an upfront, non-refundable fee of $40.0 million, and upon the successful achievement of clinical development and regulatory milestones, we are eligible to receive from Astellas up to an additional $350.0 million. Further, we are entitled to receive from Astellas tiered, double-digit royalty payments calculated as a percentage of aggregate net sales and additional annual sales milestone payments. Astellas’ royalty payment obligations are payable on a product-by-product, country-by-country basis beginning on the date of the first commercial sale of a licensed product in a country and ending on the later of 10 years after the date of such first commercial sale in that country (or the European Union) or the expiration date of the last relevant patent or regulatory exclusivity period.

Our agreement with Astellas provides that, in the event we experience a change of control, for three months following the transaction, Astellas may terminate any co-promotion agreement that we have entered into with Astellas in connection with a prior exercise of our co-promotion option. Following such termination, we would continue to forgo royalties on sales of products covered by such co-promotion agreement in exchange for a 50% share of profits and losses; however, Astellas would have full control over all commercialization activities in the United States and would be entitled to field the entire sales force and include costs incurred to build and maintain and operate its sales force in the calculation of its expenses for purposes of calculating the co-promotion payments payable to us. In addition, upon a change of control, Astellas would be entitled to terminate our co-promotion option to the extent we have not yet exercised it. Astellas will also have the option to terminate our involvement in the co-development of products under the agreement, and to terminate our role in all collaborative activities under the agreement.

The agreement expires, on a country-by-country, product-by-product basis, upon the expiration of all royalty or other payment obligations under the agreement. Upon expiration of the agreement, Astellas’ licenses become fully paid-up, perpetual, non-exclusive licenses and neither party has any further rights or obligations under the agreement. Astellas may terminate the agreement for convenience and without cause on a country-by-country, product-by-product basis upon delivery of 180 days’ written notice to us. Upon delivery of 30 days’ written notice to us, Astellas may terminate the agreement on a product-by-product basis for safety or regulatory concerns (provided we concur with basis for concern), or on a product-by-product, country-by-country basis if Astellas concludes reasonably and in good faith that continued development or commercialization will infringe upon the patent rights of a third-party or a third-party institutes or threatens suit against us or Astellas claiming that development or commercialization of a licensed product infringes or misappropriates its patent rights and Astellas concludes reasonably and in good faith that there is a substantial likelihood that such suit will be successful. Either party may terminate the agreement for the other party’s uncured material breach. Also, a party’s dissolution, liquidation, bankruptcy or insolvency gives the other party a right to terminate. Upon termination of the agreement by Astellas for convenience or due to safety or anticipated patent infringement violations, or termination by us in the case of Astellas’ material breach, bankruptcy or insolvency, the licenses and rights granted to Astellas terminate.

Our Collaboration with Bristol-Myers Squibb Company

October 2007 AC480 License Agreement

In October 2007, we entered into a license agreement with BMS for the worldwide development and commercialization of AC480. Under the agreement, we acquired an exclusive, worldwide, non-transferable license to exploit certain patents and other intellectual property related to AC480. We also maintain limited rights to sublicense AC480, subject to a right of first offer retained by BMS.

Pursuant to the agreement we assume sole responsibility, including any related costs, for the development and commercialization of AC480. We are obligated to use commercially reasonable efforts to develop at least one licensed product and to obtain all necessary regulatory filings, approvals and marketing authorizations related to such product in accordance with the agreed-upon development plan. In addition, we are required to use commercially reasonable efforts to commercialize at least one licensed product in the United States, Germany, the United Kingdom, France, Spain or Italy. Following the first commercial sale of any licensed product in any of these markets, we must keep such product reasonably available to the public in such market until the expiration or termination of the agreement. We are also solely responsible for the manufacture of any licensed products.

Upon the completion of certain United States and international clinical development and regulatory milestones, we may be required to pay BMS up to a total of $62.0 million. Additionally, BMS is entitled to tiered royalty payments calculated as a percentage of net sales of licensed products. The royalty rate increases based on certain annual net sales thresholds. Our royalty payment obligations are payable on a product-by-product and country-by-country basis beginning on the date of the first commercial sale of a licensed product in a country and ending on the later of 10 years after the date of such sale in that country or the expiration date of the last to expire patent covering the licensed product in that country or the expiration of all applicable regulatory exclusivity periods granted by applicable regulatory authorities with respect to such product in that country.

Absent early termination by either party, the agreement will expire upon the expiration of all of our royalty obligations to BMS, determined on a product-by-product and country-by-country basis. Following such expiration in accordance with its terms, the agreement provides that our licenses will remain in effect. BMS has a right to terminate the agreement early if we: (i) enter into bankruptcy, (ii) materially breach the agreement, (iii) fail to use commercially reasonable efforts to develop and commercialize AC480 or (iv) BMS terminates our October 2007 profiling services agreement on the basis of our uncured material breach of that agreement. Upon such early termination by BMS, all rights and licenses under the agreement revert to BMS along with all related intellectual property. Additionally, if we are commercially manufacturing products at the time of a BMS early termination, we may be obligated to continue manufacturing such products for BMS for a maximum of 12 months following the termination with a right to receive from BMS 115% of the manufacturing cost of products sold after termination. We have the right to terminate the agreement at will at any time on a product-by-product and country-by-country basis upon either three months’ written notice for any licensed product for which NDA approval has not been obtained or upon six months’ written notice for any licensed product for which NDA approval has been obtained. Upon such termination by us, all rights and licenses under the agreement revert to BMS along with all related intellectual property. Both we and BMS are entitled to assign our rights under the agreement in the event of a change in control, subject to certain conditions described in the agreement.

October 2007 Profiling Services Agreement

As partial consideration for the October 2007 AC480 licensing agreement, we entered into a profiling services agreement with BMS. In exchange for an upfront $6.0 million payment from BMS under the October 2007 AC480 License Agreement, we agreed to reserve a minimum amount of our monthly kinase screening capacity for the profiling of BMS compounds and use commercially reasonable efforts to accommodate requests in excess of such minimums. Under the agreement, we have the right to designate four kinases and negotiate license agreements with BMS for their compounds that demonstrate activity against those targets.

Prior to the divestment of our profiling services business, we completed our obligations to provide profiling services under this agreement. The remainder of the agreement remains in effect until terminated pursuant to its terms. BMS has a right to terminate the agreement early, without cause, upon delivery of six months’ notice and may terminate any time following an event resulting in a change of control of us. Either party may terminate the agreement upon the uncured material breach by the other party which, in the case of a breach by us, would result in the termination of any license borne from our rights under this agreement.

Our Collaboration with Cephalon, Inc.

In November 2006, we entered into an exclusive collaboration agreement with Cephalon, aimed at identifying and developing clinical candidates that demonstrate activity towards the two designated target kinases of the collaboration: the B-raf kinase and a second kinase determined by a joint research committee. Under the agreement, both parties contributed certain intellectual property to the collaboration and agreed to a period of exclusivity during which neither party would engage in any research related to a collaboration target compound with any third-party. Cephalon paid us an upfront fee of $15.5 million as partial consideration for access to our profiling technology and the licenses we contributed to the collaboration. We have received a $1.0 million milestone payment under the agreement to date and we may be entitled to receive up to $46.5 million in milestone additional payments upon the achievement of development, regulatory and sales milestones along with tiered royalty payments calculated as a percentage of net sales of the collaboration compounds, including CEP-32496. Royalties are payable to us on a product-by-product, country-by-country basis beginning on the date of the first commercial sale in a country and ending on the later of 10 years after the date of such sale in that country or the expiration date of the last to expire patent covering the licensed product in that country.

Our agreement with Cephalon requires us to notify Cephalon of the occurrence of a change of control that occurs prior to the completion of our collaboration with Cephalon. Following such change of control, Cephalon may elect to continue collaborating with us or our successor, assume responsibility for completing the collaboration or terminate the agreement. In the event that Cephalon elects to terminate this agreement in connection with our change of control, we may be obligated to pay Cephalon an amount of liquidated damages calculated in accordance with the terms of the agreement.

The collaboration portion of the agreement ended in November 2009, at which point we had completed all our research obligations under the agreement. The agreement remains in effect on a product-by-product, country-by-country basis until all royalty obligations expire. Both parties have a right to terminate the agreement early if the other party enters bankruptcy or upon an uncured breach by the other party.

Our Collaboration with Genoptix, Inc.

In September, 2010, we entered into a collaboration agreement with Genoptix to develop a laboratory diagnostic test to identify patients that harbor ITD mutations in their FLT3 receptor tyrosine kinase. Under this agreement, Genoptix will contribute its expertise in developing laboratory tests and we will supply certain patient samples to the collaboration. Genoptix has the right to commercialize the approved test. We will initially pay for the development activities under the collaboration pursuant to an agreed upon budget, and are entitled to royalty payments to repay us for the development costs. We intend for this test to be approved by the FDA as a companion diagnostic test in concert with quizartinib. We believe the FDA approval of this test will satisfy the FDA’s requirement that a companion diagnostic test be approved with quizartinib.

We and Genoptix may assign this agreement to a third party in connection with the transfer or sale of all or substantially all of the business to which the agreement relates, whether by merger, sale of stock, sale of assets or otherwise, provided that in the event of such a transaction with a third party, intellectual property rights of such third-party will not be included in the intellectual property rights licensed under our agreement with Genoptix to the extent such intellectual property rights would not have been licensed under the agreement in the absence of such transaction.

Intellectual Property

We are actively building an intellectual property portfolio around our clinical drug programs and our drug discovery programs. A large part of our strategy for portfolio building is to seek patent protection in the United States and in major market countries that we consider important to the development of our business worldwide. Our success depends in part on our ability to obtain and maintain proprietary protection for our drug candidates and other discoveries, inventions, trade secrets and know-how that are critical to our business operations. Our success also depends in part on our ability to operate without infringing the proprietary rights of others, and in part, on our ability to prevent others from infringing our proprietary rights. A comprehensive discussion on risks relating to intellectual property is provided under “Risk Factors” under the subsection “Risks Related to Our Intellectual Property”. We have developed and continue to develop a patent portfolio around our lead drug candidate quizartinib. A composition of matter patent application covering the small molecule drug quizartinib (and a chemical genus to which quizartinib belongs) issued in the United States as U.S. Patent 7,820,657 and is pending in 20 foreign countries. This U.S. patent will expire in 2027 if we continue to pay the maintenance fees and annuities when due, with the possibility of additional term from patent term extensions that may be granted due to administrative delays in the FDA. We also have pending applications that cover stable crystalline forms of quizartinib, metabolites of quizartinib, formulations of quizartinib, methods of manufacturing quizartinib and various therapeutic uses of quizartinib. Collectively, these patents, if they issue, would have patent expirations ranging from 2028 to 2030 if we continue to pay the maintenance fees and annuities when due, not including any possible additional terms for patent term adjustments or patent term extensions. We do not know if any patent will issue from any of these applications and, if any issue, we do not know whether the issued patents will provide significant proprietary protection or commercial advantage against our competitors or generics. Even if they issue, our patents may be circumvented, challenged, opposed and found to be invalid or unenforceable. We have a patent portfolio exclusively licensed to us from BMS around our second drug candidate AC480. The in-licensed portfolio includes a composition of matter patent covering the small molecule drug AC480 and a chemical genus to which it belongs, a therapeutic use patent and a patent on the method of manufacture of AC480, all issued in the United States. The United States composition of matter patent covering the small molecule AC480 and its chemical genus has a patent term extending until 2023 with the possibility of additional patent term extension up to 2028. The composition of matter patent family includes issued patents in eight foreign countries and pending patent applications in six foreign countries which include the major market countries. We continue to expand the AC480 portfolio by filing patent applications on newly developed combination therapies with AC480. We have filed a provisional patent application covering new crystalline forms of AC480 and new AC480 formulation that were internally discovered and developed, that, were the application to issue, would have patent terms extending until 2031 if we continue to pay the maintenance fees and annuities when due. For our lead candidates in our preclinical pipeline, we filed a composition of matter patent application covering our JAK2 lead candidate AC430 in the United States, under the Patent Co-operation Treaty (PCT) and in Argentina and Taiwan, which are not signatories to the PCT, and we filed a U.S. provisional composition of matter patent application covering our lead CSF1R candidate AC710. As these lead candidates progress into clinical development, we intend to file additional U.S. and foreign applications based on our ongoing research programs directed to crystalline forms, formulations, therapeutic uses, combination therapies and methods of manufacture, as they are discovered or invented.

In addition to patent protection, we seek to rely on trade secret protection, trademark protection and know-how to expand our proprietary position around our chemistry, technology and other discoveries and inventions that we consider important to our business. We also seek to protect our intellectual property in part by entering into confidentiality agreements with our employees, consultants, scientific advisors, clinical investigators and other contractors and also by requiring our employees, commercial contractors, and certain consultants and investigators, to enter into invention assignment agreements that grant us ownership of any discoveries or inventions made by them.

Further, we seek trademark protection in the United States and internationally where available and when we deem appropriate. We have obtained registrations for the AMBIT trademark, which we use in connection with our pharmaceutical research and development services as well as our clinical-stage products. We currently have such registrations for AMBIT in the United States, Europe and Japan.

We are aware of a third party patent that relates to an inactive ingredient that we use in quizartinib, as well as a third party patent related to diagnostic testing for certain FLT3 mutations. We cannot predict whether we or our partners would be able to obtain a license to either of the above, or if a license were available, whether it would be available on commercially reasonable terms. If such patents have a valid claim relating to our use of the inactive ingredient or diagnostic testing required to detect FLT3 mutations and, in either case, a license under the applicable patent is unavailable on commercially reasonable terms, or at all, our ability to commercialize quizartinib may be impaired or delayed, which could in turn significantly harm our business.

Sales and Marketing

We intend to build the commercial infrastructure necessary to effectively support the commercialization of quizartinib and future drug candidates, if approved. Initially we intend to focus our efforts on the co-promotion of our lead drug candidate, quizartinib, in the United States with Astellas. Astellas has responsibility for the commercialization of quizartinib outside of the United States.

The commercial infrastructure of specialty oncology products typically consists of a targeted, specialty sales force that calls on a limited and focused group of physicians supported by sales management, internal sales support, an internal marketing group and distributions support. Additional capabilities important to the oncology marketplace include the management of key accounts such a managed care organizations, group-purchasing organizations, specialty pharmacies, oncology group networks, and government accounts. Under our agreement with Astellas if we exercise the co-promotion option we will be responsible for providing 50% of the total sales force promotional support in the United States with Astellas providing all of the additional capabilities such as marketing, distribution and key account management. Based on the number of physicians that treat AML and the size of competitive sales forces, we believe that we can effectively target the relevant audience for quizartinib in the United States and meet our obligations under the agreement with a small, targeted sales force. To develop the appropriate commercial infrastructure, we will have to invest significant amounts of financial and management resources, some of which will be committed prior to any confirmation that quizartinib will be approved.

Where appropriate, we may elect in the future to utilize strategic partners or contract sales forces to assist in the commercialization of our other drug candidates, if approved.

Manufacturing

We do not own or operate manufacturing facilities for the production of quizartinib or other drug candidates that we develop, nor do we have plans to develop our own manufacturing operations in the foreseeable future. We currently depend on third-party contract manufacturers for all of our required raw materials, API and finished products for our preclinical research and clinical trials. We do not have any current contractual arrangements for the manufacture of commercial supplies of quizartinib or any other drug candidates that we develop. If quizartinib is approved for treatment of AML by the FDA, we will work with our partner Astellas to enter into agreements with third-party contract manufacturers for the commercial production of quizartinib. We currently employ internal resources and third-party consultants to manage our manufacturing contractors.

Competition

A number of multinational pharmaceutical companies, as well as large biotechnology companies, including Amgen, AstraZeneca, Bayer, BMS, Cephalon, GlaxoSmithKline, Johnson & Johnson, Lilly, Merck, Novartis, Onyx, Pfizer, Roche, sanofi-aventis and Takeda, are pursuing the development or are currently marketing pharmaceuticals that target the kinases or kinase-signaling pathways on which we are focusing. It is probable that the number of companies seeking to develop products and therapies for the treatment of unmet needs in oncology will increase.

Many of our competitors, either alone or with their strategic partners, have substantially greater financial, technical and human resources than we do and significantly greater experience in the discovery and development of drug candidates, obtaining FDA and other regulatory approvals of drug candidates and the commercialization of those products. Accordingly, our competitors may be more successful than we may be in obtaining approval for drugs and achieving widespread market acceptance. Our competitors’ drugs may be more effective, or more effectively marketed and sold, than any drug we may commercialize and may render our drug candidates obsolete or non-competitive before we can recover the expenses of developing and commercializing any of our drug candidates. We anticipate that we will face intense and increasing competition as new drugs enter the market and advanced technologies become available.

Competition for Quizartinib

Sutent and Nexavar, two multi-kinase inhibitors that inhibit the FLT3 kinase, are approved for the treatment of certain solid tumors, however these drugs also inhibit other kinases with equal or greater potency and are not approved for the treatment of AML. Sutent is approved as monotherapy for renal cell carcinoma, or RCC, and for GIST and Nexavar is approved as monotherapy for advanced RCC and unresectable hepatocellular cancer, or HCC. Each of these drugs is believed to work through inhibition of kinases other than FLT3. Currently there are no approved therapies for relapsed/refractory AML beyond traditional chemotherapy. We are aware of several companies, including ARIAD, Bayer, Lilly, Novartis and Onyx, that have ongoing programs to develop both small molecules and biologics that target the FLT3 pathway.

Competition for AC480

There are six FDA-approved HER family inhibitors: Amgen’s Vectibix (panitumumab), AstraZeneca’s Iressa (gefitinib), GlaxoSmithKline’s Tykerb (lapatinib), Lilly’s Erbitux (cetuximab), Roche’s Herceptin (trastuzumab) and Roche’s Tarceva (erlotinib). We are aware of a number of companies that have ongoing programs to develop both small molecules and biologics to target individual or multiple members of HER family of kinases. We are not aware of any drugs in development which solely target the inhibition of the HER4 pathway without affecting other kinases in the HER family.

Competition for Other Programs

We are not aware of any commercialized products that target the JAK family of kinases, the B-raf kinase or the CSF1R kinase. There are several companies with JAK, B-raf, and CSF1R inhibitors in clinical development, including Amgen, AstraZeneca, Incyte, Lilly, Merck and Pfizer.

Government Regulation and Product Approval

Government authorities in the United States, at the federal, state and local level, and other countries extensively regulate, among other things, the research, development, testing, manufacture, quality control, approval, labeling, packaging, storage, record-keeping, promotion, advertising, distribution, post-approval monitoring and reporting, marketing and export and import of products such as those we are developing. Quizartinib and any other drug candidate that we develop must be approved by the FDA before they may be legally marketed in the United States. In addition, the FDA is currently requiring regulatory approval of a companion diagnostic for market approval of quizartinib.

United States Drug Development Process

In the United States, the FDA regulates drugs under the Federal Food, Drug and Cosmetic Act, or FDCA, and implementing regulations. Drugs are also subject to other federal, state and local statutes and regulations. The process of obtaining regulatory approvals and the subsequent compliance with appropriate federal, state, local and foreign statutes and regulations require the expenditure of substantial time and financial resources. Failure to comply with the applicable United States requirements at any time during the product development process, approval process or after approval, may subject an applicant to administrative or judicial sanctions. FDA sanctions could include refusal to approve pending applications, withdrawal of an approval, a clinical hold, warning letters, product recalls, product seizures, total or partial suspension of production or distribution injunctions, fines, refusals of government contracts, restitution, disgorgement or civil or criminal penalties. Any agency or judicial enforcement action could have a material adverse effect on us. The process required by the FDA before a drug may be marketed in the United States generally involves the following:

•	Completion of preclinical laboratory tests, animal studies and formulation studies according to Good Laboratory Practices or other applicable regulations;

•	Submission to the FDA of an IND, which must become effective before human clinical trials may begin;

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Performance of adequate and well-controlled human clinical trials according to the FDA’s current good clinical practices, or GCPs, to establish the safety and efficacy of the proposed drug for its intended use;

•	Submission to the FDA of an NDA for a new drug;

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Satisfactory completion of an FDA inspection of the manufacturing facility or facilities where the drug is produced to assess compliance with the FDA’s current good manufacturing practice standards, or cGMP, to assure that the facilities, methods and controls are adequate to preserve the drug’s identity, strength, quality and purity;

•	Potential FDA audit of the nonclinical and clinical trial sites that generated the data in support of the NDA; and

•	FDA review and approval of the NDA.

The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources and approvals are inherently uncertain.

Before testing any compounds with potential therapeutic value in humans, the drug candidate enters the preclinical testing stage. Preclinical tests include laboratory evaluations of product chemistry, toxicity and formulation, as well as animal studies to assess the potential safety and activity of the drug candidate. The conduct of the preclinical tests must comply with federal regulations and requirements including good laboratory practices. The sponsor must submit the results of the preclinical tests, together with manufacturing information, analytical data, any available clinical data or literature and a proposed clinical protocol, to the FDA as part of the IND. The IND automatically becomes effective 30 days after receipt by the FDA, unless the FDA places the clinical trial on a clinical hold within that 30-day time period. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. The FDA may also impose clinical holds on a drug candidate at any time before or during clinical trials due to safety concerns or non-compliance. Accordingly, we cannot be sure that submission of an IND will result in the FDA allowing clinical trials to begin, or that, once begun, issues will not arise that suspend or terminate such trial.

Clinical trials involve the administration of the drug candidate to healthy volunteers or patients under the supervision of qualified investigators, generally physicians not employed by or under the trial sponsor’s control. Clinical trials are conducted under protocols detailing, among other things, the objectives of the clinical trial, dosing procedures, subject selection and exclusion criteria, and the parameters to be used to monitor subject safety. Each protocol must be submitted to the FDA as part of the IND. Clinical trials must be conducted in accordance with the FDA’s good clinical practices requirements. Further, each clinical trial must be reviewed and approved by an independent institutional review board, or IRB, at or servicing each institution at which the clinical trial will be conducted. An IRB is charged with protecting the welfare and rights of trial participants and considers such items as whether the risks to individuals participating in the clinical trials are minimized and are reasonable in relation to anticipated benefits. The IRB also approves the informed consent form that must be provided to each clinical trial subject or his or her legal representative and must monitor the clinical trial until completed.

Human clinical trials are typically conducted in three sequential phases that may overlap or be combined:

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Phase 1.    The drug is initially introduced into healthy human subjects and tested for safety, dosage tolerance, absorption, metabolism, distribution and excretion. In the case of some products for severe or life-threatening diseases, especially when the product may be too inherently toxic to ethically administer to healthy volunteers, the initial human testing is often conducted in patients.

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Phase 2.    The drug is evaluated in a limited patient population to identify possible adverse effects and safety risks, to preliminarily evaluate the efficacy of the product for specific targeted diseases and to determine dosage tolerance, optimal dosage and dosing schedule.

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Phase 3.    Clinical trials are undertaken to further evaluate dosage, clinical efficacy and safety in an expanded patient population at geographically dispersed clinical trial sites. These clinical trials are intended to establish the overall risk/benefit ratio of the product and provide an adequate basis for product labeling. Generally, two adequate and well-controlled Phase 3 clinical trials are required by the FDA for approval of an NDA.

Post-approval studies, or Phase 4 clinical trials, may be conducted after initial marketing approval. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication.

Progress reports detailing the results of the clinical trials must be submitted at least annually to the FDA and written IND safety reports must be submitted to the FDA and the investigators for serious and unexpected adverse events or any finding from tests in laboratory animals that suggests a significant risk for human subjects. Phase 1, Phase 2 and Phase 3 clinical trials may not be completed successfully within any specified period, if at all. The FDA or the sponsor or its data safety monitoring board may suspend a clinical trial at any time on various grounds, including a finding that the research subjects or patients are being exposed to an unacceptable health risk. Similarly, an IRB can suspend or terminate approval of a clinical trial at its institution if the clinical trial is not being conducted in accordance with the IRB’s requirements or if the drug has been associated with unexpected serious harm to patients.

Concurrent with clinical trials, companies usually complete additional animal studies and must also develop additional information about the chemistry and physical characteristics of the drug as well as finalize a process for manufacturing the product in commercial quantities in accordance with cGMP requirements. The manufacturing process must be capable of consistently producing quality batches of the drug candidate and, among other things, must develop methods for testing the identity, strength, quality and purity of the final drug. Additionally, appropriate packaging must be selected and tested and stability studies must be conducted to demonstrate that the drug candidate does not undergo unacceptable deterioration over its shelf life.

United States Review and Approval Processes

The results of product development, preclinical studies and clinical trials, along with descriptions of the manufacturing process, analytical tests conducted on the chemistry of the drug, proposed labeling and other relevant information are submitted to the FDA as part of an NDA requesting approval to market the product. The submission of an NDA is subject to the payment of substantial user fees; a waiver of such fees may be obtained under certain limited circumstances.

In addition, under the Pediatric Research Equity Act, or PREA, an NDA or supplement to an NDA must contain data to assess the safety and effectiveness of the drug for the claimed indications in all relevant pediatric subpopulations and to support dosing and administration for each pediatric subpopulation for which the product is safe and effective. The FDA may grant deferrals for submission of data or full or partial waivers. Unless otherwise required by regulation, PREA does not apply to any drug for an indication for which orphan designation has been granted.

The FDA reviews all NDAs submitted before it accepts them for filing and may request additional information rather than accepting an NDA for filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA. Under the goals and policies agreed to by the FDA under the Prescription Drug User Fee Act, or PDUFA, the FDA has 10 months in which to complete its initial review of a standard NDA and respond to the applicant, and six months for a priority NDA. The FDA does not always meet its PDUFA goal dates for standard and priority NDAs. The review process and the PDUFA goal date may be extended by three months if the FDA requests or the NDA sponsor otherwise provides additional information or clarification regarding information already provided in the submission within the last three months before the PDUFA goal date.

After the NDA submission is accepted for filing, the FDA reviews the NDA to determine, among other things, whether the proposed product is safe and effective for its intended use, and whether the product is being manufactured in accordance with cGMP to assure and preserve the product’s identity, strength, quality and purity. The FDA may refer applications for novel drug or biological products or drug or biological products which present difficult questions of safety or efficacy to an advisory committee, typically a panel that includes clinicians and other experts, for review, evaluation and a recommendation as to whether the application should be approved and under what conditions. The FDA is not bound by the recommendations of an advisory committee, but it considers such recommendations carefully when making decisions. During the drug approval process, the FDA also will determine whether a risk evaluation and mitigation strategy, or REMS, is necessary to assure the safe use of the drug. If the FDA concludes a REMS is needed, the sponsor of the NDA must submit a proposed REMS; the FDA will not approve the NDA without a REMS, if required.

Before approving an NDA, the FDA will inspect the facilities at which the product is manufactured. The FDA will not approve the product unless it determines that the manufacturing processes and facilities are in compliance with cGMP requirements and adequate to assure consistent production of the product within required specifications. Additionally, before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with GMP. If the FDA determines the application, manufacturing process or manufacturing facilities are not acceptable it will outline the deficiencies in the submission and often will request additional testing or information.

The NDA review and approval process is lengthy and difficult and the FDA may refuse to approve an NDA if the applicable regulatory criteria are not satisfied or may require additional clinical data or other data and information. Even if such data and information is submitted, the FDA may ultimately decide that the NDA does not satisfy the criteria for approval. Data obtained from clinical trials are not always conclusive and the FDA may interpret data differently than we interpret the same data. The FDA will issue a complete response letter if the agency decides not to approve the NDA. The complete response letter usually describes all of the specific deficiencies in the NDA identified by the FDA. The deficiencies identified may be minor, for example, requiring labeling changes, or major, for example, requiring additional clinical trials. Additionally, the complete response letter may include recommended actions that the applicant might take to place the application in a condition for approval. If a complete response letter is issued, the applicant may either resubmit the NDA, addressing all of the deficiencies identified in the letter, or withdraw the application.

If a product receives regulatory approval, the approval may be significantly limited to specific diseases and dosages or the indications for use may otherwise be limited, which could restrict the commercial value of the product. Further, the FDA may require that certain contraindications, warnings or precautions be included in the product labeling. In addition, the FDA may require Phase 4 testing which involves clinical trials designed to further assess a drug safety and effectiveness and may require testing and surveillance programs to monitor the safety of approved products that have been commercialized.

Orphan Drug Designation

Under the Orphan Drug Act, the FDA may grant orphan designation to a drug or biological product intended to treat a rare disease or condition, which is generally a disease or condition that affects fewer than 200,000 individuals in the United States, or more than 200,000 individuals in the United States and for which there is no reasonable expectation that the cost of developing and making a drug or biological product available in the United States for this type of disease or condition will be recovered from sales of the product. Orphan product designation must be requested before submitting an NDA. After the FDA grants orphan product designation, the identity of the therapeutic agent and its potential orphan use are disclosed publicly by the FDA. Orphan product designation does not convey any advantage in or shorten the duration of the regulatory review and approval process.

If a product that has orphan designation subsequently receives the first FDA approval for the disease or condition for which it has such designation, the product is entitled to orphan product exclusivity, which means that the FDA may not approve any other applications to market the same drug or biological product for the same indication for seven years, except in limited circumstances, such as a showing of clinical superiority to the product with orphan exclusivity. Competitors, however, may receive approval of different products for the indication for which the orphan product has exclusivity or obtain approval for the same product but for a different indication for which the orphan product has exclusivity. Orphan product exclusivity also could block the approval of one of our products for seven years if a competitor obtains approval of the same drug or biological product as defined by the FDA or if our drug candidate is determined to be contained within the competitor’s product for the same indication or disease. If a drug or biological product designated as an orphan product receives marketing approval for an indication broader than what is designated, it may not be entitled to orphan product exclusivity. Orphan drug status in the European Union has similar but not identical benefits in the European Union.

We currently have Orphan Drug Designation for quizartinib for the treatment of AML in the United States and the European Union.

Expedited Development and Review Programs

The FDA has a Fast Track program that is intended to expedite or facilitate the process for reviewing new drugs and biological products that meet certain criteria. Specifically, new drugs and biological products are eligible for Fast Track designation if they are intended to treat a serious or life-threatening condition and demonstrate the potential to address unmet medical needs for the condition. Fast Track designation applies to the combination of the product and the specific indication for which it is being studied. Unique to a Fast Track product, the FDA may consider for review sections of the NDA on a rolling basis before the complete application is submitted, if the sponsor provides a schedule for the submission of the sections of the NDA, the FDA agrees to accept sections of the NDA and determines that the schedule is acceptable, and the sponsor pays any required user fees upon submission of the first section of the NDA.

Any product, submitted to the FDA for market, including a Fast Track program, may also be eligible for other types of FDA programs intended to expedite development and review, such as priority review and accelerated approval. Any product is eligible for priority review if it has the potential to provide safe and effective therapy where no satisfactory alternative therapy exists or a significant improvement in the treatment, diagnosis or prevention of a disease compared to marketed products. The FDA will attempt to direct additional resources to the evaluation of an application for a new drug or biological product designated for priority review in an effort to facilitate the review. Additionally, a product may be eligible for accelerated approval. Drug or biological products studied for their safety and effectiveness in treating serious or life-threatening illnesses and that provide meaningful therapeutic benefit over existing treatments may receive accelerated approval, which means that they may be approved on the basis of adequate and well-controlled clinical studies establishing that the product has an effect on a surrogate endpoint that is reasonably likely to predict a clinical benefit, or on the basis of an effect on a clinical endpoint other than survival or irreversible morbidity. As a condition of approval, the FDA may require that a sponsor of a drug or biological product receiving accelerated approval perform adequate and well-controlled post-marketing clinical studies. In addition, the FDA currently requires as a condition for accelerated approval pre-approval of promotional materials, which could adversely impact the timing of the commercial launch of the product. Fast Track designation, priority review and accelerated approval do not change the standards for approval but may expedite the development or approval process.

We have applied for Fast Track designation for our drug candidate, quizartinib, for treatment of AML. Even if we receive Fast Track designation for quizartinib, the FDA may later decide that quizartinib no longer meets the conditions for qualification. In addition, obtaining Fast Track designation may not provide us with a material commercial advantage.

Companion Diagnostic Review and Approval

Our drug candidate quizartinib currently relies upon the conduct of a companion diagnostic test to select patients with the FLT3-ITD mutation. Presently, the FLT3-ITD mutation test is available only as a Laboratory Developed Test, or LDT, that is commercialized by laboratories certified under the Clinical Laboratory Improvement Amendments, or CLIA. Approval of our quizartinib drug candidate will require FDA approval of a Pre Market Approval application, or PMA, for a reproducible, validated diagnostic test to be used with quizartinib.

The PMA process is costly, lengthy, and uncertain, although the PMA review for a FLT3-ITD mutation test is currently planned to occur concurrently with the development and review of an NDA for quizartinib. The receipt and timing of PMA approval may have a significant effect on the receipt and timing of commercial approval for quizartinib. Human diagnostic products are subject to pervasive and ongoing regulatory obligations, including the submission of medical device reports, adherence to the Quality Systems Regulation, recordkeeping and product labeling, as enforced by the FDA and comparable state authorities.

Post-Approval Requirements

Any drug products for which we receive FDA approvals are subject to continuing regulation by the FDA, including, among other things, record-keeping requirements, reporting of adverse experiences with the product, providing the FDA with updated safety and efficacy information, product sampling and distribution requirements, complying with certain electronic records and signature requirements and complying with FDA promotion and advertising requirements, which include, among others, standards for direct-to-consumer advertising, promoting drugs for uses or in patient populations that are not described in the drug’s approved labeling (known as “off-label use”), industry-sponsored scientific and educational activities, and promotional activities involving the internet. Failure to comply with FDA requirements can have negative consequences, including adverse publicity, enforcement letters from the FDA, mandated corrective advertising or communications with doctors, and civil or criminal penalties. Although physicians may prescribe legally available drugs for off-label uses, manufacturers may not market or promote such off-label uses.

We rely, and expect to continue to rely, on third parties for the production of clinical and commercial quantities of our products. Manufacturers of our products are required to comply with applicable FDA manufacturing requirements contained in the FDA’s cGMP regulations. cGMP regulations require among other things, quality control and quality assurance as well as the corresponding maintenance of records and documentation. Drug manufacturers and other entities involved in the manufacture and distribution of approved drugs are required to register their establishments with the FDA and certain state agencies, and are subject to periodic unannounced inspections by the FDA and certain state agencies for compliance with cGMP and other laws. Accordingly, manufacturers must continue to expend time, money, and effort in the area of production and quality control to maintain cGMP compliance. Discovery of problems with a product after approval may result in restrictions on a product, manufacturer, or holder of an approved NDA, including withdrawal of the product from the market. In addition, changes to the manufacturing process generally require prior FDA approval before being implemented and other types of changes to the approved product, such as adding new indications and additional labeling claims, are also subject to further FDA review and approval.

The FDA also may require post-marketing testing, known as Phase 4 testing, risk minimization action plans and surveillance to monitor the effects of an approved product or place conditions on an approval that could restrict the distribution or use of the product.

Other Healthcare Laws and Compliance Requirements

In the United States, our activities are potentially subject to regulation by various federal, state and local authorities in addition to the FDA, including the Centers for Medicare and Medicaid Services (formerly the

Health Care Financing Administration), other divisions of the United States Department of Health and Human Services (e.g., the Office of Inspector General), the United States Department of Justice and individual United States Attorney offices within the Department of Justice, and state and local governments. For example, sales, marketing and scientific/educational grant programs must comply with the anti-fraud and abuse provisions of the Social Security Act, the False Claims Act, the privacy provisions of the Health Insurance Portability and Accountability Act, or HIPAA, and similar state laws, each as amended. Pricing and rebate programs must comply with the Medicaid rebate requirements of the Omnibus Budget Reconciliation Act of 1990 and the Veterans Health Care Act of 1992, each as amended. If products are made available to authorized users of the Federal Supply Schedule of the General Services Administration, additional laws and requirements apply. Under the Veterans Health Care Act, or VHCA, drug companies are required to offer certain drugs at a reduced price to a number of federal agencies including United States Department of Veterans Affairs and United States Department of Defense, the Public Health Service and certain private Public Health Service designated entities in order to participate in other federal funding programs including Medicare and Medicaid. Recent legislative changes purport to require that discounted prices be offered for certain United States Department of Defense purchases for its TRICARE program via a rebate system. Participation under the VHCA requires submission of pricing data and calculation of discounts and rebates pursuant to complex statutory formulas, as well as the entry into government procurement contracts governed by the Federal Acquisition Regulations.

In order to distribute products commercially, we must comply with state laws that require the registration of manufacturers and wholesale distributors of pharmaceutical products in a state, including, in certain states, manufacturers and distributors who ship products into the state even if such manufacturers or distributors have no place of business within the state. Some states also impose requirements on manufacturers and distributors to establish the pedigree of product in the chain of distribution, including some states that require manufacturers and others to adopt new technology capable of tracking and tracing product as it moves through the distribution chain. Several states have enacted legislation requiring pharmaceutical companies to establish marketing compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities, and/or register their sales representatives, as well as to prohibit pharmacies and other healthcare entities from providing certain physician prescribing data to pharmaceutical companies for use in sales and marketing, and to prohibit certain other sales and marketing practices. All of our activities are potentially subject to federal and state consumer protection and unfair competition laws.

Patent Term Restoration and Marketing Exclusivity

Depending upon the timing, duration and specifics of the FDA approval of the use of our drug candidates, some of our United States patents may be eligible for limited patent term extension under the Drug Price Competition and Patent Term Restoration Act of 1984, commonly referred to as the Hatch-Waxman Amendments. The Hatch-Waxman Amendments permit a patent restoration term of up to five years as compensation for patent term lost during product development and the FDA regulatory review process. However, patent term restoration cannot extend the remaining term of a patent beyond a total of 14 years from the product’s approval date. The patent term restoration period is generally one-half the time between the effective date of an IND and the submission date of an NDA plus the time between the submission date of an NDA and the approval of that application. Only one patent applicable to an approved drug is eligible for the extension and the application for the extension must be submitted prior to the expiration of the patent. The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for any patent term extension or restoration. In the future, we may intend to apply for restoration of patent term for one of our currently owned or licensed patents to add patent life beyond its current expiration date, depending on the expected length of the clinical trials and other factors involved in the filing of the relevant NDA.

Market exclusivity provisions under the FDCA can also delay the submission or the approval of certain applications of other companies seeking to reference another company’s NDA. The FDCA provides a five-year period of non-patent marketing exclusivity within the United States to the first applicant to obtain approval of an NDA for a new chemical entity. A drug is a new chemical entity if the FDA has not previously approved any other new drug containing the same active moiety, which is the molecule or ion responsible for the action of the drug substance. During the exclusivity period, the FDA may not accept for review an abbreviated new drug application, or ANDA, or a 505(b)(2) NDA submitted by another company for another version of such drug where the applicant does not own or have a legal right of reference to all the data required for approval. However, an application may be submitted after four years if it contains a certification of patent invalidity or non-infringement to one of the patents listed with the FDA by the innovator NDA holder. The FDCA also provides three years of marketing exclusivity for an NDA, or supplement to an existing NDA if new clinical investigations, other than bioavailability studies, that were conducted or sponsored by the applicant are deemed by the FDA to be essential to the approval of the application, for example new indications, dosages or strengths of an existing drug. This three-year exclusivity covers only the conditions associated with the new clinical investigations and does not prohibit the FDA from approving ANDAs for drugs containing the original active agent. Five-year and three-year exclusivity will not delay the submission or approval of a full NDA. However, an applicant submitting a full NDA would be required to conduct or obtain a right of reference to all of the preclinical studies and adequate and well-controlled clinical trials necessary to demonstrate safety and effectiveness. Pediatric exclusivity is another type of regulatory market exclusivity in the United States. Pediatric exclusivity, if granted, adds six months to existing exclusivity periods and patent terms. This six-month exclusivity, which runs from the end of other exclusivity protection or patent term, may be granted based on the voluntary completion of a pediatric trial in accordance with an FDA-issued “Written Request” for such a trial.

Pharmaceutical Coverage, Pricing and Reimbursement

Significant uncertainty exists as to the coverage and reimbursement status of any drug candidates for which we obtain regulatory approval. In the United States and markets in other countries, sales of any products for which we receive regulatory approval for commercial sale will depend in part on the availability of reimbursement from third-party payors. Third-party payors include government health administrative authorities, managed care providers, private health insurers and other organizations. The process for determining whether a payor will provide coverage for a drug product may be separate from the process for setting the price or reimbursement rate that the payor will pay for the drug product. Third-party payors may limit coverage to specific drug products on an approved list, or formulary, which might not include all of the FDA-approved drugs for a particular indication. Third-party payors are increasingly challenging the price and examining the medical necessity and cost-effectiveness of medical products and services, in addition to their safety and efficacy. We may need to conduct expensive pharmaco-economic studies in order to demonstrate the medical necessity and cost-effectiveness of our products, in addition to the costs required to obtain the FDA approvals. Our drug candidates may not be considered medically necessary or cost-effective. A payor’s decision to provide coverage for a drug product does not imply that an adequate reimbursement rate will be approved. Adequate third-party reimbursement may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product development.

In 2003, the United States government enacted legislation providing a partial prescription drug benefit for Medicare recipients, which became effective at the beginning of 2006. Government payment for some of the costs of prescription drugs may increase demand for any products for which we receive marketing approval. However, to obtain payments under this program, we would be required to sell products to Medicare recipients through prescription drug plans operating pursuant to this legislation. These plans will likely negotiate discounted prices for our products. Federal, state and local governments in the United States continue to consider legislation to limit the growth of healthcare costs, including the cost of prescription drugs. Future legislation could limit payments for pharmaceuticals such as the drug candidates that we are developing.

Different pricing and reimbursement schemes exist in other countries. In the European Community, governments influence the price of pharmaceutical products through their pricing and reimbursement rules and control of national health care systems that fund a large part of the cost of those products to consumers. Some jurisdictions operate positive and negative list systems under which products may only be marketed once a reimbursement price has been agreed. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost-effectiveness of a particular drug candidate to currently available therapies. Other member states allow companies to fix their own prices for medicines, but monitor and control company profits. The downward pressure on health care costs in general, particularly prescription drugs, has become very intense. As a result, increasingly high barriers are being erected to the entry of new products. In addition, in some countries, cross-border imports from low-priced markets exert a commercial pressure on pricing within a country.

The marketability of any drug candidates for which we receive regulatory approval for commercial sale may suffer if the government and third-party payors fail to provide adequate coverage and reimbursement. In addition, emphasis on managed care in the United States has increased and we expect will continue to increase the pressure on pharmaceutical pricing. Coverage policies and third-party reimbursement rates may change at any time. Even if favorable coverage and reimbursement status is attained for one or more products for which we receive regulatory approval, less favorable coverage policies and reimbursement rates may be implemented in the future.

Employees

As of October 31, 2010, we employed 77 employees, 72 of whom are full-time, 32 of whom hold Ph.D. or M.D. degrees, 61 of whom were engaged in research and development activities and 16 of whom were engaged in business development, finance, information systems, facilities, human resources and administrative support. None of our employees is subject to a collective bargaining agreement. We consider our relationship with our employees to be good.

Facilities

We lease approximately 54,924 square feet of space for our headquarters in San Diego, California under an agreement that expires in July 2014. We believe that our existing facilities are adequate to meet our current needs, and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.

Legal Proceedings

We are currently not a party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information regarding our executive officers and directors as of October 31, 2010:

Name	Age	Position
Alan J. Lewis, Ph.D.	65	President, Chief Executive Officer and Director
Alan Fuhrman	54	Chief Financial Officer
Robert Corringham, M.D.	61	Chief Medical Officer and Senior Vice President, Clinical Development
Christopher J. Morl	51	Chief Operating Officer
Wendell Wierenga, Ph.D.	62	Executive Vice President, Research and Development
Faheem Hasnain (3)	52	Chairman of the Board, Director
Steven A. Elms (2)	46	Director
Standish M. Fleming (1)(3)	63	Director
Allan P. Marchington, Ph.D. (2)	44	Director
Joseph Regan (1)	43	Director
Saiid Zarrabian (1)	57	Director
Alexander Zukiwski, M.D. (2)	52	Director

(1)	Member of the audit committee.

(2)	Member of the compensation committee.

(3)	Member of the nominating and governance committee.

Executive Officers

Alan J. Lewis, Ph.D. Dr. Lewis joined our board of directors in May 2009, served as our Chairman of the Board from November 2009 to April 2010, served as our Executive Chairman of the Board from April 2010 to November 2010 and has served as our President and Chief Executive Officer since July 2010. From January 2009 to June 2010, Dr. Lewis served as the president and chief executive officer of the Juvenile Diabetes Research Foundation. From February 2006 to December 2008, he served as president, chief executive officer, and a director of Novocell, Inc. (now ViaCyte), a preclinical therapeutics company focused on diabetes. From February 1994 to August 2000, he served as chief executive officer and a director of Signal Pharmaceuticals before its acquisition in 2000 by Celgene, Inc. He then served as president of the Signal research division at Celgene until 2005. From 1989 to 1994, he served as the vice president of research at Wyeth-Ayerst. Dr. Lewis currently serves as a director of Biomarin Pharmaceutical Inc. (Nasdaq: BMRN). Based on Dr. Lewis’ position as our President and Chief Executive Officer, his other senior management experience and his service on other boards of directors in the biotechnology and pharmaceutical industries, including his experience in strategic planning, the board believes he has the appropriate set of skills to serve as a member of our board. Dr. Lewis received a B.Sc. in physiology and biochemistry from Southampton University and a Ph.D. in pharmacology from the University of Wales and completed a postdoctoral fellowship at Yale University.

Alan Fuhrman. Mr. Fuhrman has served as our Chief Financial Officer since October 2010. From November 2008 to September 2010, Mr. Fuhrman served as vice president and chief financial officer of Naviscan, Inc., a medical imaging company focused on the management of breast cancer. From September 2004 through August 2008, he served as senior vice president and chief financial officer of Sonus Pharmaceuticals (Nasdaq: SNUS), a public pharmaceutical development company that merged with Oncogenex Pharmaceuticals in August 2008. Mr. Fuhrman served as president and chief operating officer of Integrex, Inc. from April 2002 until its acquisition in July 2004. From February 1999 until March 2002, he was the chief financial officer at Capital Stream, Inc., a financial services workflow automation company. Mr. Fuhrman received B.S. degrees in both business administration and agricultural economics from Montana State University. Mr. Fuhrman received his Certified Public Accountant Certification from the State of Oregon; however, currently he is not an active CPA.

Robert Corringham, M.D. Dr. Corringham has served as our Chief Medical Officer since July 2010 and as our Senior Vice President, Clinical Development since March 2008. From August 2000 to November 2007, Dr. Corringham served as vice president and therapeutic area head for clinical oncology biologics development at Centocor, a subsidiary of Johnson and Johnson focused on the development of diagnostic assays using monoclonal antibody technology. Prior to Centocor, Dr. Corringham was at SmithKline Beecham, where he was responsible for the U.S. clinical oncology group and led the clinical oncology vaccines group at SmithKline Beecham Biologics. Prior to that, he was in academic medicine and was a hematologist/oncologist and bone marrow transplanter including positions as deputy director of the University of California San Diego (UCSD) Cancer Center, adjunct professor of medicine at UCSD, associate professor of medicine at the University of Ottawa, assistant professor at the University of Toronto and was on the staff of the Princess Margaret Hospital, Toronto. He was founding director of the Northeastern Ontario Regional Cancer Centre, Sudbury Ontario. Dr Corringham received his medical degree at the University of London, England, where he also did his postgraduate medical training and was a research fellow.

Christopher J. Morl. Mr. Morl has served as our Chief Operating Officer since November 2010. He served as our Chief Business Officer from January 2009 until November 2010. From August 2002 to October 2008, he served as vice president of business development at Agensys Inc., a privately owned biotechnology company that became a wholly owned subsidiary of Astellas US in December 2007. From January 2001 to December 2001, he served as director of integration at GlaxoSmithKline for China/Hong Kong after serving as the General Manager at SmithKline Beecham (Tianjiin). Prior to that he served for 20 years in positions of increasing responsibility in research, sales, marketing, and business development with SmithKline Beecham. Mr. Morl earned a B.S. in applied biology with honors in pharmacology from the University of London (UK) and an M.B.A. from Cranfield School of Management (UK).

Wendell Wierenga, Ph.D. Dr. Wierenga has served as our Executive Vice President, Research and Development since December 2006 and was a member of our board of directors from 2005 to 2008. In addition to his current position at Ambit, Dr. Wierenga has served as a member of the board of directors of XenoPort, Inc. (Nasdaq: XNPT) since October 2000 and Onyx Pharmaceuticals, Inc. (Nasdaq: ONXX) since December 1996 and is a member of the scientific advisory boards of two private pharmaceutical companies, Concert Pharmaceuticals, Inc. and Ferring Pharmaceuticals, Inc. From September 2003 to December 2007, Dr. Wierenga served as executive vice president of research and development at Neurocrine Biosciences, Inc., a pharmaceutical company focused on developing therapeutics for diseases and disorders of the central nervous and immune systems. From 2000 to 2003, Dr. Wierenga served as chief executive officer of Syrrx, Inc. (acquired by Takeda Pharmaceutical Company Limited in 2005). From 1990 to 2000, Dr. Wierenga served as senior vice president of worldwide pharmaceutical sciences, technologies and development at Parke-Davis/Warner Lambert (now Pfizer, Inc.). Prior to joining Parke-Davis, Dr. Wierenga spent 16 years at Upjohn Pharmaceuticals. Dr. Wierenga earned his B.A. from Hope College, in Holland, Michigan and his Ph.D. in chemistry from Stanford University.

Non-Employee Directors

Faheem Hasnain. Mr. Hasnain has served as one of our directors since October 2010, and as the Chairman of the Board since November 2010. From December 2008 until its acquisition by Abbott Laboratories in April 2010, he was the president and chief executive officer and a director of Facet Biotech Corporation (Nasdaq: FACT), a biology-driven antibody company with a focus in oncology and multiple sclerosis. Mr. Hasnain was president, chief executive officer and a director of PDL BioPharma, Inc. (Nasdaq: PDLI) from October 2008 until Facet Biotech was spun off from PDL BioPharma in December 2008. From October 2004 to September 2008, Mr. Hasnain served at Biogen Idec Inc., a biotechnology company specializing in neurological disorders, autoimmune disorders and cancer, most recently as executive vice president in charge of the oncology/rheumatology strategic business unit. Prior to Biogen Idec, Mr. Hasnain held roles with Bristol-Myers Squibb, where he was president of the oncology therapeutics network, and for 14 years at GlaxoSmithKline and its predecessor organizations. Mr. Hasnain has served on the board of directors of Somaxon Pharmaceuticals (Nasdaq: SOMX) since September 2010. Based on Mr. Hasnain’s management experience and his pharmaceutical industry experience and in-depth understanding of commercialization and corporate development, the board believes Mr. Hasnain has the appropriate set of skills to serve as a member of our board. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.

Steven A. Elms. Mr. Elms has served as one of our directors since 2001 and served as the Chairman of the Board from July 2005 to November 2009. He is a managing director of the Perseus-Soros Biopharmaceutical Fund, or PSBF, and managing partner of Aisling Capital LLC, both venture capital firms. He joined PSBF in 2000 from the Life Sciences Investment Banking Group of Chase H&Q (formerly Hambrecht and Quist) where he was a principal. Prior to Hambrecht and Quist, Mr. Elms traded mortgage-backed securities at Donaldson, Lufkin & Jenrette. His previous healthcare sector experience includes over two years as a pharmaceutical sales representative for Marion Laboratories and two years as a consultant for the Wilkerson Group. Mr. Elms has served on the board of directors of MAP Pharmaceuticals, Inc. (Nasdaq: MAPP) since June 2004 and a number of private companies. Based on Mr. Elms’ extensive financial services background and experience in the pharmaceutical and healthcare industries, including his service on many biotechnology company boards of directors, the board believes Mr. Elms has the appropriate set of skills to serve as a member of our board. He holds a B.A. in human biology from Stanford University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

Standish M. Fleming. Mr. Fleming has served as one of our directors since June 2001. He is a managing member at Forward Ventures, a venture capital firm which he co-founded in 1993. Before establishing Forward Ventures, he served as the chairman, president and chief executive officer of GeneSys Therapeutics, Inc. (merged with Somatix and subsequently acquired by Cell GeneSys, Inc.). In his capacity as a founding managing member of Forward Ventures, Mr. Fleming has served on the board of directors and as the initial president and chief executive officer of numerous pharmaceutical and biotechnology companies. Mr. Fleming served on the board of directors of Acorda Therapeutics, Inc. (Nasdaq: ACOR) from December 2004 to September 2006. Based on Mr. Fleming’s management experience and his service on other boards of directors in the biotechnology and pharmaceutical industries, including his experience in finance, investor relations and operations, the board believes Mr. Fleming has the appropriate set of skills to serve as a member of our board. Mr. Fleming earned his B.A. from Amherst College and his M.B.A. from the UCLA Graduate School of Management.

Allan P. Marchington, Ph.D. Dr. Marchington has served as one of our directors since October 2007. He is a partner at Apposite Capital LLP, a venture capital firm, a position he has held since April 2006. From July 2003 to August 2005, he served as an entrepreneur in residence at Abingworth Management, a venture capital firm. From July 2000 to July 2003, he served as senior vice president, at Millennium Pharmaceuticals, Inc. and served as chairman of Millennium Pharmaceuticals Ltd., the European subsidiary of Millennium Pharmaceuticals, Inc. Prior to Millennium, he was principal founder and CEO of Cambridge Combinatorial Chemistry, a biotech company which he founded in 1997 and successfully sold to Millennium Pharmaceuticals, Inc. in 2000. Before setting up Cambridge Combinatorial Chemistry, Dr. Marchington worked for seven years in a range of therapeutic areas at Pfizer, Inc. Based on Dr. Marchington’s senior positions in the biotechnology and pharmaceutical industries, including management experience as a chief executive officer and his service on other boards of directors in the biotechnology and pharmaceutical industries, and his experience in research and development, the board believes Dr. Marchington’s has the appropriate set of skills to serve as a member of our board. He earned his Ph.D. and B.Sc. in chemistry from the University of Liverpool, UK.

Joseph Regan. Mr. Regan has served as one of our directors since August 2009. He is vice president of investments at GrowthWorks Capital, Inc., a venture capital firm, a position he has held since 2003. He has served a wide range of roles within portfolio companies including gestational chief executive officer. Additionally he currently serves as president of an early stage seed fund and serves on the board of directors of numerous private companies. Based on Mr. Regan’s expertise in strategic growth and his service on the boards of directors in the biotechnology and pharmaceutical industries, the board believes that Mr. Regan has the appropriate set of skills to serve as a member of our board. He earned an Honours B.Sc. from the University of Guelph (Distinction) and an M.B.A. from McMaster University.

Saiid Zarrabian. Mr. Zarrabian has served as one of our directors since May 2009. He is currently president, chief executive officer and member of the board of directors of Cyntellect, Inc., an instrumentation company whose products support key applications to advance life science research, biopharmaceutical production, stem cell research and drug discovery, a position he has held since March 2010. He is also currently a member of the board of eMolecules, Inc., a data content and ecommerce provider of online search and acquisition of screening and building blocks for the biotechnology and pharmaceutical industry. He also serves as principal of Zarrabian Consulting, a company that provides executive consulting services to pharmaceutical and biotechnology companies, which he founded in 2002. He recently served as a member of the board of Penwest Pharmaceuticals Co. (Nasdaq: PPCO), which was acquired by Endo Pharmaceuticals in September 2010. From May 2001 to January 2002, Mr. Zarrabian served as president and chief operating officer of Senomyx, Inc., a biotechnology firm involved with discovery of novel flavor ingredients. Before this, Mr. Zarrabian served as chief operating officer of Pharmacopeia, Inc. (later acquired by Ligand Pharmaceuticals Incorporated), a publicly-held biotechnology firm engaged in internal drug discovery, combinatorial chemistry, and high-throughput screening products and services, and as president and chief operating officer of Molecular Simulations, Inc. (acquired by Pharmacopeia, Inc.). Based on Mr. Zarrabian’s extensive operational, strategic and business expertise within the biotechnology and pharmaceutical industries, including various chief executive officer, president and chief operating officer roles, as well as his roles as a board member of a number of companies, the board believes Mr. Zarrabian has the appropriate set of skills to serve as a member of our board.

Alexander Zukiwski, M.D. Dr. Zukiwski has served as one of our directors since August 2008. He is executive vice president, clinical research and chief medical officer of MedImmune, Inc., the biologics unit of AstraZeneca PLC (NYSE: AZN), a position he has held since June 2008. He joined MedImmune in November 2007 as senior vice president, clinical research. From May 2002 to November 2007, he held several roles of increasing responsibility in support of Ortho Biotech Products, L.P. and Johnson & Johnson Pharmaceutical Research & Development, L.L.C., pharmacuetical research organizations, including medical affairs and clinical development functions. From November 1996 to May 2002, he served in clinical oncology positions at Hoffmann-LaRoche, GlaxoWellcome and Rhone-Poulenc Rorer. Based on his medical background, including his significant clinical development, management and oncology expertise, the board believes Dr. Zukiwski has the appropriate skills to serve as a member of our board. Dr. Zukiwski holds a B.S. degree in pharmacy from the University of Alberta and received his medical degree from the University of Calgary. He conducted his post-graduate training in Internal Medicine at St. Thomas Hospital Medical Center in Akron, Ohio, and Medical Oncology at the University of Texas MD Anderson Cancer Center.

Scientific and Clinical Advisors

We seek advice from a number of leading physicians and scientists on scientific, technical and medical matters. These advisors are leading physicians and scientists in the areas of hematology, oncology and clinical development. Our scientific and clinical advisors are consulted to assess, among other things:

•	our research and development programs;

•	our publication strategies;

•	new technologies relevant to our research and development programs; and

•	specific scientific and technical issues relevant to our business.

All of our scientific advisors are employed by or have consulting arrangements with other entities and devote only a small portion of their time to us. Our scientific and clinical advisors and their primary affiliations are listed below:

Name	Primary Affiliation
David Armistead, Ph.D.	Oxford Bioscience Partners

Alan K. Burnett, M.D.	University of Wales College of Medicine, Department of Hematology

Webster Cavenee, Ph.D.	Ludwig Institute for Cancer Research

Jorge Cortes, M.D.	MD Anderson Cancer Center, Department of Leukemia

Brian Druker, M.D.	Oregon Health & Science University

Elihu H. Estey, M.D.	University of Washington School of Medicine, Division of Hematology

Richard Gralla, M.D.	Monter Cancer Center

Tony Hunter, Ph.D.	The Salk Institute for Biological Studies

Nancy Kemeny, M.D.	Memorial Sloan-Kettering Cancer Center

Mark Levis, M.D., Ph.D.	Johns Hopkins University

Vincent A. Miller, M.D.	Memorial Sloan-Kettering Cancer Center

Edith Perez, M.D.	Mayo Clinic

Leonard Post, Ph.D.	LEAD Therapeutics, Inc.

Edward Roberts, Ph.D., B.Sc.	Scripps Research Institute

Anthony W. Tolcher, M.D., FRCPC	South Texas Accelerated Research Therapeutics, LLC

Nicholas Vogelzang, M.D.	Nevada Cancer Institute, University of Nevada

Board Composition

Our board of directors currently consists of eight members, seven whom have been determined to be independent within the meaning of SEC rules and regulations and the Nasdaq Marketplace Rules. Effective upon the closing of this offering, we will divide our board of directors into three classes, as follows:

•	Class I, which will consist of , and whose term will expire at our annual meeting of stockholders to be held in 2011;

•	Class II, which will consist of , and whose term will expire at our annual meeting of stockholders to be held in 2012; and

•	Class III, which will consist of , and whose term will expire at our annual meeting of stockholders to be held in 2013.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will serve until the third annual meeting following their election and until their successors are duly elected and qualified. The authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed between the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the board of directors may have the effect of delaying or preventing changes in our control or management. Our directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of our voting stock.

Board Leadership Structure

Our board of directors has an independent chairman, Faheem Hasnain, who has authority, among other things, to call and preside over board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the board of directors. Accordingly, the chairman has substantial ability to shape the work of the board of directors. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of the board in its oversight of our business and affairs. In addition, we believe that having an independent board chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of the company and its stockholders. As a result, we believe that having an independent board chairman can enhance the effectiveness of the board of directors as a whole.

Role of the Board in Risk Oversight

Our audit committee is primarily responsible for overseeing our risk management processes on behalf of the full board of directors. Going forward, we expect that the audit committee will receive reports from management at least quarterly regarding our assessment of risks. In addition, the audit committee reports regularly to the full board of directors, which also considers our risk profile. The audit committee and the full board of directors focus on the most significant risks we face and our general risk management strategies. While the board oversees our risk management, company management is responsible for day-to-day risk management processes. Our board of directors expects company management to consider risk and risk management in each business decision, to proactively develop and monitor risk management strategies and processes for day-to-day activities and to effectively implement risk management strategies adopted by the audit committee and the board of directors. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our board leadership structure, which also emphasizes the independence of the board in its oversight of our business and affairs, supports this approach.

Board Committees and Independence

Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries.

In November 2010, our board of directors undertook a review of the composition of our board of directors and its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of our directors other than Dr. Lewis has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of our directors other than Dr. Lewis is “independent” as that term is defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules. Our board of directors also determined that Mr. Fleming, Mr. Regan and Mr. Zarrabian, who comprise our audit committee, Dr. Marchington, Dr. Zukiwski, and Mr. Elms, who comprise our compensation committee, and Mr. Hasnain and Mr. Fleming, who comprise our nominating and governance committee, satisfy the independence standards for such committees established by the SEC. Each of the members of our compensation committee of the board is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. In making such determination, the board of directors considered the relationships that each such non-employee director has with our company and all other facts and circumstances the board of directors deemed relevant in determining independence, including the beneficial ownership of our capital stock by each non-employee director. Currently, our board of directors has determined that all current members satisfy the independence requirements for service on the audit committee.

Board Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The composition of each committee set forth below will be effective upon the closing of this offering. Each committee will operate under a charter approved by our board. Following this offering, copies of each committee’s charter will be posted on the Corporate Governance section of our website, www.ambitbio.com.

Audit Committee

Our audit committee consists of Mr. Fleming, Mr. Regan and Mr. Zarrabian, each of whom is a non-employee director of our board of directors. Mr. Fleming serves as the chair of our audit committee. The functions of this committee include, among other things:

•	evaluating the performance, independence and qualifications of our independent auditors and determining whether to retain our existing independent auditors or engage new independent auditors;

•	reviewing and approving the engagement of our independent auditors to perform audit services and any permissible non-audit services;

•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent auditors and management;

•

reviewing with our independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation, and matters concerning the scope, adequacy and effectiveness of our financial controls;

•	reviewing with management and our auditors any earnings announcements and other public announcements regarding material developments;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters and other matters;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and providing oversight with respect to any related party transactions and monitoring compliance with our code of ethics;

•	reviewing our investment policy on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the audit committee, including compliance of the audit committee with its charter.

Our board of directors has determined that each member of the audit committee meets the financial literacy requirements under Nasdaq Marketplace Rules and that Mr. Fleming qualifies as an audit committee financial expert within the meaning of SEC rules and regulations. In making its determination that Mr. Fleming qualifies as an audit committee financial expert, our board has considered the formal education and nature and scope of Mr. Fleming’s previous experience, coupled with past and present service on various audit committees. Both our independent registered public accounting firm and management periodically meet privately with our audit committee.

Compensation Committee

Our compensation committee consists of Dr. Marchington, Dr. Zukiwski and Mr. Elms. Dr. Marchington serves as the chair of our compensation committee. The functions of this committee include, among other things:

•	reviewing and recommending to our board of directors the compensation and other terms of employment of our executive officers;

•

reviewing and recommending to our board of directors performance goals and objectives relevant to the compensation of our executive officers and assessing their performance against these goals and objectives;

•	evaluating and approving the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;

•	evaluating and recommending to our board of directors the type and amount of compensation to be paid or awarded to board members;

•	administering our equity incentive plans;

•	establishing policies with respect to equity compensation arrangements;

•	reviewing the competitiveness of our executive compensation programs and evaluating the effectiveness of our compensation policy and strategy in achieving expected benefits to us;

•

reviewing and recommending to our board of directors the terms of any employment agreements, severance arrangements, change in control protections and any other compensatory arrangements for our executive officers;

•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board its inclusion in our periodic reports to be filed with the SEC;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing the adequacy of our compensation committee charter on a periodic basis; and

•	reviewing and evaluating, at least annually, the performance of the compensation committee.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Mr. Hasnain and Mr. Fleming. Mr. Hasnain serves as the chair of our nominating and corporate governance committee. The functions of this committee include, among other things:

•	identifying, reviewing and evaluating candidates to serve on our board of directors;

•	determining the minimum qualifications for service on our board of directors;

•	evaluating director performance on the board and applicable committees of the board;

•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;

•	considering nominations by stockholders of candidates for election to our board;

•	considering and assessing the independence of members of our board of directors;

•	developing, as appropriate, a set of corporate governance principles, and reviewing and recommending to our board of directors any changes to such principles;

•

periodically reviewing our policy statements to determine their adherence to our code of business conduct and ethics and considering any request by our directors or executive officers for a waiver from such code;

•	reviewing the adequacy of its charter on an annual basis; and

•	evaluating, at least annually, the performance of the nominating and corporate governance committee.

Compensation Committee Interlocks and Insider Participation

No member of our compensation committee has ever been an executive officer or employee of ours. None of our officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more officers serving as a member of our board of directors or compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our officers.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or person performing similar functions. Following this offering, a current copy of the code will be posted on the Corporate Governance section of our website, www.ambitbio.com.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our named executive officers. Our board of directors has delegated responsibility for creating and reviewing the compensation of our executive officers to the compensation committee of our board of directors, which is composed entirely of independent directors. The role of the compensation committee is to oversee our compensation and benefit plans and policies, to administer our equity incentive plans and to annually review and make recommendations to our board of directors regarding all compensation decisions relating to all executive officers.

Compensation Philosophy

We believe in providing a competitive total compensation package to our executive management team through a combination of base salary, annual performance-based bonuses pursuant to our Incentive Compensation Plan, discretionary bonuses, grants under our equity incentive compensation plan, severance and change of control benefits and broad-based benefits programs. Our executive compensation programs are designed to achieve the following objectives:

•	attract, motivate and retain executives of outstanding ability and potential;

•	reward the achievement of key performance measures; and

•	ensure that executive compensation is meaningfully related to the creation of stockholder value.

Our compensation committee believes that our executive compensation programs should include short- and long-term components, including cash and equity-based compensation, and should reward consistent performance that meets or exceeds expectations. The compensation committee evaluates both performance and compensation to make sure that the compensation provided to executives remains competitive relative to compensation paid by companies of similar size and stage of development operating in the medical services and life sciences industries, taking into account our relative performance and our own strategic objectives.

Setting Executive Compensation

Role of our Compensation Committee

The compensation committee reviews and recommends to the board on an annual basis the compensation to be paid to our chief executive officer and other executive officers. As part of this process, we have historically conducted a review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers. As a private company, we have based this review primarily on the experience of the members on our board of directors that are affiliated with venture investment firms, many of whom sit on the boards of directors of numerous portfolio companies in the life sciences and healthcare fields. Our compensation committee historically has taken into account input from other independent members of our board of directors and, to a lesser extent, publicly available data relating to the compensation practices and policies of other companies within and outside our industry, such as the Radford Global Life Sciences Survey, the Thelander Pre-IPO Compensation Survey and the Biotech Employee Development Coalition Survey. Although our compensation committee has used this survey data as a tool in determining executive compensation, they typically have applied their subjective discretion to make compensation decisions and have not benchmarked our executive compensation against any particular group of companies or used a formula to set our executives, compensation in relation to this survey data.

Role of our Independent Compensation Consultant

In February 2010, our compensation committee retained Barney & Barney LLC to act as its independent compensation consultant to assist the committee in developing our overall executive compensation program. The compensation committee directed Barney & Barney to provide its analysis of whether our existing compensation strategy and practices were consistent with our compensation objectives and to assist the compensation committee in modifying our compensation program for executive officers in order to better achieve our objectives. As part of its duties, Barney & Barney provided the compensation committee with the following services:

•	reviewed and provided recommendations on composition of peer groups;

•	provided compensation data for similarly situated executive officers at our peer group companies; and

•	updated the compensation committee on emerging trends and best practices in the area of executive compensation.

Barney & Barney does not provide any other services to us. Barney & Barney provided no executive compensation services to us in 2009. We pay the cost for Barney & Barney’s services.

Role of Chief Executive Officer in Compensation Decisions

The chief executive officer evaluates the performance of other executive officers and employees on an annual basis and makes recommendations to the compensation committee with respect to annual salary adjustments, bonuses and annual stock option grants. The compensation committee exercises its own independent discretion in determining salary adjustments and discretionary cash and equity-based awards for all executive officers.

In 2001, our board of directors appointed Scott Salka, our then Chief Executive Officer, as the sole member of our stock option committee, and granted to the committee the authority to grant stock options within specified ranges to our non-executive employees. In March 2010, Mr. Salka resigned as President and Chief Executive Officer, as a member of our board of directors and as the sole member of our stock option committee. In August 2010, in connection with his appointment as our President and Chief Executive Officer, our board of directors appointed Alan Lewis as the sole member of our stock option committee with the authority to grant stock options within specified ranges to our non-executive employees. The stock option committee has never granted options or other equity compensation to our executive officers.

Elements of Executive Compensation

The compensation program for our executive officers consists principally of three components:

•	base salary;

•	annual performance-based and discretionary bonuses; and

•	long-term compensation in the form of stock options.

Compensation Benchmarking

As described above, prior to our engagement of Barney & Barney as an independent compensation consultant in February 2010, our compensation committee used publicly available data relating to the compensation practices and policies of other companies within and outside our industry such as the Radford Global Life Sciences Survey, the Thelander Pre-IPO Compensation Survey and the Biotech Employee Development Coalition Survey as tools in determining executive compensation, but typically applied their subjective discretion to make compensation decisions and did not formally benchmark our executive compensation against any particular group of companies or use a formula to set our executives’ compensation in relation to this survey data.

In connection with its engagement of Barney & Barney in February 2010, our compensation committee directed Barney & Barney to collect and analyze compensation data from a peer group selected by the compensation committee. This data was drawn by Barney & Barney from the Radford Pre-IPO Compensation Survey of pre-IPO companies with more than $80 million of outside investment dollars, the Radford Global Life Sciences Compensation Survey of all companies and companies with between 50 and 149 employees and from a peer group selected by the compensation committee.

Peer Group

In February 2010, Barney & Barney provided the compensation committee with a recommended list of peer companies for the compensation committee’s consideration. This recommended list contained companies than are engaged in the development of kinases that Barney & Barney and the compensation committee determined compete for talent with us and are in the same geographical area, have a similar number of employees and have similar market capitalizations to us. This list of peer group companies approved by the compensation committee consisted of Acadia Pharmaceuticals, Ardea Biosciences, Ariad Pharmaceuticals, Arqule, Biocryst Pharmaceuticals, Cell Therapeutics, Cyclacel Pharmaceuticals, Cytokinetics, Cytori Therapeutics, Dyax, Dynavax Technologies, Immunogen, Infinity Pharmaceuticals, Ligand Pharmaceuticals, Maxygen, Pharmacyclics, Rigel Pharmaceuticals, Sangamo Biosciences, Senomyx, Supergen, Vical and Xoma.

Compensation Positioning and Compensation Allocations

The Compensation Committee has determined to provide for target total cash and equity compensation levels at or around the 50th percentile of the compensation paid to similarly situated officers employed by the companies covered by the survey data and in our peer group, with compensation above this level possible for exceptional performance. In trying to achieve this 50th percentile positioning for target levels of compensation, the Compensation Committee generally sets the various compensation elements as follows:

•	base salaries at the 50th percentile;

•	target cash bonus compensation at a level such that, when combined with base salary, the target cash compensation is at the 50th percentile; and

•	target equity compensation at a level such that, when combined with target cash compensation, target total cash and equity compensation is at the 50th percentile.

Our Compensation Committee believes targeting total cash and equity compensation at the 50th percentile for the companies covered by the survey data and in our peer group is necessary in order to achieve the primary objectives, described above, of our executive compensation program.

Base Salary

Base salaries for our executives are initially established through arm’s-length negotiation at the time the executive is hired, taking into account such executive’s qualifications, experience, prior salary, the scope of his or her responsibilities, and competitive market compensation paid by other companies for similar positions within the industry. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. In making decisions regarding salary increases, we may also draw upon the experience of members of our board of directors with other companies. The compensation committee has not previously applied specific formulas to determine increases, although it has generally awarded increases as a percentage of an executive officer’s then-current base salary. The compensation committee expects to revisit executive base salaries in the fourth quarter of 2010 based on the benchmarking data provided by Barney & Barney. This strategy is consistent with our intent of offering base salaries that are cost-effective while remaining competitive.

No changes to base salary were made with respect to any of our executive officers in 2009 or prior to June 2010. In June 2010, our board of directors approved increases to the base salaries of each of our named executive officers. The annual base salary for Dr. Corringham was increased from $310,000 to $322,000, the annual base salary for Mr. Morl was increased from $282,500 to $290,000, the annual base salary for Dr. Wierenga was increased from $325,500 to $330,000 and the annual base salary for Ms. Kelly was increased from $259,200 to $263,700, each based on the benchmarking data provided by Barney & Barney.

We hired Dr. Lewis to serve as our President and Chief Executive Officer in July 2010. Dr. Lewis’ base salary for 2010 was set at $375,000. This salary was determined as part of the negotiation of Dr. Lewis’ employment agreement in July 2010, which was conducted on our behalf by members of our compensation committee and approved by our board of directors. In approving the salary, the board considered benchmarking data provided by Barney & Barney, Dr. Lewis’ requested salary and the salaries of other members of our management team. Dr. Lewis’ salary was most similar to that of Mr. Salka, reflective of the fact that Dr. Lewis succeeded Mr. Salka as our President and Chief Executive Officer. Dr. Lewis’ salary is significantly higher than those of Mr. Morl and Dr. Wierenga, reflective of the more significant responsibilities attached to his position and title.

We hired Mr. Fuhrman to serve as our Chief Financial Officer in October 2010. Mr. Fuhrman’s base salary for 2010 was set at $275,000. This salary was determined as part of the negotiation of Mr. Fuhrman’s employment agreement in September 2010, which was conducted on our behalf by Dr. Lewis and members of our compensation committee and approved by our board of directors. In approving the salary, the board considered Mr. Fuhrman’s requested salary, benchmarking data provided by Barney & Barney and the salaries of other members of our management team.

In November 2010, Mr. Morl was promoted from Chief Business Officer to Chief Operating Officer. In connection with his promotion, the salary for Mr. Morl was increased from $290,000 to $300,000. In approving the salary increase, the board considered benchmarking data provided by Barney & Barney and the salaries of other members of our management team.

Incentive Compensation Plan

In addition to base salary, we provide the opportunity for each of our employees to earn annual cash bonuses pursuant to our Incentive Compensation Plan. We provide this opportunity to encourage the achievement of corporate and individual goals and to reward those employees who significantly impact our corporate results. Our Incentive Compensation Plan is administered by the compensation committee.

The maximum annual bonus awards available to employees under the Incentive Compensation Plan range from 5% of base salary for certain of our employees to 40% of base salary in the case of our President and Chief Executive Officer. The maximum annual bonuses as a percentage of base salary for each of our current executive officers is as follows:

•	Alan J. Lewis – 40%

•	Alan Fuhrman – 30%

•	Robert Corringham – 30%

•	Christopher J. Morl – 30%

•	Wendell Wierenga – 32.5%

Prior to Mr. Salka’s, Ms. Killmer’s and Ms. Kelly’s resignations as our employees in March 2010, April 2010 and September 2010, respectively, the maximum annual bonuses they were entitled to receive as a percentage of base salary were 40%, 25% and 25%, respectively.

Annual corporate goals are established by the board of directors taking into consideration the recommendations of the compensation committee and annual individual goals are agreed upon between each employee and the head of such employee’s department. In the case of our President and Chief Executive Officer, no individual goals are established and his bonus under the Incentive Compensation Plan is based entirely on our achievement of corporate goals. In the case of our other named executive officers as well as all of our other vice presidents, the payment of bonuses is weighted 75% towards the achievement of corporate goals and 25% towards the achievement of individual goals if individual goals are specified for the year. In the case of our other employees, the payment of bonuses is weighted 50% towards the achievement of corporate goals and 50% towards the achievement of individual goals.

The formula for calculating annual bonus payments to our Chief Executive Officer under the Incentive Compensation Plan is as follows:

Base Salary x 40% x percentage of corporate goals achieved.

The formula for calculating annual bonus payments to our named executive officers other than our President and Chief Executive Officer under the Incentive Compensation Plan is as follows:

Bonus = X + Y, where

X = (Base Salary x Bonus Target % x percentage of corporate goals achieved x 75%)

Y = (Base Salary x Bonus Target % x percentage of individual goals achieved x 25%).

In calculating the achievement of corporate and individual goals, the compensation committee reviews our performance and the employee’s performance against predetermined goal weightings assigned to each corporate goal by the compensation committee and assigned to each individual goal by the head of the employee’s department. The achievement percentage of individual goals and corporate goals can range in value between 0% and 100%. In order to receive the maximum bonus available under the Incentive Compensation Plan, an employee would be required to achieve 100% of such employee’s individual goals and we would be required to achieve 100% of our corporate goals. For years through and including 2009, no bonus could be paid to any employee under the Incentive bonus Plan unless at least 70% of our corporate goals and 70% of such employee’s individual goals have been achieved for such year. In November 2010 the board determined to remove such minimum percentage requirement for years commencing with 2010 in order to better align our incentive compensation structure with public companies of similar size in our industry.

The following is a general description of the corporate goals established by the compensation committee for each of 2009 and 2010 and their relative weightings:

2009

•	achieve specified drug development and drug discovery milestones with respect to our quizartinib, AC430, AC480 and CSF1R programs – 60%

•	identify specified types of strategic transactions and achieve specific milestones with respect to the negotiation of such transactions – 20%

•	achieve specified cash receipts and gross profit margin milestones with respect to our screening business – 15%

•	internally develop specified new technology – 5%

2010

•	achieve specified drug development and drug discovery milestones with respect to our quizartinib, AC430, AC480 and CSF1R programs – 65%

•	identify specified types of strategic transactions and achieve specific milestones with respect to the negotiation of such transactions – 20%

•	achieve specified year-end cash balances and operating expense milestones – 10%

•	achieve specified cash receipts and gross margin or gross profit milestones with respect to our screening business – 5%

Many factors impact our ability to achieve our annual corporate goals established under our Incentive Compensation Plan. Because the achievement of the corporate goals is dependent upon many factors, the ultimate likelihood that such goals will be met cannot be predicted with any certainty. However, the compensation committee generally feels that, although certainly possible, achieving all of our corporate goals will be difficult in any particular year.

Notwithstanding the terms of our Incentive Compensation Plan, no individual goals were established for any of our named executive officers for 2009 or 2010. As a result, bonuses payable to each of our named executive officers for each of 2009 and 2010 were based entirely on the achievement of corporate goals and not on the achievement of any individual goals.

Following the end of 2009, the compensation committee determined that we had failed to achieve at least 70% of our corporate goals for such year and as a result, none of our employees were entitled to the payment of a bonus under the Incentive Compensation Plan for 2009.

Discretionary Bonuses

In addition to the payment of base salaries and performance-based bonuses under our Incentive Compensation Plan, we believe that discretionary bonuses can play an important role in providing appropriate incentives to our executives to achieve our strategic objectives. As part of our annual performance reviews, the compensation committee reviews and analyzes each executive officer’s overall performance against such executive’s base salary and, if applicable, the amount such executive has earned for such year under our Incentive Compensation Plan. We do not, however, set specific performance goals for discretionary bonuses and final discretionary bonus amounts, if any, are determined at the sole discretion of our board of directors, with recommendation from the compensation committee.

Following the end of 2009, our compensation committee reviewed the annual performance of each of our executives as well as our overall performance and concluded that the failure to meet 70% of our goals for 2009 was due to factors and circumstances outside of our executives’ control unexpected delays in Phase 1 clinical trial of quizartinib and the fact that the IND-enabling studies for AC430, while not completed in 2009, were completed shortly thereafter, in January 2010. As a result, in January 2010, our board of directors with the recommendation of the compensation committee approved the payment of a discretionary bonus to all of our full-time employees in the amount they would have been entitled to receive for 2009 if they had achieved 70% of our corporate goals under the Incentive Compensation Plan with respect to all such employees other than Scott Salka and 50% of our corporate goals under the Incentive Compensation Plan with respect to Scott Salka. For 2009, all discretionary bonuses to our named executive officers were paid in cash. The 2009 discretionary bonuses paid to our named executive officers were provided in order to continue to motivate them to achieve our financial and business objectives and were paid in part based on achievements made by them and by us during 2009 that were not included in our corporate goals under the Incentive Compensation Plan.

Our compensation committee will review the annual performance of our executives for 2010 in the fourth quarter of 2010 or the first quarter of 2011 against their base salary and, if applicable, the amount such executive has earned for 2010 under the Incentive Compensation Plan. The compensation committee may recommend the award of discretionary bonuses to our executive officers at that time.

Long-term Incentive Program

We believe that by providing our executives the opportunity to increase their ownership of our stock, the best interests of stockholders and executives will be more aligned and we will encourage long-term performance. The stock awards enable our executive officers to participate in the appreciation of the value of our stock, while personally participating in the risks of business setbacks. We have not adopted stock ownership guidelines and, with the exception of a small number of shares acquired by our executive officers early in our corporate history, our equity benefit plans have provided our executive officers the only means to acquire equity or equity-linked interests in Ambit. The compensation committee expects to revisit our long-term incentive program in the fourth quarter of 2010 based on the benchmarking data provided by Barney & Barney.

Prior to this offering, we have granted equity awards primarily through our 2001 plan, which was adopted by our board of directors and stockholders to permit the grant of stock options, stock bonuses and restricted stock to our officers, directors, employees and consultants. The material terms of our 2001 plan are further described under “Employee Benefit Plans” below.

In 2009, certain named executive officers were awarded stock options under our 2001 plan in the amounts indicated in the section below entitled “Grants of Plan-Based Awards.” The awards were benchmarked to Radford survey data, were reviewed for consistency internally among the management team and were determined by members of our Board to be consistent with other companies in which the members have experience.

In June 2010, as part of the long-term equity incentive program described above, and pursuant to a recommendation from the compensation committee of the board, our board of directors awarded Dr. Corringham, Mr. Morl, D. Wierenga and Ms. Kelly stock options under our 2001 plan in the aggregate amounts of 130,000, 90,000, 47,500 and 100,000 shares, respectively, each determined after considering the benchmarking data provided by Barney & Barney.

Dr. Lewis was awarded an option in August 2010 to purchase 1,577,380 shares of our common stock under our 2001 plan in connection with the commencement of his employment. The number of shares was determined as part of the negotiation of his overall employment package and was approved by our board of directors. In approving the number of shares, the board considered benchmarking data provided by Barney & Barney, the number of shares requested by Dr. Lewis and the equity ownership of other members of our management team. The number of shares awarded to Dr. Lewis is significantly higher than those awarded to Mr. Fuhrman, Dr. Corringham, Mr. Morl and Dr. Wierenga, reflective of the more significant responsibilities attached to his position and title. In addition, in August 2010, Dr. Lewis was awarded an option to purchase 7,500 shares of our common stock under our 2001 plan in consideration for Dr. Lewis’ service as of Executive Chairman.

Mr. Fuhrman was awarded an option to purchase 300,000 shares of our common stock under our 2001 plan in connection with the commencement of his employment in October 2010. The number of shares was determined as part of the negotiation of his overall employment package and was approved by our board of directors. In approving the number of shares, the board considered benchmarking data provided by Barney & Barney, the number of shares requested by Mr. Fuhrman and the equity ownership of other members of our management team.

In November 2010, in connection with Mr. Morl’s promotion to Chief Operating Officer, Mr. Morl was awarded an additional option to purchase 70,000 shares of our common stock under our 2001 Plan. The number of shares was approved by the board. In approving the number of shares, the board considered benchmarking data provided by Barney & Barney and the equity ownership of other members of our management team.

In the absence of a public trading market for our common stock, our board of directors has determined the fair market value of our common stock in good faith based upon consideration of a number of relevant factors including the status of our development efforts, financial status and market conditions and based upon valuations obtained from an independent valuation firm.

All equity awards to our employees and directors were granted at no less than the fair market value of our common stock on the date of each award. All option grants typically vest over four years, with one quarter of the shares subject to the stock option vesting on the one year anniversary of the vesting commencement date and the remaining shares vesting in equal months installments thereafter over three years. All options have a 10-year term. Additional information regarding accelerated vesting upon or following a change in control is discussed below under “Termination-Based Compensation.” We do not have any program, plan or obligation that requires us to grant equity compensation on specified dates and, because we have not been a public company, we have not made equity grants in connection with the release or withholding of material non-public information. Authority to make equity grants to executive officers rests with our board of directors, which takes into account recommendation of our compensation committee, although our board of directors and compensation committee consider the recommendations of our chief executive officer for officers other than himself.

In connection with this offering, our board of directors has adopted new equity benefit plans described under “Employee Benefit Plans” below. The 2010 plan will replace our existing 2001 plan immediately following this offering and, as described below, will afford our compensation committee much greater flexibility in making a wide variety of equity awards. For example, the 2010 plan will authorize us to grant stock appreciation rights or restricted stock awards if the compensation committee deems it advisable to do so. Participation in our 2010 purchase plan that we have adopted and will become effective immediately upon signing of the underwriting agreement for this offering will also be available to all executive officers thereafter on the same basis as our other employees.

Employment Offer Letters

We entered into employment offer letters with Dr. Lewis, Mr. Fuhrman, Dr. Corringham, Mr. Morl and Dr. Wierenga in July 2010, September 2010, January 2008, January 2009 and December 2006, respectively. The offer letters provide for at-will employment, base salary, incentive bonuses, standard employee benefit plan participation and recommendations for initial stock option grants. The offers of employment were each subject to execution of standard proprietary information and invention agreements and proof of identity and work eligibility in the United States.

Dr. Lewis, Mr. Fuhrman, Dr. Corringham, Mr. Morl and Dr. Wierenga are each entitled to severance and change in control benefits pursuant to their offer letters, the terms of which are described below under “Termination-Based Compensation.” We believe that these severance and change in control benefits help us from a retention standpoint and they are particularly necessary in an industry, such as ours, where there has been market consolidation. We believe that they help these executive officers maintain continued focus and dedication to their assigned duties to maximize stockholder value if there is a change of control. We believe that these severance and change in control benefits are an essential element of our overall executive compensation package.

Perquisites

From time to time our board of directors has provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attractive, motivating and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, and we may consider providing additional perquisites in the future.

In the future, we may provide additional perquisites to our executive officers as an element of their overall compensations structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee.

Other Compensation

In addition, consistent with our compensation philosophy, we intend to continue to maintain the current benefits for our executive officers, which are also available to our other employees; however, our compensation committee, in its discretion, may in the future revise, amend or add to the benefits of any executive officer if it deems it advisable.

Deductibility of Compensation under Section 162(m)

Section 162(m) of the Internal Revenue Code of 1986 limits our deduction for federal income tax purposes to not more than $1 million of compensation paid to certain executive officers in a calendar year. Compensation above $1 million may be deducted if it is “performance-based compensation.” The compensation committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers will be designed to qualify as “performance-based compensation.” To maintain flexibility in compensating our executive officers in a manner designed to promote our objectives, the compensation governance committee has not adopted a policy that requires all compensation to be deductible. However, the compensation committee intends to evaluate the effects of the compensation limits of Section 162(m) on any compensation it proposes to grant, and the compensation committee intends to provide future compensation in a manner consistent with our best interests and those of our stockholders.

Risk Analysis of Our Compensation Plans

Our compensation committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. The design of our compensation policies and programs encourage our employees to remain focused on both our short-and long- term goals. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking.

Summary Compensation Table for the Year Ended December 31, 2009

The following table provides information regarding the compensation earned during the year ended December 31, 2009 by our principal executive officer, principal financial officer and certain of our other executive officers, who we collectively refer to as our “named executive officers” elsewhere in this prospectus. Because Dr. Lewis, Mr. Fuhrman and Dr. Corringham were not executive officers during 2009 they are not included in the following table.

Name and principal position	Year	Salary ($)	Bonus ($)	Option awards ($)(1)	All other compensation ($)(2)	Total ($)
M. Scott Salka	2009	$405,290	$81,058	$—	$3,359	$489,707
Former President and Chief Executive Officer(3)

Laura Killmer	2009	$189,063	$33,688	$29,610	$5,425	$257,786
Former Vice President, Finance(4)

Christopher J. Morl	2009	$265,478	$55,099	$62,295	$33,074	$415,946
Chief Operating Officer(5)

Wendell Wierenga, Ph.D.	2009	$325,500	$74,051	$—	$442	$399,993
Executive Vice President, Research and Development

Kerry Ann Kelly	2009	$259,200	$45,360	$—	$3,949	$308,509
Former Vice President and General Counsel(6)

(1)

Amounts listed represent the aggregate fair value amount computed as of the grant date of each option and award during 2009 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, Stock-Based Compensation, of the Notes to our Financial Statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)	Consists of Company-paid life and long-term disability insurance premiums. Mr. Morl’s other compensation includes amounts paid for relocation assistance.

(3)	Mr. Salka resigned as our President and Chief Executive Officer effective in March 2010.

(4)

Ms. Killmer was promoted from Director of Finance to Vice President, Finance in February 2009 and served as our principal financial and accounting officer from November 2008 to April 2010, during which time we operated without a Chief Financial Officer. Ms. Killmer resigned as Vice President, Finance effective April 2010.

(5)	Mr. Morl served as our principal financial and accounting officer from April 2010 to October 2010, during which time we operated without a Chief Financial Officer.

(6)	Ms. Kelly resigned as our Vice President and General Counsel effective in September 2010.

Termination-Based Compensation

Regardless of the manner in which a named executive officer’s employment terminates, the named executive officer is entitled to receive amounts earned during his term of employment, including salary and unused vacation pay. In addition, each of our named executive officers that are currently employed by us is entitled to severance and change in control benefits described below.

We entered into a employment offer letter with Mr. Salka, our former President and Chief Executive Officer, in January 2001. In April 2010, in connection with the termination of Mr. Salka’s employment, we entered into a separation agreement with Mr. Salka entitling him to severance benefits. The terms of Mr. Salka’s separation agreement supersede the terms of his employment offer letters. The separation agreement provides that, in exchange for Mr. Salka’s full release of claims against us, Mr. Salka was entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of one-year following his termination date, (ii) receive COBRA health insurance premiums for a period of one-year following his termination date, (iii) continued exercisability of his vested stock option shares for a period of one-year following his termination date, (iv) forgiveness of both principal and accrued interest pursuant to loans by us to Mr. Salka made in April 2001 and September 2001, with one-third of such forgiveness becoming effective as of the date of the separation agreement, one-third as of January 1, 2011 and one-third as of January 1, 2012, and (v) transition payments of $135,000 each to be paid within 10 days of his termination date, within 10 days of January 1, 2011 and within 10 days of January 1, 2012.

In July 2010, we entered into an employment agreement with Dr. Lewis, our President and Chief Executive Officer, which provides if we terminate Dr. Lewis without cause, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of one-year following his termination date, (ii) receive COBRA health insurance premiums for a period of up to one-year following his termination date, and (iii) continued exercisability of his vested stock option shares for a period of one-year following his termination date. In addition, if Dr. Lewis is terminated without cause within 12 months following a change in control, 100% of the shares subject to options and other equity awards granted to Dr. Lewis will fully vest as of the date of Dr. Lewis’ execution of a release in connection with such termination. Cause is defined as a breach of any material term of any material contract between us and Dr. Lewis, repeated violation of any of our material policies, conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on us, participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against us or our affiliates, conduct which, based upon a good faith and reasonable factual investigation by our board of directors, demonstrates gross unfitness to serve, and a violation of any statutory or fiduciary duty, or duty of loyalty, owed to us.

In September 2010, we entered into an employment offer letter with Mr. Fuhrman, our Chief Financial Officer, which provides if we terminate Mr. Fuhrman without cause or if his employment with us or its successor is terminated by him or by us following a change of control transaction because he was not offered a position in the greater San Diego, California metropolitan area involving status, duties, salary and benefits substantially equivalent to those enjoyed by Mr. Fuhrman in his then-existing position with us, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of one-year following his termination date, (ii) continued employee benefits for a period of one-year following his termination date, and (iii) acceleration of one year of vesting of any option or restricted stock then held by Mr. Fuhrman. In addition, if his employment with us or our successor is terminated by him or by us following a change of control transaction because he was not offered a position in the greater San Diego, California metropolitan area involving status, duties, salary and benefits substantially equivalent to those enjoyed by Mr. Fuhrman in his then-existing position with us, 100% of the shares subject to options and other equity awards then-held by to Mr. Fuhrman will fully vest. Cause is defined as the occurrence of any of the following: (i) his conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on us, (ii) his participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against us and/or a parent or subsidiary of us, (iii) conduct by him which, based upon a good faith and reasonable factual investigation by us demonstrates gross unfitness to serve, (iv) violation by him of any statutory or fiduciary duty, or duty of loyalty, owed to us and/or a parent or subsidiary of us, (v) breach by him of any material term of any material contract between him and us and/or a parent or subsidiary of us, and (vi) his repeated violation of any material company policy. Mr. Fuhrman must execute a general release of all claims against us in order to receive any severance benefits.

In January 2008, we entered into an employment offer letter with Dr. Corringham, our Chief Medical Officer and Senior Vice President, Clinical Development, which provides that if we terminate Dr. Corringham without cause he will be entitled to continued salary payments and then-existing employee benefits for a period of two weeks for every full year of his employment with the company. Cause is defined as the occurrence of any of the following: (i) conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or a parent or subsidiary; (iii) conduct which, based upon a good faith and reasonable factual investigation by the Company demonstrates his gross unfitness to serve; (iv) violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company and/or a parent or subsidiary; (v) breach of any material term of any material contract between him and the Company and/or a parent or subsidiary; and (vi) repeated violation of any material Company policy. Dr. Corringham must execute a general release of all claims against us in order to receive any severance benefits.

In January 2009, we entered into an employment offer letter with Mr. Morl, our Chief Operating Officer, which provides that if we terminate Mr. Morl without cause or Mr. Morl resigns under circumstances that constitute a constructive termination, in either case within 13 months after a change of control, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of six months following his termination date and (ii) 100% of his stock options will vest on the date of such termination and any reacquisition or repurchase rights held by us with respect to common stock acquired pursuant to any early exercise of his options shall lapse in full. Cause is defined as the occurrence of any of the following: (i) conviction of any felony or any crime involving fraud or dishonesty that has a material adverse effect on the Company; (ii) participation (whether by affirmative act or omission) in a fraud, act of dishonesty or other act of misconduct against the Company and/or its affiliates; (iii) conduct which, based upon a good faith and reasonable factual investigation by the board of directors, demonstrates gross unfitness to serve; (iv) violation of any statutory or fiduciary duty, or duty of loyalty, owed to the Company and/or its affiliates; (v) breach of any material term of any material contract between him and the Company and/or its affiliates; and (vi) repeated violation of any material Company policy. An occurrence of “cause” as set forth in the preceding sentence shall be based upon a good faith determination by the board of directors. Constructive termination is defined as his voluntary resignation following (i) a change in his position with the Company which materially reduces his level of responsibility, (ii) a reduction in his level of base salary or (iii) a relocation of his place of employment by more than 50 miles from its current location in San Diego, provided and only if such change, reduction or relocation is effected by the Company without Mr. Morl’s consent.

In December 2006, we entered into an employment offer letter with Dr. Wierenga, our Executive Vice President, Research and Development, which provides that if we terminate Dr. Wierenga without cause, he will be entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of one-year following his termination date, (ii) continuation of his employee benefits for a period of up to one-year following his termination date, and (iii) continued vesting of his stock option shares for a period of one-year following his termination date. In addition, Dr. Wierenga’s employment agreement provides that if we terminate Dr. Wierenga without cause or Dr. Wierenga resigns for good reason in connection with a change of control, 100% of his stock options will vest on the date of such termination, exclusive of any stock options granted to Dr. Wierenga in connection with his service as a member of our board of directors prior to the commencement of his employment with us. Cause is defined as (a) commission of an intentional act which materially injures the Company; (b) intentional refusal or failure to follow lawful and reasonable directors of the board of directors or an individual to whom he reports (as appropriate); (c) willful and habitual neglect of his duties; or (d) conviction of a felony involving moral turpitude which is reasonably likely to inflict or has inflicted material injury on the Company. Resignation for good reason is defined as not being offered employment with us or our successor in the greater San Diego, California metropolitan area involving status, duties, salary and benefits substantially equivalent to those enjoyed by Dr. Wierenga in his then existing position with us or our successor. Dr. Wierenga must execute a general release of all claims against us in order to receive any severance benefits.

In April 2010, our board of directors approved severance benefits for Ms. Killmer which included a one-time cash severance payment of $40,000 and continued exercisability of any options to purchase our common stock held by Ms. Killmer and vested as of the date of her termination until April 4, 2011.

In September 2010, our board of directors approved severance benefits for Ms. Kelly in the form of salary continuation for three months following the termination of Ms. Kelly’s employment and continued exercisability of any options to purchase our common stock held by Ms. Kelly and vested as of the date of her termination for the period of nine months following the termination of her employment.

We have routinely granted and will continue to grant our named executive officers stock options under our equity incentive plans. For a description of the change in control provisions in such equity incentive plans applicable to these stock options, see “—Employee Benefit Plans—2001 Equity Incentive Plan” and “—2010 Equity Incentive Plan” below.

The following table sets forth potential payments payable to our named executive officers upon a termination of employment without cause or resignation for good reason or termination of employment without cause or resignation for good reason following a change in control. The table below reflects amounts payable to our executive officers assuming their employment was terminated on December 31, 2009 and, if applicable, a change in control also occurred on such date. Because Dr. Lewis, Mr. Fuhrman and Dr. Corringham were not executive officers during 2009 they are not included in the following table.

	Upon Termination without Cause or Resignation for Good Reason— No Change in Control			Upon Termination without Cause or Resignation for Good Reason— Change in Control(1)
Name	Cash Severance	Continuation of Medical Benefits	Total	Cash Severance	Continuation of Medical Benefits	Value of Accelerated Vesting(2)	Total
M. Scott Salka(3)	$405,290	$—	$405,290	$405,290	$—	$—		$405,290
Laura Killmer(4)	$—	$—	$—	$—	$—	$—		$—
Christopher J. Morl	$—	$—	$—	$141,250	$—		$
Wendell Wierenga	$325,500	$6,948	$332,448	$325,500	$6,948		$
Kerry Ann Kelly(5)	$—	$—	$—	$—	$—	$—		$—

(1)	Amounts in these columns assume that termination occurs within 90 days immediately preceding or during the 18 months immediately following a change in control.

(2)

The value of accelerated vesting is equal to an assumed initial offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus), multiplied by the number of shares subject to accelerated vesting, less the stock option exercise price, if applicable.

(3)	Mr. Salka’s employment with the Company terminated effective as of March 31, 2010, and, as of the date of this filing, Mr. Salka is not eligible for payments upon a change in control.

(4)	Ms. Killmer’s employment with the Company terminated effective as of April 5, 2010, and, as of the date of this filing, Ms. Killmer is not eligible for payments upon a change in control.

(5)	Ms. Kelly’s employment with the Company terminated effective as of September 17, 2010, and, as of the date of this filing, Ms. Kelly is not eligible for payments upon a change in control.

Grants of Plan-Based Awards for the Year Ended December 31, 2009

All stock options granted to our named executive officers are incentive stock options, to the extent permissible under the Code. The exercise price per share of each stock option granted to our named executive officers was equal to the fair market value of our common stock as determined in good faith by our board of directors taking into consideration independently-prepared valuation reports on the date of the grant. All stock options were granted under our 2001 plan.

The following table sets forth certain information regarding grants of plan-based awards to our named executive officers for 2009. Dr. Lewis, Dr. Corringham and Mr. Fuhrman were not executive officers during 2009 and are not included in the following table.

	Grant date	Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)		All option awards: number of shares of stock or units (#)	Exercise or base price of option awards ($/share)(2)	Grant date fair value of option awards ($)(3)
Name		Threshold ($)	Maximum ($)
M. Scott Salka	—	$113,481	$162,116	—	—	—
Laura Killmer(4)	11/03/2009	$33,086	$47,266	45,000	$0.59	$29,610
Christopher J. Morl(5)	02/04/2009	$55,750	$79,643	221,613	$0.91	$62,295
Wendell Wierenga	—	$74,051	$105,788	—	—	—
Kerry Ann Kelly	—	$45,360	$64,800	—	—	—

(1)	Represents the threshold, target and maximum amounts payable for 2009 performance under our Incentive Compensation Plan.

(2)	Represents the per share fair market value of our common stock, as determined in good faith by our board of directors on the grant date.

(3)

Amounts listed represent the aggregate fair value amount computed as of the grant date of each option and award during 2009 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, Stock-Based Compensation, of the Notes to our Financial Statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our named executive officers will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(4)

Initially 25% of the total number of shares were scheduled to vest on the one-year anniversary of the applicable grant date with the remainder vesting over the following 36 months. Ms. Killmer resigned effective April 5, 2010 and all of her vested options as of such date remain exercisable by Ms. Killmer through April 5, 2011.

(5)	25% of the total number of shares vest on the one-year anniversary of the applicable grant date with the remainder vesting over the following 36 months.

Outstanding Equity Awards at December 31, 2009

The following table sets forth certain information regarding outstanding equity awards granted to our named executive officers that remained outstanding as of December 31, 2009. Because Dr. Lewis, Mr. Fuhrman and Dr. Corringham were not executive officers during 2009 they are not included in the following table.

Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date
M. Scott Salka(4)	25,580	0	$0.50	10/03/2014	(2)
	148,840	0	$0.50	10/03/2014	(2)
	60,169	0	$0.50	03/09/2015	(1)
	79,661	0	$0.50	03/09/2015	(1)
	64,894	0	$0.65	01/30/2016	(3)
	38,338	1,667	$0.65	02/08/2016	(1)
	260,417	239,583	$0.91	11/05/2018	(1)

Laura Killmer(5)	12,500	17,500	$0.91	08/05/2018	(1)
	0	45,000	$0.59	11/02/2019	(1)

Christopher J. Morl	0	182,505	$0.91	02/03/2019	(1)
	39,108	0	$0.91	02/03/2019	(3)

Wendell Wierenga	187,981	73,125	$0.83	12/31/2016	(1)
	8,894	0	$0.83	12/31/2016	(1)
	27,274	52,272	$0.91	11/05/2018	(1)
	29,545	0	$0.91	11/05/2018	(1)

Kerry Ann Kelly(6)	41,667	8,333	$0.65	08/15/2016	(1)
	7,547	6,942	$0.91	11/05/2018	(1)

(1)	25% of the total number of shares subject to each option vest on the 1-year anniversary of the applicable grant date with the remainder vesting over the following 36 months.

(2)	1/48 of the total number of shares subject each option vest over 48 months from the applicable grant date.

(3)	100% of the shares subject to each option were vested as of the applicable grant date.

(4)

Effective as of March 31, 2010 vesting of all options held by Mr. Salka ceased in connection with his resignation as our President and Chief Executive Officer and as a member of our board of directors. Pursuant to the terms of his separation agreement, any vested options as of such date shall remain exercisable by Mr. Salka through June 30, 2011.

(5)	Ms. Killmer resigned effective April 5, 2010 and all of her vested options as of such date remain exercisable by Ms. Killmer through April 5, 2011.

(6)	Ms. Kelly resigned effective September 17, 2010 and all of her vested options as of such date remain exercisable by Ms. Kelly through June 17, 2011.

Option Exercises and Stock Vested

Our named executive officers did not exercise any stock option awards during the year ended December 31, 2009.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us.

Stock Options and Other Compensation Plans

2001 Equity Incentive Plan

Our board of directors adopted our 2001 equity incentive plan (the “2001 plan”) in January 2001. The 2001 plan will terminate in January 2011, unless our board of directors terminates it earlier. The principal purpose of the 2001 plan is to attract, retain and motivate selected employees, consultants and directors through the granting of the following:

•	ISOs, which may be granted solely to our employees, including officers; and

•	NSOs, stock bonus awards, and restricted stock awards, which may be granted to our directors, consultants or employees, including officers.

The principal features of the 2001 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2001 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve.     As of October 31, 2010, an aggregate of 452,470 shares of our common stock remained available for future issuance under our 2001 plan and options granted pursuant to our 2001 plan to purchase an aggregate of 5,839,779 were outstanding.

Shares of our common stock subject to options and other stock awards that have expired or otherwise terminate under the 2001 plan without having been exercised in full will become available for grant under the plan. Shares of our common stock issued under the 2001 plan may include previously unissued shares or reacquired shares bought on the market or otherwise.

Administration.     The 2001 plan is administered by our board of directors, which may in turn delegate authority to administer the plan to a committee of one or more members of the board or, if we become a publicly traded company, two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and/or two or more “non-employee directors” for the purposes of Rule 16b-3 under the Exchange Act. Subject to the terms of the 2001 plan, our board of directors or its authorized committee determines recipients, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, our board of directors or its authorized committee will also determine the exercise price of options granted under the 2001 plan.

Stock Options.     Stock options will be granted pursuant to stock option agreements. Generally, the exercise price for an ISO cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant, and the exercise price for an NSO cannot be less than 85% of the fair market value of the common stock subject to the option on the date of grant except, in each case, for substitution of another option. Options granted under the 2001 plan will vest at the rate specified in the option agreement. A stock option agreement may provide for early exercise, prior to vesting, rights of repurchase, and rights of first refusal. Unvested shares of our common stock issued in connection with an early exercise may be repurchased by us.

In general, the term of stock options granted under the 2001 plan may not exceed 10 years. Unless the terms of an optionholder’s stock option agreement provide for earlier or later termination, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionholder, or his or her beneficiary, may exercise any vested options up for to 12 months, or 18 months in the event of death, after the date the service relationship ends, unless the terms of the stock option agreement provide for earlier termination. If an optionholder’s service relationship with us, or any affiliate of ours, ceases without cause for any reason other than disability or death, the optionholder may exercise any vested options for up to three months after the date the service relationship ends, unless the terms of the stock option agreement provide for a longer or shorter period to exercise the option. If an optionholder’s service relationship with us, or any affiliate of ours, ceases with cause, the option will terminate at the time the optionholder’s relationship with us ceases. In no event may an option be exercised after its expiration date.

Acceptable forms of consideration for the purchase of our common stock under the 2001 plan include (i) cash and (ii) at the discretion of our board of directors at the time of grant, common stock previously owned by the optionholder, deferred payment arrangements, or other legal consideration approved by our board of directors.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. An optionholder may, however, designate a beneficiary who may exercise the option following the optionholder’s death; and NSO’s granted after this offering may provide for transferability in the award agreement.

Limitations.     The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or that of any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any ISO award must not exceed five years from the date of grant.

Restricted Stock Awards.    Restricted stock awards will be granted pursuant to restricted stock purchase agreements. The purchase price of restricted stock awards shall not be less than 85% of the common stock’s fair market value on the date the award is made or at the time the purchase is consummated. The purchase price for a restricted stock award may be payable in (i) cash, (ii) at the discretion of our board of directors, according to a deferred payment or other similar arrangement, or (iii) any other form of legal consideration approved by our board of directors. Shares of our common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by our board of directors. Rights to acquire shares of our common stock under a restricted stock award are not transferable other than by will or the laws of descent and distribution or pursuant to an award agreement for awards granted subsequent to this offering.

Stock Bonus Awards.     Stock bonus awards will be granted pursuant to stock bonus award agreements. A stock bonus award may be granted in consideration for the recipient’s past services performed for us or an affiliate of ours. Shares of our common stock acquired under a stock bonus award may, but need not, be subject to forfeiture to us in accordance with a vesting schedule to be determined by our board of directors. Rights to acquire shares of our common stock under a stock bonus award are not transferable other than by will or the laws of descent and distribution or pursuant to an award agreement for awards granted subsequent to this offering.

Changes to Capital Structure.     In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the 2001 plan and the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards must be appropriately adjusted by the board of directors.

Corporate Transactions.     Unless otherwise provided in the stock award agreement, in the event of certain corporate transactions, any or all outstanding stock awards under the 2001 plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such awards, the vesting provisions of such stock awards generally will be accelerated in full and such stock awards will be terminated if and to the extent not exercised at or prior to the effective time of the corporate transaction and our repurchase rights will generally lapse. In the event of our dissolution or liquidation, all outstanding stock awards under the 2001 plan will terminate immediately prior to such event.

Plan Amendments.     Our board of directors has the authority to amend, suspend or terminate the 2001 plan. However, no amendment or termination of the plan may adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the 2001 plan as required by applicable law.

2010 Equity Incentive Plan

We expect our board of directors to adopt the 2010 equity incentive plan, or the 2010 plan, in the fourth quarter of 2010, and we expect our stockholders will approve the 2010 plan prior to the closing of this offering. The 2010 plan will become effective immediately upon the signing of the underwriting agreement related to this offering. The 2010 plan will terminate in 2020, unless sooner terminated by our board of directors. The principal purpose of the 2010 plan is to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based compensation awards and cash-based performance bonus awards. The 2010 plan is also designed to permit us to make cash-based awards and equity-based awards intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code.

The 2010 plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance-based stock awards, and other forms of equity compensation, or collectively, stock awards. In addition, the 2010 plan provides for the grant of performance cash awards. Incentive stock options may be granted only to employees, subject to certain limitation described below. All other awards may be granted to employees, including officers, non-employee directors and consultants.

The principal features of the 2010 plan are summarized below. This summary is qualified in its entirety by reference to the text of the 2010 plan, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Share Reserve.     Following this offering, the aggregate number of shares of our common stock that may be issued initially pursuant to stock awards under the 2010 plan is             shares. In addition, the number of shares of our common stock reserved for issuance will automatically increase (i) on January 1 of each calendar year, from January 1, 2011 through January 1, 2020, by the least of (a)             % of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, (b)             shares, or (c) a number determined by our board of directors that is less than (a) or (b) and (ii) from time to time by shares that are issuable pursuant to options granted under our 2001 plan that were outstanding as of the effective date of our 2010 plan that are forfeited or expire after the effective date of our 2010 plan. The maximum number of shares that may be issued pursuant to the exercise of incentive stock options under the 2010 plan is equal to             shares. Shares issued under the 2010 plan may be previously unissued shares or reacquired shares bought on the open market. As of the date hereof, no shares of our common stock have been issued under the 2010 plan.

No person may be granted stock awards covering more than             shares of our common stock under our 2010 plan during any calendar year pursuant to stock options or stock appreciation rights. In addition, no person may be granted a performance stock award covering more than shares              or a performance cash award covering more than $             in any calendar year. Such limitations are designed to help assure that any deductions to which we would otherwise be entitled with respect to such stock awards will not be subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code.

If a stock award granted under the 2010 plan expires or otherwise terminates without being exercised in full, or is settled in cash, the shares of our common stock not acquired pursuant to the stock award again become available for subsequent issuance under the 2010 plan. In addition, the following types of shares under the 2010 plan may become available for the grant of new stock awards under the 2010 plan: (a) shares that are forfeited to or repurchased by us prior to becoming fully vested; (b) shares withheld to satisfy income or employment withholding taxes; (c) shares used to pay the exercise price of an option in a net exercise arrangement; and (d) shares tendered to us to pay the exercise price of an option.

Administration.     Our board of directors has delegated its authority to administer the 2010 plan to our compensation committee. The compensation committee is required to consist of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code and/or two or more “non-employee directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended. Subject to the terms of the 2010 plan, our board of directors or an authorized committee, referred to as the plan administrator, determines recipients, dates of grant, the numbers and types of stock awards to be granted and the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the plan administrator will also determine the exercise price of options granted, the consideration (if any) to be paid for restricted stock awards and the strike price of stock appreciation rights.

The plan administrator has the authority to reprice any outstanding stock award (by reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity award or any other action that may be deemed a repricing under generally accepted accounting provisions), under the 2010 plan without the approval of our stockholders.

Stock Options.     Incentive and nonstatutory stock options are granted pursuant to incentive and nonstatutory stock option agreements adopted by the plan administrator. The plan administrator determines the exercise price for a stock option, within the terms and conditions of the 2010 plan, provided that the exercise price of a stock option cannot be less than 100% of the fair market value of our common stock on the date of grant. Options granted under the 2010 plan vest at the rate specified by the plan administrator.

The plan administrator determines the term of stock options granted under the 2010 plan, up to a maximum of 10 years, except in the case of certain incentive stock options, as described below. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s relationship with us, or any of our affiliates, ceases for any reason other than for cause, disability or death, the optionholder may exercise any vested options for a period of three months following the cessation of service. If an optionholder’s service relationship with us is terminated for cause, then the option terminates immediately. If an optionholder’s service relationship with us or any of our affiliates ceases due to disability or death, or an optionholder dies within the period (if any) specified in the award agreement following cessation of service, the optionholder or a beneficiary may exercise any vested options for a period of 12 months in the event of disability and 18 months in the event of death. The option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. In no event, however, may an option be exercised beyond the expiration of its term.

Acceptable consideration for the purchase of common stock issued upon the exercise of a stock option will be determined by the plan administrator and may include (a) cash, check, bank draft or money order, (b) a broker-assisted cashless exercise, (c) the tender of common stock previously owned by the optionholder, (d) a net exercise of the option and (e) other legal consideration approved by the plan administrator.

Unless the plan administrator provides otherwise, options generally are not transferable except by will, the laws of descent and distribution, or pursuant to a domestic relations order. An optionholder may, however, designate a beneficiary who may exercise the option following the optionholder’s death.

Limitations on Incentive Stock Options.     Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionholder during any calendar year under all of our stock plans may not exceed $100,000. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock comprising more than 10% of our total combined voting power or that of any of our affiliates unless (a) the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and (b) the term of the incentive stock option does not exceed five years from the date of grant.

Restricted Stock Awards.     Restricted stock awards are granted pursuant to restricted stock award agreements adopted by the plan administrator. Restricted stock awards may be granted in consideration for (a) cash, check, bank draft or money order, (b) past or future services rendered to us or our affiliates, or (c) any other form of legal consideration. Shares of common stock acquired under a restricted stock award may, but need not, be subject to a share repurchase option in our favor in accordance with a vesting schedule to be determined by the plan administrator. Rights to acquire shares under a restricted stock award may be transferred only upon such terms and conditions as set by the plan administrator. Except as otherwise provided in the applicable award agreement, restricted stock awards that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Restricted Stock Unit Awards.     Restricted stock unit awards are granted pursuant to restricted stock unit award agreements adopted by the plan administrator. Restricted stock unit awards may be granted in consideration for any form of legal consideration. A restricted stock unit award may be settled by cash, delivery of stock, a combination of cash and stock as deemed appropriate by the plan administrator, or in any other form of consideration set forth in the restricted stock unit award agreement. Additionally, dividend equivalents may be credited in respect of shares covered by a restricted stock unit award. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s cessation of continuous service for any reason.

Stock Appreciation Rights.     Stock appreciation rights are granted pursuant to stock appreciation rights agreements adopted by the plan administrator. The plan administrator determines the strike price for a stock appreciation right which generally cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant an amount equal to the product of (a) the excess of the per share fair market value of our common stock on the date of exercise over the strike price, multiplied by (b) the number of shares of common stock with respect to which the stock appreciation right is exercised. A stock appreciation right granted under the 2010 plan vests at the rate specified in the stock appreciation right agreement as determined by the plan administrator.

The plan administrator determines the term of stock appreciation rights granted under the 2010 plan, up to a maximum of 10 years. If a participant’s service relationship with us, or any of our affiliates, ceases, then the participant, or the participant’s beneficiary, may exercise any vested stock appreciation right for three months (or such longer or shorter period specified in the stock appreciation right agreement) after the date such service relationship ends. In no event, however, may a stock appreciation right be exercised beyond the expiration of its term.

Performance Awards.     The 2010 plan permits the grant of performance stock awards and performance cash awards that may qualify as performance-based compensation that is not subject to the $1,000,000 limitation on the income tax deductibility of compensation paid per covered executive officer imposed by Section 162(m) of the Code. To assure that the compensation attributable to performance-based awards will so qualify, our committee can structure such awards so that stock will be issued or paid pursuant to such award only upon the achievement of certain pre-established performance goals during a designated performance period. The maximum benefit number of shares that may be granted to a participant in any calendar year attributable to performance stock awards may not exceed shares of common stock and the maximum value that may be granted to a participant in any calendar year attributable to performance cash awards may not exceed $            .

Other Stock Awards.     The plan administrator may grant other awards based in whole or in part by reference to our common stock. The plan administrator will set the number of shares under the award and all other terms and conditions of such awards.

Changes to Capital Structure.     In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the class and maximum number of shares reserved under the 2010 plan, (b) the maximum number of shares by which the share reserve may increase automatically each year, (c) the class and maximum number of shares subject to options, stock appreciation rights and performance stock awards and performance cash awards that can be granted in a calendar year, (d) the class and maximum number of shares that may be issued upon exercise of incentive stock options and (e) the number of shares and exercise price or strike price, if applicable, of all outstanding stock awards.

Corporate Transactions.     In the event of certain significant corporate transactions, our board of directors has the discretion to:

•	arrange for the assumption, continuation, or substitution of a stock award by a surviving or acquiring entity or parent company;

•	arrange for the assignment of any reacquisition or repurchase rights held by us to the surviving or acquiring entity;

•	accelerate the vesting of a stock award and provide for its termination prior to the effective time of the corporate transaction;

•	arrange for the lapse of any reacquisition or repurchase rights held by us with respect to the stock award;

•

provide for the surrender of a stock award in exchange for a payment equal to the excess of (a) the value of the property that the optionholder would have received upon the exercise of the stock award over (b) the exercise price otherwise payable in connection with the stock award; or

•	cancel or arrange for the cancellation of the stock award, to the exact non-vested or exercised prior to the effective time of the corporate transaction.

Changes in Control.     Our board of directors has the discretion to provide that a stock award under our 2010 plan will immediately vest as to all or any portion of the shares subject to the stock award (a) immediately upon the occurrence of certain specified change in control transactions, whether or not such stock award is assumed, continued or substituted by a surviving or acquiring entity in the transaction or (b) in the event a participant’s service with us or a successor entity is terminated actually or constructively within a designated period following the occurrence of certain specified change in control transactions. Stock awards held by participants under our 2010 plan will not vest automatically on such an accelerated basis unless specifically provided in the participant’s applicable award agreement.

A change in control is the occurrence of one or more of the following events:

•	a transaction in which one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of our value or voting power;

•

a merger, consolidation or similar transaction involving us (directly or indirectly) in which our stockholders immediately before the transaction do not own at least 50% of the outstanding securities following such transaction;

•	our complete liquidation or dissolution;

•	a sale, lease, license or other disposition of substantially all of our assets; or

•	a majority of the board of directors is replaced by persons whose appointment or election is not endorsed by a majority of the board.

Dissolution or Liquidation.     In the event of our dissolution or liquidation, except as otherwise provided in the award agreement, all outstanding stock awards under the 2010 plan will terminate immediately prior to the completion of such dissolution or liquidation and shares of common stock subject to our repurchase rights or to a forfeiture condition may be repurchased or reacquired by us. The board may, however, in its sole discretion, cause some or all such stock awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture before the dissolution or liquidation is completed, but contingent upon its completion.

Plan Suspension, Termination.     Our board of directors has the authority to suspend or terminate the 2010 plan at any time provided that such action does not impair the existing rights of any participant. Additionally, no additional incentive stock options may be granted under the plan after day before 10th anniversary of the earlier of (i) date plan is adopted by the board or (ii) the date the plan is approved by the stockholders.

Securities laws and federal income taxes.     The 2010 plan is designed to comply with various securities and federal tax laws as follows:

Securities laws.     The 2010 plan is intended to conform to all provisions of the Securities Act and Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including, without limitation, Rule 16b-3. The 2010 plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations

Section 409A of the Internal Revenue Code.     Certain awards under the 2010 plan may be considered “nonqualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code, which imposes certain additional requirements regarding the payment of deferred compensation. Generally, if at any time during a taxable year a nonqualified deferred compensation plan fails to meet the requirements of Section 409A, or is not operated in accordance with those requirements, all amounts deferred under the 2010 plan and all other equity incentive plans for the taxable year and all preceding taxable years, by any participant with respect to whom the failure relates, are includible in gross income for the taxable year to the extent not subject to a substantial risk of forfeiture and not previously included in gross income. If a deferred amount is required to be included in income under Section 409A, the amount also is subject to interest and an additional income tax. The interest imposed is equal to the interest at the underpayment rate plus one percentage point, imposed on the underpayments that would have occurred had the compensation been includible in income for the taxable year when first deferred, or if later, when not subject to a substantial risk of forfeiture. The additional federal income tax is equal to 20% of the compensation required to be included in gross income. In addition, certain states, including California, have laws similar to Section 409A, which impose additional state penalty taxes on such compensation.

Section 162(m) of the Internal Revenue Code.     In general, under Section 162(m) of the Internal Revenue Code, income tax deductions of publicly held corporations may be limited to the extent total compensation (including, but not limited to, base salary, annual bonus, and income attributable to stock option exercises and other non-qualified benefits) for certain executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the Internal Revenue Code) in any taxable year of the corporation. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” established by an independent compensation committee that is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the 2010 plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date. Specifically, the option exercise price must be equal to or greater than the fair market value of the stock subject to the award on the grant date.

We have attempted to structure the 2010 plan in such a manner that the compensation attributable to stock options, SARs and other performance-based awards which meet the other requirements of Section 162(m) will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the IRS or an opinion of counsel regarding this issue. We intend to file with the SEC a registration statement on Form S-8 covering the shares of our common stock issuable under the 2010 plan.

2010 Non-Employee Directors’ Stock Award Plan

We expect our board of directors to adopt the Non-Employee Directors’ Stock Award Plan, or directors’ plan, in the fourth quarter of 2010 and we expect our stockholders will approve the directors’ plan prior to the closing of this offering. The directors’ plan will become effective immediately upon the execution and delivery of the underwriting agreement for this offering. The directors’ plan will terminate at the discretion of our board of directors. The purpose of the directors’ plan is to retain the services of new non-employee directors and provide incentives for such persons to exert maximum efforts towards our success by giving them an opportunity to benefit from increases in value of our Common Stock. The directors’ plan provides for the automatic grant of nonstatutory stock options to purchase shares of our common stock to our non-employee directors. The directors’ plan also provides for the discretionary grant of restricted stock units.

Share Reserve.     An aggregate of shares of our common stock are reserved for issuance under the directors’ plan. This amount will be increased annually on January 1, from 2011 until 2020, by the sum of shares and the aggregate number of shares of our common stock subject to awards granted under the directors’ plan during the immediately preceding fiscal year. However, our board of directors will have the authority to designate a lesser number of shares by which the share reserve will be increased.

Shares of our common stock subject to stock awards that have expired or otherwise terminated under the directors’ plan without having been exercised in full shall again become available for grant under the directors’ plan. Shares of our common stock issued under the directors’ plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If the exercise of any stock option granted under the directors’ plan is satisfied by tendering shares of our common stock held by the participant, then the number of shares tendered shall again become available for the grant of awards under the directors’ plan. In addition, any shares reacquired to satisfy income or employment withholding taxes shall again become available for the grant of awards under the directors’ plan.

Administration.      Our board of directors has delegated its authority to administer the directors’ plan to our compensation committee. The compensation committee must consist of two or more “non-employee directors” pursuant to the Rule 16b-3 of the Exchange Act.

Stock Options.     Stock options will be granted pursuant to stock option agreements. The exercise price of the options granted under the directors’ plan will be equal to 100% of the fair market value of our common stock on the date of grant. Initial grants vest in equal monthly installments over three years after the date of grant and annual grants vest in equal monthly installments over 12 months after the date of grant.

In general, the term of stock options granted under the directors’ plan may not exceed seven years. Unless the terms of an optionholder’s stock option agreement provide otherwise, if an optionholder’s service relationship with us, or any affiliate of ours, ceases due to death or disability, the optionholder or his or her beneficiary may then exercise any vested options for a period of 12 months in the event of disability, or 18 months in the event of death. If an optionholder’s service with us or any affiliate ceases for any other reason, the optionholder may exercise the vested options for up to six months following cessation of service.

Acceptable consideration for the purchase of our common stock issued under the directors’ plan may include cash, a “net” exercise, common stock previously owned by the optionholder or a program developed under Regulation T as promulgated by the Federal Reserve Board.

Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution. However, an optionholder may transfer an option under certain circumstances with our written consent if a Form S-8 registration statement is available for the exercise of the option and the subsequent resale of the shares. In addition, an optionholder may designate a beneficiary who may exercise the option following the optionholder’s death.

Non-discretionary Grants

•

Initial Grant.     Any person who becomes a non-employee director for the first time after the closing of this offering will automatically receive an initial grant of an option to purchase             shares of our common stock upon his or her election or appointment, subject to adjustment by our board of directors from time to time. These options will vest in equal monthly installments over four years. These initial grants may also be issued in the form of restricted stock awards if so determined by our board of directors.

•

Annual Grant.     In addition, any person who is a non-employee director on the date of each annual meeting of our stockholders automatically will be granted, on the annual meeting date, beginning with our 2010 annual meeting, an option to purchase             shares of our common stock, or the annual grant, subject to adjustment by our board of directors from time to time. These options will vest in equal monthly installments over 12 months. These annual grants may also be issued in the form of restricted stock unit awards if so determined by our board of directors.

Discretionary Grants

In addition to the non-discretionary grants noted above, our board of directors may grant stock awards to one or more non-employee directors in such numbers and subject to such other provisions as it shall determine. These awards may be in the form of stock options or restricted stock awards and shall vest pursuant to vesting schedules to be determined by our board of directors in its sole discretion.

Changes to Capital Structure.     In the event there is a specified type of change in our capital structure not involving the receipt of consideration by us, such as a stock split or stock dividend, the number of shares reserved under the directors’ plan, the maximum number of shares by which the share reserve may increase automatically each year, the number of shares subject to the initial and annual grants and the number of shares and exercise price of all outstanding stock options will be appropriately adjusted.

Change in Control Transactions.     In the event of a change in control transaction, the vesting of options held by non-employee directors whose service is terminated may be accelerated in full according to the provisions of the award agreement. A change in control is the occurrence of one or more of the following events:

•	a transaction in which one person or a group acquires stock that, combined with stock previously owned, controls more than 50% of our value or voting power;

•

a merger, consolidation or similar transaction involving us (directly or indirectly) in which the our stockholders immediately before the transaction do not own at least 50% of the outstanding securities following such transaction;

•	our complete liquidation or dissolution;

•	a sale, lease, license or other disposition of substantially all of our assets; or

•	a majority of the board of directors is replaced by persons whose appointment or election is not endorsed by a majority of the board of directors.

Plan Amendments.     Our board of directors will have the authority to amend or terminate the directors’ plan. However, no amendment or termination of the directors’ plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. We will obtain stockholder approval of any amendment to the directors’ plan that is required by applicable law.

2010 Employee Stock Purchase Plan

We expect our board of directors to adopt our 2010 employee stock purchase plan, or the 2010 purchase plan, in the fourth quarter of 2010, and we expect our stockholders will approve the 2010 purchase plan prior to the closing of this offering. The 2010 purchase plan will become effective immediately upon the signing of the underwriting agreement related to this offering. The purpose of the 2010 purchase plan is to retain the services of new employees and secure the services of new and existing employees while providing incentives for such individuals to exert maximum efforts toward our success and that of our affiliates.

Share Reserve.     Following this offering, the 2010 purchase plan authorizes the issuance of             shares of our common stock pursuant to purchase rights granted to our employees or to employees of any of our designated affiliates. The number of shares of our common stock reserved for issuance will automatically increase on January 1 of each calendar year, from January 1, 2011 through January 1, 2020, by the least of (a)     percent of the total number of shares of our common stock outstanding on December 31st of the preceding calendar year, (b)              shares, or (c) a number determined by our board of directors that is less than (a) or (b). The 2010 purchase plan is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423 of the Internal Revenue Code. As of the date hereof, no shares of our common stock have been purchased under the 2010 purchase plan.

Administration.     Our board of directors has delegated its authority to administer the 2010 purchase plan to our compensation committee. The 2010 purchase plan is implemented through a series of offerings of purchase rights to eligible employees. Under the 2010 purchase plan, we may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our common stock will be purchased for employees participating in the offering. An offering may be terminated under certain circumstances.

Payroll Deductions.     Generally, all regular employees, including executive officers, employed by us or by any of our designated affiliates, may participate in the 2010 purchase plan and may contribute, normally through payroll deductions, up to 15% of their earnings for the purchase of our common stock under the 2010 purchase plan. Unless otherwise determined by our board of directors, common stock will be purchased for accounts of employees participating in the 2010 purchase plan at a price per share equal to the lower of (a) 85% of the fair market value of a share of our common stock on the first date of an offering or (b) 85% of the fair market value of a share of our common stock on the date of purchase.

Limitations.     Employees may have to satisfy one or more of the following service requirements before participating in the 2010 purchase plan, as determined by our board of directors: (a) customarily employed for more than 20 hours per week, (b) customarily employed for more than five months per calendar year or (c) continuous employment with us or one of our affiliates for a period of time not to exceed two years. No employee may purchase shares under the 2010 purchase plan at a rate in excess of $25,000 worth of our common stock based on the fair market value per share of our common stock at the beginning of an offering for each year such a purchase right is outstanding. Finally, no employee will be eligible for the grant of any purchase rights under the 2010 purchase plan if immediately after such rights are granted, such employee has voting power over 5% or more of our outstanding capital stock measured by vote or value pursuant to Internal Revenue Code Section 424(d).

Changes to Capital Structure.     In the event that there occurs a change in our capital structure through such actions as a stock split, merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction, the board of directors will make appropriate adjustments to (a) the number of shares reserved under the 2010 purchase plan, (b) the maximum number of shares by which the share reserve may increase automatically each year and (c) the number of shares and purchase price of all outstanding purchase rights.

Corporate Transactions.     In the event of certain significant corporate transactions, including a sale of all our assets, the sale or disposition of 90% of our outstanding securities, or the consummation of a merger or consolidation where we do not survive the transaction, any then-outstanding rights to purchase our stock under the 2010 purchase plan will be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such purchase rights, then the participants’ accumulated payroll contributions will be used to purchase shares of our common stock within 10 business days prior to such corporate transaction, and such purchase rights will terminate immediately.

Plan Amendments, Termination.     Our board has the authority to amend or terminate our 2010 purchase plan. If our board determines that the amendment or terminating of an offering is in our best interests and the best interests of our stockholders, then our board may terminate any offering on any purchase date, establish a new purchase date with respect to any offering then in progress, amend our 2010 purchase plan and the ongoing offering to refuse or eliminate detrimental account treatment or terminate any offering and refuse any money contributed back to the participants. We will obtain stockholder approval of any amendment to our 2010 purchase plan as required by applicable law.

401(k) Plan

We maintain a defined contribution employee retirement plan for our employees. The plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code so that contributions to the 401(k) plan, and income earned on such contributions, are not taxable to participants until withdrawn or distributed from the 401(k) plan. The 401(k) plan provides that each participant may contribute up to 100% of his or her pre-tax compensation, up to a statutory limit, which is $16,500 for 2010. Participants who are at least 50 years old can also make “catch-up” contributions, which in 2010 may be up to an additional $ 5,500 above the statutory limit. Under the 401(k) plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The 401(k) plan also permits us to make discretionary contributions and matching contributions, subject to established limits and a vesting schedule. To date, we have not made any discretionary or matching contributions to the plan on behalf of participating employees.

Non-Employee Director Compensation

The following table sets forth in summary form information concerning the compensation that we paid or awarded during the year ended December 31, 2009 to each of our non-employee directors (Mr. Hasnain was not a member of the board in 2009 and is not included in the table):

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	Total ($)
Steven A. Elms	—		—	—
Standish M. Fleming	—		—	—
Antonio Grillo-Lopez, M.D.(4)	$26,375		—	$26,375
Alan J. Lewis, Ph.D.(5)	$27,000		$31,170	$58,170
Nicholas Lydon, Ph.D.(6)	$51,870	(3)	—	$51,870
Allan P. Marchington, Ph.D.	—		—	—
Donna Parr(7)	—		—	—
Joseph Regan(8)	—		—	—
Saiid Zarrabian(9)	$76,718		$31,170	$107,888
Alexander Zukiwski, M.D.	—		—	—

(1)

Amounts listed represent the aggregate fair value amount computed as of the grant date of each option and award during 2009 in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 10, Stock-Based Compensation, of the Notes to our Financial Statements. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our directors will only realize compensation to the extent the trading price of our common stock is greater than the exercise price of such stock options.

(2)

The aggregate number of shares subject to Dr. Lewis’ and Mr. Zarrabian’s outstanding option awards as of December 31, 2009 was 100,000 shares and 100,000 shares, respectively. The shares subject to each of these outstanding awards vest in a series of 36 successive equal monthly installments for so long as respective director continues to serve on our board of directors provided that, in the event of a change of control of us during the period of such director’s service he would be entitled to full acceleration of all unvested stock options then held by him. The full grant date fair value of these option awards was $31,170 for each of Dr. Lewis and Mr. Zarrabian.

(3)	Includes fees earned for services as a member of our scientific advisory board during 2009.

(4)	Dr. Grillo-Lopez resigned from our board in May 2009.

(5)	Dr. Lewis was elected to our board in May 2009.

(6)	Dr. Lydon resigned from our board in May 2009.

(7)	Ms. Parr resigned from our board in May 2009.

(8)	Mr. Regan was elected to our board in August 2009.

(9)	Mr. Zarrabian was elected to our board in May 2009.

We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

Director Compensation Plans and Agreements with Directors

In June 2009, we entered into a letter agreement with Saiid Zarrabian, one of our directors. Pursuant to the letter agreement, Mr. Zarrabian receives a fee of $17,500 per year as compensation for his services as a member of our board of directors and $2,500 for each regularly scheduled meeting of the board that he attends in person, $500 for each regularly scheduled meeting of the board that he attends by telephone, and $3,000 per day for attendance in person or by telephone at any special meeting of the board, for time spent serving on committees of the board or for time spent performing other services as a member of the board. The letter agreement provided for the grant to Mr. Zarrabian of an option to purchase up to 100,000 shares of our common stock. The shares subject to the option vest in a series of 36 successive equal monthly installments for so long as Mr. Zarrabian continues to serve on the board provided that, in the event of a change of control of us during the period of Mr. Zarrabian’s service he would be entitled to full acceleration of all unvested stock options then held by him.

In June 2009, we entered into substantially the same form of agreement with Dr. Lewis as our agreement with Mr. Zarrabian described in the immediately preceding paragraph. Such agreement was superseded by the employment agreement we entered into with Dr. Lewis in July 2010, when he became our President and Chief Executive Officer.

In October, 2010, we entered into a letter agreement with Mr. Hasnain, one of our directors. Pursuant to the letter agreement, Mr. Hasnain receives a fee of $20,000 per year as compensation for his services as a member of our board of directors and $2,500 for each regularly scheduled meeting of the board with a scheduled duration of less than a full day that he attends in person, $500 or each meeting of the board that he attends by telephone, and $3,000 for each meeting of the board with a scheduled duration of a full day session (or longer) that he attends in person. The letter agreement provided for the grant to Mr. Hasnain of an option to purchase up to 150,000 shares of our common stock. One-fourth (1/4th) of the shares subject to the option vest on the first anniversary of the date of grant and 1/48th of the shares subject to the option vest in equal monthly installments on the monthly anniversary of the date of grant of each month for the 36 months thereafter for so long as Mr. Hasnain continues to serve on the board provided that, in the event of a change of control of us during the period of Mr. Hasnain’s service he would be entitled to full acceleration of all unvested stock options then held by him.

In                     , 2010, our board of directors adopted a compensation program for our non-employee directors, or the Non-Employee Director Compensation Policy. The Non-Employee Director Compensation Policy will be effective for all of our non-employee directors on the effective date of this offering. Pursuant to the Non-Employee Director Compensation Policy, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	per year for service as a board member;

•	per year for service as a member of the audit committee, the compensation committee and the nominating and corporate governance committee;

•	for each in-person board meeting and for each telephonic board meeting; and

•	for each in-person or telephonic audit committee meeting.

In addition, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options under the terms and provisions of our directors’ plan, which will become effective as of the effective date of this offering.

Each non-employee director joining our board after the closing of this offering will automatically be granted a non-statutory stock option to purchase             shares of common stock with an exercise price equal to the then fair market value of our common stock under our directors’ plan. Each director assuming the role of a chairperson of any of the compensation, nominating and corporate governance or audit committees shall be granted an additional non-statutory option to purchase             shares of common stock with an exercise price equal to the then fair market of our common stock under our directors’ plan. Each of these initial grants will vest over a three year period; 33 2/3% of the stock will vest upon the first anniversary of the date of grant and the remainder will vest in a series of 24 successive equal monthly installments thereafter. On the date of each annual meeting of our stockholders beginning in 2008, each non-employee director will automatically be granted a non-statutory stock option to purchase shares             of common stock on that date with an exercise price equal to the then fair market value of our common stock under our directors’ plan. The annual grants will vest in equal monthly installments over 12 months following the date of grant. All stock options granted will have a maximum term of 10 years and will vest in full upon the closing of a change in control transaction.

For a more detailed description of our directors’ plan and 2001 plan, see “Employee Benefit Plans” above.

Limitation of Liability and Indemnification

Our amended and restated certificate of incorporation, which will become effective upon the closing of this offering, limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

•	breach of their duty of loyalty to the corporation or its stockholders;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	transaction from which the directors derived an improper personal benefit.

Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. These limitations also do not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Our amended and restated bylaws, which will become effective upon the closing of this offering, provide that we will indemnify our directors and executive officers, and may indemnify other officers, employees and other agents, to the fullest extent permitted by law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding and also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our amended and restated bylaws permit such indemnification. We have obtained a directors’ and officers’ liability insurance policy.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2007 to which we have been a party, in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, beneficial owners of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest, other than compensation, termination and change-in-control arrangements, which are described under “Executive Compensation.”

Policies and Procedures for Transactions with Related Persons

We are in the process of adopting a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration, approval and oversight of “related-person transactions.” For purposes of our policy only, a “related-person transaction” is a past, present or future transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants, the amount involved exceeds $120,000 and a related person has a direct or indirect material interest. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A “related person,” as determined since the beginning of our last fiscal year, is any executive officer, director or nominee to become director, a holder of more than 5% of our common stock, including any immediate family members of such persons or any entity in which such a person has a 10% or greater equity interest. Any related-person transaction may only be consummated if our audit committee has approved or ratified the transaction in accordance with the policy guidelines set forth below.

The policy imposes an affirmative duty upon each director and executive officer to identify, and we will request that significant stockholders identify, any transaction involving them, their affiliates or immediate family members that may be considered a related party transaction before such person engages in the transaction. Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to our audit committee (or, where review by our audit committee would be inappropriate, to another independent body of our board of directors) for review. The presentation must include a description of, among other things, the material facts, the direct and indirect interests of the related persons, the benefits of the transaction to us and whether any alternative transactions are available. In considering related-person transactions, our audit committee takes into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from our employees generally.

In the event a director has an interest in the proposed transaction, the director must recuse himself or herself from the deliberations and approval process. Our policy requires that, in reviewing a related-person transaction, our audit committee must consider, in light of known circumstances, and determine in the good faith exercise of its discretion whether the transaction is in—or is not inconsistent with—the best interests of us and our stockholders. We did not previously have a formal policy concerning transactions with related persons.

Convertible Preferred Stock Financings

In October 2007, we entered into a Series D Preferred Stock Purchase Agreement pursuant to which we issued and sold to investors an aggregate of 9,120,560 shares of Series D redeemable convertible preferred stock at a purchase price of $5.06 per share, for aggregate consideration of $46,150,034. In 2009, 148,222 of these shares were converted into common stock. Upon closing of this offering, the remainder of these shares will convert into 8,972,338 shares of common stock.

The participants in this preferred stock financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the number of shares issued to these related parties in this financing:

Participants(1)	Series D Redeemable Convertible Preferred Stock
5% or Greater Stockholders
Apposite Healthcare Fund LP	1,976,285
OrbiMed Private Investments III, LP and its affiliates(2)	1,185,771
Forward Ventures IV, L.P. and its affiliates(3)	790,514
Gimv nv and its affiliates(4)	592,886
MedImmune Ventures, Inc.	1,383,400
Perseus-Soros Biopharmaceutical Fund, L.P.	1,185,771
Roche Finance Ltd	691,700

(1)	Additional detail regarding these stockholders and their equity holdings is provided in “Principal Stockholders.”

(2)	Represents shares held by OrbiMed Private Investments III, LP and OrbiMed Associates III, LP.

(3)	Represents shares held by Forward Ventures IV, L.P. and Forward Ventures IV B, L.P.

(4)	Represents shares held by Gimv nv and Adviesbeheer Gimv Life Sciences 2004 nv.

Some of our directors are associated with our principal stockholders as indicated in the table below:

Director	Principal Stockholder
Allan P. Marchington, Ph.D.	Apposite Healthcare Fund LP
Standish M. Fleming	Forward Ventures IV, L.P. and its affiliates
Alexander Zukiwski, M.D.	MedImmune Ventures, Inc.
Steven A. Elms	Perseus-Soros Biopharmaceutical Fund, L.P.

In connection with the Series D redeemable convertible preferred stock financing, we entered into amended and restated investor rights, voting, and right of first refusal and co-sale agreements containing voting rights, information rights, rights of first refusal and registration rights, among other things, with certain holders of our convertible preferred stock and certain holders of our common stock. These stockholder agreements will terminate upon the closing of this offering, except for the registration rights granted under our Amended and Restated Investor Rights Agreement, as more fully described below in “Description of Capital Stock—Registration Rights.”

In October 2007, our subsidiary, Ambit Biosciences (Canada) Corporation, or Ambit Canada, entered into a Subscription Agreement pursuant to which it issued and sold to Canadian Medical Discoveries Fund Inc., or CMDF, 612,649 Class D Shares of Ambit Canada at a purchase price of $5.06 per share, for aggregate consideration of $3,100,004. In connection with the Subscription Agreement, Ambit Canada also entered into an Amendment to Co-Development, Distribution and License Agreement with us whereby we extended the term of an existing license agreement with Ambit Canada in exchange for 612,649 of Ambit Canada’s Class D Shares.

In connection with the issuance by Ambit Canada of its Class D shares, Ambit, Ambit Canada and CMDF entered into an Amended and Restated Shareholders Agreement containing voting rights, information rights and rights of first refusal, among other things, with CMDF. Ambit, Ambit Canada and CMDF also entered into an Amended and Restated Put Agreement whereby CMDF has the right to require Ambit to purchase from the investor at any time of the investors Class C and Class D shares in Ambit Canada for cash or for shares Ambit’s Series C-2 and Series D redeemable convertible preferred stock. We expect that the Amended and Restated

Shareholders Agreement and the Amended and Restated Put Agreement will terminate immediately prior to the closing of this offering when we expect that GrowthWorks Canadian Fund Ltd., the successor to CMDF, will exercise the put right and become a holder of Ambit’s Series C-2 and Series D redeemable convertible preferred stock.

Donna Parr, who served as one of our directors from October 2007 until May 2009, is affiliated with CMDF. CMDF merged with and into GrowthWorks Canadian Fund Ltd. in May 2009. Joseph Regan, one of our current directors, is affiliated with GrowthWorks Canadian Fund Ltd.

Convertible Note and Warrant Issuances

Bridge Financings

2010 Bridge Financing. In September 2010, we issued secured subordinated convertible promissory notes in an aggregate amount of $13.3 million to investors including, among others, Apposite Healthcare Fund LP, OrbiMed Private Investments III, LP, Forward Ventures IV, L.P, Gimv nv, MedImmune Ventures, Inc., Perseus-Soros Biopharmaceutical Fund, L.P., Roche Finance Ltd, and their affiliates, each with a maturity date of January 31, 2012. The notes are secured by a second priority security interest in our assets, excluding intellectual property and assets held for sale. In connection therewith, we also issued warrants to purchase shares of our common stock to the 2010 bridge financing investors. In connection with the 2010 bridge financing, Ambit Canada also issued a secured promissory note in September 2010 on substantially the same terms as the notes issued by Ambit in the aggregate amount of $1.7 million to GrowthWorks Canadian Fund Ltd., with a maturity date of January 31, 2012. In connection therewith, we also issued warrants to purchase a number of shares of our common stock and redeemable convertible preferred stock to GrowthWorks Canadian Fund Ltd.

The promissory notes issued by us in the 2010 bridge financing will automatically convert into shares of common stock upon the closing of this offering, at a price per share equal to 85% of the price paid for shares in this offering. Upon conversion of such promissory notes issued by us, the promissory note issued by Ambit Canada will be and the warrant issued by us to GrowthWorks will be automatically exercised for shares of common stock at a price per share equal to 85% of the price paid for shares in this offering. Upon the closing of this offering, the remaining warrants issued by us in connection with the 2010 bridge financing will be exercisable for an aggregate of 592,842 shares of common stock. For a description of the warrants issued by us in connection with the 2009 bridge financing, see “Description of Capital Stock—Warrants”.

2009 Bridge Financing. In June 2009, July 2009, September 2009 and November 2009, we issued secured subordinated convertible promissory notes in an aggregate amount of $17,849,064 to investors including, among others, Apposite Healthcare Fund LP, OrbiMed Private Investments III, LP, Forward Ventures IV, L.P, Gimv nv, MedImmune Ventures, Inc., Perseus-Soros Biopharmaceutical Fund, L.P., Roche Finance Ltd, and their affiliates, each with a maturity date of June 5, 2011. In connection therewith, we also issued warrants to purchase shares of our common stock to the 2009 bridge financing investors. In connection with the 2009 bridge financing, Ambit Canada also issued secured promissory notes in July 2009, September 2009 and November 2009 on substantially the same terms as the notes issued by Ambit in the aggregate amount of $2,138,743 to GrowthWorks Canadian Fund Ltd., each with a maturity date of July 8, 2011. In connection therewith, we also issued warrants to purchase a number of shares of our common stock and redeemable convertible preferred stock to GrowthWorks Canadian Fund Ltd.

The promissory notes issued by us in the 2009 bridge financing converted into 6,749,207 shares of Series D redeemable convertible preferred stock on June 30, 2010. Upon conversion of such promissory notes issued by us, the promissory notes issued by Ambit Canada were cancelled and the Series D redeemable convertible preferred stock warrants issued by us to GrowthWorks were automatically exercised. Upon the closing of this offering, the shares of Series D redeemable convertible preferred stock issued in connection with the conversion of the promissory notes issued by us and the exercise of the warrants issued by us to GrowthWorks will convert into 6,749,207 shares of common stock, and the remaining warrants issued by us in connection with the 2009 bridge financing will be exercisable for an aggregate of 1,946,748 shares of common stock. For a description of the warrants issued by us in connection with the 2009 bridge financing, see “Description of Capital Stock—Warrants”.

The participants in the 2009 bridge financing and 2010 bridge financing included the following holders of more than 5% of our capital stock or entities affiliated with them. The following table presents the loan amount provided by each such party in these bridge financings:

Participants(1)	2009 Bridge Financing Loan Amount	2010 Bridge Financing Loan Amount
5% or Greater Stockholders
Apposite Healthcare Fund LP	$3,006,333	$1,885,535
OrbiMed Private Investments III, LP and its affiliates(2)	$1,812,075	$1,133,148
Forward Ventures IV, L.P. and its affiliates(3)	$1,350,000	$1,834,880
Gimv nv and its affiliates(4)	$1,315,296	$1,074,059
MedImmune Ventures, Inc.	$2,105,872	$1,320,192
Perseus-Soros Biopharmaceutical Fund, L.P.	$3,740,195	$2,802,613
Roche Finance Ltd	$2,500,000	$1,698,154
GrowthWorks Canadian Fund Ltd.(5)	$2,138,743	$1,745,810

(1)	Additional detail regarding these stockholders and their equity holdings is provided in “Principal Stockholders.”

(2)	Represents notes held by OrbiMed Private Investments III, LP and OrbiMed Associates III, LP.

(3)	Represents notes held by Forward Ventures IV, L.P. and Forward Ventures IV B, L.P.

(4)	Represents notes held by Gimv nv and Adviesbeheer Gimv Life Sciences 2004 nv.

(5)	Represents amount loaned to Ambit Canada in parallel debt financing.

Some of our directors are associated with participants in the 2009 bridge financing and 2010 bridge financing as indicated in the table below:

Director	Principal Stockholder
Allan P. Marchington, Ph.D.	Apposite Healthcare Fund LP
Standish M. Fleming	Forward Ventures IV, L.P. and its affiliates
Alexander Zukiwski, M.D.	MedImmune Ventures, Inc.
Steven A. Elms	Perseus-Soros Biopharmaceutical Fund, L.P.
Joseph Regan	GrowthWorks Canadian Fund Ltd.

Separation Agreements

In April 2010, in connection with the termination of the employment of Scott Salka, our former Chief Executive Officer, we entered into a separation agreement with Mr. Salka entitling him to severance benefits. The terms of Mr. Salka’s separation agreement supersede the terms of his employment offer letters. The separation agreement provides that, in exchange for Mr. Salka’s full release of claims against us, Mr. Salka was entitled to: (i) severance payments at a rate equal to his base salary then in effect for a period of one-year following his termination date, (ii) receive COBRA health insurance premiums for a period of one-year following his termination date, (iii) continued exercisability of his vested stock option shares for a period of one-year following his termination date, (iv) forgiveness of both principal and accrued interest pursuant to loans by us to Mr. Salka made in April 2001 and September 2001, with one-third of such forgiveness becoming effective as of the date of the separation agreement, one-third as of January 1, 2011 and one-third as of January 1, 2012, and (v) transition payments of $135,000 each to be paid within 10 days of his termination date, within 10 days of January 1, 2011 and within 10 days of January 1, 2012.

In April 2010, in connection with the termination of employment of Ms. Killmer, our former Vice President, Financing, we entered into a separation agreement with Ms. Killmer. The separate agreement provides that, in exchange for Ms. Killmer’s full release of claims against us, Ms. Killmer was entitled to a one-time cash severance payment of $40,000 and continued exercisability of any options to purchase our common stock held by Ms. Killmer and vested as of the date of her termination until April 4, 2011.

Employee Loan

In May 2001, we made a loan of $79,000 to Mr. Salka, who was our President and Chief Executive Officer at the time, bearing interest at an annual rate of 9.0% pursuant to a full recourse promissory note with a maturity date of December 31, 2009. In September 2001, we made a loan of $250,000 to Mr. Salka, bearing interest at an annual rate of 4.82% pursuant to a full recourse promissory note with a maturity date of September 4, 2010. In October 2009, we amended both promissory notes such that they bear interest at an annual rate of 0.75% per annum and extended the maturity date of both promissory notes to December 31, 2010. In November 2009, we paid a bonus of $81,058 to Mr. Salka, which the compensation committee elected to apply towards his promissory notes. In connection with the separation agreement we entered into with Mr. Salka effective March 31, 2010, we agreed to forgive one-third of the outstanding balance of both promissory notes in connection with the effective date of such separation agreement, one-third of the outstanding balance of both promissory notes on January 1, 2011 and the remaining one-third of the outstanding balance of both promissory notes on January 1, 2012 provided in each case that Mr. Salka continues to comply with all of his obligations set forth in the separation agreement.

Non-Employee Director Agreements

In 2009 we entered into letter agreements with two of our directors, Dr. Lewis and Mr. Zarrabian, and in 2010 we entered into a letter agreement with one of our directors, Mr. Hasnain, each as more fully described in “Executive and Director Compensation—Non-Employee Director Compensation.” The 2009 letter agreement with Dr. Lewis was superseded by the employment agreement we entered into with him in July 2010, when he became our President and Chief Executive Officer.

Employment Agreements

We have entered into employment arrangements with our executive officers, as more fully described in “Executive and Director Compensation—Employment Offer Letters” and “—Termination-Based Compensation.”

Stock Options Granted to Executive Officers and Directors

We have granted stock options to our executive officers and directors, as more fully described in the section entitled “Executive and Director Compensation.”

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and executive officers, as described in “Executive and Director Compensation—Limitation of Liability and Indemnification.”

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding beneficial ownership of our capital stock outstanding as of October 31, 2010 by:

•	Each person, or group of affiliated persons, known by us to beneficially own more than 5% of our common stock;

•	Each of our directors;

•	Each of our named executive officers; and

•	All of our directors and executive officers as a group.

The number of shares and percentage of shares beneficially owned before the offering shown in the table is based upon 25,713,269 shares of common stock outstanding as of October 31, 2010, which gives effect to the conversion of all outstanding shares of our convertible preferred stock into shares of common stock. The number of shares and percentage of shares beneficially owned after the offering also gives effect to (1) the issuance of                  shares of our common stock upon the closing of this offering as a result of the automatic conversion of the secured convertible notes (including interest thereon) that we issued in September 2010, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and assuming the conversion occurs on                     , 2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock), (2) the issuance of                  shares of our common stock upon the closing of this offering as a result of the automatic exercise of a warrant that we issued in September 2010 in connection with the issuance by Ambit Canada of a note in September 2010 which will be cancelled concurrently with such automatic exercise of the warrant, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and assuming the exercise occurs on                     , 2011 (for purposes of calculating the accrued interest on the note and the associated number of exercise shares), (3) the exercise of the put right held by GrowthWorks Canadian Fund Ltd., and (4) the issuance by us of              shares of common stock in this offering. The percentage ownership information assumes no exercise of the underwriters’ over-allotment option.

Each individual or entity shown in the table has furnished information with respect to beneficial ownership. We have determined beneficial ownership in accordance with the SEC’s rules. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options, warrants or other rights that are either immediately exercisable or exercisable on December 30, 2010, which is 60 days after October 31, 2010. These shares are deemed to be outstanding and beneficially owned by the person holding those options or warrants for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o Ambit Biosciences Corporation, 4215 Sorrento Valley Blvd., San Diego, California 92121.

	Number of Shares Beneficially Owned Before Offering	Number of Shares Beneficially Owned After Offering	Percentage of shares beneficially owned
Name and address of beneficial owner			Before Offering	After Offering
5% or greater stockholders:
Apposite Healthcare Fund LP(1)	3,476,719		13.3%
Queensgate House, South Church Street PO Box 1234 George Town, Grand Cayman, Cayman Islands

OrbiMed Private Investments III, LP and its affiliates(2)	2,090,011		8.0%
767 Third Avenue, 30th Floor New York, NY 10017

Forward Ventures IV, L.P. and its affiliates(3)	3,076,921		11.9%
9255 Towne Centre Drive, Suite 300 San Diego, CA 92121

GrowthWorks Canadian Fund Ltd.(4)	3,077,631		10.9%
20 Queen Street West, Suite 3504 PO Box 35 Toronto, ON M5H 3R3

Gimv nv and its affiliates(5)	1,893,380		7.3%
Karel Oomsstraat 37 2018 Antwerp, Belgium

MedImmune Ventures, Inc.(6)	2,434,395		9.4%
One MedImmune Way Gaithersburg, MD 20878

Perseus-Soros Biopharmaceutical Fund, L.P.(7)	5,039,188		19.2%
888 Seventh Avenue, 29th Floor New York, NY 10016

Roche Finance Ltd(8)	3,107,508		11.9%
Grenzacherstrasse 122 4070 Basel, Switzerland

Directors and named executive officers:
Alan J. Lewis, Ph.D.(9)	55,070		*
Alan Fuhrman	—	—	—
Robert Corringham(10)	68,750		*
Christopher J. Morl(11)	126,559		*
Wendell Wierenga, Ph.D.(12)	356,217		1.4%
M. Scott Salka(13)	810,816		3.1%
Kerry Ann Kelly(14)	60,263		*
Laura Killmer(15)	27,500		*
Steven A. Elms	—	—	—
Standish M. Fleming(16)	3,076,921		11.9%
Faheem Hasnain	—	—	—
Allan P. Marchington, Ph.D.(17)	3,476,719		13.3%
Joseph Regan	—		—
Saiid Zarrabian(18)	52,778		*
Alexander Zukiwski, M.D.	—	—	—
All executive officers and directors as a group (12 persons)(19)	7,213,014		26.8%

*	Represents beneficial ownership of less than one percent.

(1)

Includes (a) 3,058,909 shares of common stock issuable upon conversion of convertible preferred stock held by Apposite Healthcare Fund, LP, or Apposite and (b) 417,810 shares of common stock issuable upon the exercise of the common stock warrants held by Apposite. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of a convertible note held by Apposite, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the note on                     , 2011. Apposite Healthcare (GP) Limited, the general partner of Apposite, has appointed Apposite Capital LLP as the manager of Apposite. Allan P. Marchington, one of our directors, is a designated member of Apposite Capital LLP and, together with F. David Porter and Stephen Adkin, the other designated members of Apposite Capital LLP, shares voting and investment control over the shares held by Apposite; however, each disclaims beneficial ownership, except to the extent of their pecuniary interests therein.

(2)

Includes (a) 1,820,966 shares of common stock held by OrbiMed Private Investments III, LP, or OPI III, issuable upon conversion of convertible preferred stock, (b) 17,343 shares of common stock held by OrbiMed Associates III, LP., or Associates III, issuable upon conversion of convertible preferred stock, (c) 249,328 shares of common stock held by OPI III, issuable upon the exercise of the common stock warrants held by OPI III and (d) 2,374 shares of common stock held by Associates III, issuable upon the exercise of the common stock warrants held by Associates III. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of convertible notes held by OPI III and Associates III, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the notes on                     , 2011. OrbiMed Capital GP III, LLC, or GP III, is the general partner of OPI III, and OrbiMed Advisors LLC, or Advisors, is the managing member of GP III. Advisors is also the general partner of Associates III. Samuel D. Isaly is the managing member of and owner of a controlling interest in Advisors and may be deemed to have voting and investment power over shares held by OPI III and Associates III. Mr. Isaly disclaims beneficial ownership over such shares, except to the extent of his pecuniary interest therein.

(3)

Includes (a) 2,679,226 shares of common stock held by Forward Ventures IV, L.P., or Forward IV, issuable upon conversion of convertible preferred stock, (b) 227,132 shares of common stock held by Forward Ventures IV B, L.P., or Forward IV B, issuable upon conversion of convertible preferred stock, (c) 70,374 shares of common stock held by Forward Ventures IV-C, L.P., or Forward IV-C, issuable upon conversion of convertible preferred stock, (d) 86,694 shares of common stock held by Forward IV, issuable upon the exercise of the common stock warrants held by Forward IV, (e) 7,348 shares of common stock held by Forward IV B, issuable upon the exercise of the common stock warrants held by Forward IV B, and (f) 6,147 shares of common stock held by Forward IV-C, issuable upon the exercise of the common stock warrant held by Forward IV-C. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of convertible notes held by Forward IV and Forward IV B, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the notes on                     , 2011. Mr. Fleming, one of our directors, and Dr. Ivor Royston, the managing members of Forward IV Associates, LLC the general partner of Forward IV, Forward IV B and Forward IV-C, and Dr. Stuart Collinson, the key member of Forward IV Associates, LLC, share voting and investment control over the shares held by Forward IV, Forward IV B and Forward IV-C, but disclaim beneficial ownership, except to the extent of their pecuniary interests therein.

(4)

Includes (a) 681,123 shares of common stock held by GrowthWorks Canadian Fund Ltd., or GrowthWorks, issuable upon conversion of convertible preferred stock, (b) 2,151,110 shares of common stock issuable pursuant to the conversion of the same number of shares of series convertible preferred stock that GrowthWorks has the right to receive pursuant to an Amended and Restated Put Agreement between GrowthWorks, us and our Canadian subsidiary, Ambit Biosciences (Canada) Corporation, and (c) 245,398 shares of common stock issuable upon the exercise of the common stock warrants held by GrowthWorks. In

addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon the automatic exercise of a warrant held by GrowthWorks, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and exercise of the warrant on                     , 2011. Voting and investment decisions with respect to the shares held by GrowthWorks are made by its manager GrowthWorks WV Management Ltd. The following are the officers of GrowthWorks WV Management Ltd. who have the authority to authorize such voting and investment decisions on behalf of GrowthWorks: David Levi, president and chief executive officer, Alex Irwin, chief operating officer, and Tim Lee, senior vice president investments. Each member of the group disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein, if any.

(5)

Includes (a) 1,481,081 shares of common stock issuable upon conversion of convertible preferred stock held by Gimv nv, (b) 261,368 shares of common stock issuable upon conversion of convertible preferred stock held by Adviesbeheer Gimv Life Sciences 2004 nv, or Ad Gimv 2004, (c) 128,292 shares of common stock held by Gimv nv, issuable upon the exercise of the common stock warrants held by Gimv nv and (d) 22,639 shares of common stock held by Ad Gimv 2004, issuable upon the exercise of the common stock warrants held by Ad Gimv 2004. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of convertible notes held by Gimv nv and Ad Gimv 2004, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the notes on                     , 2011. Gimv nv is a company listed on NYSE Euronext Brussels. Ad Gimv 2004 is a subsidiary of Gimv nv. Investment and voting control over the shares are exercised by the board of directors of Gimv nv which is comprised of the following 12 members: Herman Daems, Koe Dejonckheere, Leo Victor, Dirk Boogmans, Greet De Leenheer, Christ’l Jaris, Jan Kerremans, Sophie Manigart, Martine Reynaers, Eric Spiessens, Emile van der Burg and Bart Van Hooland. Each of these individuals disclaims any beneficial ownership of the shares owned by Gimv nv and Ad Gimv 2004 except to the extent of his or her pecuniary interest in such entity.

(6)

Includes (a) 2,141,752 shares of common stock issuable upon conversion of convertible preferred stock held by MedImmune Ventures, Inc. and (b) 292,643 shares of common stock issuable upon the exercise of the common stock warrants held by MedImmune Ventures, Inc. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of a convertible note held by MedImmune Ventures, Inc. assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the note on                     , 2011. MedImmune Ventures, Inc. exercises voting and investment power over the shares held by it. MedImmune Ventures, Inc. is indirectly wholly-owned by AstraZeneca PLC. The shares of AstraZeneca PLC are listed on the New York Stock Exchange as American Depository Shares.

(7)

Includes (a) 4,546,688 shares of common stock issuable upon conversion of convertible preferred stock held by Perseus-Soros BioPharmaceutical Fund, LP, or PSBF and (b) 492,500 shares of common stock issuable upon the exercise of the common stock warrants held by PSBF. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of a convertible note held by PSBF, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the note on                     , 2011. Perseus-Soros Partners, LLC, or PSPGP, is the general partner of PSBF. Perseus BioTech Fund Partners, LLC, or PBFP Partners, is the managing member of PSPGP. SFM Participation, L.P., or SFM Participation, is the managing member of PSPGP. SFM AH LLC, or SFMAH, is the general partner of SFM Participation. Perseuspur, L.L.C., or Perseuspur, is the managing member of PBFP Partners. Mr. Frank H. Pearl is the managing member of Perseuspur. Soros Fund Management LLC, or SFM LLC, is the manager of SFMAH. Mr. George Soros is the Chairman of SFM LLC. Mr. Robert Soros is Deputy Chairman of SFM LLC. Mr. Jonathan Allan Soros is President and Deputy Chairman of SFM LLC. Each of PSBF, PSPGP, SFMAH, SFM Participation, PBFP Partners, Perseuspur, Mr. Pearl, SFM LLC, Mr. George Soros, Mr. Robert Soros and Mr. Jonathan Allan Soros may be deemed to beneficially own the shares held by PSBF. Each of Messrs. Pearl, George Soros, Robert Soros and Jonathan Allan Soros disclaims any beneficial ownership of the shares owned by PBSF except to the extent of his pecuniary interest in such entity.

(8)

Includes (a) 2,754,921 shares of common stock issuable upon conversion of convertible preferred stock held by Roche Finance Ltd and (b) 352,587 shares of common stock issuable upon the exercise of the common stock warrant held by Roche Finance Ltd. In addition, the number of shares beneficially owned after the offering includes              shares of common stock issuable upon conversion of a convertible note held by Roche Finance Ltd, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and conversion of the note on                     , 2011. Roche Finance Ltd exercises voting and investment control over the shares held by it. Roche Finance Ltd is wholly-owned by Roche Holding Ltd. Roche Holding Ltd’s American Depository Receipt is cross-listed on OTCQX International Premier under the symbol RHHBY. Roche Holding Ltd’s non-voting equity securities and its voting shares are both listed on SIX Swiss Exchange.

(9)	Includes 55,070 shares that Dr. Lewis has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(10)	Includes 68,750 shares that Dr. Corringham has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(11)	Includes 126,559 shares of common stock that Mr. Morl has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(12)

Includes (a) 7,750 shares of common stock held by Dr. Wierenga and (b) 348,467 shares common stock that Dr. Wierenga has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(13)	Includes 100,000 shares held by Mr. Salka, and 710,816 shares that Mr. Salka has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(14)	Includes 60,263 shares of common stock that Ms. Kelly has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(15)	Includes 27,500 shares common stock that Ms. Killmer has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(16)

Includes the shares of capital stock held by Forward Ventures entities referred to in footnote (3) above. Mr. Fleming, a member of our board, is a managing member of Forward IV Associates, LLC, the general partner of such Forward Ventures entities. Voting and investment control over such shares is shared between Mr. Fleming, Dr. Ivor Royston, a managing member of Forward IV Associates, LLC and Dr. Stuart Collinson, a key member of Forward IV Associates, LLC. Each of Mr. Fleming and Drs. Royston and Collinson disclaims any beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest in these entities.

(17)

Includes the shares of capital stock held by Apposite referred to in footnote (1) above. Dr. Marchington, a member of our board, has been designated by Apposite Capital LLP, the manager of Apposite, together with F. David Porter and Stephen Adkin, the other designated members of Apposite Capital LLP, to exercise shared voting and investment control over the shares held by Apposite. Each of Dr. Marchington, Mr. Porter and Mr. Adkin disclaims any beneficial ownership of the shares held by Apposite except to the extent of his pecuniary interest therein.

(18)	Includes 52,778 shares of common stock that Mr. Zarrabian has the right to acquire from us within 60 days of October 31, 2010 pursuant to the exercise of stock options.

(19)	Includes the shares of capital stock referred to in footnotes (9), (10), (11), (12), (16), (17) and (18).

DESCRIPTION OF CAPITAL STOCK

Upon the closing of this offering and the filing of our amended and restated certificate of incorporation, our authorized capital stock will consist of 200,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

As of October 31, 2010, we had outstanding 3,256,196 shares of our common stock. This amount excludes (i) our outstanding shares of convertible preferred stock (including 1,538,461 shares of our Series C-2 redeemable convertible preferred stock and 612,649 shares of Series D redeemable convertible preferred stock issuable upon exercise of a put right held by GrowthWorks Canadian Fund Ltd.) which will convert into 24,608,183 shares of common stock upon completion of this offering, (ii) the secured convertible promissory notes issued by us in September 30, 2010, or the 2010 U.S. notes, which will convert into              shares of common stock upon completion of this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and a conversion date of                     , 2011 (for purposes of calculating the accrued interest on the 2010 U.S. notes to be converted into shares of common stock) and (iii) the warrant issued in connection with the secured promissory note issued by Ambit Canada on September 30, 2010, or the 2010 Canada note, which will be automatically exercised for              shares of common stock upon completion of this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and an exercise date of                     , 2011 (for purposes of calculating the accrued interest on the 2010 Canada note and the associated number of exercise shares). Based on the number of shares of common stock outstanding as of October 31, 2010, and assuming (1) the conversion of all outstanding shares of our convertible preferred stock (including 1,538,461 shares of our Series C-2 redeemable convertible preferred stock and 612,649 shares of Series D redeemable convertible preferred stock issuable upon exercise of a put right held by GrowthWorks Canadian Fund Ltd.), (2) the conversion of all outstanding principal and interest on the 2010 U.S. notes, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and a conversion date of                     , 2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock), (3) the exercise of the warrant issued in connection with the 2010 Canada Note, which will be automatically exercised for              shares of common stock upon completion of this offering, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and an exercise date of                     , 2011 (for purposes of calculating the accrued interest on the 2010 Canada note and the associated number of exercise shares) and (4) the issuance by us of              shares of common stock in this offering, there will be              shares of common stock outstanding upon completion of this offering.

As of October 31, 2010, there were 5,839,779 shares of common stock subject to outstanding options under our 2001 plan, 2,539,590 shares of common stock subject to outstanding warrants and 649,573 shares of convertible preferred stock subject to outstanding warrants.

As of October 31, 2010, we had approximately 112 stockholders of record.

The following description of our capital stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to the amended and restated certificate of incorporation and the amended and restated bylaws that will be in effect upon the closing of this offering. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Common Stock

Voting Rights.    Each holder of common stock is entitled to one vote for each share of common stock on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose.

Dividends.    Subject to preferences that may be applicable to any then outstanding convertible preferred stock, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation.    In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding shares of convertible preferred stock.

Rights and Preferences.    Holders of common stock have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of convertible preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable.    All of our outstanding shares of common stock are, and the shares of common stock to be issued in this offering will be, duly authorized, validly issued, fully paid and nonassessable.

Convertible Preferred Stock

On October 31, 2010, there were 24,608,183 shares of convertible preferred stock outstanding (assuming the exercise of the GrowthWorks put right), held of record by 27 stockholders. Upon the closing of this offering, all outstanding shares of convertible preferred stock will have been converted into 24,608,183 shares of our common stock. Upon the closing of this offering, our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions of the shares of each wholly unissued series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference and sinking fund terms, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding).

Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could have the effect of restricting dividends on our common stock, diluting the voting power of our common stock, impairing the liquidation rights of our common stock or otherwise adversely affect the rights of holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control and may adversely affect the market price of the common stock. Upon the closing of this offering, no shares of preferred stock will be outstanding, and we have no current plans to issue any shares of preferred stock.

Warrants

As of October 31, 2010, there were outstanding warrants to purchase the following shares of our capital stock:

Description	# of Shares of Common Stock After this Offering	Weighted-Average Exercise Price After this Offering
Common Stock	2,539,590	$1.06
Series B Preferred Stock	603	$8.65
Series C Preferred Stock	362,017	$4.30
Series D Preferred Stock	286,953	$5.06
Series D Preferred Stock, New Preferred Stock or Common Stock

In November 2002, April 2003 and December 2003, in connection with borrowing under an equipment line of credit with Oxford Finance Corporation, we issued warrants to purchase an aggregate of 2,324 shares of our Series B convertible preferred stock, with an initial exercise price of $8.65 per share of which warrants for the purchase of 603 shares remain outstanding. Upon the closing of this offering, these warrants will be exercisable for 603 shares of common stock at an exercise price of $8.65 per share. These warrants terminate eight years after the date issued.

In October 2005, in connection with a venture loan with Horizon Technology Funding Company II LLC and Horizon Technology Funding Company III, LLC, we issued warrants to purchase an aggregate of 232,558 shares of our Series C redeemable convertible preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, these warrants will be exercisable for 232,558 shares of common stock at an exercise price of $4.30 per share. These warrants terminate in October 2015.

In October 2005, December 2005, July 2006, October 2006, December 2006, March 2007 and June 2007, in connection with borrowing under an equipment line of credit with Oxford Finance Corporation, we issued warrants to purchase an aggregate of 26,219 shares of our Series C redeemable convertible preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, these warrants will be exercisable for 26,219 shares of common stock at an exercise price of $4.30 per share. These warrants terminate eight years after the date issued.

In July 2006, October 2006, December 2006, March 2007 and June 2007, in connection with borrowing under an equipment line of credit with Webster Bank, National Association, we issued warrants to purchase an aggregate of 10,217 shares of our Series C redeemable convertible preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, these warrants will be exercisable for 10,217 shares of common stock at an exercise price of $4.30 per share. These warrants terminate eight years after the date issued.

In September 2007, in connection with a venture loan with Horizon Technology Funding Company V LLC, we issued a warrant to purchase an aggregate of 93,023 shares of our Series C redeemable convertible preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, this warrant will be exercisable for 93,023 shares of common stock at an exercise price of $4.30 per share. This warrant terminates in September 2017.

In August 2008, in connection with borrowing under an equipment line of credit with Oxford Finance Corporation, we issued a warrant to purchase an aggregate of 2,369 shares of our Series D redeemable convertible preferred stock, with an initial exercise price of $5.06 per share. Upon the closing of this offering, this warrant will be exercisable for 2,369 shares of common stock at an exercise price of $5.06 per share. This warrant terminates in August, 2016.

On multiple dates in 2009, in connection with our 2009 bridge financing, we issued warrants to purchase shares of our common stock, with an initial exercise price of $0.91 per share. These warrants are exercisable for an aggregate of 1,946,748 shares of our common stock. These warrants terminate 10 years after the date issued.

In July, September and November 2009, in connection with Ambit Canada’s bridge financing, we issued warrants to purchase preferred stock to GrowthWorks with an exercise price of $5.06 per share. These warrants were automatically exercised for shares of our Series D redeemable convertible preferred stock in connection with the conversion of the convertible promissory notes issued by us in the 2009 bridge financing.

In March 2010, in connection with a venture loan with Compass Horizon Funding Company LLC and Oxford Finance Corporation, we issued a warrant to each of Horizon and Oxford to purchase up to 142,292 shares of our Series D redeemable convertible preferred stock or, at the option of the holders of the warrants, the series of preferred issued in our next preferred stock financing that meets certain criteria set forth in the warrants. The exercise price of these warrants is $5.06 per share if exercised for Series D redeemable convertible preferred stock or the purchase price of the preferred stock sold in the next qualified financing, if exercised for such shares.

In September 2010, in connection with our 2010 bridge financing, we issued warrants to purchase shares of our common stock, with an initial exercise price of $1.54 per share. These warrants are exercisable for an aggregate of 592,842 shares of our common stock. These warrants terminate 10 years after the date issued.

In September 2010, in connection with Ambit Canada’s bridge financing, we issued warrants to purchase preferred stock or common stock to GrowthWorks. These warrants will be automatically exercised for              shares of common stock, assuming an initial public offering price of $             per share (the midpoint of the price range set forth on the cover page of this prospectus) and exercise of the warrant on                     , 2011 (for purposes of calculating the accrued interest on the related note and the associated number of exercise shares), in connection with the conversion of the convertible promissory notes issued by us in the 2010 bridge financing, which shall occur upon the closing of this offering.

Each of our warrants contains provisions for the adjustment of the exercise price and the aggregate number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations, reclassifications and consolidations. Each of our warrants also contains a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares based on the fair market value of the underlying stock at the time of exercise of the warrant after deduction of the aggregate exercise price.

Registration Rights

Common and Convertible Preferred Stock

According to the terms of our Investor Rights Agreement, certain investors are entitled to demand, “piggyback” and Form S-3 registration rights. The stockholders who are a party to the Investor Rights Agreement will hold an aggregate of              shares, or     %, of our common stock upon the closing of this offering and the conversion of all existing series of our convertible preferred stock into shares of our common stock that are subject to the registration rights under that Investor Rights Agreement assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus) and a conversion date of              2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock and the number of shares to be issued upon the automatic exercise of a warrant to purchase common stock). Such stockholders have waived their registration rights with respect to this offering.

Demand Registration Rights.    At any time beginning on October 30, 2010 the holders of at least 35% of the shares having demand registration rights have the right to make up to two demands that we file a registration statement to register all or a portion of their shares so long as the aggregate number of securities requested to be sold under such registration statement is at least $5,000,000, subject to specified exceptions.

Form S-3 Registration Rights.    If we are eligible to file a registration statement on Form S-3, one or more holders of registration rights have the right to demand that we file a registration statement on Form S-3 so long as the aggregate value of the securities to be sold under the registration statement on Form S-3 is at least $1,000,000, subject to specified exceptions.

“Piggyback” Registration Rights.    If we register any securities for public sale, holders of registration rights are entitled to written notice of the registration and will have the right to include their shares in the registration statement. The underwriters of any offering will have the right to limit the number of shares having registration rights to be included in the registration statement, but not below 30% of the total number of shares included in the registration statement, unless such offering is our initial public offering and such registration does not include shares of any other selling stockholders, in which case any and all shares held by selling stockholders may be excluded from the offering.

Expenses of Registration.    Generally, we are required to bear all registration and selling expenses incurred in connection with the demand, piggyback and Form S-3 registrations described above, other than underwriting discounts and commissions.

Expiration of Registration Rights.    The demand, piggyback and Form S-3 registration rights discussed above will terminate five years following the closing of this offering. In addition, the registration rights discussed above will terminate with respect to any stockholder or warrant holder entitled to these registration rights on the date when such stockholder or warrant holder is able to sell all of their registrable common stock in a single 90-day period under Rule 144 of the Securities Act.

Delaware Anti-Takeover Law and Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws

Our amended and restated certificate of incorporation and our amended and restated bylaws, which will become effective upon the closing of this offering, contain certain provisions that could have the effect of delaying, deterring or preventing another party from acquiring control of us. These provisions and certain provisions of Delaware General Corporation Law, or DGCL, which are summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate more favorable terms with an unfriendly or unsolicited acquirer outweigh the disadvantages of potentially discouraging a proposal to acquire us.

Delaware Anti-Takeover Law

We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or subsequent to the date of the transaction, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a business combination to include:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•

subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Amended and Restated Certificate of Incorporation and Bylaws

Among other things, our amended and restated certificate of incorporation and amended and restated bylaws:

•

permit our board of directors to issue up to 10,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate (including the right to approve an acquisition or other change of control);

•	provide that the authorized number of directors may be changed only by resolution of the board of directors;

•

provide that all vacancies, including newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•	divide our board of directors into three classes;

•	require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•

provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•

do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election); and

•

provide that special meetings of our stockholders may be called only by the chairman of the board, our chief executive officer or by the board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

The amendment of any of these provisions would require approval by the holders of at least 66 2/3% of our then outstanding common stock.

The provisions of the DGCL and the provisions of our amended and restated certificate of incorporation and amended and restated bylaws, as amended upon the closing of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

Listing on the Nasdaq Global Market

We expect to apply for listing on the Nasdaq Global Market under the symbol AMBT.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is                     . The transfer agent and registrar’s address is                     .

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price for our common stock as well as our ability to raise equity capital in the future.

Based on the number of shares of common stock outstanding as of October 31, 2010, upon the closing of this offering,              shares of common stock will be outstanding, assuming no exercise of the underwriters’ over-allotment option and no exercise of options or stock warrants. All of the shares sold in this offering will be freely tradable unless held by an affiliate of ours. Except as set forth below, the remaining              shares of common stock outstanding after this offering will be restricted as a result of securities laws or lock-up agreements. These remaining shares will generally become available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale upon the closing of this offering;

•

up to              restricted shares will be eligible for sale under Rule 144 or Rule 701 upon expiration of lock-up agreements at least 180 days after the date of this offering assuming an initial public offering price of $             per share (the midpoint of the range set forth on the cover page of this prospectus) and a conversion date of                     , 2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock and the number of shares to be issued upon the automatic exercise of a warrant to purchase common stock); and

•

the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods under Rule 144, but could be sold earlier if the holders exercise any available registration rights.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, any person who is not deemed to have been an affiliate of ours for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned their shares for at least six months, including the holding period of any prior owner other than one of our affiliates, may sell shares without restriction, subject to compliance with the public information requirements of Rule 144. In addition, under Rule 144, any person who is not an affiliate of ours and has held their shares for at least one year, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell an unlimited number of shares immediately upon the closing of this offering without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, are entitled to sell upon expiration of the lock-up agreements described below, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales of restricted shares under Rule 144 held by our affiliates or persons selling shares on behalf of our affiliates are also subject to requirements regarding the manner of sale, notice and the availability of current public information about us. Rule 144 also provides that affiliates relying on Rule 144 to sell shares of our common stock that are not restricted shares must nonetheless comply with the same restrictions applicable to restricted shares, other than the holding period requirement.

Notwithstanding the availability of Rule 144, the holders of substantially all of our restricted shares have entered into lock-up agreements as described below and their restricted shares will become eligible for sale at the expiration of the restrictions set forth in those agreements.

Rule 701

Under Rule 701, shares of our common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our stock plans may be resold, by:

•

persons other than affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject only to the manner-of-sale provisions of Rule 144; and

•

our affiliates, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, subject to the manner-of-sale and volume limitations, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

As of October 31, 2010, options to purchase a total of 5,839,779 shares of common stock were outstanding, of which 2,444,557 were vested. Of the total number of shares of our common stock issuable under these options, all are subject to contractual lock-up agreements with us or the underwriters described below under “Underwriting” and will become eligible for sale at the expiration of those agreements.

Lock-up Agreements

Our directors and executive officers, and substantially all of our other stockholders and optionholders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, stockholders and optionholders in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Each of the lock-up agreements contains certain exceptions, including the disposition of shares of common stock purchased in open market transactions after the consummation of this offering and the adoption or modification of a Rule 10b5-1 sales plan; provided that no filing shall be required under the Exchange Act or voluntarily made in connection with such disposition or the adoption or modification of such plan during the 180-day lock-up period.

Registration Rights

Upon the closing of this offering, the holders of              shares of our common stock and warrants to purchase up to              shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act, subject to the lock-up arrangement described above and assuming an initial public offering price of $                 per share (the midpoint of the range set forth on the cover page of this prospectus) and a conversion date of                     , 2011 (for purposes of calculating the accrued interest on the notes to be converted into shares of common stock and the number of shares to be issued upon the automatic exercise of a warrant to purchase common stock). Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of the registration statement of which this prospectus is a part. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock—Registration Rights.”

Equity Incentive Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act after the closing of this offering to register the shares of our common stock that are issuable pursuant to our 2001 plan, 2010 plan, directors’ plan and 2010 purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to vesting of such shares, Rule 144 volume limitations and the lock-up agreements described above, if applicable.

MATERIAL U.S. FEDERAL INCOME TAX

CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of the material United States federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. holder that acquires our common stock pursuant to this offering. For the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that, for United States federal income tax purposes, is not a partnership or U.S. person. For purposes of this discussion, the term U.S. person means:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation or other entity taxable as a corporation created or organized under the laws of the U.S. or any political subdivision thereof;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust (x) whose administration is subject to the primary supervision of a United States court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has in effect a valid election to be treated a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their tax advisors.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to this offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of United States federal income taxation that may be relevant in light of a non-U.S. holder’s special tax status or special tax situations. Certain former citizens or residents of the United States, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold common stock as part of a hedge, straddle, conversion transaction, synthetic security or other integrated investment are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, or the Code, and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each non-U.S. holder to consult a tax advisor regarding the United States federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

We have not paid any dividends on our common stock and we do not plan to pay any dividends in the foreseeable future. However, if we do pay dividends on our common stock, those payments will constitute dividends for United States tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in the common stock, but not below zero, and then will be treated as gain from the sale of the common stock.

Dividends paid (out of earnings and profits) to a non-U.S. holder of common stock generally will be subject to United States withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty, unless the dividends are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States). To receive a reduced rate of withholding under a tax treaty, a non-U.S. holder must provide us with an IRS Form W-8BEN or other appropriate version of Form W-8 certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a United States trade or business conducted by the non-U.S. holder (and, if required by an applicable tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally are not subject to the withholding tax discussed above, provided certain certifications are met. Such effectively connected dividends, net of certain deductions and credits, are taxed at the graduated United States federal income tax rates applicable to United States persons. To claim an exemption from withholding because the income is effectively connected within a United States trade or business of the non-U.S. holder, the non-U.S. holder must, in general, provide a properly executed IRS Form W-8ECI or such successor form as the IRS designated prior to the payment of dividends. In addition to the graduated tax described above, dividends that are effectively connected with a United States trade or business of a corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

A non-U.S. holder of common stock may obtain a refund or credit of any excess amounts withheld if an appropriate claim for refund is timely filed with the IRS.

Gain on Disposition of Common Stock

Subject to the discussion below under “Backup Withholding and Information Reporting” and “Recent Legislation,” a non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a United States trade or business of the non-U.S. holder, and, if an applicable tax treaty so requires, is attributable to a United States permanent establishment maintained by such non-U.S. holder;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

our common stock constitutes a U. S. real property interest by reason of our status as a “U.S. real property holding corporation” for United States federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder’s holding period for our common stock. We believe that we are not currently, and that we will not become, a “U.S. real property holding corporation” for United States federal income tax purposes.

Gain described in the first bullet point above will be subject to United States federal income tax on a net basis at the graduated United States federal income tax rates, applicable to United States persons and, in the case of corporate holders, the “branch profits tax” may also apply. Gain described in the second bullet point above (which may be offset by certain United States source capital losses) will be subject to a flat 30% United States federal income tax or such lower rate as may be specified by an applicable tax treaty.

If we were to become a U.S. real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a disposition of our common stock by a non-U.S. holder would be subject to United States federal income tax at the graduated United States federal income tax rates applicable to United States persons if the non-U.S. holder owned (directly, indirectly or constructively) more than 5% of our common stock during the applicable period or our common stock were not “regularly traded on an established securities market” (within the meaning of Section 897(c)(3) of the Code). We believe that our stock will be treated as so traded.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to a non-U.S. holder, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder.

Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends or of proceeds on the disposition of our common stock made to a non-U.S. holder may be subject to backup withholding (currently at a rate of 28% but scheduled to rise to 31% after December 31, 2010) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on a Form W-8BEN or another appropriate version of Form W-8. Notwithstanding the foregoing, backup withholding may apply if the payor has actual knowledge, or reason to know, that the beneficial owner is a United States person.

Backup withholding is not an additional tax. Rather, the United States income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Recent Legislation

Recent legislation generally imposes withholding at a rate of 30% on payments to certain foreign entities (including financial intermediaries), after December 31, 2012, of dividends on and the gross proceeds of dispositions of United States common stock, unless various United States information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

The preceding discussion of material U.S. federal tax considerations is for general information only. It is not tax advice. Prospective investors should consult their own tax advisors regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed changes in applicable laws.

UNDERWRITING

We are offering the shares of common stock described in this prospectus through a number of underwriters. J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are acting as joint book-running managers of the offering and as representatives of the underwriters. We have entered into an underwriting agreement with the underwriters. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities LLC
Credit Suisse Securities (USA) LLC
Leerink Swann LLC
Wedbush Securities Inc.

Total

The underwriters are committed to purchase all the common shares offered by us if they purchase any shares. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

The underwriters propose to offer the common shares directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $             per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $             per share from the initial public offering price. After the initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters. The representatives have advised us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the common shares offered in this offering.

The underwriters have an option to buy up to              additional shares of common stock from us to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus to exercise this over-allotment option. If any shares are purchased with this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is $             per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

	Without over-allotment exercise	With full over-allotment exercise
Per Share	$	$
Total	$	$

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $            .

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities (regardless of whether any of these transactions are to be settled by the delivery of shares of common stock, or such other securities, in cash or otherwise), in each case without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC for a period of 180 days after the date of this prospectus. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Our directors and executive officers, and substantially all of our other shareholders and option holders have entered into lock-up agreements with the underwriters prior to the commencement of this offering pursuant to which we and each of these persons or entities, with limited exceptions, for a period of 180 days after the date of this prospectus, may not, without the prior written consent of J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC, (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock (including, without limitation, common stock which may be deemed to be beneficially owned by such directors, executive officers, managers and members in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant), (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of any shares of our common stock or such other securities, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of common stock or such other securities, in cash or otherwise or (3) make any demand for or exercise any right with respect to the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for our common stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. Each of the lock-up agreements contain certain exceptions, including the disposition of shares of common stock purchased in open market transactions after the consummation of this offering and the adoption or modification of a Rule 10b5-1 sales plan; provided that no filing shall be required under the Exchange Act or voluntarily made in connection with such disposition or the adoption or modification of such plan during the 180-day lock-up period.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

We expect to apply to have our common stock approved for listing on The Nasdaq Global Market under the symbol “AMBT”.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be

“covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common stock in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on The Nasdaq Global Market, in the over-the-counter market or otherwise.

Prior to this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiations between us and the representatives of the underwriters. In determining the initial public offering price, we and the representatives of the underwriters expect to consider a number of factors including:

•	the information set forth in this prospectus and otherwise available to the representatives;

•	our prospects and the history and prospects for the industry in which we compete;

•	an assessment of our management;

•	our prospects for future earnings;

•	the general condition of the securities markets at the time of this offering;

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

Neither we nor the underwriters can assure investors that an active trading market will develop for shares of our common stock, or that the shares will trade in the public market at or above the initial public offering price.

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets

Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, from and including the date on which the European Union Prospectus Directive, the EU Prospectus Directive, is implemented in that Relevant Member State, the Relevant Implementation Date, an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•

to fewer than 100 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive) subject to obtaining the prior consent of the book-running managers for any such offer; or

•	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State and the expression EU Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of their business, for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and may hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, now and in the future.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus will be passed upon for us by Cooley LLP, San Diego, California. Davis Polk & Wardwell LLP, Menlo Park, California, is counsel for the underwriters in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements at December 31, 2008 and 2009, and for each of the three years in the period ended December 31, 2009, as set forth in their report. We have included our financial statements in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act of 1933, as amended, with respect to the shares of common stock being offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to us and the common stock offered by this prospectus, you should refer to the registration statement and the exhibits filed as part of that document. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of these documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 4215 Sorrento Valley Blvd., San Diego, California 92121 or (858) 334-2100.

Upon the closing of this offering, we will be subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for inspection and copying at the public reference room and website of the SEC referred to above. We also maintain a website at http://www.ambitbio.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

AMBIT BIOSCIENCES CORPORATION

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Balance Sheets as of December 31, 2008 and 2009 and June 30, 2010 (unaudited)	F-3

Consolidated Statements of Operations for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2009 and 2010 (unaudited)	F-4

Consolidated Statements of Convertible Preferred Stock, Stockholders’ Deficit and Comprehensive Loss for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2010 (unaudited)

F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2008 and 2009 and the six months ended June 30, 2009 and 2010 (unaudited)	F–7

Notes to Consolidated Financial Statements	F–8

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Ambit Biosciences Corporation

We have audited the accompanying consolidated balance sheets of Ambit Biosciences Corporation as of December 31, 2008 and 2009, and the related consolidated statements of operations, statements of convertible preferred stock, stockholders’ deficit and comprehensive loss and statements of cash flows for each of the three years in the period ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ambit Biosciences Corporation at December 31, 2008 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

San Diego, California

November 4, 2010

AMBIT BIOSCIENCES CORPORATION

Consolidated Balance Sheets

	December 31,		June 30, 2010	Pro Forma Stockholders’ Deficit at June 30, 2010
	2008	2009
			(unaudited)
	(in thousands, except share data)
Assets
Current assets:
Cash and cash equivalents	$14,114	$40,798	$31,287
Short-term investments	1,250	—	—
Restricted cash	50	—	—
Accounts receivable, net	737	895	3,069
Prepaid expenses and other current assets	2,276	1,491	1,395
Assets held-for-sale	3,347	2,324	1,923

Total current assets	21,774	45,508	37,674
Property and equipment, net	3,873	2,786	2,497
Deposits and other assets	522	468	620

Total assets	$26,169	$48,762	$40,791

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,659	$5,687	$3,907
Accrued payroll and related expenses	2,136	1,936	2,031
Liabilities held-for-sale	12,555	2,648	922
Current portion of notes payable, net of debt discount	4,647	2,163	1,257
Current portion of deferred revenues	3,017	6,362	6,362

Total current liabilities	26,014	18,796	14,479
Notes payable, net of current portion	3,673	23,705	9,901
Other long-term liabilities	582	596	723
Deferred revenues, net of current portion	—	33,412	30,257
Redeemable non-controlling interest	5,799	11,189	11,419	$—
Redeemable convertible preferred stock warrant liabilities	411	1,069	2,441	—
Commitments and contingencies
Convertible preferred stock, $0.001 par value: Authorized shares, actual and pro forma—20,703,376 at December 31, 2008 and 28,703,376 at December 31, 2009 and June 30, 2010 (unaudited):
Redeemable convertible preferred stock:
Authorized shares, actual and pro forma—26,565,180; issued and outstanding shares—15,835,261 at December 31, 2008, 14,112,072 at December 31, 2009, 20,861,279 at June 30, 2010 (unaudited) and no shares issued and outstanding pro forma (unaudited); liquidation preference—$75,023 at December 31, 2008, $67,501 at December 31, 2009 and $101,652 at June 30, 2010 (unaudited)	75,696	67,081	95,893	—
Convertible preferred stock:
Authorized shares, actual and pro forma—2,138,196; issued and outstanding shares—2,129,272 at December 31, 2008, 1,595,794 at December 31, 2009 and June 30, 2010 (unaudited) and no shares issued and outstanding pro forma (unaudited); liquidation preference—$18,233 at December 31, 2008, $13,752 at December 31, 2009 and June 30, 2010 (unaudited)	18,283	13,752	13,752	—
Stockholders’ deficit:
Common stock, $0.001 par value; 26,850,000 shares authorized at December 31, 2008 and 38,200,000 shares authorized as of December 31, 2009 and June 30, 2010 (unaudited); 965,539 shares issued and outstanding at December 31, 2008; 3,228,238 shares issued and outstanding at December 31, 2009 and 3,255,405 shares issued and outstanding as of June 30, 2010 (unaudited); 27,863,588 shares issued and outstanding pro forma (unaudited)	1	3	3	28
Additional paid-in capital	12,618	19,663	20,434	143,914
Note receivable from stockholder	(79)	(79)	—	—
Accumulated other comprehensive (loss) income	(551)	138	168	168
Accumulated deficit	(116,278)	(140,563)	(158,679)	(158,679)

Total stockholders’ deficit	(104,289)	(120,838)	(138,074)	$(14,569)

Total liabilities, convertible preferred stock and stockholders’ deficit	$26,169	$48,762	$40,791

See accompanying notes.

AMBIT BIOSCIENCES CORPORATION

Consolidated Statements of Operations

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands, except share and per share data)
Revenues:
Collaboration arrangements	$3,621	$3,621	$3,466	$1,810	$9,993
Kinase profiling services (held-for-sale)	10,692	24,480	14,647	6,917	3,860

Total revenues	14,313	28,101	18,113	8,727	13,853
Operating expenses:
Research and development	19,386	26,884	29,280	13,512	18,494
General and administrative	6,466	6,581	5,788	2,991	4,501
In-process research and development	25,000	—	—	—	—
Cost of kinase profiling services revenue (held-for-sale)	2,993	4,194	3,777	1,821	882

Total operating expenses	53,845	37,659	38,845	18,324	23,877

Loss from operations	(39,532)	(9,558)	(20,732)	(9,597)	(10,024)
Other income (expense):
Interest expense	(1,874)	(1,736)	(4,899)	(701)	(9,185)
Other income (expense)	946	1,202	(364)	(77)	(1)
Change in fair value of redeemable convertible preferred stock warrant liabilities	278	258	(658)	(132)	(90)

Total other income (expense)	(650)	(276)	(5,921)	(910)	(9,276)

Loss before income taxes	(40,182)	(9,834)	(26,653)	(10,507)	(19,300)
Provision for (benefit from) income taxes	196	—	(191)	—	—

Consolidated net loss	(40,378)	(9,834)	(26,462)	(10,507)	(19,300)
Net loss attributable to redeemable non-controlling interest	411	86	2,177	698	1,184

Net loss attributable to Ambit Biosciences Corporation	(39,967)	(9,748)	(24,285)	(9,809)	(18,116)
Accretion to redemption value of redeemable convertible preferred stock	(3,867)	(61)	(61)	(31)	(31)
Change in fair value of redeemable non-controlling interest	(180)	1,737	(7,567)	(1,753)	(1,414)

Net loss attributable to common stockholders	$(44,014)	$(8,072)	$(31,913)	$(11,593)	$(19,561)

Net loss per share attributable to common stockholders, basic and diluted	$(47.30)	$(8.38)	$(15.47)	$(11.97)	$(6.03)

Weighted-average shares outstanding, basic and dilute	930,465	963,390	2,063,489	968,123	3,242,898

Pro forma net loss per share, basic and diluted (unaudited)			$(1.37)		$(0.91)

Weighted-average pro forma shares outstanding, basic and diluted (unaudited)			18,828,136		21,139,162

See accompanying notes.

AMBIT BIOSCIENCES CORPORATION

Consolidated Statements of Convertible Preferred Stock, Stockholders’ Deficit and Comprehensive Loss

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Note Receivable from Stockholder	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
	(in thousands, except share and per share data)

Balance at December 31, 2006	6,714,701	$40,590	2,129,272	$18,283	906,878	$1	$—	$(79)	$215	$(66,563)	$(66,426)
Exercise of stock options	—	—	—	—	49,304	—	27	—	—	—	27
Issuance of preferred Series D redeemable convertible preferred stock at $5.06 per share for cash less transaction costs of $340,792	9,120,560	45,810	—	—	—	—	—	—	—	—	—
Adjust accretion to redemption value of Series C redeemable convertible preferred stock to reflect reduction in redemption from 200% to 100% in connection with the Series D financing	—	(14,632)	—	—	—	—	14,632	—	—	—	14,632
Accretion to redemption value of redeemable convertible preferred stock	—	3,867	—	—	—	—	(3,867)	—	—	—	(3,867)
Change in fair value of redeemable non-controlling interest	—	—	—	—	—	—	(180)	—	—	—	(180)
Net loss attributable to redeemable non-controlling interest	—	—	—	—	—	—	—	—	—	411	411
Stock-based compensation	—	—	—	—	—	—	84	—	—	—	84
Components of comprehensive loss:
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	—	184	—	184
Foreign currency translation	—	—	—	—	—	—	—	—	662	—	662
Consolidated net loss	—	—	—	—	—	—	—	—	—	(40,378)	(40,378)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(39,532)

Balance at December 31, 2007	15,835,261	75,635	2,129,272	18,283	956,182	1	10,696	(79)	1,061	(106,530)	(94,851)
Exercise of stock options	—	—	—	—	9,357	—	6	—	—	—	6
Accretion to redemption value of redeemable convertible preferred stock	—	61	—	—	—	—	(61)	—	—	—	(61)
Change in fair value of redeemable non-controlling interest	—	—	—	—	—	—	1,737	—	—	—	1,737
Net loss attributable to redeemable non-controlling interest	—	—	—	—	—	—	—	—	—	86	86
Stock-based compensation	—	—	—	—	—	—	240	—	—	—	240
Components of comprehensive loss:
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	—	(186)	—	(186)
Foreign currency translation	—	—	—	—	—	—	—	—	(1,426)	—	(1,426)
Consolidated net loss	—	—	—	—	—	—	—	—	—	(9,834)	(9,834)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(11,446)

Balance at December 31, 2008	15,835,261	$75,696	2,129,272	$18,283	965,539	$1	$12,618	$(79)	$(551)	$(116,278)	$(104,289)

AMBIT BIOSCIENCES CORPORATION

Consolidated Statements of Convertible Preferred Stock, Stockholders’ Deficit and Comprehensive Loss (Continued)

	Redeemable Convertible Preferred Stock		Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Note Receivable from Stockholder	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
	(in thousands, except share and per share data)

Balance at December 31, 2008	15,835,261	$75,696	2,129,272	$18,283	965,539	$1	$12,618	$(79)	$(551)	$(116,278)	$(104,289)
Exercise of stock options	—	—	—	—	6,032	—	4	—	—	—	4
Conversion of convertible preferred stock to common upon bridge financing	(1,723,189)	(8,676)	(533,478)	(4,531)	2,256,667	2	13,205	—	—	—	13,207
Accretion to redemption value of redeemable convertible preferred stock	—	61	—	—	—	—	(61)	—	—	—	(61)
Change in fair value of redeemable non-controlling interest	—	—	—	—	—	—	(7,567)	—	—	—	(7,567)
Net loss attributable to redeemable non-controlling interest	—	—	—	—	—	—	—	—	—	2,177	2,177
Issuance of common stock warrants in connection with bridge loan	—	—	—	—	—	—	1,225	—	—	—	1,225
Stock-based compensation	—	—	—	—	—	—	239	—	—	—	239
Components of comprehensive loss:
Unrealized gain (loss) on short-term investments	—	—	—	—	—	—	—	—	(3)	—	(3)
Foreign currency translation	—	—	—	—	—	—	—	—	692	—	692
Consolidated net loss	—	—	—	—	—	—	—	—	—	(26,462)	(26,462)

Comprehensive loss	—	—	—	—	—	—	—	—	—	—	(25,773)

Balance at December 31, 2009	14,112,072	67,081	1,595,794	13,752	3,228,238	3	19,663	(79)	138	(140,563)	(120,838)
Exercise of stock options (unaudited)	—	—	—	—	27,167	—	22	—	—	—	22
Issuance of redeemable convertible preferred stock and cashless exercise of warrants upon conversion of bridge loan (unaudited)	6,749,207	28,781	—	—	—	—	1,990	—	—	—	1,990
Accretion to redemption value of redeemable convertible preferred stock (unaudited)	—	31	—	—	—	—	(31)	—	—	—	(31)
Change in fair value of redeemable non-controlling interest (unaudited)	—	—	—	—	—	—	(1,414)	—	—	—	(1,414)
Net loss attributable to redeemable non-controlling interest (unaudited)	—	—	—	—	—	—	—	—	—	1,184	1,184
Scheduled forgiveness of note receivable (unaudited)	—	—	—	—	—	—	—	79	—	—	79
Stock-based compensation (unaudited)	—	—	—	—	—	—	204	—	—	—	204
Components of comprehensive loss:
Foreign currency translation (unaudited)	—	—	—	—	—	—	—	—	30	—	30
Consolidated net loss (unaudited)	—	—	—	—	—	—	—	—	—	(19,300)	(19,300)

Comprehensive loss (unaudited)	—	—	—	—	—	—	—	—	—	—	(19,270)

Balance at June 30, 2010 (unaudited)	20,861,279	$95,893	1,595,794	$13,752	3,255,405	$3	$20,434	$—	$168	$(158,679)	$(138,074)

See accompanying notes

AMBIT BIOSCIENCES CORPORATION

Consolidated Statements of Cash Flows

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Operating activities
Consolidated net loss	$(40,378)	$(9,834)	$(26,462)	$(10,507)	$(19,300)
Adjustments to reconcile consolidated net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	1,612	1,831	1,971	992	645
Change in fair value of redeemable convertible preferred stock warrant liabilities	(278)	(258)	658	132	90
In-process research and development expense	25,000	—	—	—	—
Amortization of bond premium and investment income from short-term investments	(167)	(770)	(3)	(3)	—
Noncash interest expense	279	346	3,514	387	7,865
Stock-based compensation	84	240	239	104	204
Deferred rent	(10)	462	14	77	(8)
Loss on disposal of property and equipment	23	—	—	—	—
Deferred revenues	(3,621)	(3,621)	36,757	(1,810)	(3,155)
Changes in operating assets and liabilities:
Accounts receivable	123	(531)	(158)	122	(2,174)
Prepaid expenses and other current assets	(735)	(666)	981	836	163
Assets/liabilities held-for-sale	(773)	(18,963)	(9,504)	(4,647)	(1,377)
Deposits and other assets	81	449	(7)	(22)	183
Notes receivable from related party	—	—	61	—	218
Accounts payable and accrued expenses	2,230	(883)	2,633	157	(900)
Accrued payroll and related expenses	515	1,104	(203)	(484)	230

Net cash (used in) provided by operating activities	(16,015)	(31,094)	10,491	(14,666)	(17,316)
Investing activities
Restricted cash	—	(50)	50	—	—
Maturities of short-term investments	8,750	38,750	1,250	1,250	—
Purchase of short-term investments	(31,466)	(8,374)	—	—	—
Proceeds from disposals of property and equipment	86	—	—	—	—
Purchase of property and equipment, net	(1,531)	(2,484)	(264)	(54)	(304)

Net cash (used in) provided by investing activities	(24,161)	27,842	1,036	1,196	(304)
Financing activities
Proceeds from exercise of stock options	27	6	4	3	22
Deferred public offering costs	—	—	—	—	(464)
Net proceeds from issuance of redeemable convertible preferred stock	45,810	—	—	—	—
Investment in subsidiary by minority stockholder	3,100	—	—	—	—
Proceeds from notes payable	5,174	599	19,419	6,021	11,784
Payments on notes payable	(5,413)	(6,163)	(4,877)	(3,247)	(3,152)

Net cash provided by (used in) financing activities	48,698	(5,558)	14,546	2,777	8,190

Effect of exchange rate changes on cash	662	(1,426)	611	245	(81)

Net change in cash and cash equivalents	9,184	(10,236)	26,684	(10,448)	(9,511)
Cash and cash equivalents at beginning of the period	15,166	24,350	14,114	14,114	40,798

Cash and cash equivalents at end of the period	$24,350	$14,114	$40,798	$3,666	$31,287

Supplemental schedule of noncash investing and financing activities
Issuance of warrants in connection with notes payable	$349	$8	$1,286	$356	$1,282

Conversion of bridge notes and accrued interest for shares of Series D redeemable convertible preferred stock	$—	$—	$—	$—	$28,781

Supplemental disclosures of cash flow information
Interest paid	$1,595	$1,374	$703	$423	$491

Taxes paid	$196	$—	$—	$—	$—

See accompanying notes.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Organization and Business

Ambit Biosciences Corporation, Ambit or the Company, formerly Aventa Biosciences Corporation, was incorporated in Delaware on May 17, 2000, and commenced operations in May 2000. The Company is a biotechnology company engaged in discovering, developing and commercializing targeted small molecule therapeutics for the treatment of cancer. The Company also historically provided kinase profiling services for the biotechnology and pharmaceutical industry; however, in October 2010, the Company sold this portion of the business. The profiling business is classified as “held-for-sale” in the accompanying consolidated financial statements.

Liquidity

The Company has incurred losses since inception and, as of June 30, 2010, had an accumulated deficit of $158.7 million. The Company anticipates that it will continue to incur net losses for the foreseeable future as it incurs expenses for the development and commercialization of quizartinib, works to discover and develop additional products candidates through its research and development programs, and expands its corporate infrastructure. As a result, the Company will seek to fund its operations through public or private equity or debt financings or other sources, such as strategic partnership agreements. The Company’s failure to raise capital as and when needed would have a negative impact on its financial condition and its ability to pursue its business strategies.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiary Ambit Europe Limited (Ambit Europe) and its controlled subsidiary, Ambit Biosciences (Canada) Corporation, (Ambit Canada). All intercompany transactions and balances are eliminated in consolidation.

Ambit Europe was incorporated in England in June 2008. As of December 31, 2009, there have been no significant transactions related to Ambit Europe. Ambit Canada was formed in Canada in December 2004.

Unaudited Interim Financial Data

The accompanying balance sheet as of June 30, 2010, statements of operations and cash flow for the six months ended June 30, 2009 and 2010 and the statements of convertible preferred stock, stockholders’ deficit and comprehensive loss for the six months ended June 30, 2010 are unaudited. The unaudited financial statements have been prepared on a basis consistent with the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) considered necessary to state fairly the Company’s financial position as of June 30, 2010 and its results of operations and cash flows for the six months ended June 30, 2009 and 2010. The financial data and other information disclosed in these notes to the consolidated financial statements related to the six months ended June 30, 2009 and 2010 are unaudited. The results for the six months ended June 30, 2010 are not necessarily indicative of the results to be expected for the year ending December 31, 2010 or for any other interim period.

Unaudited Pro Forma Stockholders’ Deficit

In November 2010, the Company’s Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission, or SEC, to sell shares of its common stock to the public in an initial public offering, or the IPO. The Company plans to file its initial Form S-1 registration statement with the SEC on

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

November 5, 2010. Unaudited pro forma stockholders’ deficit assumes: (i) the conversion of all convertible preferred stock into 22,457,073 shares of common stock assuming a conversion ratio of one share of common stock to one share of convertible preferred stock, (ii) the exercise and conversion of all redeemable convertible preferred stock puts into 2,151,110 shares of common stock, and (iii) the conversion of all outstanding convertible preferred stock warrants into warrants to purchase 649,573 shares to common stock resulting in the redeemable convertible preferred stock warrant liability being reclassified to additional paid-in capital.

Foreign Currency Translation and Transactions

The accompanying consolidated financial statements are presented in U.S. dollars. The financial statements of the Company’s Canadian subsidiary are measured using the local currency as the functional currency. The translation of the Canadian subsidiary’s assets and liabilities, excluding certain financing related accounts, to U.S. dollars is made at the exchange rate in effect at the balance sheet date; while the financing related accounts are translated at the rate in effect at the date of the underlying transaction. Equity accounts, including retained earnings, are translated at historical rates. The translation of statement of operations data is made at the average rate in effect for the period. The translation of operating cash flow data is made at the average rate in effect for the period, and investing and financing cash flow data is translated at the rate in effect at the date of the underlying transaction. Translation gains and losses are recognized within accumulated other comprehensive (loss) income in the accompanying consolidated balance sheets.

Transactions expected to be settled in a currency other than the functional currency are remeasured to current exchange rates each period until such transaction is settled. The resulting gain or loss is included in other income (expense) in the accompanying consolidated statements of operations.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. The most significant estimates in the Company’s consolidated financial statements relate to revenue recognition, fair value of warrant and put liabilities, stock option accounting, clinical trial accruals and allowance for doubtful accounts. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investments, which include money market funds and debt securities, with maturities from purchase date of three months or less and are recorded at cost, which approximates market value.

Short-Term Investments

As of December 31, 2008, short-term investments mainly consisted of debt securities with maturities from purchase date of greater than three months and are classified as available-for-sale in the accompanying consolidated financial statements as the sale of such investments may have been required prior to maturity to implement management strategies. The cost of securities sold is based on the specific identification method. These investments were carried at fair market value, with unrealized gains and losses reported in accumulated other comprehensive (loss) income. As of June 30, 2009, these short-term investments matured and the Company

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

no longer holds any short-term investments. Due to maturity of the investments, no realized gains or losses were recorded in the accompanying consolidated statements of operations during the six-month periods ended June 30, 2009 and 2010 or the year ended December 31, 2009.

Concentration of Credit Risk and Significant Customers

Financial instruments, which potentially subject the Company to significant concentration of credit risk, consist primarily of cash, short-term securities and accounts receivable. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Customers representing greater than 10% of total revenues are as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
Bristol-Myers Squibb Company	30%	72%	56%	56%	17%
Cephalon, Inc.	52%	16%	22%	25%	*
Roche entities	14%	*	*	*	*
Astellas	*	*	*	*	65%

*	Represents less than 10% of the revenues for the respective period.

Customers whose balance represents greater than 10% of accounts receivable are as follows:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
Astellas	*	25%	89%
AstraZeneca UK Ltd	*	18%	*
Bristol-Myers Squibb Company	34%	*	*
Roche entities	*	12%	*

*	Represents less than 10% of the gross accounts receivable for the respective period.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable, primarily related to revenues from kinase profiling services (held-for-sale) and payments due under collaboration arrangements, are presented net of allowance for doubtful accounts. The Company determines its allowance for doubtful accounts based on an analysis of the collectability of accounts receivable, historical bad debts, customer concentrations, customer creditworthiness, current economic trends and changes in customer payment history, if any. Historically, bad debt write-offs have been immaterial. The expense related to the allowance for doubtful accounts is recorded within general and administrative expense in the accompanying consolidated statements of operations.

Property and Equipment

Property and equipment is stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets (generally three to five years). Leasehold improvements are stated at cost and

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

depreciated on a straight-line basis over the lesser of the remaining term of the related lease or the estimated useful life of the asset.

Impairment of Long-Lived Assets

Long-lived assets consist of property and equipment. The Company will record impairment losses on long-lived assets used in operations when events and circumstances indicate that assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount of those assets. While the Company’s current and historical operating losses and negative cash flows are indicators of impairment, management believes that future cash flows to be received support the carrying value of its long-lived assets and, accordingly, has not recognized any impairment losses through June 30, 2010 (unaudited).

Deferred Public Offering Costs

Deferred public offering costs totaling $0.5 million as of June 30, 2010 are included in deposits and other assets. These costs primarily represent legal, accounting and other direct costs related to the Company’s efforts to raise capital through an IPO. There were no IPO costs incurred prior to 2010. Future costs related to the Company’s IPO activities will be deferred until the completion of the IPO, at which time they will be reclassified to additional paid-in capital as a reduction of the IPO proceeds. If the Company terminates its plan for an IPO, any deferred costs will be expensed immediately.

Fair Value of Financial Instruments

The carrying amounts of cash equivalents, accounts receivable, accounts payable, and accrued liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. Based on the borrowing rates currently available to the Company for loans with similar terms, the Company believes the fair value of long-term debt approximates its carrying value.

The carrying amount of the redeemable convertible preferred stock warrant liabilities and redeemable non-controlling interest represent their fair values.

Redeemable Convertible Preferred Stock Warrant Liabilities

The Company has issued freestanding warrants to purchase shares of its redeemable convertible preferred stock. The redeemable convertible preferred stock warrants are exercisable for shares of Series C and Series D redeemable convertible preferred stock and are classified as liabilities in the accompanying consolidated balance sheets, as the terms for redemption of the underlying security are outside the Company’s control. The redeemable convertible preferred stock warrants are recorded at fair value using either the Black-Scholes option pricing model or a binomial model, depending on the characteristics of the warrants. The fair value of these warrants is re-measured at each financial reporting period with any changes in fair value being recognized as change in fair value of redeemable convertible preferred stock warrant and put liabilities, a component of other income (expense), in the accompanying consolidated statements of operations. The warrant liabilities will continue to be re-measured to fair value until the earlier of: (i) exercise; (ii) expiration of the related warrant, at which time the associated liability will be reclassified into stockholders’ deficit; or (iii) upon consent by the holder’s to convert the redeemable convertible preferred stock underlying the security into common stock upon an initial public offering.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

Deferred Rent

Rent expense, including the value of tenant improvement allowances received, is recorded on a straight-line basis over the term of the lease. The difference between rent expense and amounts paid under the lease agreements is recorded in other long-term liabilities in the accompanying consolidated balance sheets.

Revenue Recognition

The Company’s revenues generally consists of: (i) payments from collaboration arrangements and (ii) kinase profiling services fees. Revenues are recognized when all four of the following criteria are met: (a) persuasive evidence that an arrangement exists; (b) delivery of the products and/or services has occurred; (c) the selling price is fixed or determinable; and (d) collectability is reasonably assured. Additional information on each type of revenue is outlined below.

Collaboration Arrangements

The Company has entered into various collaboration arrangements, including those with Astellas, Bristol-Myers Squibb Company, or BMS, and Cephalon, Inc., which contain multiple elements. A variety of factors are considered in determining the appropriate method of revenue recognition under these arrangements, such as whether the various elements can be considered separate units of accounting, whether there is objective and reliable evidence of fair value for these elements and whether there is a separate earnings process associated with a particular element of an agreement.

Where there are multiple deliverables that do not have stand-alone value to the collaborator, the non-contingent consideration from these deliverables are combined into separate unit(s) of accounting based on their relative fair values. Applicable revenue recognition criteria are considered separately for each unit of accounting. Non-contingent revenues from the combined unit of accounting is deferred and recognized over the period that the Company remains obligated to perform services or deliver product. The specific methodology for the recognition of the revenues (e.g. straight-line or according to specific performance criteria) is determined on a case-by-case basis according to the facts and circumstances applicable to a given contract.

Specifically, the revenue recognition methodology for the various elements in the Company’s multiple element arrangements is as follows:

Upfront licensing fees.    The Company recognizes revenues from nonrefundable, upfront license fees for which the separation criteria were not met due to continuing involvement in the performance of research and development services on a straight-line basis over the contracted or estimated period of performance, which is typically the research or development term.

Milestones.    Milestone payments are derived from the achievement of predetermined events under collaboration arrangements and are assessed on an individual basis. Revenues are not recognized for milestones that are subject to contingencies until the revenues are earned, as evidenced by acknowledgment from the collaborator, provided that: (i) the milestone event is substantive and its achievability was not reasonably assured at the inception of the agreement, (ii) the milestone represents the culmination, or progress towards the culmination, of an earnings process, and (iii) the milestone payment is non-refundable. Milestones that are received after all substantive deliverables have occurred are considered to be bonus payments and are recognized upon receipt of the cash, assuming all of the other revenue recognition criteria are met.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

Collaborative research payments.    Collaborative research payments are primarily based on: (i) time worked using a contractual cost per full-time equivalent employee working on the project and (ii) direct costs associated with the project. The Company recognizes revenues related to these payments as the services are performed and costs are incurred over the related funding periods for each agreement, assuming all other revenue recognition criteria have been met. Payments received in excess of revenues recognized is recorded as deferred revenues until: (i) sufficient time billable to the project has been incurred or (ii) related project costs have been expended.

Collaboration arrangements also include potential payments for product royalty, commercial product supply, and sharing of operating profits. To date, the Company has not received payments or recorded revenues from any of these sources.

Kinase Profiling Services (held-for-sale)

Kinase profiling services (held-for-sale) were provided on a fee-for-fee service basis and were billed when the profiling results data was provided to the customers. The Company recognized revenues when the profiling results data were delivered to the customer, assuming all other revenue recognition criteria had been met. Amounts received in advance of services performed were recorded as deferred revenues until earned.

Research and Development Expenses

Research and development costs are expensed as incurred.

Patent Costs

Costs related to filing and pursuing patent applications are recorded as general and administrative expense as incurred since recoverability of such expenditures is uncertain.

Accumulated Other Comprehensive (Loss) Income

Accumulated other comprehensive (loss) income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive loss includes unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments.

Stock-Based Compensation

All share-based payments to employees, including grants of employee stock options, are recognized in the financial statements based on their grant date fair values, net of estimated forfeitures. Cost is recognized over the requisite service period of the awards (usually the vesting period) on a straight-line basis.

Expense for awards that vest based on service conditions, is recorded on the straight-line method. Expense for stock options grants subject to performance-based milestone vesting is recorded over the remaining service period when management determines that achievement of the milestone is probable. Management evaluates when the achievement of milestones is probable based on the relative satisfaction of the performance conditions as of the reporting date. Equity instruments issued to non-employees are recorded at fair value and are periodically revalued as the options vest and are recognized as expense over the related service period. For purposes of determining the grant date fair value of stock options the Company uses the Black-Scholes option pricing model.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

The Black-Scholes option pricing model incorporates various and highly sensitive assumptions including expected volatility, expected term and interest rates.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and the tax reporting basis of assets and liabilities and are measured using the enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. The Company provides a valuation allowance against net deferred tax assets unless, based upon the available evidence, it is more likely-than-not that the deferred tax assets will be realized. A tax benefit from an uncertain tax position is recognized only if it is more likely-than-not that the tax position will be sustained on examination by the taxing authorities based on the technical merits of the position.

Net Loss Attributable to Common Stockholders per Share

Basic net loss attributable to common stockholders per share is calculated by dividing the net loss attributable to common stockholders by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss attributable to common stockholders per share is computed by dividing the net loss attributable to common stockholders by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method. Dilutive common stock equivalents are comprised of convertible preferred stock, redeemable convertible preferred stock puts, warrants for the purchase of convertible preferred and common stock, convertible notes payable and options outstanding under the Company’s stock option plan. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

The following table presents the computation of pro forma basic and diluted net loss attributable to common stockholders per share:

	Year Ended December 31, 2009	Six Months Ended June 30, 2010
	(unaudited, in thousands, except share and per share data)

Pro forma net loss attributable to common stockholders per share:
Numerator
Net loss attributable to common stockholders	$(31,913)	$(19,561)
Add: Change in fair value of redeemable convertible preferred stock warrant liabilities	658	90
Net loss attributable to redeemable non-controlling interest	(2,177)	(1,184)
Accretion of redeemable convertible preferred stock	61	31
Change in fair value of redeemable non-controlling interest	7,567	1,414

	$(25,804)	$(19,210)

Denominator
Weighted average shares outstanding, basic and diluted	2,063,489	3,242,898
Add: Pro forma adjustments to reflect assumed weighted-average effect of conversion of redeemable convertible preferred stock	13,276,443	14,112,072
Pro forma adjustments to reflect assumed weighted-average effect of conversion of convertible preferred issued upon conversion of debt	—	37,288
Pro forma adjustments to reflect assumed weighted-average effect of conversion of convertible preferred stock	1,337,094	1,595,794
Pro forma adjustments to reflect assumed weighted-average effect of conversion of convertible preferred stock put liabilities	2,151,110	2,151,110

	18,828,136	21,139,162

Pro forma basic and diluted net loss attributable to common stockholders	$(1.37)	$(0.91)

Potentially dilutive securities not included in the calculation of diluted net loss attributable to common stockholders per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	As of December 31,			As of June 30,
	2007	2008	2009	2009	2010
				(unaudited)
Convertible preferred stock outstanding	17,964,533	17,964,533	15,707,866	17,964,533	22,457,073
Redeemable non-controlling interest	2,151,110	2,151,110	2,151,110	2,151,110	2,151,110
Warrants for convertible preferred stock	370,941	366,710	365,449	366,710	649,573
Warrants for common stock	—	—	1,946,748	622,164	1,946,748
Common stock options	2,278,628	3,129,052	3,476,138	3,638,513	3,487,051
Convertible notes payable	—	—	6,591,626	1,911,536	—

	22,765,212	23,611,405	30,238,937	26,654,566	30,691,555

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

Segments

The Company reports segment data based on the management approach. The management approach designates the internal reporting that is used by management for making operating and investment decisions and evaluating performance as the source of its reportable segments. The only measures the Company reviews at a segment level are revenues and cost of kinase profiling service revenues. The kinase profiling services segment was sold in October 2010.

Revenues from each segment had been regularly reviewed, as well as the direct cost of kinase profiling services revenues. As the Company is in clinical trials with its first drug candidates, and revenues received from the drug development segment is associated with collaboration arrangements, there are no costs of sales associated with this segment. There are no intersegment revenues. All operating expenses and other income (expense) are managed at a consolidated level, without regard to segment.

Certain segment information is as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Revenues:
Drug development	$3,621	$3,621	$3,466	$1,810	$9,993
Kinase profiling services (held-for-sale)	10,692	24,480	14,647	6,917	3,860

Total revenues	$14,313	$28,101	$18,113	$8,727	$13,853

Gross profit—kinase profiling services (held-for-sale)	$7,699	$20,286	$10,870	$5,096	$2,978
Gross margin %—kinase profiling services (held-for-sale)	72.0%	82.9%	74.2%	73.7%	77.2%

Total assets by segment are as follows:

	Years Ended December 31,		Six Months Ended June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Drug development	$22,822	$46,438	$38,868
Kinase profiling services (held-for-sale)	3,347	2,324	1,923

	$26,169	$48,762	$40,791

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1.	Organization and Summary of Significant Accounting Policies (Continued)

For all periods presented, essentially all long-lived assets are maintained in the United States. Revenue information by geographic area is as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
North America	$14,205	$27,404	$16,271	$8,106	$4,379
Europe, Middle East and Africa	76	653	842	412	274
Asia, Pacific	32	44	1,000	209	9,200

	$14,313	$28,101	$18,113	$8,727	$13,853

Recently Issued Accounting Standards

In February 2010, new accounting guidance was issued which requires evaluation of subsequent events through the date the financial statements are issued for SEC filers, amends the definition of an SEC filer, and changes required disclosures. The new accounting guidance was effective on February 24, 2010 and did not have a material financial impact on the Company’s financial statements.

In January 2010, new accounting guidance was issued which amended the existing fair value measurements and disclosures guidance to require additional disclosures regarding fair value measurements. Specifically, the new guidance requires entities to disclose the amounts of significant transfers between Level 1 and Level 2 of the fair value hierarchy and the reasons for these transfers, the reasons for any transfer in or out of Level 3, and information in the reconciliation of recurring Level 3 measurements about purchases, sales, issuance and settlements on a gross basis. In addition, the new guidance also clarifies the requirement for entities to disclose information about both the valuation techniques and inputs used in estimating Level 2 and Level 3 fair value measurements. The new guidance is effective for interim and annual reporting periods beginning after December 15, 2009, except for additional disclosures related to Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010. The Company does not expect adoption of the new guidance to have a material impact on its financial statements or results of operations.

In October 2009, new accounting guidance was issued to require companies to allocate revenues in multiple-element arrangements based on an element’s estimated selling price if vendor-specific or other third-party evidence of value is not available. The new accounting guidance is effective for the Company beginning January 1, 2011. Earlier application is permitted. The Company is currently evaluating both the timing and the impact of the pending adoption of the new accounting guidance on its financial statements.

2.	Ambit Canada

Ambit Biosciences (Canada) Corporation, Ambit Canada, was incorporated on December 29, 2004. Concurrent with incorporation, Ambit Canada and a Canadian investor entered into a $5.0 million Debenture Purchase Agreement, the Debenture Agreement, whereby the proceeds would be used to implement the Approved Business Plan (as defined in the agreement). The Debenture Agreement bore interest at a rate of eight percent and matured the earlier of: (i) the date of demand for payment by the holder made after June 30, 2005 and (ii) the completion of a Qualified Equity Financing (as defined in the agreement).

On February 23, 2005, the Company and the Canadian investor entered into a private placement agreement whereby the Company contributed certain intellectual property rights in exchange for a 50.0% ownership in Ambit Canada with the outstanding principal debenture, of $5.0 million, to the Canadian investor, converting into four

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Ambit Canada (Continued)

Class A voting shares and 11,628,107 Class C non-voting preferred shares representing a 50.0% ownership in the capital of Ambit Canada. The Canadian investor also received a put option (the Series C-2 put option) whereby it can require the Company to exchange its Class C shares in Ambit Canada, at the Company’s discretion, for either: (i) cash or (ii) 1,538,461 shares of the Company’s Series C-2 redeemable convertible preferred stock (or common stock in the case of a Qualifying Public Offering).

In October 2007 both the Company and a Canadian investor received 612,649 shares of Ambit Canada’s Class D non-voting shares, or Class D shares, for consideration of $3.1 million. A Canadian investor purchased such shares with cash and the Company contributed certain intellectual property rights. Subsequent to the private placement, each entity’s ownership interest remained unchanged. The Canadian investor also received a put option (the Series D put option) whereby it can require the Company to exchange its Class D shares in Ambit Canada, at the Company’s discretion, for either: (i) cash or (ii) 612,649 shares in the Company’s Series D redeemable convertible preferred stock.

If the Series C-2 and Series D put options are not exercised on or prior to the closing of a Qualifying Public Offering, Qualifying Financing or Sale Event, the put price will be adjusted downward to equal: (i) 80.0% of the Fair Market Value of the appropriate equity instrument in the case of a cash payment or (ii) 80.0% of the number of shares or other property in the case of payment in shares of the Company.

In July 2009, Ambit Canada and the Company entered into a Note and Warrant Purchase Agreement (the Canadian Agreement), pursuant to which a Canadian investor agreed to loan Ambit Canada up to $2.1 million. During the second half of 2009, Ambit Canada drew down the entire $2.1 million available under the Canadian Agreement and issued secured notes under such agreement. In connection with the Canadian Agreement, Ambit Canada issued 13.58 shares of its Class E voting shares at $0.001 per share, with both a third party and the Company each receiving 6.79 shares as part of the transaction. On June 30, 2010, in accordance with the original terms of the agreement, the note and accrued interest were cancelled and the Canadian investor received 681,123 shares of the Company’s Series D redeemable convertible preferred stock.

The Company has determined that, for all periods presented, Ambit Canada is a variable interest entity and that the Company is the primary beneficiary of Ambit Canada based on the following factors:

•

The Company has the power to direct the activities of Ambit Canada which would most significantly impact Ambit Canada’s economic performance, as the Company provides business services to Ambit Canada, in addition, Ambit Canada’s business manager reports to a member of the Company’s executive team.

•

The Company’s obligation to absorb losses and receive benefits from Ambit Canada could potentially be significant and are disproportional to voting rights given the Canadian investor’s put options in the Company.

The Company determined that the Canadian investor’s investment in Ambit Canada should be classified as a redeemable non-controlling interest as the Class A, Class C, Class D and Class E shares of Ambit Canada were not in-substance common stock. In-substance common stock is an investment in an entity that has risk and reward characteristics that are substantially similar to that entity’s common stock. Due to the liability characteristics associated with the Canadian investor’s shares of Ambit Canada, the Company concluded that the Canadian investor’s shares were not substantially similar to common stock. The liability characteristics include the Canadian investor’s put rights, which provide it with the ability to exchange their Class C and Class D shares in Ambit Canada for Series C-2 and Series D redeemable convertible preferred stock, respectively, of the Company. Upon exercise of the put(s) by the Canadian investor, the Company also has the ability to pay the Canadian investor cash rather than issuing stock (Series C-2 and/or Series D redeemable convertible preferred stock) in the Company.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Ambit Canada (Continued)

The redeemable non-controlling interest was initially valued using the fair value of the Series C and Series D redeemable convertible preferred stock. At each reporting period, the Company adjusts the carrying value of the redeemable non-controlling interest by the net loss attributable to the redeemable non-controlling interest. Any difference between the fair value and the adjusted carrying value of the redeemable non-controlling interest is recorded as an adjustment to additional paid-in capital and presented as a component of net loss attributable to common stockholders in the accompanying consolidated statements of operations. The redeemable non-controlling interest will continue to be measured at fair value until the earlier of: (i) exercise of the underlying put rights or (ii) the time at which the Canadian investor no longer holds Class C and Class D shares in Ambit Canada, at which time the redeemable non-controlling interest will be reclassified to additional paid-in capital.

During the years ended December 31, 2007, 2008 and 2009, the Company recognized changes in the fair value of the redeemable non-controlling interest of approximately $0.2 million, $1.7 million and $7.6 million, respectively. During the six month periods ended June 30, 2009 and 2010, changes in the fair value of the redeemable non-controlling interest of approximately $1.8 million and $1.4 million, respectively, were recognized.

The liabilities recognized as a result of consolidating Ambit Canada do not represent additional claims on the Company’s general assets; rather, they represent claims against the specific assets of Ambit Canada. Conversely, assets recognized as a result of consolidating Ambit Canada do not represent additional assets that could be used to satisfy claims against the Company’s general assets. The assets of Ambit Canada represent the only significant assets of the Company not located in the United States.

The carrying amount and classification of Ambit Canada’s assets that are included in the consolidated balance sheets are as follows:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Cash and cash equivalents	$4,833	$5,486	$2,826
Prepaid expenses and other current assets	1,008	—	—
Property and equipment, net	1	—	—

Total assets of Ambit Canada	$5,842	$5,486	$2,826

The carrying amount and classification of the Ambit Canada’s liabilities that are included in the consolidated balance sheets are as follows:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Accounts payable and accrued liabilities	$132	$1,069	$284
Accrued payroll and related expenses	14	39	34
Notes payable	—	2,493	—

Total liabilities of Ambit Canada	$146	$3,601	$318

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2.	Ambit Canada (Continued)

Consolidation of Ambit Canada’s results of operations included the following:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Research and development expense	$(971)	$(338)	$(3,539)	$(1,304)	$(1,859)
Interest expense	—	—	(426)	—	(508)
Other income (expense)	149	165	(389)	(93)	(1)

Net loss of Ambit Canada	$(822)	$(173)	$(4,354)	$(1,397)	$(2,368)

Consolidation of Ambit Canada’s cashflows included the following:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Cash provided by (used in) operating activities	$(1,432)	$60	$(2,029)	$(4,798)	$(2,579)
Cash provided by financing activities	3,100	—	2,071	—	—
Effect of exchange rate on cash	662	(1,426)	611	245	(81)

Increase (decrease) in cash and cash equivalents of Ambit Canada	$2,330	$(1,366)	$653	$(4,553)	$(2,660)

3.	Balance Sheet Details

Short-Term Investments

As of December 31, 2009 and June 30, 2010, the Company did not hold any short-term investments. As of December 31, 2008, the Company’s short-term investments were held in corporate debt securities with an amortized cost of $1,247,000 and an estimated fair value of $1,250,000. As of December 31, 2008, a gross unrealized gain of $3,000 was recorded in accumulated other comprehensive (loss) income in the accompanying consolidated balance sheets.

Accounts Receivable

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Trade accounts receivable	$746	$904	$3,076
Allowance for doubtful accounts	(9)	(9)	(7)

	$737	$895	$3,069

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3.	Balance Sheet Details (Continued)

Prepaid Expenses and Other Current Assets

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Prepaid expenses and other current assets	$1,274	$1,491	$1,395
Canadian Scientific Research and Experimental Development program receivable	1,002	—	—

	$2,276	$1,491	$1,395

Property and Equipment, net

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Scientific equipment	$6,513	$6,558	$6,588
Computer hardware and software	1,259	1,430	1,671
Furniture and fixtures	453	465	471
Leasehold improvements	1,120	1,140	1,166

	9,345	9,593	9,896
Accumulated depreciation	(5,472)	(6,807)	(7,399)

	$3,873	$2,786	$2,497

Depreciation expense for the years ended December 31, 2007, 2008 and 2009, was $1.6 million, $1.8 million and $2.0 million, respectively. Depreciation expense for the six months ended June 30, 2009 and 2010 was approximately $1.0 million and $0.6 million, respectively.

Accounts Payable and Accrued Expenses

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Accounts payable	$2,293	$5,035	$2,094
Accrued expenses	1,235	118	285
Accrued clinical costs	—	308	1,313
Other	131	226	215

	$3,659	$5,687	$3,907

4.	Fair Value Measurements

Effective January 1, 2008, the Company adopted the authoritative guidance for fair value measurements, and the fair value option for financial assets and liabilities. The Company did not record an adjustment to retained earnings as a result of the adoption of the guidance for fair value measurements and the adoption did not

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Fair Value Measurements (Continued)

have a material effect on the Company’s results of operations. The guidance for the fair value option for financial assets and liabilities provides companies with the irrevocable option to measure many financial assets and liabilities at fair value with changes in fair value recognized in earnings. The Company has not elected to measure any financial assets or liabilities at fair value that were not recognized in earnings or that were not previously required to be measured at fair value.

Financial assets that are measured or disclosed at fair value on a recurring basis include:

•	Cash—face value approximates fair value

•	Short-term investments

•	Redeemable convertible preferred stock warrant liabilities

•	Redeemable non-controlling interest

Effective January 1, 2009, the Company adopted the authoritative guidance for fair value measurements and the fair value option for non-financial assets and liabilities. At June 30, 2010, none of the Company’s non-financial assets and liabilities are recorded at fair value on a non-recurring basis.

As a basis for categorizing inputs, the guidance establishes a three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value from market based assumptions to entity specific assumptions:

Level 1:	Observable inputs such as quoted prices in active markets;

Level 2:	Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly; and

Level 3:	Unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Cash and cash equivalents and short-term investments are measured at fair value on a recurring basis. As of December 31, 2008, these assets were classified within the Level 1 designation as noted above. As of December 31, 2009 and June 30, 2010, the Company no longer holds short-term investments and cash is classified within the Level 1 designation as noted above.

The redeemable convertible preferred stock warrant liabilities and the redeemable non-controlling interest are measured at fair value on a recurring basis and are classified within the Level 3 designation as noted above. The fair value of the redeemable convertible preferred stock warrant liabilities are determined using either the Black-Scholes option pricing model or a binomial model, depending on the characteristics of the warrants, and the fair value of the redeemable non-controlling interest was determined based on the fair value of the underlying redeemable convertible preferred stock.

The following weighted-average assumptions were used in determining the fair value of the outstanding redeemable convertible preferred stock warrant liabilities:

	Years Ended December 31,		Six Months Ended June 30, 2010
	2008	2009
			(unaudited)
Risk-free interest rate	1.9%	2.8%	2.6%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	60.7%	61.0%	62.2%
Expected term (years)	7.1	6.1	7.5

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

4.	Fair Value Measurements (Continued)

The following stock prices per share were used in determining the fair value of the outstanding redeemable convertible preferred stock warrant liabilities and redeemable non-controlling interest:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
Series C redeemable convertible preferred stock	$2.34	$4.80	$4.83
Series D redeemable convertible preferred stock	3.59	6.21	6.51

The following table provides reconciliation for all liabilities measured at fair value using significant unobservable inputs, Level 3, for the period from adoption through June 30, 2010:

	Redeemable Convertible Preferred Stock Warrant Liabilities	Redeemable Non-Controlling Interest
	(in thousands)
Balance at December 31, 2007	$—	$—
Transfers in to Level 3 upon adoption of SFAS 157:
Redeemable convertible preferred stock warrant liabilities	661	—
Redeemable non-controlling interest	—	7,622
Issuance of redeemable convertible preferred stock warrants	8	—
Change in fair value	(258)	(1,737)
Net loss attributable to redeemable non-controlling interest	—	(86)

Balance at December 31, 2008	411	5,799
Change in fair value	658	7,567
Net loss attributable to redeemable non-controlling interest	—	(2,177)

Balance at December 31, 2009	1,069	11,189
Issuance of redeemable convertible preferred stock warrants (unaudited)	1,282	—
Change in fair value (unaudited)	90	1,414
Net loss attributable to redeemable non-controlling interest (unaudited)	—	(1,184)

Balance at June 30, 2010 (unaudited)	$2,441	$11,419

5.	Notes Receivable from Related Party

In 2001, the Company loaned $250,000 to a former officer in connection with an employment agreement. The note receivable bore interest at approximately 5.0% per annum until October 2009 when the note was amended and the interest rate was reduced to 0.75% per annum. The Company had full recourse against the assets of the individual for satisfaction of the note which was originally due on December 31, 2010. In 2002, $50,000 of this note was forgiven. In December 2009, the Board approved a bonus of $113,000 to the officer $61,000 of which was used to settle a portion of the outstanding note with the balance used to pay the associated tax liability. As of December 31, 2009, the remaining outstanding principal and associated interest receivable balance was approximately $139,000 and $94,000, respectively. The interest receivable from the related party is included in deposits and other assets in the accompanying consolidated balance sheets.

In 2001, the Company loaned $79,000 to the same former officer in connection with the exercise of stock options. The note receivable bore interest at approximately 9.0% per annum until October 2009 when the interest rate was reduced to 0.75% per annum. The note was secured by the underlying common stock; however, the

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5.	Notes Receivable from Related Party (Continued)

Company had full recourse against the assets of the individual for any shortfall. The principal portion of the note was recorded as a reduction of stockholders’ equity. As of December 31, 2009, the remaining outstanding principal balance was $79,000 and the associated interest receivable was approximately $84,000. The interest receivable from the related party is included in deposits and other assets in the accompanying consolidated balance sheets. The original maturity of the note was December 31, 2010.

Included in other income (expense), in the accompanying consolidated statements of operations is interest income of approximately $24,000, $25,000, and $24,000 related to these related-party notes for the years ended December 31, 2007, 2008 and 2009, respectively, and approximately $13,000 and $5,000 during the six months ended June 30, 2009 and 2010, respectively.

In April 2010, the Company agreed to forgive the principal and interest outstanding on both of the 2001 note agreements in conjunction with a separation agreement with the officer. The forgiveness of the loans shall become effective in one-third increments on the following dates: April 22, 2010, January 1, 2011, and January 1, 2012. In April 2010, as the officer had no future performance obligations, the Company recorded severance expense of approximately $400,000, the full amount of principal and interest to be forgiven, within general and administrative expense in the accompanying consolidated statements of operations.

6.	Redeemable Convertible Preferred Stock Warrant Liabilities

The redeemable convertible preferred stock warrants have an initial term of eight to ten years. The Company’s outstanding redeemable convertible preferred stock warrant liabilities consisted of the following:

Issue Date	Series	Exercise Price	Number of Shares Outstanding Underlying Warrant	Fair Value at December 31,		Fair Value at June 30, 2010
				2008	2009
						(unaudited)
	(in thousands except share and per share data)
2005	Series C	$4.30	248,560	$266	$704	$685
2006	Series C	4.30	14,972	14	39	37
2007	Series C	4.30	98,485	126	316	310
2008	Series D	5.06	2,369	5	10	10
2010 (unaudited)	Series D	5.06	284,584	—	—	1,399

			648,970	$411	$1,069	$2,441

The following weighted-average assumptions were used in determining the fair value of the outstanding redeemable convertible preferred stock warrant liabilities:

	Years Ended December 31,		Six Months Ended June 30, 2010
	2008	2009
			(unaudited)
Risk free interest rate	1.9%	2.8%	2.6%
Expected dividend yield	0.0%	0.0%	0.0%
Expected volatility	60.7%	61.0%	62.2%
Expected term (years)	7.1	6.1	7.5

During the years ended December 31, 2007, 2008 and 2009, the Company recognized income of approximately $0.3 million, income of approximately $0.3 million, and expense of approximately $0.7 million, respectively, related to changes in the fair value of these redeemable convertible preferred stock warrants. During the six month periods ended June 30, 2009 and 2010, expense of approximately $0.1 million, was recognized each period related to changes in the fair value of these redeemable convertible preferred stock warrants.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Debt, Commitments and Contingencies

Debt Summary

The following is a reconciliation of the carrying amount of the Company’s various debt instruments:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Equipment notes payable	$3,117	$1,281	$673
Working capital notes	5,523	2,544	12,000
Bridge loan notes	—	19,988	—
Accretion of repayment premium	—	3,052	—

Total notes payable	8,640	26,865	12,673
Discount on notes payable	(320)	(997)	(1,515)

Total notes payable, net of debt discount	8,320	25,868	11,158
Current portion of notes payable	(4,823)	(2,578)	(1,547)
Current portion of debt discount	176	415	290

Current portion of notes payable, net of debt discount	(4,647)	(2,163)	(1,257)

Notes payable, net of current portion	$3,673	$23,705	$9,901

Equipment Notes Payable

The Company has outstanding promissory notes under two master security agreements with lenders to finance equipment purchases. The promissory notes expire on various dates through 2012 and bear interest at rates between 8.39% and 11.35%. The debt obligations are repayable in monthly installments and are secured by the financed equipment. There are no funds available for future borrowings. In conjunction with entering into these master security agreements, the Company issued warrants to purchase 2,324 shares of Series B convertible preferred stock, 36,436 shares of Series C redeemable convertible preferred stock and 2,369 shares of Series D redeemable convertible preferred stock.

Working Capital Notes

In October 2005 and September 2007, the Company entered into an aggregate of $14.0 million in loan and security agreements with a capital lender for the purpose of additional working capital. Interest on the promissory notes accrues at rates between approximately 12.1% and 13.1%. Payments were made on accrued interest only on a monthly basis for the first 12 months. Thereafter, the notes were being amortized on a schedule of 30 equal monthly payments including principal and interest through June 2011. In conjunction with these working capital loan agreements, the Company granted the lender warrants for the purchase of 325,581 shares of Series C redeemable convertible preferred stock.

In March 2010, the working capital notes were repaid as part of a new financing, or the Venture Loans, in which the Company received $12.0 million in gross proceeds. The Venture Loans were designated for general working capital and to repay $2.2 million of working capital notes. The Venture Loans are to be repaid over 42 months, with the first 12 months being interest only. The annual interest rate, excluding the final payment, is fixed at 12.25%. The final payment includes additional interest of 3.0% of the initial loan amount, or $360,000 which is being accreted over the life of the note using the effective interest method and is included in interest expense. The Venture Loans are secured by a first priority security interest in all assets, excluding intellectual property for which the Company has provided a negative pledge. In addition, the Company issued the lenders

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Debt, Commitments and Contingencies (Continued)

warrants to initially purchase an aggregate of 284,584 shares of Series D redeemable convertible preferred stock. The warrants contain certain anti-dilution provisions which provide that the per share exercise price shall equal, at the option of the lenders, either $5.06 or the price per share of the next preferred stock financing which includes venture capital investors in an aggregate cash amount not less than $5.0 million. The number of shares for which the warrants are exercisable shall be determined by dividing $1.4 million by the exercise price, as adjusted, of the warrants. The warrant contains a net issuance provision such that the lenders may exchange the warrants for shares without the payment of any additional cash consideration.

Bridge Loans

History and pre-conversion terms:

In June 2009, the Company entered into a Note and Warrant Purchase Agreement, the Agreement, pursuant to which certain investors agreed to loan the Company up to $17.9 million, the Bridge Financing. During 2009, the Company drew down the entire $17.9 million available under the Bridge Financing. Outstanding balances under the Bridge Financing accrued interest at a rate of 8.0% per annum compounded annually. The Company issued to its Bridge Financing investors Secured Subordinated Convertible Promissory Notes, the Convertible Promissory Notes, under which all outstanding principal and interest amounts were due on June 5, 2011. In the event that the Convertible Promissory Notes did not convert prior to maturity, the Company would have been obligated to satisfy the notes outstanding by making a payment equal to: (i) all unpaid principal and unpaid interest, and (ii) an additional amount equal to the original principal sum of the notes. On June 30, 2010, the principal and accrued interest under the Bridge Financing converted into 6,068,084 shares of Series D redeemable convertible preferred stock.

In July 2009, Ambit Canada and the Company entered into a Note and Warrant Purchase Agreement, the Canadian Agreement, pursuant to which GrowthWorks agreed to loan Ambit Canada up to $2.1 million, the Canadian Bridge Financing. During 2009, Ambit Canada drew down the entire $2.1 million available under the Canadian Bridge Financing. Outstanding balances under the Canadian Bridge Financing accrued interest at a rate of 8.0% per annum compounded annually. Ambit Canada issued Secured Notes, Non-Convertible Promissory Notes, to GrowthWorks, under which all outstanding principal and interest amounts were due on July 8, 2011. In the event that the Convertible Promissory Notes, above, converted for any reason, these Non-Convertible Promissory Notes would automatically be used as consideration for the exercise of certain redeemable convertible preferred stock warrants issued pursuant to the Canadian Agreement. In the event that the Convertible Promissory Notes did not convert prior to maturity, Ambit Canada would have been obligated to satisfy the Non-Convertible Promissory Notes outstanding by making a payment equal to: (i) all unpaid principal and unpaid interest, and (ii) an additional amount equal to the original principal sum of the notes. On June 30, 2010, the principal and accrued interest under the Canadian Bridge Financing converted into 681,123 shares of Series D redeemable convertible preferred stock.

In addition, in connection with both the Bridge Financing and Canadian Bridge Financing, the Company issued warrants for the purchase an aggregate of 1,946,748 shares of the Company’s common stock.

In all cases, the non-contingent repayment amount, due at maturity, was in excess of the fair value of the embedded beneficial conversion feature at the commitment date. The Bridge Financing and Canadian Bridge Financings were being accreted to the non-contingent repayment amount using the effective interest method over the expected term of the related debt. This accretion resulted in an increase in the carrying value of the related debt and a charge to interest expense in the amount of $3.0 million and $4.3 million for the year ended December 31, 2009 and the six months ended June 30, 2010, respectively.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Debt, Commitments and Contingencies (Continued)

Conversion of Bridge Financing and Canadian Bridge Financing:

On June 30, 2010, principal and accrued interest outstanding on both the Bridge Financing and the Canadian Bridge Financing converted into a total of 6,749,207 shares, respectively, of the Company’s Series D redeemable convertible preferred stock based on the formulas provided in the respective agreements. The conversion was the result of a determination by a Special Committee of independent board members that a “Partnership Transaction,” as defined in the Bridge Financing and Canadian Bridge Financing agreements, occurred when the Company exceeded $45.0 million in cash payments and cost savings through an agreement with Astellas Pharma Inc. and Astellas US LLC. As of June 30, 2010, no principal, accrued interest, or Canadian Bridge Financing Warrants related to the Bridge Financing and Canadian Bridge Financing remained outstanding. However, the 1,946,748 common warrants remain outstanding as of June 30, 2010 (unaudited).

The Company calculated a gross non-cash beneficial conversion charge of $9.3 million. The net charge at the time of conversion was reduced by $7.3 million which represents the amount of accretion recorded prior to conversion. As a result, the net beneficial conversion recorded at the time of conversion was $2.0 million. This charge is included in interest expense in the accompanying consolidated statements of operations.

Facility Lease

The Company leases its office facility under a noncancelable operating lease that expires in July 2014, with an option to extend for an additional five (5) years. In addition to the minimum lease payments, the Company is required to pay a pro-rata share of certain building expenses. In accordance with the lease, the Company paid a $0.1 million security deposit which is included in deposits and other assets. The lease includes annual escalations in base rent and a tenant improvement allowance of approximately $0.4 million. Effective July 2009, the Company subleased a portion of its office facilities. This sublease agreement initially had a termination date of July 31, 2010, and provided for an option to extend for two (2) additional six (6) months periods. The initial base rent was $30,000 per month with a security deposit of $60,000. In August 2010, the subtenant exercised its right to increase its rentable square feet and agreed to extend the term of the sublease through January 31, 2011 at a new base rent amount is $36,892 per month. Sublease income was approximately $0.2 million for both the year ended December 31, 2009, and the six-month period ended June 30, 2010 (unaudited).

Rent expense was $1.4 million, $1.5 million and $1.7 million for the years ended December 31, 2007, 2008 and 2009, respectively, and was $0.9 million and $0.8 million for the six months ended June 30, 2009 and 2010, respectively.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7.	Debt, Commitments and Contingencies (Continued)

Commitments

Payment schedules for commitments and contractual obligations at June 30, 2010, are as follows:

	Debt	Operating Leases	Total
	(unaudited, in thousands)
Period ending December 31,
2010	$1,084	$890	$1,974
2011	4,497	1,778	6,275
2012	5,694	1,823	7,517
2013	5,029	1,878	6,907
2014	—	1,114	1,114

Total minimum payments	16,304	$7,483	$23,787

Less interest	3,631
Less current portion of notes payable	1,547

Long-term notes payable, net of current portion	$11,126

Interest expense totaled $1.9 million, $1.7 million and $4.9 million for the years ended December 31, 2007, 2008 and 2009, respectively, and $0.7 million and $9.2 million for the six months ended June 30, 2009 and 2010, respectively. Interest expense includes noncash interest attributable to: (i) beneficial conversion charges, (ii) the accretion to 2x principal repayment, and (iii) the accretion of debt discount.

Litigation

From time to time, the Company may be involved in various lawsuits, legal proceedings or claims that arise in the ordinary course of business. Management does not believe any legal proceedings or claims pending at June 30, 2010, will have, individually or in the aggregate, a material adverse effect on its business, liquidity, financial position or results of operations. Litigation, however, is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm the Company’s business.

8.	Convertible Preferred Stock and Stockholders’ Deficit

The authorized, issued and outstanding shares of convertible preferred stock by series are as follows as of December 31, 2008:

	Shares Authorized	Shares Outstanding	Liquidation Preference
			(in thousands)
Redeemable convertible preferred stock:
Series C	7,076,718	6,714,701	$28,873
Series C-2	1,538,462	—	—
Series D	17,950,000	9,120,560	46,150

	26,565,180	15,835,261	$75,023

Convertible preferred stock:
Series A	162,519	162,519	$1,220
Series B	1,975,677	1,966,753	17,013

	2,138,196	2,129,272	$18,233

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Convertible Preferred Stock and Stockholders’ Deficit (Continued)

The authorized, issued and outstanding shares of convertible preferred stock by series are as follows as of December 31, 2009:

	Shares Authorized	Shares Outstanding	Liquidation Preference
			(in thousands)
Redeemable convertible preferred stock:
Series C	7,076,718	5,139,734	$22,101
Series C-2	1,538,462	—	—
Series D	17,950,000	8,972,338	45,400

	26,565,180	14,112,072	$67,501

Convertible preferred stock:
Series A	162,519	46,666	$351
Series B	1,975,677	1,549,128	13,401

	2,138,196	1,595,794	$13,752

The authorized, issued and outstanding shares of convertible preferred stock by series are as follows as of June 30, 2010 :

	Shares Authorized	Shares Outstanding	Liquidation Preference
			(in thousands)
	(unaudited)
Redeemable convertible preferred stock:
Series C	7,076,718	5,139,734	$22,101
Series C-2	1,538,462	—	—
Series D	17,950,000	15,721,545	79,551

	26,565,180	20,861,279	$101,652

Convertible preferred stock:
Series A	162,519	46,666	$351
Series B	1,975,677	1,549,128	13,401

	2,138,196	1,595,794	$13,752

Redeemable Convertible Preferred Stock

The shares of Series C, Series C-2 and Series D, redeemable convertible preferred stock, are convertible at the option of the holder into shares of common stock at a ratio of 1:1, subject to adjustments for anti-dilution. The holder of each share of Series C, Series C-2 and Series D redeemable convertible preferred stock is entitled to one vote for each share of common stock into which it would convert. Each holder of Series C, Series C-2 and Series D redeemable convertible preferred stock are entitled to non-cumulative dividends at an annual rate of 8.0% of the original issue price when and if declared by the Board of Directors and in preference to the Series A and Series B convertible preferred stock. Additionally, in the event dividends were approved, holders of Series D redeemable convertible preferred stock have preference to the holders of the Series C and Series C-2 redeemable convertible preferred stock.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Convertible Preferred Stock and Stockholders’ Deficit (Continued)

The Series D redeemable convertible preferred stock is mandatorily redeemable if, after five years from October 30, 2007, the holders of at least 67.0% of the Series D shares elect to cause the Company to redeem the stock. The redemption shall occur over 12 equal quarterly installments at an initial price of $5.06 per share, subject to adjustment, plus any declared but unpaid dividends with the first redemption occurring within 60 days of written notice of the consent. In the event of a sale of shares of common stock (as defined) for an effective price less than the then effective Series D preferred conversion price then the existing Series D preferred conversion price shall be reduced.

The Series C redeemable convertible preferred stock and Series C-2 redeemable convertible preferred stock become subject to redemption if: (i) all of the outstanding shares of Series D redeemable convertible preferred stock had been redeemed and (ii) the holders of at least 67.0% the Series C redeemable convertible preferred stock and the Series C-2 redeemable convertible preferred stock shares elect to cause the Company to redeem the stock. The redemption shall occur over 12 equal quarterly installments, with the first redemption occurring within 60 days of written notice of the consent. The redemption price of the Series C redeemable convertible preferred stock is $4.30 per share plus declared and unpaid dividends and the redemption price of the Series C-2 redeemable convertible preferred stock is $3.25 per share plus declared and unpaid dividends.

In 2004 and 2005, the Company issued 6,714,701 shares of Series C redeemable convertible preferred stock at prices ranging from $4.30 to $5.59 per share. The Company was originally obligated to redeem the outstanding shares of Series C redeemable convertible preferred stock at $8.60 per share. The difference between the carrying value and the redemption value of the Series C redeemable convertible preferred stock was being accreted over a five-year period. In October 2007, the redemption price of the Series C redeemable convertible preferred stock was changed from $8.60 to $4.30 under the terms of the Series D Preferred Stock Purchase Agreement. At that time the carrying value of the Series C redeemable convertible preferred stock equaled the redemption value and accretion ceased being recorded, except for the amortization of the transaction costs which are being accreted over a five-year period.

The combined aggregate amount of redemption requirements for all issues of capital stock that are redeemable assuming exercise of redemption rights at the earliest possible date, is as follows:

As of December 31, 2009:

	Series C	Series D	Total
	(in thousands)
Years ending December 31,
2012	$—	$3,784	$3,784
2013	—	15,133	15,133
2014	—	15,133	15,133
Thereafter	22,101	11,350	33,451

Total redemption requirements	$22,101	$45,400	$67,501

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Convertible Preferred Stock and Stockholders’ Deficit (Continued)

As of June 30, 2010:

	Series C	Series D	Total
	(in thousands, unaudited)
Years ending December 31,
2012	$—	$6,629	$6,629
2013	—	26,517	26,517
2014	—	26,517	26,517
2015	1,842	19,888	21,730
Thereafter	20,259	—	20,259

Total redemption requirements	$22,101	$79,551	$101,652

Convertible Preferred Stock

The shares of Series A and B convertible preferred stock are convertible at the option of the holder into shares of common stock at a ratio of 1:1. The holder of each share of Series A and Series B convertible preferred stock is entitled to one vote for each share of common stock into which it would convert. Holders of the Series A and Series B convertible preferred shares are entitled to non-cumulative dividends at an annual rate of 8.0% of the original issue price when and if declared by the Board of Directors.

Dividends

Through June 30, 2010, the Board of Directors of the Company has not declared any dividends.

Liquidation

In the event of liquidation, the Series D redeemable convertible preferred stockholders receive an original liquidation preference equal to $5.06 per share plus declared but unpaid dividends. The liquidation preference of the Series D redeemable convertible preferred stock shall have preference over the Series A convertible preferred stock, Series B convertible preferred stock, Series C redeemable convertible preferred stock, Series C-2 redeemable convertible preferred stock and common stock.

In the event of liquidation, the Series C redeemable convertible preferred stockholders receive a liquidation preference equal to $4.30 per share plus declared but unpaid dividends and the Series C-2 redeemable convertible preferred stockholders receive a liquidation preference equal to $3.25 per share plus declared but unpaid dividends. The liquidation preference of the Series C redeemable convertible preferred stock and the Series C-2 redeemable convertible preferred stock shall have preference over the Series A convertible preferred stock, Series B convertible preferred stock and common stock.

In the event of liquidation, the Series A and B convertible preferred stockholders receive a liquidation preference equal to $7.50 and $8.65 per share, respectively, plus declared but unpaid dividends. The liquidation preference has priority over all distributions to common stockholders.

After payment of the liquidation preferences, the convertible preferred stockholders are entitled to participate on a pro rata basis with common stockholders in the liquidation of the remaining assets.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Convertible Preferred Stock and Stockholders’ Deficit (Continued)

Warrants Issued in Conjunction with Debt

Following is a summary of all warrants outstanding and the related original fair value that was recorded as debt discount. The redeemable convertible preferred stock warrants are re-measured at each financial reporting period.

Issue Date	Series	Financing Type	Expiration Date	Exercise Price	Warrants Issued	Debt Discount
						(in thousands)
December 2003	Series B	Working capital	December 2010	$8.65	603	$4
October 2005	Series C	Working capital	October 2015	4.30	232,558	786
October 2005	Series C	Equipment	October 2013	4.30	8,795	28
December 2005	Series C	Equipment	December 2013	4.30	7,207	23
July 2006	Series C	Equipment	July 2014	4.30	10,930	35
October 2006	Series C	Equipment	October 2014	4.30	2,336	8
December 2006	Series C	Equipment	December 2014	4.30	1,706	6
March 2007	Series C	Equipment	March 2015	4.30	3,052	10
June 2007	Series C	Equipment	June 2015	4.30	2,410	8
September 2007	Series C	Working capital	September 2017	4.30	93,023	331
August 2008	Series D	Equipment	August 2016	5.06	2,369	8
June 2009	Common	Convertible promissory note	June 2019	0.91	622,164	356
July 2009	Common	Convertible promissory note	June 2019	0.91	237,398	135
July 2009	Common	Convertible promissory note	July 2019	0.91	36,601	21
September 2009	Common	Convertible promissory note	June 2019	0.91	585,152	406
September 2009	Common	Convertible promissory note	July 2019	0.91	25,749	18
November 2009	Common	Convertible promissory note	June 2019	0.91	252,270	171
November 2009	Common	Convertible promissory note	July 2019	0.91	11,020	7
July 2009	Common	Non-convertible promissory note	July 2019	0.91	88,197	50
September 2009	Common	Non-convertible promissory note	July 2019	0.91	61,738	43
November 2009	Common	Non-convertible promissory note	July 2019	0.91	26,459	18
March 2010(1) (unaudited)	Series D	Working capital	March 2020	5.06	284,584	1,282

					2,596,321	$3,754

(1)

The exercise price and number of warrants issued are based on the current value of the underlying security. The exercise price is the lowest of: (i) $5.06 or (ii) the effective price per share at which shares of the Company’s convertible preferred stock are sold in a Qualified Financing (as defined).

The grant date fair value of the warrants issued was determined using either the Black-Scholes option pricing model or a binomial model, depending on the characteristics of the warrants, with the following assumptions: risk-free interest rate of 3.6% – 5.1%; dividend yield of 0%; expected volatility of 60.7% – 72.7%; and expected lives based on the contractual term of the related warrant.

The debt discount related to the equipment loans, working capital loans and non-convertible and convertible promissory notes is based on the estimated grant date fair value of the warrants issued and is amortized over the term of the related debt instrument based on the effective interest method.

All of the above warrants are outstanding and exercisable as of June 30, 2010 (unaudited).

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8.	Convertible Preferred Stock and Stockholders’ Deficit (Continued)

Common Shares Reserved for Issuance

The following table summarizes common shares reserved for future issuance on exercise or conversion of the following:

	December 31, 2009	June 30, 2010
		(unaudited)
Convertible preferred stock outstanding	15,707,866	22,457,073
Redeemable non-controlling interest	2,151,110	2,151,110
Warrants for convertible preferred stock	365,449	649,573
Warrants for common stock	1,946,748	1,946,748
Convertible bridge note	6,591,626	—
Common stock options outstanding	3,476,138	3,487,051
Common stock options available for grant	1,144,071	1,105,989

Total common shares reserved for future issuance	31,383,008	31,797,544

The table above does not reflect the 592,842 warrants or potential other share issuances related to the contingent conversion provisions of the Company’s September 30, 2010 debt financing.

9.	Stock Options

2001 Equity Incentive Plan

In January 2001, the Company adopted the 2001 equity incentive plan, the 2001 Plan, under which, as amended, 4.9 million shares of common stock have been reserved for issuance as of June 30, 2010. The 2001 Plan provides for the grant of incentive and non-statutory stock options, stock bonuses and rights to purchase restricted common stock by employees, directors and consultants of the Company with up to a ten-year contractual term and various vesting periods as determined by the Company’s compensation committee or board of directors. The 2001 Plan provides that incentive stock options will be granted only to employees at no less than fair value of the Company’s common stock (no less than 85.0% of the fair value for non-statutory stock options), as determined by the board of directors at the date of grant. As of December 31, 2009 and June 30, 2010, approximately 1.1 million shares remained available for future grant in each period.

The fair value of each option is estimated on the date of grant using the Black-Scholes option pricing model, which uses the weighted-average assumptions noted in the following table. Risk-free interest rate is determined based on the United States Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. Expected dividend yield is based on the Company’s expectation of not paying dividends in the foreseeable future. Due to the Company’s limited historical data, the estimated volatility incorporates a combination of the historical volatility of comparable companies whose share prices are publicly available. A forfeiture rate is applied based upon historical pre-vesting cancellations. The expected term of options is calculated using the simplified method as prescribed under the relevant accounting literature based on the lack of relevant historical data due to the Company’s limited historical experience.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Stock Options (Continued)

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
Risk free interest rate	4.5%	3.0%	2.3%	2.2%	2.6%
Expected dividend yield	0.0%	0.0%	0.0%	0.0%	0.0%
Expected volatility	63.2%	59.5%	61.0%	61.0%	61.7%
Forfeiture rate	14.8%	13.7%	12.2%	12.2%	12.2%
Expected term (years)	6.1	6.2	6.1	6.1	6.1

The following tables summarize stock option activity under the Plan:

	Number of Options	Weighted-Average Exercise Price
	(in thousands)
Options outstanding, December 31, 2008	3,129	$0.73
Granted	673	0.73
Exercise	(6)	0.68
Expired	(247)	0.67
Forfeitures	(73)	0.84

Options outstanding, December 31, 2009	3,476	0.73
Granted	508	1.54
Exercise	(27)	0.82
Expired	(211)	0.51
Forfeitures	(259)	0.87

Options outstanding, June 30, 2010 (unaudited)	3,487	$0.85

The following table summarizes information about stock options:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands, except per share data and contractual terms)
Weighted-average grant date fair value per share of options granted	$0.52	$0.32	$0.36	$0.31	$0.97
Weighted-average remaining contractual term (years) of options outstanding	7.18	7.46	7.45	7.81	7.43
Aggregate intrinsic value of options outstanding	$635	$78	$2,809	$429	$2,398
Intrinsic value of options exercised	$14	$1	$2	$—	$—
Cash received upon exercise of stock options	$27	$6	$4	$3	$22

The following table summarizes information about the Company’s stock option plan as of June 30, 2010:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (years)	Aggregate Intrinsic Value
	(unaudited, in thousands except per share data and contractual terms)
Options vested and expected to vest	3,206	$0.83	7.28	$2,262
Options exercisable	2,324	$0.72	6.61	$1,910

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Stock Options (Continued)

Due to the Company’s full valuation allowance and net operating loss carryforwards, it did not realize tax benefit from option exercise or recognized a tax benefit in the accompanying consolidated statement of operations, during any period presented.

The Company recorded share-based compensation for options granted to non-employees of approximately $4,000 and $15,000 for the years ended December 31, 2007 and 2008. No non-employee share-based compensation expense was recorded for the year ended December 31, 2009 and the six month periods ended June 30, 2009 and 2010.

Total stock-based compensation, including that to non-employees, was allocated as follows:

	Years Ended December 31,			Six Months Ended June 30,
	2007	2008	2009	2009	2010
				(unaudited)
	(in thousands)
Research and development	$59	$128	$125	$59	$85
General and administrative	25	112	114	45	119

Total	$84	$240	$239	$104	$204

As of December 31, 2009 and June 30, 2010, total gross unrecognized stock-based compensation costs related to non-vested stock options was approximately $0.4 million and $0.8 million, respectively, and the weighted-average period over which it is expected to be recognized is 2.28 years and 2.61 years, respectively.

On June 29, 2010, the Company’s Board of Directors, awarded 140,000 options of the Company’s common stock, or the Performance Awards, to certain members of management, these options vest based on satisfaction of both a performance condition and a service condition. The Performance Awards are tied to the Company achieving two primary milestones as well as standard service conditions. If only one of the milestones is achieved management will vest in 30.0% of the shares subject to the Performance Awards, assuming the service condition is also met. If both of the milestones are achieved management will vest in 100.0% of the shares subject to the Performance Awards, assuming the service condition is met. As of the date of issuance and at June 30, 2010, management determined that it was probable that the Company would achieve both milestones and therefore that management would vest in 100.0% of the options subject to the Performance Awards. The weighted-average grant date fair value of the Performance Awards was $0.90 per share using the Black-Scholes option pricing model based on the following assumptions: risk-free interest rate of 2.6%, dividend yield of 0.0%, expected volatility of 61.2% and an expected term of 6.1 years. Share-based compensation expense associated with the Performance Awards is being recorded over the estimated requisite service period.

Stock-Based Compensation

For purposes of estimating the fair value of its common stock for stock option grants, the Company re-assessed the estimated fair value of its common stock during each quarterly period in 2009 and 2010. The reassessment included both the determination of the appropriate valuation model and related inputs. For grants made between January 1, 2009 and February 4, 2009 the Company concluded that the reassessed fair value of its common stock was lower than the exercise price of options granted. For option grants made February 5, 2009 through June 30, 2010, the Company concluded that the reassessed fair value of its common stock was higher than the exercise price of options granted. These fair value reassessments were used to determine stock-based compensation expense recorded in the financial statements.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9.	Stock Options (Continued)

The following table summarizes stock option grants from January 1, 2007 through June 30, 2010:

Grant Date	Shares Subject to Options Granted	Exercise price per Share	Estimated Fair Value of Common Stock per Share at Date of Grant	Intrinsic Value per Share at Date of Grant
Calendar 2007	529,450	$0.83	$0.83	$—
Calendar 2008	1,123,273	0.91	0.91	—
February 4, 2009	291,613	0.91	0.63	—
March 31, 2009	30,000	0.59	0.61	0.02
April 30, 2009	30,000	0.59	0.61	0.02
May 21, 2009	200,000	0.59	0.61	0.02
May 29, 2009	20,000	0.59	0.61	0.02
November 3, 2009	45,000	0.59	0.96	0.37
November 30, 2009	56,500	0.59	0.95	0.36
June 29, 2010 (unaudited)	507,500	1.54	1.62	0.08

10.	Collaboration Arrangements

Astellas Pharma Inc.

In December 2009, the Company entered into an agreement with Astellas Pharma Inc. and Astellas US LLC, or collectively Astellas, to jointly, research, develop and commercialize FLT3 kinase inhibitors in oncology and non-oncology indications. Under the agreement, the Company granted Astellas an exclusive worldwide license, with limited rights to sublicense, to quizartinib and certain metabolites and derivatives of those compounds. In addition, the agreement provides that the Company and Astellas will conduct a joint five-year research program related to preclinical development of certain designated follow-on compounds to quizartinib. Astellas has sole ownership of all regulatory materials and approvals related to the compounds in exchange for certain payments described below and their commitment to jointly develop, and then commercialize and promote products based on the licensed technology.

The Company shares development costs in the United States and the European Union and research costs for follow-on compounds equally with Astellas, including, among others, costs related to manufacturing, labor, materials and services provided by third parties. Astellas is solely responsible for development costs associated with the products covered by the agreement outside the United States and the European Union and 100% of the worldwide commercialization costs. However, the Company retains an option, exercisable during certain periods, to co-promote within the United States any product licensed to Astellas under the agreement, foregoing royalties on sales in exchange for a 50% share of profits and losses. The Company has operational responsibility for the manufacture and supply of all quantities of quizartinib to Astellas for a limited period of time to ensure the successful transfer of manufacturing technology to Astellas. Astellas has the sole right and option, at its own expense, to make regulatory filings and to determine the contents of such filings.

In December 2009, as partial consideration for the license rights granted to Astellas, Astellas paid the Company an upfront, non-refundable fee of $40.0 million and upon the successful achievement of clinical development and regulatory milestones, the Company is eligible to receive from Astellas up to an additional $350 million. Further, the Company may become entitled to receive from Astellas tiered double-digit royalty payments calculated as a percentage of aggregate net sales and annual sales milestone payments. Astellas’ royalty payment obligations are payable on a product-by-product, country-by-country basis beginning on the date of the first commercial sale of a licensed product in that country and ending the later of 10 years after the date of such first commercial sale in that country (or the European Union) or the expiration date of the last relevant patent or regulatory exclusivity period.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Collaboration Arrangements (Continued)

The agreement expires on a country-by-country, product-by-product basis upon the expiration of all royalty or other payment obligations under the agreements. Upon expiration of the agreement, Astellas’ licenses become fully paid-up, perpetual, non-exclusive licenses and neither party has further rights or obligations under the agreement. Astellas may terminate the agreement for convenience and without cause on a country-by-country, product-by-product basis upon delivery of 180 days written notice to the Company. Upon delivery of 30 days’ written notice to the Company, Astellas may terminate the agreement on a product-by-product basis for safety or regulatory concerns (provided we concur with the basis of concern), or a country-by-country, product-by-product basis if Astellas concludes reasonably and in good faith that continued development or commercialization will infringe upon the patent rights of a third-party or a third-party institutes or threatens suit against the Company or Astellas, claiming that development or commercialization of a licensed product infringes or misappropriates its patent rights and Astellas concludes reasonably and in good faith that there is substantial likelihood that such suit will be successful. Either party may terminate the agreement for the other party’s uncured material breach. Also, a party’s dissolution, liquidation, bankruptcy or insolvency gives the other party a right to terminate. Upon termination of the agreement by Astellas for convenience or due to safety or anticipated patent infringement violations, or termination by the Company in the case of Astellas’ material breach bankruptcy or insolvency, the licenses and rights granted to Astellas terminate.

It was determined that there is one unit of accounting under the Astellas contract. As a result, the $40.0 million non-refundable license fee is being recognized on a straight-line basis over 6.25 years, which is the Company’s estimate of the maximum period over which it will be jointly developing the lead product, quizartinib. The Company recorded revenues from collaboration arrangements under this agreement of $0.5 million and $9.0 million in the year ended December 31, 2009 and in the six months ended June 30, 2010 (unaudited), respectively. Deferred revenues under this agreement was $39.8 million and $36.6 million as of December 31, 2009 and June 30, 2010 (unaudited), respectively.

The agreement with Astellas automatically terminates upon the expiry of all royalty, co-promotion and other payment obligations required by the agreement. Additionally, Astellas has the right to terminate the agreement for convenience on a country-by-country basis (provided that if such termination is with respect to any country in the European Union, it shall be with respect to all of the European Union) at any time in its sole discretion by giving 180 days advance written notice to the Company.

Bristol-Myers Squibb Company

October 2007 AC480 License Agreement

In October 2007, the Company and Bristol-Myers Squibb Company, or BMS, entered into a license agreement with BMS for the worldwide development and commercialization of AC480. Under the agreement, the Company acquired an exclusive, worldwide, non-transferable license to exploit certain patents and other intellectual property related to AC480. The Company also maintains limited rights to sublicense AC480, subject to a right of first offer retained by BMS.

Pursuant to the agreement the Company assumes sole responsibility, including related costs, for the development and commercialization AC480. The Company is obligated to use commercially reasonable efforts to develop at least one licensed product and to obtain all necessary regulatory filings, approvals and marketing authorizations related to such product in accordance with the agreed-upon development plan. In addition, the Company is required to use commercially reasonable efforts to commercialize at least one licensed product in the United States, Germany, the United Kingdom, France, Spain or Italy. Following the first commercial sale of any licensed product in any of these markets the Company must keep such product reasonably available to the public in such market until the expiration or termination of the agreement. The Company is solely responsible for the manufacture of any licensed product.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Collaboration Arrangements (Continued)

Upon the completion of certain United States and international clinical development and regulatory milestones, the Company may be required to pay BMS up to $62.0 million. Additionally, BMS is entitled to tiered royalty payments calculated as a percentage of net sales of licensed products. The royalty rate increases based on certain annual net sales thresholds. The Company’s royalty payment obligations are payable on a product-by-product and country-by-country basis beginning on the date of first commercial sale of a licensed product in a country and ending on the later of 10 years after the date of such sale in that country or the expiration date of the last to expire patent covering the licensed product in that country or the expiration of all applicable regulatory exclusivity periods granted by applicable regulatory authorities with respect to such product in that country.

Absent early termination by either party, the agreement will expire upon the expiration of all the Company’s royalty obligations to BMS, determined on a product-by-product and country-by-country basis. Following such expiration in accordance with its terms, the agreement provides that the Company’s licenses will remain in effect. BMS has the right to terminate the agreement early if the Company: (i) enters into bankruptcy, (ii) materially breaches the agreement, (iii) fails to use commercially reasonable efforts to develop and commercialize AC480, or (iv) BMS terminates the October 2007 AC480 profiling services agreement on the basis of an uncured material breach of that agreement. Upon such early termination by BMS, all rights and licenses under the agreement revert to BMS along with all related intellectual property. Additionally, if the Company is commercially manufacturing such products at the time of a BMS early termination, the Company may be obligated to continue manufacturing such products for BMS for a maximum of 12 months following termination with the right to receive from BMS 115.0% of the manufacturing costs of products sold after termination. The Company has the right to terminate the agreement at will at any time on a product-by-product, country-by-country basis upon either three months’ written notice for any licensed product for which NDA approval has not been obtained or upon six months’ written notice for any licensed product for which NDA approval has been obtained. Upon such termination by the Company, all right and licenses under the agreement will revert to BMS along with all related intellectual property. Both the Company and BMS are entitled to assign their rights under the agreement in the event of a change in control, subject to certain conditions described in the agreement.

October 2007 Profiling Services Agreement

As partial consideration for the October 2007 AC480 licensing agreement, the Company entered into a profiling services agreement with BMS. In exchange for an upfront $6.0 million payment from BMS and rights conferred under the October 2007 AC480 License Agreement, the Company agreed to reserve a minimum amount of monthly kinase screening capacity for the profiling of BMS compounds and use commercially reasonable efforts to accommodate requests in excess of such minimums. Under the agreement, the Company has the right to designate up to four target assays and negotiate license agreements with BMS for its compounds that demonstrate activity against those targets.

Prior to the divestment of the Company’s kinase profiling services business, the Company completed its obligations to provide profiling services under the agreement. The remainder of the agreement remains in effect until terminated pursuant to its terms. BMS has a right to terminate the agreement early, without cause, upon delivery of six months’ notice and may terminate any time following an event resulting in a change of control of the Company. Either party may terminate the agreement upon the uncured material breach by the other party which, in the case of a breach by the Company, would result in the termination of any license borne from the Company’s rights under this agreement.

The Company recorded the receipt of the worldwide product rights to AC480, a panHER kinase inhibitor (targeted cancer compound) based on its fair value. The fair value of the AC480 compound was determined

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Collaboration Arrangements (Continued)

utilizing the market approach, assuming that the fair value of the AC480 compound rights can be determined by review of available valuations of identified comparable compounds to approximate the value of the AC480 compound. The market approach makes use of publicly available information on assets that are deemed to be similar to the AC480 compound. In selecting comparable compounds, the Company targeted kinase inhibitors currently approved in the marketplace or under clinical development as comparable compounds to AC480. After selecting comparable compounds, a review of license agreements involving the comparable compounds was conducted. For purposes of the application of this method, only upfront cash payments and committed cash R&D support were used to determine the implied value of the comparables. Milestone, royalty, or profit splits were excluded from the fair value calculation due to the early nature of these compounds and the uncertainty regarding the timing and achievability of any milestone, royalty, or profit split terms. Under the methodology described above, the Company identified four comparable Phase 1 cancer licensing deals with R&D support payments and estimated a fair value of $25.0 million for the AC480 compound. Because the acquired AC480 compound is in the early stage of the development cycle, technological feasibility has not been established, and there are no alternative future uses, the in-process research and development project was recorded as expense immediately upon receipt from BMS.

Kinase profiling services (held-for-sale) revenues recognized under these agreements of $3.0 million, $17.1 million and $9.7 million for the years ended December 31, 2007, 2008 and 2009, respectively, and $4.6 million and $1.2 million for the six months ended June 30, 2009 and 2010 (unaudited), respectively. Deferred revenues, included in liabilities held-for-sale in the accompanying consolidated balance sheets, was $11.3 million, $2.2 million and $0.4 million, as of December 31, 2008, December 31, 2009 and June 30, 2010 (unaudited), respectively.

Cephalon, Inc.

In November 2006, the Company entered in a exclusive collaboration agreement with Cephalon, aimed at identifying and developing clinical candidates that demonstrate activity towards the two designated target kinases of the collaboration. Under the agreement, both parties contributed certain intellectual property to the collaboration and agreed to a period of exclusivity during which neither party would engage in any research related to a collaboration target compound with a third-party. Cephalon paid the Company an upfront fee of $15.5 million as partial consideration for access to the Company’s profiling technology and the licenses the Company contributed to the collaboration. The Company received a $1.0 million milestone payment under the agreement to date and may be entitled to receive up to $46.5 million in additional milestone payments upon the achievement of certain development, regulatory and sales milestones along with tiered royalty payments calculated as a percentage of sales of the collaboration compounds. Royalties are payable to the Company on a product-by-product, country-by-country basis, beginning on the date of first commercial sale in a country and ending on the later of 10 years after the date of such sale in that country or the expiration date of the last to expire patent covering the licensed product in that country.

The collaborative portion of the agreement ended in November 2009, at which point the Company had completed all its research obligations under the agreement. The agreement remains in effect on a product-by-product, country-by-country basis until all royalty obligations have expired. Both parties have a right to terminate the agreement early if the other party enters bankruptcy or upon an uncured breach by the other party.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10.	Collaboration Arrangements (Continued)

Kinase profiling services (held-for-sale) revenues recognized related to Cephalon was $3.8 million, $0.9 million and $1.0 million during the years ended December 31, 2007, 2008 and 2009, respectively, and $0.4 million during the six months ended June 30, 2009 (unaudited). There were no revenues from kinase profiling services (held-for-sale) under these two agreements during the six months ended June 30, 2010 (unaudited). In addition, revenues from collaboration arrangements recognized under these two agreements was $3.6 million, $3.6 million, and $3.0 million during the years ended December 31, 2007, 2008 and 2009, respectively, and $1.8 million during the six months ended June 30, 2009 (unaudited). There were no revenues from collaboration arrangements recognized under these two agreements during the six months ended June 30, 2010 (unaudited). Deferred revenues, included in liabilities held-for-sale in the accompanying consolidated balance sheets, was $1.2 million, $0.2 million and $0.2 million as of December 31, 2008, December 31, 2009 and June 30, 2010 (unaudited), respectively.

11.	Income Taxes

Loss before income taxes is as follows:

	Years Ended December 31,
	2007	2008	2009
	(in thousands)
United States operations	$(39,360)	$(9,661)	$(22,299)
Foreign operations	(822)	(173)	(4,354)

	$(40,182)	$(9,834)	$(26,653)

The provision for (benefit) from taxes consists of the following:

	Years Ended December 31,
	2007	2008	2009
	(in thousands)
Current:
Federal	$147	$—	$(191)
State and local	49	—	—
Non-U.S.	—	—	—

Total current	196	—	(191)
Total deferred	—	—	—

Total provision	$196	$—	$(191)

A reconciliation between the Company’s effective tax rate and the federal statutory tax rate is as follows:

	Years Ended December 31,
	2007	2008	2009
Income tax benefit at federal statutory rate	(35.0)%	(35.0)%	(35.0)%
Income tax benefit at state statutory rate	(5.6)	(5.6)	(4.8)
Research and development credits	(2.7)	(10.4)	(10.0)
Change in valuation allowance	43.6	49.2	41.7
Other, net	0.2	1.8	7.4

	0.5%	—%	(0.7)%

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Income Taxes (Continued)

Significant components of the Company’s deferred tax assets at December 31 are shown below. A valuation allowance has been established as realization of such deferred tax assets has not met the more likely-than-not threshold requirement. If the Company’s judgment changes and it is determined that the Company will be able to realize these deferred tax assets, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets at December 31, 2009 will be accounted for as a reduction to income tax expense.

	December 31,
	2008	2009
	(in thousands)
Deferred tax assets:
Net operating loss carryovers	$24,865	$37,757
Research and development credits	4,222	6,999
Intangible Assets	9,338	8,659
Deferred revenues and other	6,814	2,851

Total deferred tax assets	45,239	56,266
Deferred tax liabilities:
Other comprehensive income	(205)	(158)

Total deferred tax liabilities	(205)	(158)

Net deferred tax asset	45,034	56,108
Valuation allowance	(45,034)	(56,108)

Net deferred tax assets	$—	$—

At December 31, 2008 and 2009, the Company had federal net operating loss carryforwards of approximately $59.9 million and $91.9 million, respectively. At December 31, 2008 and 2009, the Company had state net operating loss carryforwards of $57.8 million and $63.0 million, respectively. The federal and state tax loss carryforwards will begin to expire in 2022 and 2012, respectively, unless previously utilized. At December 31, 2008 and 2009, the Company also had federal research and development tax credit carryforwards of approximately $2.4 million and $3.6 million, respectively, which will begin expiring in 2025 unless previously utilized. At December 31, 2008 and 2009, the Company also had state tax credit carryforwards of approximately $4.3 million and $5.5 million, respectively, which carry forward indefinitely.

Pursuant to IRC Section 382 and 383, use of the Company’s net operating loss and research and development income tax credit carryforwards may be limited in the event of a future cumulative change in ownership of more than 50.0% within a three-year period. The Company completed an analysis under Internal Revenue Service Code (IRC) Sections 382 and 383 and determined that the Company’s net operating losses and research and development credits may be limited due to changes in ownership through December 31, 2009. Further valuation work is necessary to confirm whether or not an ownership change actually occurred during 2004 or 2005, but because a change may have occurred the Company has reduced its 2009 federal and state net operating loss carryforwards by approximately $5.6 million each and the federal research and development tax credit carryforwards by $2.0 million.

In July 2006, the Financial Accounting Standards Board issued a new accounting standard which clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes to financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under this guidance, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11.	Income Taxes (Continued)

50.0% likelihood of being sustained upon audit. Additionally, this standard provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The Company adopted the new accounting guidance related to accounting for uncertainty in income taxes on January 1, 2007. The following table summarizes the Company’s liability for uncertain tax positions during the years ended December 31, 2007, 2008, and 2009 (in thousands):

Gross unrecognized tax benefits at January 1, 2007	$606
Increase in current year position	338

Gross unrecognized tax benefits at December 31, 2007	944
Increase in current year position	330

Gross unrecognized tax benefits at December 31, 2008	1,274
Increase in current year position	503

Gross unrecognized tax benefits at December 31, 2009	$1,777

The Company had approximately $1.8 million of gross unrecognized tax benefits as of December 31, 2009 that were recorded as a reduction to deferred tax assets, which caused a corresponding reduction in the Company’s valuation allowance of $1.8 million.

The Company does not anticipate that the amount of unrecognized tax benefits as of December 31, 2009 will significantly increase or decrease within the next twelve months.

The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense. During the years ended December 31, 2007, 2008 and 2009, the Company did not recognize any interest or penalties.

The Company is subject to taxation in the United States, Canada and various state and provincial jurisdictions. The Company currently has no years under examination by the Internal Revenue Service or any state jurisdiction. The Company’s tax years for 2000 and forward are subject to examination by the federal and California tax authorities due to the carryforward of unutilized net operating losses and research and development credits.

12.	401(k) Retirement Plan

The Company has adopted a 401(k) plan. All employees are eligible to participate, provided they meet the requirements of the plan. The Plan allows for discretionary matching, however, as of June 30, 2010 (unaudited), the Company has not matched employee contributions to the plan.

13.	Plan to Divest Kinase Profiling Services Business

In February 2010, the Company decided to divest its kinase profiling services business within the next twelve months, due to a desire to focus resources on drug discovery and development. As a result of this decision, the related assets and liabilities have been reclassified as held-for-sale. This component of the business is not currently classified as a discontinued operation, and is not expected to be presented as a discontinued operation in the future as the Company anticipates significant ongoing cash flow associated with kinase profiling services subsequent to the sale. The ongoing future cash flow is based on the assumption that the Company will purchase kinase profiling services, currently performed internally, from the acquiring entity.

The assets associated with this business have been reviewed for impairment based on the probability of a sale transaction. No impairment was determined necessary. The carrying amount of assets and liabilities are stated at the lower of their amortized cost or fair value less selling costs.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13.	Plan to Divest Kinase Profiling Services Business (Continued)

The carrying amounts of the assets classified as held-for-sale are as follows:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Inventory, net	$1,868	$1,465	$1,116
Property and equipment, net	1,479	859	807

Total assets held-for-sale	$3,347	$2,324	$1,923

The carrying amounts of the liabilities classified as held-for-sale are as follows:

	December 31,		June 30, 2010
	2008	2009
			(unaudited)
	(in thousands)
Deferred revenues	$12,555	$2,648	$922

Total liabilities held-for-sale	$12,555	$2,648	$922

14.	Subsequent Events (unaudited)

Debt Financing

On September 30, 2010, the Company issued, on a consolidated basis, $15.0 million in secured subordinated convertible promissory notes. The notes accrue interest at 12.0% per annum and all principal and accrued interest thereon is due and payable on January 31, 2012. The notes automatically convert: (i) into shares of the Company’s preferred stock upon a qualified financing, which is defined as a preferred stock financing primarily for capital-raising purposes led by one or more institutional investors, at a 15% discount to the amount paid per share in such financing; (ii) into shares of Series D redeemable convertible preferred stock at a price of $5.06 immediately prior to the closing of a sale of the Company; or (iii) into shares of the Company’s common stock immediately prior to the closing of a firmly underwritten initial public offering of the Company’s common stock, or IPO, at a 15% discount to the IPO price. The notes are secured by a second lien in the Company’s assets, excluding intellectual property and assets held-for-sale.

In connection with the issuance of the notes, the Company issued 592,842 common stock warrants. The warrants have a term of ten years, an exercise price of $1.54, and contain a net issuance provision such that the lender may exchange the warrant for shares without the payment of any additional cash consideration.

Sale of Kinase Profiling Services Business

On October 21, 2010, the Company sold all of the assets relating to its kinase profiling service business to DiscoveRx Corporation, or DiscoveRx, pursuant to an asset purchase agreement. In consideration for the sale of such assets, DiscoveRx paid the Company $7.3 million at the closing of the transaction and may be required to pay the Company up to an additional $4.9 million upon the achievement of certain sales and operational milestones. In the event of certain changes of control of DiscoveRx prior to December 31, 2012, up to $4.5 million of any unpaid milestones under the asset purchase agreement could become immediately due and payable to the Company. Under the terms of the asset purchase agreement, the Company is obligated to purchase from DiscoveRx a minimum of $0.6 million of screening services during each calendar quarter through December 31, 2012.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Subsequent Events (unaudited) (Continued)

The following unaudited pro forma consolidated statements of operations reflect the results of operations of the Company for the year ended December 31, 2009 and for the six months ended June 30, 2010 as if the sale of the kinase profiling services business had occurred at the beginning of each period presented. The pro forma results are not necessarily indicative of what actually would have occurred had the sale been in effect for each of the periods. The pro forma impact on the reported results primarily reflect the adjustments to remove all of the Company’s historical kinase profiling services revenue, all historical cost of kinase profiling services revenue and all historical kinase profiling services related sales and marketing expenses during the year ended December 31, 2009 and the six months ended June 30, 2010.

	Year Ended December 31, 2009	Kinase Profiling Services Business Sale		Pro Forma	Six Months Ended June 30, 2010	Kinase Profiling Services Business Sale		Pro Forma
		(in thousands)				(in thousands)
Total revenues	$18,113	$(14,647	)(a)	$3,466	$13,853	$(3,860	)(a)	$9,993
Total operating expenses	38,845	(4,441	)(b)	34,404	23,877	(1,164	)(b)	22,713

Loss from operations	(20,732)	(10,206)		(30,938)	(10,024)	(2,696)		(12,720)
Other income (expense)	(5,921)	—		(5,921)	(9,276)	—		(9,276)

Loss before income taxes	(26,653)	(10,206)		(36,859)	(19,300)	(2,696)		(21,996)
Provision for (benefit from) income taxes	(191)	—		(191)	—	—		—

Consolidated net loss	(26,462)	(10,206)		(36,668)	(19,300)	(2,696)		(21,996)
Net loss attributable to redeemable non-controlling interest	2,177	—		2,177	1,184	—		1,184

Net loss attributable to Ambit Biosciences Corporation	(24,285)	(10,206)		(34,491)	(18,116)	(2,696)		(20,812)
Accretion to redemption value of redeemable convertible preferred stock	(61)	—		(61)	(31)	—		(31)
Change in to fair value of redeemable non-controlling interest	(7,567)	—		(7,567)	(1,414)	—		(1,414)

Net loss attributable to common stockholders	$(31,913)	$(10,206)		$(42,119)	$(19,561)	$(2,696)		$(22,257)

Net loss per share attributable to common stockholders, basic and diluted				$(20.41)				$(6.86)

Weighted-average shares outstanding, basic and diluted				2,063,489				3,242,898

(a)	Pro forma adjustment to remove all kinase profiling services revenue.
(b)

Pro forma adjustment to remove all cost of kinase profiling services and sales and marketing expenses related to the business. Cost of kinase profiling services revenue for the twelve months ended December 31, 2009 and the six months ended June 30, 2010 was $3.7 million and $0.9 million, respectively. Sales and marketing expenses for the twelve months ended December 31, 2009 and the six months ended June 30, 2010 were $0.7 million and $0.3 million, respectively.

AMBIT BIOSCIENCES CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14.	Subsequent Events (unaudited) (Continued)

The following unaudited pro forma condensed balance sheet as of June 30, 2010 reflects the sale of the kinase profiling services business as if it had occurred on June 30, 2010. The pro forma adjustments to the historical balance sheet include the sale of all assets and liabilities held-for-sale, the receipt of $7.3 million of cash and the deferral of $5.5 million of gains on the sale as a result of future minimum cash obligations for non-cancellable screening services purchase commitments.

	June 30, 2010	Kinase Profiling Services Business Sale		Pro Forma
	(unaudited)
	(in thousands)
Assets
Current assets:
Cash and cash equivalents	$31,287	$7,348	(a)	$38,635
Other current assets	4,464			4,464
Assets held-for-sale	1,923	(1,923	)(b)	—

Total current assets	37,674	5,425		43,099
Property and equipment, net	2,497	—		2,497
Other assets	620	—		620

Total assets	$40,791	$5,425		$46,216

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Current liabilities	$13,557	$2,500	(c)	$16,057
Liabilities held-for-sale	922	(922	)(b)	—

Total current liabilities	14,479	1,578		16,057
Long-term liabilities	54,741	3,000	(c)	57,741
Convertible preferred stock	109,645	—		109,645
Stockholders’ deficit	(138,074)	847	(d)	(137,227)

Total liabilities, convertible preferred stock and stockholder’s deficit	$40,791	$5,425		$46,216

(a)	Pro forma adjustment to reflect the cash received.
(b)	Pro forma adjustment to reflect the sale of net assets of the business.
(c)	Pro forma adjustment to reflect both current and long-term commitments for minimum screening services to be purchased by Ambit based on the due date of such cash commitments.
(d)	Pro forma adjustment to reflect the gain on sale of the business calculated as follows (in millions):

Cash	$7.3
Net assets sold	(1.0)
Deferred gain	(5.5)

Gain	$0.8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, paid or payable by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the listing fee for The Nasdaq Global Market.

Amount Paid or to be Paid
SEC registration fee		$6,150
FINRA filing fee		9,125
The Nasdaq Global Market listing fee		125,000
Blue sky qualification fees and expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*	to be provided by amendment

Item 14.	Indemnification of directors and officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our amended and restated certificate of incorporation and amended and restated bylaws, each of which will become effective upon the closing of this offering, provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•	transaction from which the director derives an improper personal benefit;

•	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payment of dividends or redemption of shares; or

•	breach of a director’s duty of loyalty to the corporation or its stockholders.

Our amended and restated certificate of incorporation and amended and restated bylaws include such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, we have entered into indemnity agreements with each of our directors and executive officers, that require us to indemnify such persons against any and all expenses (including attorneys’ fees), witness fees, damages, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director, an officer or an employee of Ambit or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or preceding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

We have entered into an underwriting agreement which provides that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities, including liabilities under the Securities Act.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Document	Number
Form of Underwriting Agreement.	1.1
Form of Amended and Restated Certificate of Incorporation to be effective upon the closing of this offering.	3.1
Form of Amended and Restated Bylaws to be effective upon the closing of this offering.	3.2
Form of Indemnity Agreement.
Fourth Amended and Restated Investors Rights Agreement dated October 30, 2007 among the Registrant and certain of its stockholders, as amended.	10.17

Item 15.	Recent sales of unregistered securities.

The following list sets forth information regarding all securities sold by us since January 2007.

(1)

In March 2007 and June 2007, in connection with draw downs on an equipment line with Oxford Finance Corporation, we issued warrants to purchase an aggregate of 2,731 shares of our Series C preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, these warrants will be exercisable for 2,731 shares of common stock at an exercise price of $4.30 per share.

(2)

In August 2008, in connection with a draw down on an equipment line with Oxford Finance Corporation, we issued a warrant to purchase an aggregate of 2,369 shares of our Series D preferred stock, with an initial exercise price of $5.06 per share. Upon the closing of this offering, this warrant will be exercisable for 2,369 shares of common stock at an exercise price of $5.06 per share.

(3)

In March 2007 and June 2007, in connection with draw downs on an equipment line with Webster Bank, National Association, we issued warrants to purchase an aggregate of 2,731 shares of our Series C preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, these warrants will be exercisable for 2,731 shares of common stock at an exercise price of $4.30 per share.

(4)

In September 2007, in connection with a venture loan with Horizon Technology Funding Company V LLC, we issued a warrant to purchase an aggregate of 93,023 shares of our Series C preferred stock, with an initial exercise price of $4.30 per share. Upon the closing of this offering, this warrant will be exercisable for 93,023 shares of common stock at an exercise price of $4.30 per share.

(5)

In October 2007, we entered into a Series D Preferred Stock Purchase Agreement, amended on November 6, 2007, pursuant to which we issued and sold to investors an aggregate of 9,120,560 shares of Series D Preferred Stock, at a Purchase Price of $5.06 per share, for aggregate consideration of $46,150,034. 148,222 of these shares were converted into common stock in 2009. Upon the closing of this offering, the remainder of these shares will convert into 8,972,338 shares of common stock.

(6)

In June 2009, July 2009, September 2009 and November 2009, we issued secured subordinated convertible promissory notes in an aggregate amount of $17,849,064 each with a maturity date of June 5, 2011. The promissory notes issued in the 2009 bridge financing converted into 6,068,084 shares of Series D Preferred Stock which will convert into 6,068,084 shares of our common stock upon completion of the offering.

(7)

In connection with the 2009 Bridge Financing, Ambit Canada also issued promissory notes in July 2009, September 2009 and November 2009 on substantially the same terms as the notes issued by Ambit, in the aggregate amount of $2,138,743 to GrowthWorks Canadian Fund Ltd., each with a maturity date of July 8, 2011. These notes were cancelled in connection with the conversion of the convertible promissory notes set forth in (6) above.

(8)

On multiple dates in 2009, in connection with our bridge financing and Ambit Canada’s bridge financing, we issued warrants to purchase shares of our common stock, with an initial exercise price of $0.91 per share. As of June 30, 2010 (unaudited), these warrants were exercisable for an aggregate of 1,946,748 shares of our common stock. These warrants terminate 10 years after the date issued.

(9)

In July, September and November 2009, in connection with Ambit Canada’s bridge financing, we issued warrants to purchase preferred stock to GrowthWorks with an exercise price of $5.06 per share. These warrants were automatically exercised for shares of our Series D Preferred Stock when the promissory notes set forth in (7) above were cancelled in connection with the conversion of the convertible promissory notes issued by Ambit in the 2009 Bridge Financing. These warrants were exercised for 681,123 shares of our Series D Preferred Stock in connection with the cancellation of the promissory notes set forth in (7) above.

(10)

In March 2010, in connection with a venture loan with Compass Horizon Funding Company LLC and Oxford Finance Corporation, we issued a warrant to each of Horizon and Oxford to purchase an aggregate of 284,584 shares of our Series D preferred stock or, at the option of the holders of the warrants, the series of preferred issued in our next preferred stock financing that meets certain criteria set forth in the warrants. The exercise price of these warrants is $5.06 per share if exercised for Series D preferred stock or the purchase price of the preferred stock sold in the next qualified financing, if exercised for such shares. These warrants terminate ten years after the date issued.

(11)

In September 2010, we issued secured subordinated convertible promissory notes in an aggregate amount of $13,253,367 each with a maturity date of January 31, 2012. These promissory notes will automatically convert into shares of common stock upon the closing of this offering, at a price per share equal to 85% of the price paid for shares in this offering.

(12)

In September 2010, Ambit Canada also issued a promissory note on substantially the same terms as the notes issued by Ambit, in the principal amount of $1,745,810 to GrowthWorks, with a maturity date of January 31, 2012. This note will be cancelled in connection with the conversion of the convertible promissory notes set forth in (11) above.

(13)

In September 2010, in connection with our bridge financing and Ambit Canada’s bridge financing, we issued warrants to purchase shares of our common stock, with an initial exercise price of $1.54 per share. As of June 30, 2010, these warrants were exercisable for an aggregate of 592,842 shares of our common stock. These warrants terminate 10 years after the date issued.

(14)

In September 2010, in connection with Ambit Canada’s issuance of the note in (12) above, we issued a warrant to purchase preferred stock or common stock to GrowthWorks. This warrant will be automatically exercised for shares of common stock at a price per share equal to 85% of the price paid for shares in this offering upon the conversion of the convertible promissory notes set forth in (11) above in connection with the closing of this offering.

(15)

From January 1, 2007 to October 31, 2010, we granted stock options under our 2001 plan to purchase 4,789,668 shares of common stock (net of expirations and cancellations) to our employees, directors and consultants, having exercise prices ranging from $0.59 to $1.54 per share. Of these, options to purchase 30,513 shares of common stock have been exercised through October 31, 2010 for aggregate consideration of $25,326, each at an exercise price of $0.83 per share.

The offers, sales and issuances of the securities described in paragraphs (1), (2), (3), (4), (5), (6), (7), (8), (9), (10), (11), (12), (13) and (14) were deemed to be exempt from registration under the Securities Act in reliance on Rule 506 of Regulation D in that the issuance of securities to the accredited investors did not involve a public offering. The recipients of securities in each of these transactions acquired the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions was an accredited investor under Rule 501 of Regulation D.

The offers, sales and issuances of the securities described in paragraph (15) were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 in that the transactions were under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of such securities were our employees, directors or bona fide consultants and received the securities under our 2001 plan. Appropriate legends were affixed to the securities issued in these transactions. Each of the recipients of securities in these transactions had adequate access, through employment, business or other relationships, to information about us.

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1 †	Form of Underwriting Agreement.

2.1 *	Asset Purchase Agreement dated October 21, 2010 between the Registrant and DiscoveRx Corporation

2.2 *	Amendment Letter Agreement dated October 21, 2010 between the Registrant and DiscoveRx Corporation

3.1	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.3	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.4	Third Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.5	Fourth Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.6	Fifth Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.7	Sixth Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.8	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

3.9	Bylaws, as currently in effect.

3.10	Amendment to the Bylaws, as currently in effect.

3.11	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

4.1 †	Form of Common Stock Certificate.

4.2	Form of Warrant to Purchase Common Stock issued by Registrant to 2009 bridge financing investors.

4.3	Warrant issued by Registrant to GrowthWorks Canadian Fund Ltd. on July 8, 2009.

4.4	Form of Warrant to Purchase Common Stock issued by Registrant to 2010 bridge financing investors.

4.5	Warrant issued by Registrant to GrowthWorks Canadian Fund Ltd. on September 30, 2010.

4.6	Warrant issued by Registrant on October 5, 2005 to Oxford Finance Corporation.

4.7	Warrant issued by Registrant on December 22, 2005 to Oxford Finance Corporation.

4.8	Form of Warrant issued by Registrant to Oxford Finance Corporation pursuant to 2006 Master Security Agreement.

4.9	Form of Warrant issued by Registrant to Webster Bank, National Association pursuant to 2006 Master Security Agreement.

4.10	Warrant issued by Registrant on October 6, 2005 to Horizon Technology Funding Company II, LLC.

4.11	Warrant issued by Registrant on October 6, 2005 to Horizon Technology Funding Company III, LLC.

Exhibit Number	Description of Document
4.12	Warrant issued by Registrant on September 24, 2007 to Horizon Technology Funding Company V, LLC.

4.13	Warrant issued by Registrant on March 31, 2010 to Compass Horizon Funding Company LLC.

4.14	Warrant issued by Registrant on March 31, 2010 to Oxford Finance Corporation.

5.1 †	Opinion of Cooley LLP.

10.1 +	Form of Indemnity Agreement.

10.2 +	Amended and Restated 2001 Equity Incentive Plan and Forms of Stock Option Agreement thereunder.

10.3 +†	2010 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.4 +†	2010 Non-Employee Directors’ Stock Award Plan and Form of Stock Option Agreement thereunder.

10.5 +†	2010 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6 +	Employment Agreement dated July 23, 2010 between the Registrant and Alan J. Lewis, Ph.D.

10.7 +	Offer Letter dated December 13, 2006 between the Registrant and Wendell Wierenga, Ph.D.

10.8 +	Offer Letter dated January 21, 2009 between the Registrant and Christopher J. Morl.

10.9 +	Offer Letter dated September 13, 2010 between the Registrant and Alan Fuhrman.

10.10 +	Offer Letter dated January 22, 2008 between the Registrant and Robert Corringham, M.D.

10.11 +	Letter Agreement dated June 17, 2009 between the Registrant and Saiid Zarrabian.

10.12 +	Separation Agreement effective March 31, 2010 between the Registrant and M. Scott Salka.

10.13 +	Separation Agreement dated April 21, 2010 between the Registrant and Laura Killmer.

10.14 +	2008 Incentive Compensation Plan.

10.15 +	Form of Employee Proprietary Information and Inventions Agreement.

10.16 +†	Non-employee Director Compensation Policy.

10.17	Fourth Amended and Restated Investors Rights Agreement dated October 30, 2007 among the Registrant and certain of its stockholders, as amended.

10.18	Master Security Agreement dated November 15, 2002 between the Registrant and Oxford Finance Corporation.

10.19	Master Security Agreement dated June 21, 2006 between the Registrant, Oxford Finance Corporation and Webster Bank, National Association.

10.20	Security Agreement dated March 31, 2010 between the Registrant and Oxford Finance Corporation.

10.21	Venture Loan and Security Agreement dated March 31, 2010 among the Registrant, Compass Horizon Funding Company LLC and Oxford Finance Corporation.

10.22	Standard Industrial/Commercial Multi-Tenant Lease dated July 22, 2004 between the Registrant and LMC Sorrento Investment Company, LLC.

10.23	Addendum to Lease dated July 22, 2004 between the Registrant and LMC Sorrento Investment Company, LLC.

Exhibit Number	Description of Document
10.24	First Amendment to Lease dated February 24, 2005 between the Registrant and LMC Sorrento Investment Company, LLC.

10.25	Second Amendment to Lease dated November 1, 2005 between the Registrant and LMC Sorrento Investment Company, LLC.

10.26	Third Amendment to Standard Industrial/Commercial Multi-Tenant Lease Net dated June 19, 2008 between the Registrant and BMR Sorrento Valley, LLC.

10.27 *	Collaboration Agreement dated November 3, 2006 between the Registrant and Cephalon, Inc.

10.28 *	License Agreement dated October 2, 2007 between the Registrant and Bristol-Myers Squibb Company.

10.29 *	License and Profiling Services Agreement dated October 2, 2007 between the Registrant and Bristol-Myers Squibb Company.

10.30 *	Exclusive License and Collaborative Research, Co-Development and Commercialization Agreement dated December 18, 2009 by and among the Registrant and Astellas Pharma Inc. and Astellas US LLC.

10.31 *	Collaboration Agreement dated September 14, 2010 between the Registrant and Genoptix, Inc.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

(b) Financial statement schedule.

II—Valuation and qualifying accounts

No financial statement schedules are provided because the information called for is not required or is shown either in the financial statements or notes.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 4th day of November, 2010.

AMBIT BIOSCIENCES CORPORATION

By:	/S/ ALAN J. LEWIS, PH.D.
Alan J. Lewis, Ph.D. President and Chief Executive Officer

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan J. Lewis and Alan Fuhrman, and each of them, as his true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALAN J. LEWIS, PH.D Alan J. Lewis, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)	November 4, 2010

/S/ ALAN FUHRMAN Alan Fuhrman	Chief Financial Officer (Principal Financial and Accounting Officer)	November 4, 2010

/S/ FAHEEM HASNAIN Faheem Hasnain	Director	November 4, 2010

/S/ STEVEN A. ELMS Steven A. Elms	Director	November 4, 2010

/S/ STANDISH M. FLEMING Standish M. Fleming	Director	November 4, 2010

/S/ ALLAN P. MARCHINGTON, PH.D. Allan P. Marchington, Ph.D.	Director	November 4, 2010

/S/ JOSEPH REGAN Joseph Regan	Director	November 4, 2010

/S/ SAIID ZARRABIAN Saiid Zarrabian	Director	November 4, 2010

/S/ ALEXANDER ZUKIWSKI, M.D. Alexander Zukiwski, M.D.	Director	November 4, 2010

EXHIBIT INDEX

Item 16.	Exhibits and financial statement schedules.

(a) Exhibits.

Exhibit Number	Description of Document

1.1 †	Form of Underwriting Agreement.

2.1 *	Asset Purchase Agreement dated October 21, 2010 between the Registrant and DiscoveRx Corporation

2.2 *	Amendment Letter Agreement dated October 21, 2010 between the Registrant and DiscoveRx Corporation

3.1	Amended and Restated Certificate of Incorporation, as currently in effect.

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.3	Second Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.4	Third Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.5	Fourth Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.6	Fifth Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.7	Sixth Certificate of Amendment to Amended and Restated Certificate of Incorporation, as currently in effect.

3.8	Form of Amended and Restated Certificate of Incorporation to be effective upon completion of this offering.

3.9	Bylaws, as currently in effect.

3.10	Amendment to the Bylaws, as currently in effect.

3.11	Form of Amended and Restated Bylaws to be effective upon completion of this offering.

4.1 †	Form of Common Stock Certificate.

4.2	Form of Warrant to Purchase Common Stock issued by Registrant to 2009 bridge financing investors.

4.3	Warrant issued by Registrant to GrowthWorks Canadian Fund Ltd. on July 8, 2009.

4.4	Form of Warrant to Purchase Common Stock issued by Registrant to 2010 bridge financing investors.

4.5	Warrant issued by Registrant to GrowthWorks Canadian Fund Ltd. on September 30, 2010.

4.6	Warrant issued by Registrant on October 5, 2005 to Oxford Finance Corporation.

4.7	Warrant issued by Registrant on December 22, 2005 to Oxford Finance Corporation.

4.8	Form of Warrant issued by Registrant to Oxford Finance Corporation pursuant to 2006 Master Security Agreement.

4.9	Form of Warrant issued by Registrant to Webster Bank, National Association pursuant to 2006 Master Security Agreement.

4.10	Warrant issued by Registrant on October 6, 2005 to Horizon Technology Funding Company II, LLC.

4.11	Warrant issued by Registrant on October 6, 2005 to Horizon Technology Funding Company III, LLC.

Exhibit Number	Description of Document

4.12	Warrant issued by Registrant on September 24, 2007 to Horizon Technology Funding Company V, LLC.

4.13	Warrant issued by Registrant on March 31, 2010 to Compass Horizon Funding Company LLC.

4.14	Warrant issued by Registrant on March 31, 2010 to Oxford Finance Corporation.

5.1 †	Opinion of Cooley LLP.

10.1 +	Form of Indemnity Agreement.

10.2 +	Amended and Restated 2001 Equity Incentive Plan and Forms of Stock Option Agreement thereunder.

10.3 +†	2010 Equity Incentive Plan and Form of Stock Option Agreement thereunder.

10.4 +†	2010 Non-Employee Directors’ Stock Award Plan and Form of Stock Option Agreement thereunder.

10.5 +†	2010 Employee Stock Purchase Plan and Form of Offering Document thereunder.

10.6 +	Employment Agreement dated July 23, 2010 between the Registrant and Alan J. Lewis, Ph.D.

10.7 +	Offer Letter dated December 13, 2006 between the Registrant and Wendell Wierenga, Ph.D.

10.8 +	Offer Letter dated January 21, 2009 between the Registrant and Christopher J. Morl.

10.9 +	Offer Letter dated September 13, 2010 between the Registrant and Alan Fuhrman.

10.10 +	Offer Letter dated January 22, 2008 between the Registrant and Robert Corringham, M.D.

10.11 +	Letter Agreement dated June 17, 2009 between the Registrant and Saiid Zarrabian.

10.12 +	Separation Agreement effective March 31, 2010 between the Registrant and M. Scott Salka.

10.13 +	Separation Agreement dated April 21, 2010 between the Registrant and Laura Killmer.

10.14 +	2008 Incentive Compensation Plan.

10.15 +	Form of Employee Proprietary Information and Inventions Agreement.

10.16 +†	Non-employee Director Compensation Policy.

10.17	Fourth Amended and Restated Investors Rights Agreement dated October 30, 2007 among the Registrant and certain of its stockholders, as amended.

10.18	Master Security Agreement dated November 15, 2002 between the Registrant and Oxford Finance Corporation.

10.19	Master Security Agreement dated June 21, 2006 between the Registrant, Oxford Finance Corporation and Webster Bank, National Association.

10.20	Security Agreement dated March 31, 2010 between the Registrant and Oxford Finance Corporation.

10.21	Venture Loan and Security Agreement dated March 31, 2010 among the Registrant, Compass Horizon Funding Company LLC and Oxford Finance Corporation.

10.22	Standard Industrial/Commercial Multi-Tenant Lease dated July 22, 2004 between the Registrant and LMC Sorrento Investment Company, LLC.

10.23	Addendum to Lease dated July 22, 2004 between the Registrant and LMC Sorrento Investment Company, LLC.

10.24	First Amendment to Lease dated February 24, 2005 between the Registrant and LMC Sorrento Investment Company, LLC.

Exhibit Number	Description of Document

10.25	Second Amendment to Lease dated November 1, 2005 between the Registrant and LMC Sorrento Investment Company, LLC.

10.26	Third Amendment to Standard Industrial/Commercial Multi-Tenant Lease Net dated June 19, 2008 between the Registrant and BMR Sorrento Valley, LLC.

10.27 *	Collaboration Agreement dated November 3, 2006 between the Registrant and Cephalon, Inc.

10.28 *	License Agreement dated October 2, 2007 between the Registrant and Bristol-Myers Squibb Company.

10.29 *	License and Profiling Services Agreement dated October 2, 2007 between the Registrant and Bristol-Myers Squibb Company.

10.30 *	Exclusive License and Collaborative Research, Co-Development and Commercialization Agreement dated December 18, 2009 by and among the Registrant and Astellas Pharma Inc. and Astellas US LLC.

10.31 *	Collaboration Agreement dated September 14, 2010 between the Registrant and Genoptix, Inc.

21.1	Subsidiaries of the Registrant.

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2	Consent of Cooley LLP. Reference is made to Exhibit 5.1.

24.1	Power of Attorney. Reference is made to the signature page hereto.

†	To be filed by amendment.

+	Indicates management contract or compensatory plan.

*	Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.